As filed with the Securities and Exchange Commission on October 14, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Baker Hughes Incorporated
(Exact name of registrant as specified in its charter)

Delaware	3533	76-0207995
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2929 Allen Parkway, Suite 2100
Houston, Texas 77019-2118
(713) 439-8600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan R. Crain, Esq.
Senior Vice President and General Counsel
Baker Hughes Incorporated
2929 Allen Parkway, Suite 2100
Houston, Texas 77019-2118
(713) 439-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Christine B. LaFollette, Esq. Mark Zvonkovic, Esq. Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 (713) 220-5896	Margaret B. Shannon, Esq. Vice President and General Counsel BJ Services Company 4601 Westway Park Blvd. Houston, Texas 77041 (713) 462-4239	G. Michael O’Leary, Esq. Melinda Brunger, Esq. Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200	Louis A. Goodman, Esq. Margaret R. Cohen, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Beacon Street Boston, Massachusetts 02108 (617) 573-4800

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each
class of
securities	Amount	Proposed maximum	Proposed maximum	Amount of
to be	to be	offering price	aggregate	registration
registered	registered(1)	per share	offering price(2)	fee(3)
Common Stock, par value $1.00 per share	122,623,278	N/A	$5,170,178,407	$288,496

(1)	Represents the maximum number of shares of the common stock of the registrant that may be issued to former stockholders of BJ Services Company (“BJ Services”) upon closing of the merger described herein, giving effect to the exercise of outstanding options and stock equivalent securities to acquire BJ Services common stock, par value $0.10 per share, multiplied by the stock exchange ratio of 0.40035.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f)(1) and (f)(3) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of BJ Services common stock (the securities to be canceled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (i) the product of (A) $19.57, the average of the high and low prices per share of BJ Services common stock on the New York Stock Exchange on October 7, 2009 and (b) 306,290,190, the maximum possible number of shares of BJ Services common stock which may be canceled and exchanged in the merger, less (ii) the estimated amount of cash of $823,920,611 that would be paid by Baker Hughes Incorporated in exchange for such maximum possible number of shares of BJ Services common stock.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $55.80 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Baker Hughes Incorporated may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 14, 2009

JOINT PROXY STATEMENT/PROSPECTUS

To the Stockholders of Baker Hughes Incorporated and the Stockholders of BJ Services Company:

The boards of directors of Baker Hughes Incorporated, referred to as Baker Hughes, and BJ Services Company, referred to as BJ Services, have each approved an agreement and plan of merger pursuant to which BJ Services will merge with and into BSA Acquisition LLC, a wholly owned subsidiary of Baker Hughes and the surviving entity in the merger, referred to as Merger Sub. If the merger is completed, Baker Hughes will issue to BJ Services stockholders 0.40035 shares of Baker Hughes common stock, par value $1.00 per share, and will pay $2.69 in cash for each share of BJ Services common stock. This exchange ratio and cash amount are fixed and will not be adjusted to reflect stock price changes prior to closing of the merger. Based on the closing price of Baker Hughes common stock on the New York Stock Exchange, referred to as the NYSE, on August 28, 2009, the last trading day before public announcement of the merger, the exchange ratio represented approximately $17.94 in value for each share of BJ Services common stock. Based on the closing price of Baker Hughes common stock on the NYSE on          , 2009, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $      in value for each share of BJ Services common stock. The Agreement and Plan of Merger, dated as of August 30, 2009, among Baker Hughes, Merger Sub and BJ Services, which is referred to as the merger agreement, is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference.

Baker Hughes and BJ Services will each hold a special meeting of its stockholders in connection with the proposed merger. At the Baker Hughes special meeting, Baker Hughes stockholders will be asked to consider and vote on a proposal to approve the issuance of shares of Baker Hughes common stock pursuant to the merger agreement and the amendments of the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan. At the BJ Services special meeting, BJ Services stockholders will be asked to consider and vote on a proposal to approve and adopt the merger agreement.

Shares of Baker Hughes common stock trade on the NYSE and the SWX Swiss Exchange under the symbol “BHI.” We estimate that, based on the outstanding shares of BJ Services common stock and equity awards on August 28, 2009, immediately after the effective time of the merger, former BJ Services stockholders will hold shares of Baker Hughes common stock representing approximately 27.6% of the then-outstanding shares of Baker Hughes common stock, which percentage will increase if any outstanding BJ Services options to purchase shares of common stock are exercised.

The merger cannot be completed unless (i) Baker Hughes stockholders approve the issuance of shares of Baker Hughes common stock pursuant to the merger agreement by the affirmative vote of the holders of at least a majority of the votes cast at a meeting at which at least a majority of the shares of Baker Hughes common stock outstanding and entitled to vote on            , 2009, the record date for the Baker Hughes special meeting, is present in person or represented by proxy and voting, and (ii) BJ Services stockholders approve and adopt the merger agreement by the affirmative vote of the holders of at least a majority of the shares of BJ Services common stock outstanding and entitled to vote on            , 2009, the record date for the BJ Services special meeting. In addition, the obligations of Baker Hughes and BJ Services to complete the merger are subject to the satisfaction or waiver of several other conditions set forth in the merger agreement.

The Baker Hughes board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and recommends that Baker Hughes stockholders vote FOR the proposal to issue shares of Baker Hughes common stock pursuant to the merger agreement. The BJ Services board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and recommends that BJ Services stockholders vote FOR the proposal to approve and adopt the merger agreement.

The Baker Hughes board of directors has approved the amendment to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the amendment to the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan, subject to the approval by the stockholders of Baker Hughes. The amendments increase the number of shares of Baker Hughes common stock available for issuance under each plan. The Baker Hughes board of directors believes that increasing the shares available for issuance under the plans is necessary in order to provide additional incentive opportunities to employees, officers and directors of Baker Hughes and its affiliates and to ensure that there are sufficient shares reserved for issuance following the merger as the merger will result in an increase in the number of potential equity award recipients under the plans. The Baker Hughes board of directors recommends that Baker Hughes stockholders vote FOR the proposals to amend the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan.

The accompanying joint proxy statement/prospectus contains important information about the merger, the merger agreement and the special meetings and also contains information with respect to the approval of the amendments to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan. This document is also a prospectus for the shares of Baker Hughes common stock that will be issued pursuant to the merger agreement. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 29.

Your vote is very important. Whether or not you plan to attend the Baker Hughes special meeting or the BJ Services special meeting, please take the time to submit your proxy by completing and mailing the enclosed proxy card or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your shares of Baker Hughes common stock or BJ Services common stock are held in “street name,” you must instruct your broker how to vote such shares. If you are a Baker Hughes stockholder, a failure to attend the meeting in person or by proxy may result in a failure to establish a quorum for the Baker Hughes special meeting. If you are a BJ Services stockholder, a failure to attend the meeting in person or by proxy or a failure to vote your shares will have the same effect as a vote against approval and adoption of the merger agreement.

Chad C. Deaton	J.W. Stewart
Chairman, President and Chief Executive Officer Baker Hughes Incorporated	Chairman, President and Chief Executive Officer BJ Services Company

Neither the Securities and Exchange Commission, which is referred to as the SEC, nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated     , 2009, and is first being mailed to Baker Hughes stockholders and BJ Services stockholders on or about     , 2009.

Baker Hughes Incorporated
2929 Allen Parkway
Suite 2100
Houston, Texas 77019
(713) 439-8600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON     , 2009

To the Stockholders of Baker Hughes Incorporated:

A special meeting of the stockholders of Baker Hughes Incorporated, a Delaware corporation (“Baker Hughes”), will be held at          , Houston, Texas on     , 2009 at :00 a.m., local time, for the following purposes:

1.	to consider and vote on the proposal to approve the issuance of shares of Baker Hughes common stock pursuant to the Agreement and Plan of Merger, dated as of August 30, 2009 (referred to as the merger agreement), by and among Baker Hughes, BSA Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Baker Hughes, and BJ Services Company, a Delaware corporation, as it may be amended from time to time (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice);

2.	to consider and vote upon the proposal to approve the amendment to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan;

3.	to consider and vote upon the proposal to approve the amendment to the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan;

4.	to consider and vote on any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting; and

5.	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting by or at the direction of the board.

Only Baker Hughes stockholders of record at the close of business on     , 2009, the record date for the Baker Hughes special meeting, are entitled to notice of, and to vote at, the Baker Hughes special meeting and any adjournments or postponements of the Baker Hughes special meeting.

The Baker Hughes board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote FOR the proposal to approve the issuance of shares of Baker Hughes common stock pursuant to the merger agreement, which is described in detail in the joint proxy statement/prospectus accompanying this notice, and FOR any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

The Baker Hughes board of directors has approved the amendments to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the 2002 Employee Long-Term Incentive Plan and recommends that you vote FOR the proposals to approve the amendments to the 2002 Director & Officer Long-Term Incentive Plan and the 2002 Employee Long-Term Incentive Plan, both of which are described in detail in the joint proxy statement/prospectus accompanying this notice.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please submit a proxy as soon as possible.  To submit a proxy, complete, sign, date and mail your proxy card in the envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card. Submitting a proxy will assure that your vote is counted at the meeting if you do not attend in person. If your shares of Baker Hughes common stock are held in “street name” by your broker or other nominee, only that holder can vote your shares of Baker Hughes common stock and the vote cannot be cast unless you provide instructions to your broker on how to vote or obtain a legal proxy from your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares of Baker Hughes common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the Baker Hughes special meeting.

By Order of the Board of Directors of
Baker Hughes Incorporated

Sandra E. Alford
Corporate Secretary

Houston, Texas
          , 2009

BJ Services Company
4601 Westway Park Blvd.
Houston, Texas 77041
(713) 462-4239

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON     , 2009

To the Stockholders of BJ Services Company:

A special meeting of the stockholders of BJ Services Company, a Delaware corporation (“BJ Services”), will be held at          , Houston, Texas on     , 2009, at :00 a.m., local time, for the following purposes:

1.	to consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 30, 2009 (referred to as the merger agreement), by and among Baker Hughes Incorporated, a Delaware corporation, BSA Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Baker Hughes Incorporated, and BJ Services, as it may be amended from time to time (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice);

2.	to consider and vote on any proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting; and

3.	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting by or at the direction of the board.

Only BJ Services stockholders of record at the close of business on     , 2009, the record date for the BJ Services special meeting, are entitled to notice of, and to vote at, the BJ Services special meeting and any adjournments or postponements of the BJ Services special meeting.

The BJ Services board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement, which is described in detail in the joint proxy statement/prospectus accompanying this notice, and FOR any proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please submit a proxy as soon as possible. To submit a proxy, complete, sign, date and mail your proxy card in the envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card. Submitting a proxy will assure that your vote is counted at the meeting if you do not attend in person. If your shares of BJ Services common stock are held in “street name” by your broker or other nominee, only that holder can vote your shares of BJ Services common stock and the vote cannot be cast unless you provide instructions to your broker or obtain a legal proxy from your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares of BJ Services common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the BJ Services special meeting.

By Order of the Board of Directors of
BJ Services Company

J.W. Stewart
Chairman, President and Chief Executive Officer

Houston, Texas
          , 2009

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Baker Hughes and BJ Services from other documents filed with the SEC that are not included or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Documents incorporated by reference are available to Baker Hughes stockholders and BJ Services stockholders without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.

Baker Hughes Incorporated Attention: Corporate Secretary 2929 Allen Parkway, Suite 2100 Houston, Texas 77019-2118 (713) 439-8600 www.bakerhughes.com	BJ Services Company Attention: Investor Relations P.O. Box 4442 Houston, Texas 77210-4442 (713) 462-4329 www.bjservices.com

You can also obtain any of these documents by requesting them in writing or by telephone from Laurel Hill Advisory Group, LLC, Baker Hughes’ proxy solicitor, or Innisfree M&A Incorporated, BJ Services’ proxy solicitor, at the following addresses and telephone numbers.

Laurel Hill Advisory Group, LLC Attention: Eugene Louie 2 Robbins Lane, Suite 201 Jericho, NY 11753 (888) 742-1305 elouie@laurelhillag.com	Innisfree M&A Incorporated Attention: Alan Miller 501 Madison Avenue New York, NY 10022 (212) 750-5831 amiller@innisfreema.com

To receive timely delivery of the requested documents in advance of the applicable special meeting, you should make your request no later than     , 2009.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Baker Hughes (File No. 333-  ), constitutes a prospectus of Baker Hughes under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Baker Hughes common stock to be issued pursuant to the merger agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, with respect to the special meeting of Baker Hughes stockholders, at which Baker Hughes stockholders will be asked to consider and vote on a proposal to approve the issuance of shares of Baker Hughes common stock pursuant to the merger agreement, a proposal to vote to approve the amendment to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and a proposal to vote to approve the amendment to the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan, and with respect to the special meeting of BJ Services stockholders, at which BJ Services stockholders will be asked to consider and vote on a proposal to approve and adopt the merger agreement.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated          , 2009. You should not assume that the information contained in this document is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. Neither our mailing of this document to Baker Hughes stockholders or BJ Services stockholders nor the issuance by Baker Hughes of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

i

Annexes
Annex A	Agreement and Plan of Merger
Annex B	Opinion of Goldman, Sachs & Co.
Annex C	Opinion of Greenhill & Co., LLC
Annex D	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
Annex E	Section 262 of the General Corporation Law of the State of Delaware
Annex F	Intentionally Not Used
Annex G	Amendment to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan
Annex H	Amendment to the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that Baker Hughes stockholders and BJ Services stockholders may have regarding the proposals being considered at the Baker Hughes special meeting and the BJ Services special meeting and brief answers to those questions. Baker Hughes and BJ Services urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this joint proxy statement/prospectus to Baker Hughes are to Baker Hughes Incorporated, a Delaware corporation; all references to BJ Services are to BJ Services Company, a Delaware corporation; all references to Merger Sub or the surviving entity are to BSA Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Baker Hughes; and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of August 30, 2009, by and among Baker Hughes, Merger Sub and BJ Services, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference.

Q:	What is the proposed transaction?

A:	Baker Hughes and BJ Services have entered into a merger agreement pursuant to which BJ Services will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Baker Hughes. Each issued and outstanding share of BJ Services common stock will be converted into the right to receive (i) 0.40035 shares of Baker Hughes common stock, par value $1.00 per share, and (ii) $2.69 in cash, as described under “The Merger Agreement — Merger Consideration” beginning on page 90.

Q:	Why are Baker Hughes and BJ Services proposing the merger?

A:	The boards of directors of Baker Hughes and BJ Services believe that the combination of Baker Hughes and BJ Services will enhance the combined company’s position as a top-tier global oilfield services company. To review the reasons for the merger in greater detail, see “The Merger — Recommendation of the Baker Hughes Board of Directors and Its Reasons for the Merger” beginning on page 47 and “The Merger — Recommendation of the BJ Services Board of Directors and Its Reasons for the Merger” beginning on page 49.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Baker Hughes stockholders are being asked to approve (1) the issuance of shares of Baker Hughes common stock pursuant to the merger agreement, (2) the amendment to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan, which we refer to as the BHI D&O LTIP and (3) the amendment to the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan, which we refer to as the BHI Employee LTIP.

BJ Services stockholders are being asked to approve and adopt the merger agreement.

Q:	What vote is required to approve the proposals at the Baker Hughes special meeting and the BJ Services special meeting?

A.	The approval by the Baker Hughes stockholders of the issuance of shares of Baker Hughes common stock pursuant to the merger agreement and the approval and adoption by the BJ Services stockholders of the merger agreement are required for the consummation of the merger.

The approval of the issuance of shares of Baker Hughes common stock pursuant to the merger agreement and the approval of the amendments to the BHI D&O LTIP and the BHI Employee LTIP each require the affirmative vote of the holders of at least a majority of the shares of Baker Hughes common stock present and voting at the special meeting, provided that the total number of votes cast represents a majority of the outstanding shares of Baker Hughes common stock entitled to vote. Approval of any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the adjournment.

Each share of Baker Hughes common stock is entitled to one vote on (1) the issuance of shares of Baker Hughes common stock pursuant to the merger agreement, (2) the approval of the amendment to the BHI D&O LTIP, (3) the approval of the amendment to the BHI Employee LTIP and (4) the approval of any proposal to adjourn the special meeting if necessary to solicit additional proxies.

Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of BJ Services common stock entitled to vote, and approval of the proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the adjournment. Each share of BJ Services common stock is entitled to one vote on (1) the approval and adoption of the merger agreement and (2) the approval of any proposal to adjourn the special meeting if necessary to solicit additional proxies.

Your vote is very important. You are encouraged to submit a proxy as soon as possible.

Q:	If my shares of Baker Hughes common stock or BJ Services common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of Baker Hughes common stock or BJ Services common stock for me?

A:	Unless you instruct your broker how to vote your shares of Baker Hughes common stock or BJ Services common stock, as applicable, your shares will NOT be voted.

In connection with the Baker Hughes special meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum. However, because broker non-votes are not considered votes cast, they will not have any effect on the outcome of the vote with respect to the proposals to approve (i) the issuance of shares of Baker Hughes common stock pursuant to the merger agreement and the amendments to the BHI D&O LTIP and the BHI Employee LTIP (assuming a quorum is present) and (ii) the authorization of the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies. Abstentions will have the same effect as votes cast AGAINST each of the proposals to approve (i) the issuance of shares of Baker Hughes common stock pursuant to the merger agreement and the amendments to the BHI D&O LTIP and the BHI Employee LTIP (assuming a quorum is present) and (ii) the authorization of the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

In connection with the BJ Services special meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum and will have the same effect as votes cast AGAINST the approval and adoption of the merger agreement. Abstentions will have the same effect as votes cast AGAINST approval of any proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies. Broker non-votes will have no effect on approval of any proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal. You should therefore provide your broker or other nominee with instructions as to how to vote your shares of Baker Hughes common stock or BJ Services common stock.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger that are discussed in this joint proxy statement/prospectus and in other documents incorporated by reference. You should read carefully the detailed description of the risks associated with the merger and the operations of Baker Hughes after the merger described in “Risk Factors” beginning on page 29.

Q:	If I am a BJ Services stockholder, should I send in my stock certificates with my proxy card?

A:	NO. Please DO NOT send your BJ Services stock certificates with your proxy card. If the merger is approved, you will be sent written instructions for exchanging your stock certificates.

Q:	What effect will the merger have on options to purchase BJ Services common stock and other stock-based awards that have been granted to employees and directors of BJ Services?

A:	Employees will not be permitted to purchase BJ Services common stock under the BJ Services employee stock purchase plan after September 30, 2009, assuming that the merger is consummated prior to September 30, 2010. Under the BJ Services incentive plans, any then outstanding options to purchase BJ Services common stock will become fully exercisable upon approval and adoption of the merger agreement by the BJ Services stockholders. Under the merger agreement, upon the effective time of the merger any then outstanding options to purchase BJ Services common stock, other than options under the BJ Services employee stock purchase plan, will be assumed by Baker Hughes and converted into options to purchase Baker Hughes common stock with appropriate adjustments to be made to the number of shares and the exercise prices under the assumed options based upon a formula using a stock award exchange ratio specified in the merger agreement. Under the BJ Services incentive plans, the vesting restrictions applicable to the then outstanding performance unit awards, phantom stock awards and bonus stock awards will lapse upon the approval and adoption of the merger agreement by the BJ Services stockholders. In addition, under the BJ Services incentive plans, each holder of performance unit awards, phantom stock awards or bonus stock awards is also entitled to receive a cash bonus equal to an amount that is a tax gross-up for any applicable federal and state income taxes, as well as excise or other taxes. Under the merger agreement, the holder of any then outstanding performance unit awards, phantom stock awards and bonus stock awards as of the effective time of the merger will be entitled to receive the per share merger consideration for each unit or share subject to the award upon the effective time of the merger. For a more complete description of the effect of the merger on stock-based awards, see “The Merger Agreement — Treatment of Options and Other Equity Awards” beginning on page 92.

Q:	What conditions are required to be fulfilled to complete the merger?

A:	Baker Hughes and BJ Services are not required to complete the merger unless certain specified conditions are satisfied or waived. These conditions include approval by Baker Hughes stockholders of the issuance of the shares of Baker Hughes common stock pursuant to the merger agreement, approval and adoption by BJ Services stockholders of the merger agreement, the effectiveness of the Form S-4 registration statement, of which this joint proxy statement/prospectus is a part, the receipt of tax opinions from counsel for each of Baker Hughes and BJ Services to the effect that the merger will be treated as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and the receipt of required regulatory approvals. Baker Hughes and BJ Services are seeking required approvals from regulatory agencies under the antitrust laws, including the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and non-U.S. antitrust or competition merger control statutes. There can be no assurance that these conditions to complete the merger will be satisfied. For a more complete summary of the conditions that must be satisfied or waived prior to the effective time of the merger, see “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 95.

Q:	What are the tax consequences of the merger?

A:	Baker Hughes and BJ Services each expect the merger to qualify as a reorganization pursuant to section 368(a) of the Code.

Please review carefully the information under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 84 for a description of material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q:	How will Baker Hughes pay the cash component of the merger consideration?

A:	Baker Hughes’ obligation to complete the merger is not conditioned upon its obtaining financing. Baker Hughes anticipates that approximately $794 million will be required to pay the aggregate cash portion of the merger consideration to the BJ Services stockholders. Baker Hughes intends to fund the cash component of the transaction through internal cash resources and other sources of debt financing.

For a more complete discussion of sources of funding for the merger and related costs, see “Source of Funding for the Merger” beginning on page 115.

Q:	When do Baker Hughes and BJ Services expect to complete the merger?

A:	Baker Hughes and BJ Services are working to complete the merger as quickly as practicable. We currently expect the merger to be completed during the fourth calendar quarter of 2009. However, neither Baker Hughes nor BJ Services can predict the effective time of the merger because it is subject to conditions both within and beyond each company’s control. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 95.

Q:	Are BJ Services stockholders entitled to appraisal rights?

A:	Yes. Holders of BJ Services common stock who do not vote in favor of the merger will be entitled to exercise appraisal rights in connection with the merger, and, if such rights are properly demanded and perfected and not withdrawn or lost and the merger is completed, such stockholders will be entitled to obtain payment for the judicially determined fair value of their shares of BJ Services common stock.

Q:	How does the Baker Hughes board of directors recommend that Baker Hughes stockholders vote?

A:	The Baker Hughes board of directors has determined that the execution and delivery of the merger agreement is advisable and the transactions contemplated by the merger agreement, including the issuance of shares of Baker Hughes common stock pursuant to the merger agreement, are in the best interests of the Baker Hughes stockholders and recommends that Baker Hughes stockholders vote FOR the proposal to approve the issuance of shares of Baker Hughes common stock pursuant to the merger agreement and FOR any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies. For a more complete description of the recommendation of the Baker Hughes board of directors, see “The Merger — Recommendation of the Baker Hughes Board of Directors and Its Reasons for the Merger” beginning on page 47.

The Baker Hughes board of directors recommends that Baker Hughes stockholders vote FOR the proposal to approve the amendment to the BHI D&O LTIP and the amendment to the BHI Employee LTIP, which are described in detail in this joint proxy statement/prospectus. See “Proposal No. 2 Approval of Amendment to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan” beginning on page 129 and “Proposal No. 3 Approval of Amendment to the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan” beginning on page 132.

Q:	How does the BJ Services board of directors recommend that BJ Services stockholders vote?

A:	The BJ Services board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of BJ Services and its stockholders and recommends that BJ Services stockholders vote FOR the proposal to approve and adopt the merger agreement and FOR any proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies. For a more complete description of the recommendation of the BJ Services board of directors, see “The Merger — Recommendation of the BJ Services Board of Directors and Its Reasons for the Merger” beginning on page 49.

Q:	When and where is the special meeting of the Baker Hughes stockholders?

A:	The Baker Hughes special meeting will be held on , 2009 at :00 a.m., local time, at , Houston, Texas.

Q:	When and where is the special meeting of the BJ Services stockholders?

A:	The BJ Services special meeting will be held on , 2009 at :00 a.m., local time, at , Houston, Texas.

Q:	Who can vote at the special meetings?

A:	All Baker Hughes stockholders of record as of the close of business on , 2009, the record date for the Baker Hughes special meeting, are entitled to receive notice of and to vote at the Baker Hughes special meeting.

All BJ Services stockholders of record as of the close of business on , 2009, the record date for the BJ Services special meeting, are entitled to receive notice of and to vote at the BJ Services special meeting.

Q:	How will Baker Hughes stockholders be affected by the merger and share issuance?

A:	After the merger, each Baker Hughes stockholder will have the same number of shares of Baker Hughes common stock that the stockholder held immediately prior to the merger. However, because Baker Hughes will be issuing new shares of Baker Hughes common stock to BJ Services stockholders in the merger, each outstanding share of Baker Hughes common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Baker Hughes capital stock outstanding after the merger. As a result of the merger, each Baker Hughes stockholder will own shares in a larger company with more assets.

Q:	Why are amendments to the Baker Hughes’ Long-Term Incentive Plans being adopted?

A:	Baker Hughes stockholders will vote at the Baker Hughes special meeting on a proposal to approve the adoption of the amendments to the BHI D&O LTIP and the BHI Employee LTIP to increase the number of shares of Baker Hughes common stock available for issuance under the plans and to extend until September 18, 2019, the period during which awards may be made under the plans. As of September 17, 2009, 1,466,806 shares of Baker Hughes common stock remained available for issuance under the BHI D&O LTIP. The Baker Hughes board of directors has amended the BHI D&O LTIP, subject to approval by Baker Hughes stockholders, to increase by 3,000,000 the number of shares of Baker Hughes common stock available for issuance under the BHI D&O LTIP from 7,000,000 shares to 10,000,000 shares. As of September 17, 2009, 30,161 shares of Baker Hughes common stock remained available for issuance under the BHI Employee LTIP. The Baker Hughes board of directors has amended the BHI Employee LTIP, subject to approval by Baker Hughes stockholders, to increase by 12,500,000 the number of shares of Baker Hughes common stock available for issuance under the BHI Employee LTIP from 9,500,000 shares to 22,000,000 shares. Both the BHI D&O LTIP and the BHI Employee LTIP previously provided that no further awards would be made after March 5, 2012. The Baker Hughes board of directors has amended the BHI D&O LTIP and the BHI Employee LTIP, subject to approval by Baker Hughes stockholders, to extend until September 18, 2019, the period during which awards may be made under the plans. In order to provide the compensation committee of the Baker Hughes board of directors more flexibility in determining the types of awards that may be granted under the BHI D&O LTIP and the BHI Employee LTIP, while taking into account stockholder anti-dilution interests, the amendment would remove the 3,000,000 limitation on the aggregate number of shares of Baker Hughes common stock that may be issued under each of the BHI D&O LTIP and the BHI Employee LTIP during the terms of the plans in a form other than stock options and instead provide that an award payable in shares of Baker Hughes common stock granted under the plans after the date of stockholder approval of the amendment (other than a stock option or a stock appreciation right) shall count against the overall share limit under the plans as 1.60 shares for every share subject to the award. Shares of Baker Hughes common stock subject to an award in the form of a stock option or a stock appreciation right would continue to count against the overall share limits under the BHI D&O LTIP and the BHI Employee LTIP as 1.00 share for every share subject to the award. The Baker Hughes board of directors believes that these amendments are necessary to provide long-term vehicles for the grants of equity-based compensation incentives to employees, officers and directors of Baker Hughes and its affiliates and to ensure that Baker Hughes has a sufficient number of shares available under its stock incentive plans to make equity-based incentive awards to a larger population of such persons following the merger.

The merger is not conditioned upon the approval of the proposals to approve the amendments to the BHI D&O LTIP and the BHI Employee LTIP. However, if the proposals to amend the BHI D&O LTIP and the BHI Employee LTIP are approved by Baker Hughes stockholders, but the merger is not consummated, then 3,000,000 additional shares of Baker Hughes common stock will be available for issuance under the BHI D&O LTIP, 12,500,000 additional shares of Baker Hughes common stock will be available for issuance under the BHI Employee LTIP and awards may be made under such plans until September 18, 2019.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or, if available, by submitting your proxy by telephone or through the Internet as soon as possible so that your shares of Baker Hughes common stock or BJ Services common stock will be represented and voted at the Baker Hughes special meeting or BJ Services special meeting, as applicable.

Please refer to your proxy card or the information forwarded by your broker or other nominee to see which voting options are available to you.

The Internet and telephone proxy submission procedures are designed to verify your stock holdings and to allow you to confirm that your instructions have been properly recorded.

The method by which you submit a proxy will in no way limit your right to vote at the Baker Hughes special meeting or the BJ Services special meeting if you later decide to attend the meeting in person. If your shares of Baker Hughes common stock or BJ Services common stock are held in the name of a broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Baker Hughes special meeting or the BJ Services special meeting.

Q:	How will my proxy be voted?

A:	All shares of Baker Hughes common stock entitled to vote and represented by properly completed proxies received prior to the Baker Hughes special meeting, and not revoked, will be voted at the Baker Hughes special meeting as instructed on the proxies. If you properly complete, sign and return a proxy card, but do not indicate how your shares of Baker Hughes common stock should be voted on a matter, the shares of Baker Hughes common stock represented by your proxy will be voted as the Baker Hughes board of directors recommends and therefore FOR the approval of the issuance of shares of Baker Hughes common stock pursuant to the merger agreement, FOR the approval of the amendment to the BHI D&O LTIP, FOR the approval of the amendment to the BHI Employee LTIP and FOR any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

All shares of BJ Services common stock entitled to vote and represented by properly completed proxies received prior to the BJ Services special meeting, and not revoked, will be voted at the BJ Services special meeting as instructed on the proxies. If you properly complete, sign and return a proxy card, but do not indicate how your shares of BJ Services common stock should be voted on a matter, the shares of BJ Services common stock represented by your proxy will be voted as the BJ Services board of directors recommends and therefore FOR the approval and adoption of the merger agreement and FOR any proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the Baker Hughes special meeting or the BJ Services special meeting, as applicable. You can do this in any of the three following ways:

•	by sending a written notice to the Corporate Secretary of Baker Hughes or the Secretary of BJ Services, as applicable, at the address set forth below, in time to be received before the Baker Hughes special meeting or the BJ Services special meeting, as applicable, stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the Baker Hughes special meeting or BJ Services special meeting or, by submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, by attending the special meeting and voting in person. Simply attending the Baker Hughes special meeting or BJ Services special meeting without voting will not revoke your proxy or change your vote.

If your shares of Baker Hughes common stock or BJ Services common stock are held in an account at a broker or other nominee and you desire to change your vote, you should contact your broker or other nominee for instructions on how to do so.

Q:	What should I do if I receive more than one set of voting materials for the Baker Hughes special meeting or the BJ Services special meeting?

A:	You may receive more than one set of voting materials for the Baker Hughes special meeting or the BJ Services special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Baker Hughes common stock or BJ Services common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Baker Hughes common stock or BJ Services common stock. If you are a holder of record and your shares of Baker Hughes common stock or BJ Services common stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What happens if I am a stockholder of both Baker Hughes and BJ Services?

A:	You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate postage-paid envelope or, if available, by submitting a proxy by telephone or through the internet for each company.

Q:	Who can answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a Baker Hughes stockholder:	If you are a BJ Services stockholder:
Baker Hughes Incorporated Attention: Corporate Secretary 2929 Allen Parkway, Suite 2100 Houston, Texas 77019 (713) 439-8600 www.bakerhughes.com	BJ Services Company Attention: Investor Relations P.O. Box 4442 Houston, Texas 77210-4442 (713) 462-4239 www.bjservices.com

Proxy Solicitor: Laurel Hill Advisory Group, LLC Attention: Eugene Louie 2 Robbins Lane, Suite 201 Jericho, NY 11753 (888) 742-1305 elouie@laurelhillag.com	Proxy Solicitor: Innisfree M&A Incorporated Attention: Alan Miller 501 Madison Avenue New York, NY 10022 (212) 750-5831 amiller@innisfreema.com

SUMMARY

The following is a summary that highlights information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, Baker Hughes and BJ Services encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes. In addition, Baker Hughes and BJ Services encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Baker Hughes and BJ Services that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.”

The Companies

Baker Hughes Incorporated

Baker Hughes is a Delaware corporation formed in 1987 in connection with the combination of Baker International Corporation and Hughes Tool Company. Baker Hughes is engaged in the oilfield services industry and is a major supplier of wellbore related products and technology services, including products and services for drilling, formation evaluation, completion and production and reservoir technology and consulting to the worldwide oil and natural gas industry.

Baker Hughes common stock is listed on the NYSE and the SWX Swiss Exchange and trades under the symbol “BHI.”

Baker Hughes’ principal executive offices are located at 2929 Allen Parkway, Suite 2100, Houston, Texas 77019 and its telephone number is (713) 439-8600.

BSA Acquisition LLC, referred to as Merger Sub, is a Delaware limited liability company and a wholly owned subsidiary of Baker Hughes which was formed for the purpose of entering into the merger agreement.

BJ Services Company

BJ Services is a Delaware corporation formed in 1990. BJ Services is a leading worldwide provider of pressure pumping and oilfield services for the petroleum industry. BJ Services’ pressure pumping services consist of cementing and stimulation services used in the completion of new oil and natural gas wells and in remedial work on existing wells, both onshore and offshore. BJ Services’ oilfield services include casing and tubular services, precommissioning, maintenance and turnaround services in the pipeline and process business, including pipeline inspection, chemical services, completion tools and completion fluids.

BJ Services common stock is listed on the NYSE and trades under the symbol “BJS.”

BJ Services’ principal executive offices are located at 4601 Westway Park Boulevard, Houston, Texas 77041, and its telephone number is (713) 462-4239.

The Merger

Baker Hughes and BJ Services have entered into the merger agreement pursuant to which BJ Services will merge with and into Merger Sub with Merger Sub surviving the merger as a wholly owned subsidiary of Baker Hughes. As a result of the merger, each share of BJ Services common stock (other than dissenting shares as described in “Appraisal Rights”) will be converted into the right to receive 0.40035 shares of Baker Hughes common stock, par value $1.00 per share, and $2.69 in cash, as described under “The Merger Agreement — Merger Consideration.” On October 7, 2009, Baker Hughes had outstanding 309,880,795 shares of common stock. Immediately following the completion of the merger, Baker Hughes expects to have approximately 428 million shares of common stock outstanding (based on the number of outstanding shares of BJ Services common stock, performance unit awards, phantom stock awards and bonus stock awards as of October 7, 2009 and based on the assumption that no options to purchase Baker Hughes or BJ Services common stock are exercised prior to completion of the merger). Baker Hughes stockholders and BJ Services stockholders are expected to hold approximately 72.4% and 27.6%, respectively, of the combined company’s common stock outstanding immediately after the merger based on these same assumptions. Assuming all outstanding options to purchase shares of common stock held by former holders of BJ Services options were exercised immediately following the completion of the merger, Baker Hughes stockholders and BJ Services stockholders are expected to hold approximately 71.5% and 28.5%, respectively, of the combined company’s common stock outstanding immediately after the merger.

Based on the closing price of Baker Hughes common stock on August 28, 2009, the last trading day before the public announcement of the execution of the merger agreement by Baker Hughes and BJ Services, and on October 7, 2009, the latest practicable trading day before the date of this joint proxy statement/prospectus, the aggregate value of the merger consideration to be received by BJ Services stockholders is approximately $5.4 billion and $6.0 billion, respectively. The $6.0 billion consists of approximately $0.8 billion to be paid in cash and approximately $5.2 billion to be paid through the issuance of approximately 118 million shares of Baker Hughes common stock and is based on the assumption that no options to purchase BJ Services common stock are exercised prior to completion of the merger and that all such options are assumed by Baker Hughes. The market value of the merger consideration ultimately received by BJ Services stockholders will depend on the closing price of Baker Hughes common stock on the day that the merger is consummated. See “Risk Factors — Risk Factors Relating to the Merger — Because the merger consideration is fixed and the market price of shares of Baker Hughes common stock will fluctuate, BJ Services stockholders cannot be sure of the value of the merger consideration they will receive.”

The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference. Baker Hughes and BJ Services encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Recommendation of the Baker Hughes Board of Directors

The Baker Hughes board of directors has determined that the execution and delivery of the merger agreement is advisable and the transactions contemplated by the merger agreement, including the issuance of shares of Baker Hughes common stock pursuant to the merger agreement, are in the best interests of the Baker Hughes stockholders, and has approved the merger agreement and the transactions contemplated by the merger agreement. The Baker Hughes board of directors recommends that Baker Hughes stockholders vote FOR the proposal to approve the issuance of shares of Baker Hughes common stock pursuant to the merger agreement, and FOR any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

The Baker Hughes board of directors recommends that Baker Hughes stockholders vote FOR the proposal to approve the amendment to the BHI D&O LTIP and FOR the proposal to approve the amendment to the BHI Employee LTIP.

Recommendation of the BJ Services Board of Directors

The BJ Services board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of BJ Services and its stockholders, and has approved the merger agreement and the transactions contemplated by the merger agreement. The BJ Services board of directors recommends that BJ Services stockholders vote FOR the proposal to approve and adopt the merger agreement and FOR any proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

Stockholders Entitled to Vote; Vote Required

Baker Hughes

Baker Hughes stockholders who owned shares of Baker Hughes common stock at the close of business on          , which is referred to as the Baker Hughes record date, are entitled to vote at the Baker Hughes special meeting. On the Baker Hughes record date, there were      shares of Baker Hughes common stock outstanding and entitled to vote at the Baker Hughes special meeting, held by approximately      holders of record. Each share of Baker Hughes common stock is entitled to one vote on each matter to be voted on at the special meeting.

At the Baker Hughes special meeting, holders of a majority of the outstanding shares of Baker Hughes common stock entitled to vote must be present, either in person or represented by proxy, to constitute a quorum. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Baker Hughes special meeting.

Assuming a quorum is present, the approval of the issuance of shares of Baker Hughes common stock pursuant to the merger agreement and the approval of the amendments to the BHI D&O LTIP and the BHI Employee LTIP each require the affirmative vote of the holders of at least a majority of the shares of Baker Hughes common stock present and voting at the special meeting, provided that the total number of votes cast represents a majority of the outstanding shares of Baker Hughes common stock entitled to vote. The approval of any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the adjournment. The chairman of the Baker Hughes special meeting may also adjourn the meeting. Broker non-votes are not considered votes cast, and therefore will not have any effect on the outcome of the vote with respect to the proposals to approve (i) the issuance of shares of Baker Hughes common stock pursuant to the merger agreement and the amendments to the BHI D&O LTIP and the BHI Employee LTIP (assuming a quorum is present) and (ii) the authorization of the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies. Abstentions will have the same effect as votes cast AGAINST each of the proposals to approve (i) the issuance of shares of Baker Hughes common stock pursuant to the merger agreement and the amendments to the BHI D&O LTIP and the BHI Employee LTIP (assuming a quorum is present) and (ii) the authorization of the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal.

Your vote is very important. You are encouraged to vote as soon as possible. If you do not indicate how your shares of Baker Hughes common stock should be voted on a matter, the shares of Baker Hughes common stock represented by your properly completed proxy will be voted as the Baker Hughes board of directors recommends and therefore FOR the approval of the issuance of shares of Baker Hughes common stock pursuant to the merger agreement, FOR the approval of the proposal to approve the amendment to the BHI D&O LTIP, FOR the approval of the proposal to approve the amendment to the BHI Employee LTIP and FOR the approval of any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

BJ Services

BJ Services stockholders who owned shares of BJ Services common stock at the close of business on          , which is referred to as the BJ Services record date, are entitled to vote at the BJ Services special meeting. On the BJ Services record date, there were        shares of BJ Services common stock outstanding and entitled to vote at the BJ Services special meeting, held by approximately      holders of record. BJ Services stockholders may cast one vote for each share of BJ Services common stock owned on the BJ Services record date.

At the BJ Services special meeting, holders of a majority of the total number of outstanding shares of BJ Services common stock entitled to vote must be present, either in person or represented by proxy, to constitute a quorum. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the BJ Services special meeting.

The approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of BJ Services common stock entitled to vote. The approval of any proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the adjournment. Abstentions and broker non-votes will be considered in determining the presence of a quorum and will have the same effect as votes cast AGAINST the approval and adoption of the merger agreement. Abstentions will have the same effect as votes cast AGAINST approval of any proposal to adjourn the special meeting if necessary to solicit additional proxies. Broker non-votes will have no effect on approval of any proposal to adjourn the special meeting if necessary to solicit additional proxies.

An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. A broker non-vote occurs when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal.

Your vote is very important. You are encouraged to vote as soon as possible. If you do not indicate how your shares of BJ Services common stock should be voted on a matter, the shares of BJ Services common stock represented by your properly completed proxy will be voted as the BJ Services board of directors recommends and therefore FOR the approval and adoption of the merger agreement and FOR the approval of any proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

Opinions of Financial Advisors

Opinion of Goldman Sachs

Goldman, Sachs & Co., or Goldman Sachs, delivered its opinion to the Baker Hughes board of directors that, as of August 30, 2009, and based upon and subject to the factors and assumptions set forth therein, the aggregate of $2.69 in cash and 0.40035 shares of Baker Hughes common stock to be paid by Baker Hughes in respect of each share of BJ Services common stock pursuant to the merger agreement was fair from a financial point of view to Baker Hughes.

The full text of the written opinion of Goldman Sachs, dated August 30, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Baker Hughes board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Baker Hughes common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between Baker Hughes and Goldman Sachs, Baker Hughes has agreed to pay Goldman Sachs a transaction fee of $29 million, all of which is payable upon consummation of the merger.

For a more complete description, see “The Merger — Opinion of Goldman Sachs” beginning on page 52. See also Annex B to this joint proxy statement/prospectus.

Opinion of Greenhill

Greenhill & Co., LLC, or Greenhill, has acted as financial advisor to the BJ Services board of directors in connection with the merger. On August 30, 2009, Greenhill delivered its oral opinion, subsequently confirmed in writing, to the BJ Services board of directors that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, the consideration to be received by the holders of BJ Services common stock in the merger is fair, from a financial point of view, to such holders. The full text of Greenhill’s written opinion dated August 30, 2009, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of Greenhill’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety. Greenhill’s written opinion was addressed to the BJ Services board of directors. It was not a recommendation to the BJ Services board of directors as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to whether the stockholders of BJ Services should approve or take any other action with respect to the merger at any meeting of the stockholders convened in connection with the merger. Greenhill was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the merger as compared to other business strategies or transactions that might have been available to BJ Services or BJ Services’ underlying business decision to proceed with or effect the merger. Greenhill expressed no opinion as to whether any alternative business strategies or transactions might produce consideration for BJ Services in an amount in excess of that contemplated by the merger. Greenhill has not expressed any opinion as to any aspect of the transactions contemplated by the merger agreement other than the fairness, from a financial point of view, of the consideration to the holders of BJ Services common stock. Greenhill has received a fee of $750,000 from BJ Services in connection with the rendering of its fairness opinion and will receive a contingent fee estimated to be approximately $17.9 million (based on transaction value as of August 28, 2009, the last trading day before public announcement of the merger) if the merger is consummated. For a more complete description, see “The Merger — Opinion of Greenhill” beginning on page 59. See also Annex C to this joint proxy statement/prospectus.

Opinion of BofA Merrill Lynch Securities

BJ Services retained Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to as BofA Merrill Lynch Securities, solely to render an opinion to the BJ Services board of directors in connection with the merger. On August 30, 2009, BofA Merrill Lynch Securities rendered to the BJ Services board of directors a written opinion, dated August 30, 2009, as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received in the merger by holders of BJ Services common stock. The full text of the written opinion, dated August 30, 2009, of BofA Merrill Lynch Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus in its entirety. BofA Merrill Lynch Securities provided its opinion to the BJ Services board of directors for the benefit and use of the BJ Services board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter. BJ Services has agreed to pay BofA Merrill Lynch Securities an aggregate fee estimated to be approximately $6.2 million (based on transaction value as of August 28, 2009, the last trading day before public announcement of the merger), a portion of which was payable upon the rendering of its opinion and a significant portion of which is contingent upon the completion of the merger. For a more complete description, see “The Merger — Opinion of BofA Merrill Lynch Securities” beginning on page 67. See also Annex D to this joint proxy statement/prospectus.

Treatment of Stock Options and Other Equity Awards

If the merger is consummated prior to September 30, 2010, employees will not be permitted to purchase BJ Services common stock under the BJ Services employee stock purchase plan after September 30, 2009, and the participants will be refunded their accumulated payroll deductions under the plan without interest. Under the BJ Services incentive plans, upon approval and adoption of the merger agreement by the BJ Services stockholders, any then outstanding options to purchase BJ Services common stock will become fully exercisable. Upon the effective time of the merger, any outstanding options to purchase BJ Services common stock (other than options granted under the BJ Services employee stock purchase plan) will be assumed by Baker Hughes. Each such assumed stock option will have the same terms and conditions as applied to the assumed stock option immediately prior to the merger except that (A) the assumed stock option will be fully vested and exercisable for that number of whole shares of Baker Hughes common stock equal to the product of (x) the number of shares of BJ Services common stock subject to the assumed option immediately prior to the merger and (y) the stock award exchange ratio, for an exercise price equal to the quotient of (i) the exercise price under the assumed option immediately prior to the merger divided by (ii) the stock award exchange ratio, (B) the assumed stock option will be exercisable until the expiration date of the option award regardless of any termination of employment following the approval and adoption of the merger agreement by the BJ Services stockholders and (C) each such assumed stock option that was vested and exercisable on December 31, 2004 may be surrendered to Baker Hughes during the 90-day period following the occurrence of the change of control in return for a payment (in cash and/or in shares of Baker Hughes common stock as determined by Baker Hughes) equal in value to the excess of (I) the higher of (1) the per share value of the merger consideration received by stockholders of BJ Services or (2) the highest per share price of BJ Services common stock during the period commencing on August 31, 2009 and ending upon the occurrence of a change of control over, (II) the per share exercise price under the option (prior to the assumption of the option of Baker Hughes), multiplied by the number of shares of BJ Services common stock subject to the option (prior to the assumption of the option by Baker Hughes). The “stock award exchange ratio” is the sum of (a) 0.40035 and (b) the quotient obtained by dividing $2.69 by the average of the closing prices of a share of Baker Hughes common stock on the New York Stock Exchange, as reported in the Wall Street Journal, for the five consecutive trading days immediately preceding the third trading day before the closing of the merger. Under the BJ Services incentive plans, the vesting restrictions applicable to the then outstanding performance unit awards, phantom stock awards and bonus stock awards will lapse upon the approval and adoption of the merger agreement by the BJ Services stockholders. In addition, under the BJ Services incentive plans, each holder of such an award is also entitled to receive a cash bonus equal to an amount that is a tax gross-up for any applicable federal and state income taxes, as well as excise or other taxes. Under the merger agreement, the holder of any then outstanding performance unit awards, phantom stock awards and bonus stock awards as of the effective time of the merger will be entitled to receive the per share merger consideration for each unit or share subject to the award upon the effective time of the merger. For a more complete description of the effect of the merger on stock-based awards, see “The Merger Agreement — Treatment of Options and Other Equity Awards.”

Directors and Executive Officers of Baker Hughes After the Merger

The directors and executive officers of Baker Hughes prior to the merger will continue as the directors and executive officers of Baker Hughes after the merger, except that the merger agreement provides that Baker Hughes shall use its reasonable best efforts to cause the size of the Baker Hughes board of directors to increase by two members, and to fill the vacancies created by such increase with two members of the current BJ Services board of directors selected by mutual agreement of BJ Services and Baker Hughes. The Baker Hughes board of directors, subject to its fiduciary duties, will nominate such two members for election to the Baker Hughes board of directors at the first annual meeting of Baker Hughes stockholders after the closing of the merger.

Ownership of Baker Hughes After the Merger

Baker Hughes will issue approximately 118 million shares of Baker Hughes common stock pursuant to the merger (based on the number of outstanding shares of BJ Services common stock, performance unit awards, phantom stock awards and bonus stock awards as of October 7, 2009). Immediately following the completion of the merger, Baker Hughes expects to have approximately 428 million shares of common stock outstanding (based on the number of outstanding shares of BJ Services common stock, performance unit awards, phantom stock awards and bonus stock awards as of October 7, 2009 and based on the assumption that no options to purchase Baker Hughes or BJ Services common stock are exercised prior to completion of the merger).

Baker Hughes stockholders and BJ Services stockholders are expected to hold approximately 72.4% and 27.6%, respectively, of the combined company’s common stock outstanding immediately after the merger based on these same assumptions. Assuming all outstanding options to purchase shares of common stock held by former holders of BJ Services options were exercised immediately following the completion of the merger, Baker Hughes stockholders and BJ Services stockholders are expected to hold approximately 71.5% and 28.5%, respectively, of the combined company’s common stock outstanding immediately after the merger. Consequently, BJ Services stockholders, as a general matter, will have less influence over the management and policies of Baker Hughes than they currently exercise over the management and policies of BJ Services.

Share Ownership of Directors and Executive Officers of Baker Hughes

At the close of business on October 7, 2009, the directors and executive officers of Baker Hughes and their affiliates beneficially owned and were entitled to vote 785,036 shares of Baker Hughes common stock, collectively representing approximately less than 1% of the shares of Baker Hughes common stock outstanding and entitled to vote on that date. The directors and executive officers of Baker Hughes have each indicated that they expect to vote FOR the proposal to approve the issuance of Baker Hughes common stock in the merger, FOR the proposal to approve the amendment to the BHI D&O LTIP, FOR the proposal to approve the amendment to the BHI Employee LTIP and FOR any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

Share Ownership of Directors and Executive Officers of BJ Services

At the close of business on October 7, 2009 the directors and executive officers of BJ Services and their affiliates beneficially owned and were entitled to vote 2,920,946 shares of BJ Services common stock, collectively representing approximately 1% of the shares of BJ Services common stock outstanding and entitled to vote on that date. The directors and executive officers of BJ Services have each indicated that they expect to vote FOR the proposal to approve and adopt the merger agreement and FOR any proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

Interests of the BJ Services Directors and Executive Officers in the Merger

In considering the recommendation of the BJ Services board of directors with respect to the merger, BJ Services stockholders should be aware that the executive officers and directors of BJ Services have certain interests in the merger that may be different from, or in addition to, the interests of BJ Services stockholders generally. These interests include the following:

The merger agreement includes an agreement that two members of the BJ Services board of directors be added to the Baker Hughes board of directors following completion of the merger. J.W. Stewart and James L. Payne have been designated to become members of the Baker Hughes board of directors. The other directors of BJ Services will resign effective upon closing of the merger.

In addition, under the BJ Services incentive plans, outstanding options to purchase BJ Services common stock will become fully exercisable upon a change of control (as such term is described below). The outstanding options to purchase BJ Services common stock will be assumed by Baker Hughes upon the merger and converted into options to purchase Baker Hughes common stock with appropriate adjustments to be made to the number of shares and the exercise price under such options based on a formula using a stock award exchange ratio specified in the merger agreement and described under “The Merger Agreement — Treatment of Options and Other Equity Awards.” Holders of options to purchase BJ Services common stock (including employees, executive officers and directors) will not receive the cash component of the merger consideration in cash with respect to their BJ Services options and will instead receive replacement options exercisable for additional shares of Baker Hughes common stock based on this formula. If a change of control occurs on December 31, 2009 (based upon options outstanding as of August 31, 2009), options held by BJ Services’ executive officers and directors relating to approximately 1,849,633 shares of BJ Services common stock would be subject to accelerated vesting. Under the BJ Services incentive plans, the vesting restrictions applicable to outstanding performance unit awards, phantom stock awards and bonus stock awards will lapse upon a change of control (as such term is described below). In addition, under the BJ Services incentive plans, each holder of such an award is also entitled to receive a cash bonus equal to an amount that is a tax gross-up for any applicable federal and state income taxes, as well as excise or other taxes. Under the merger agreement, the holder of any performance unit awards, phantom stock awards and bonus stock awards outstanding as of the effective time of the merger will be entitled to receive the per share merger consideration for each unit or share subject to the award upon the effective time of the merger. If a change of control occurs on December 31, 2009 (based upon grants outstanding as of August 31, 2009), outstanding performance unit awards, phantom stock awards and bonus stock awards held by BJ Services’ executive officers relating to approximately 1,072,606 shares of BJ Services common stock and outstanding phantom stock awards held by BJ Services directors relating to approximately 48,000 shares of BJ Services common stock will be subject to accelerated vesting.

Each executive officer has entered into a severance agreement which provides that an executive officer will be entitled to certain severance payments and other benefits following a change of control (as such term is described below) if the executive officer’s employment is terminated for certain specific reasons within two years following a change of control.

In the event of a termination of employment following a change of control (as such term is described below) for specified reasons, an executive officer will be given credit for three additional years of service and age for purposes of calculating the benefit to which the executive officer is entitled under the BJ Services supplemental executive retirement plan and the vesting of his or her benefits under the plan will be accelerated.

The approval and adoption of the merger agreement by the BJ Services stockholders will constitute a change of control under the BJ Services incentive plans, severance agreements and supplemental executive retirement plan whether or not the merger is consummated.

We estimate that the total severance payments, incentive award payments, pro-rata bonus payments, cash bonus tax gross-up payments, change of control excise tax gross-up payments, the value of supplemental executive retirement plan enhancement payments and the value of other benefits that would become due to executive officers, assuming that a change of control and qualifying terminations of employment occur on December 31, 2009 (based on levels of pay and other circumstances as of August 31, 2009) is approximately $185 million. This amount is an estimate based upon multiple assumptions, including assumptions prescribed under section 280G of the Code. Some of those assumptions are based on information currently available and will need to be updated. As a result, the actual amounts to be received by executive officers may differ in material respects from the estimate specified above.

The BJ Services board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the BJ Services stockholders approve and adopt the merger agreement. See “The Merger — Recommendation of the BJ Services Board of Directors and Its Reasons for the Merger” and “The Merger — Interests of the BJ Services Directors and Executive Officers in the Merger.”

Listing of Shares of Baker Hughes Common Stock; Delisting and Deregistration of Shares of BJ Services Common Stock

Approval of the listing on the NYSE of the shares of Baker Hughes common stock issuable pursuant to the merger agreement, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger. Baker Hughes has agreed to use all reasonable best efforts to cause the shares of Baker Hughes common stock issuable pursuant to the merger agreement to be approved for listing on the NYSE at or prior to the effective time of the merger, subject to official notice of issuance. If the merger is completed, shares of BJ Services common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Appraisal Rights in the Merger

Holders of BJ Services common stock who do not vote in favor of the merger will be entitled to exercise appraisal rights in connection with the merger, and, if such rights are properly demanded and perfected and not withdrawn or lost, such stockholders will be entitled to obtain payment for the judicially-determined fair value of their shares of BJ Services common stock if the merger is completed. See “Appraisal Rights.”

Conditions to Completion of the Merger

A number of conditions must be satisfied or waived, where legally permissible, before the proposed merger can be consummated. These include, among others:

•	the approval by Baker Hughes stockholders of the issuance of the shares of Baker Hughes common stock pursuant to the merger agreement;

•	the approval and adoption of the merger agreement by BJ Services stockholders;

•	the expiration or termination of the waiting period (and any extension of the waiting period) applicable to the merger under the HSR Act and non-U.S. antitrust or competition merger control statutes;

•	the effectiveness of the Form S-4 registration statement, of which this joint proxy statement/prospectus is a part, and the absence of a stop order suspending the effectiveness of the Form S-4 or proceedings for such purpose pending before or threatened by the SEC;

•	the approval for listing on the NYSE of the shares of Baker Hughes common stock issuable to the BJ Services stockholders pursuant to the merger agreement, subject to official notice of issuance;

•	the receipt by each party of an opinion from that party’s counsel to the effect that the merger will be treated as a “reorganization” within the meaning of section 368(a) of the Code and that Baker Hughes and BJ Services will each be treated as a “party to a reorganization” within the meaning of section 368(b) of the Code; and

•	the accuracy of the representations and warranties of Baker Hughes, BJ Services and Merger Sub in the merger agreement, subject to the material adverse effect standard provided in the merger agreement and described below, with specified exceptions.

Neither Baker Hughes nor BJ Services can give any assurance as to when or if all of the conditions to the consummation of the merger will be satisfied or waived or that the merger will occur.

For more information regarding the conditions to the consummation of the merger and a complete list of such conditions, see “The Merger Agreement — Conditions to the Completion of the Merger.”

Regulatory Approvals Required for the Merger

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice, which is referred to as the Antitrust Division, and the Federal Trade Commission, which is referred to as the FTC, under the HSR Act and by other governmental entities under non-U.S. antitrust or competition merger control statutes. On September 8, 2009, the Antitrust Division notified counsel to Baker Hughes that it had opened an investigation related to the merger. On September 14, 2009, Baker Hughes and BJ Services filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC. Baker Hughes and BJ Services expect to file notices with antitrust and competition authorities in non-U.S. jurisdictions. Although Baker Hughes and BJ Services do not expect regulatory authorities to raise any significant objections to the merger that would result in the failure to satisfy the conditions to closing the merger by the termination date under the merger agreement, Baker Hughes and BJ Services can provide no assurance that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to Baker Hughes after the effective time of the merger.

The merger may also be subject to the regulatory requirements of other municipal, state and federal, domestic or foreign, governmental agencies and authorities.

No Solicitation and Change in Recommendation

Under the merger agreement, BJ Services has agreed not to (and to not permit any of its officers, directors,

employees, financial advisors, attorneys or other authorized representatives to) solicit, initiate, knowingly and intentionally encourage or facilitate, or negotiate, any competing acquisition proposal, provide information regarding BJ Services to a third party in connection with a competing acquisition proposal or release any such third party from any confidentiality or standstill agreement. However, before the approval and adoption of the merger agreement by the BJ Services stockholders, BJ Services may, under certain circumstances, engage in negotiations with and provide information regarding BJ Services to a third party making an unsolicited, written acquisition proposal. Under the merger agreement, BJ Services is required to notify Baker Hughes if it receives any competing acquisition proposal or request for information in connection with such a proposal.

Before the approval and adoption of the merger agreement by the BJ Services stockholders, the board of directors of either BJ Services or Baker Hughes may withdraw its recommendation or declaration of advisability of the merger agreement if the board of directors of such company determines in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to change its recommendation would reasonably be expected to be inconsistent with its fiduciary duties.

For more information regarding the limitations on BJ Services and its board of directors to consider other proposals, see “The Merger Agreement — Additional Agreements — No Solicitation of Alternative Transactions.”

Termination of the Merger Agreement

In general, the merger agreement may be terminated at any time prior to the effective time of the merger in the following ways:

•	by mutual written consent of Baker Hughes and BJ Services;

•	by either Baker Hughes or BJ Services if:

•	the merger is not completed on or before March 1, 2010 (subject to certain exceptions in connection with the stockholder meetings and related disclosure and with the expiration or termination of the waiting period, and any extension thereof, under the HSR Act), referred to as the termination date;

•	any injunction, judgment, order or decree prohibiting or permanently enjoining the closing of the merger is in effect and has become final and nonappealable;

•	the BJ Services stockholders fail to approve and adopt the merger agreement at the BJ Services special meeting; or

•	the Baker Hughes stockholders fail to approve the issuance of shares of Baker Hughes common stock pursuant to the merger agreement at the Baker Hughes special meeting;

•	by BJ Services if:

•	Baker Hughes has breached or failed to perform its representations, warranties, covenants or other agreements in the merger agreement, which would give rise to the failure of a condition to closing of the merger and is incapable of being cured prior to the termination date or is not cured by Baker Hughes within 30 days following notice from BJ Services;

•	prior to the approval and adoption by BJ Services stockholders of the merger agreement, the BJ Services board of directors has received a competing superior proposal and has not violated the no solicitation provisions of the merger agreement with respect to such proposal, and BJ Services terminates the merger agreement in accordance with its terms (including negotiating with Baker Hughes to amend the merger agreement prior to such termination and payment of the termination fee described below); or

•	the Baker Hughes board of directors withdraws or adversely changes its recommendation to its stockholders.

•	by Baker Hughes if:

•	BJ Services has breached or failed to perform its representations, warranties, covenants or other agreements in the merger agreement, which would give rise to the failure of a condition to closing of the merger and is incapable of being cured prior to the termination date or is not cured by BJ Services within 30 days following notice from Baker Hughes;

•	prior to the approval and adoption by Baker Hughes stockholders of the merger agreement, the Baker Hughes board of directors has received a competing superior proposal and Baker Hughes terminates the merger agreement in accordance with its terms (including advance notice to BJ Services of such termination and payment of the termination fee described below);

•	the BJ Services board of directors withdraws or adversely changes its recommendation to its stockholders; or

•	BJ Services has breached or failed to perform in any material respect any of its obligations under the no solicitation provisions of the merger agreement.

For more information regarding the rights of Baker Hughes and BJ Services to terminate the merger agreement, see “The Merger Agreement — Termination of the Merger Agreement — General.”

Termination Fee

Under the merger agreement, Baker Hughes may be required to pay to BJ Services a termination fee of $175 million (less any BJ Services expenses previously reimbursed by Baker Hughes) if the merger agreement is terminated under certain circumstances, and BJ Services may be required to pay to Baker Hughes a termination fee of $175 million (less any Baker Hughes expenses previously reimbursed by BJ Services) if the merger agreement is terminated under certain circumstances. In addition, the merger agreement requires each of Baker Hughes and BJ Services to reimburse the other’s expenses, up to $10 million, in certain circumstances where the merger agreement is terminated by a party and the $175 million termination fee is not then payable to the other party.

For more information regarding the termination fee, see “The Merger Agreement — Termination of the Merger Agreement — Termination Fees and Expenses.”

Material U.S. Federal Income Tax Consequences of the Merger

The merger is intended to constitute a “reorganization” within the meaning of section 368(a) of the Code, so that BJ Services stockholders will generally, for U.S. federal income tax purposes, recognize gain (but not loss) as a result of the merger, in an amount not to exceed the amount of cash received as part of the merger consideration. The merger is conditioned on the receipt of legal opinions to the effect that the merger will constitute a “reorganization” within the meaning of section 368(a) of the Code.

For a more complete discussion of the U.S. federal income tax consequences of the merger, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 84.

Accounting Treatment

Baker Hughes will account for the merger using the acquisition method of accounting under U.S. generally accepted accounting principles, which are referred to as GAAP.

Payment of Dividends

Baker Hughes

Baker Hughes has paid quarterly cash dividends of $0.15 per share since the third quarter of fiscal 2008. Prior to the third quarter of fiscal 2008, Baker Hughes paid quarterly cash dividends of $0.13 per share. Under the terms of the merger agreement, during the period before the closing of the merger, Baker Hughes is prohibited from paying any dividends other than its regular quarterly dividends.

BJ Services

BJ Services has paid quarterly cash dividends of $0.05 per share since the fourth quarter of fiscal 2005. Under the terms of the merger agreement, during the period before the closing of the merger, BJ Services is prohibited from paying any dividends other than its regular quarterly dividends.

Source of Funding for the Merger

Baker Hughes’ obligation to complete the merger is not conditioned upon its obtaining financing. Baker Hughes anticipates that approximately $794 million will be required to pay the aggregate cash portion of the merger consideration to the BJ Services stockholders. Baker Hughes intends to fund the cash component of the transaction through internal cash resources and other sources of debt financing.

For a more complete discussion of sources of funding for the merger and related costs, see “Source of Funding for the Merger” beginning on page 115.

Comparison of Rights of Baker Hughes Stockholders and BJ Services Stockholders

As a result of the merger, the holders of BJ Services common stock will become holders of Baker Hughes common stock. Following the merger, BJ Services stockholders will have different rights as stockholders of Baker Hughes than as stockholders of BJ Services due to the different provisions of the governing documents of BJ Services and Baker Hughes.

For more information regarding the rights of Baker Hughes stockholders and BJ Services stockholders, see “Comparison of Rights of Baker Hughes Stockholders and BJ Services Stockholders.”

Proposal to Approve the Amendment to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan

Baker Hughes stockholders will vote at the Baker Hughes special meeting on a proposal to approve the adoption of the amendments to the BHI D&O LTIP to increase the number of shares of Baker Hughes common stock available for issuance under the BHI D&O LTIP to 10,000,000 shares and to extend until September 18, 2019, the period during which awards may be made under the BHI D&O LTIP. As of September 17, 2009, 1,466,806 shares of Baker Hughes common stock remained available for issuance under the BHI D&O LTIP. Unless the Baker Hughes stockholders approve of the extension of the period during which awards may be made under the BHI D&O LTIP, no awards may be made under the BHI D&O LTIP after March 5, 2012. The Baker Hughes board of directors believes that these amendments to the BHI D&O LTIP are necessary to provide a long-term vehicle for the grants of equity-based compensation incentives to officers and directors of Baker Hughes and its affiliates and to ensure that Baker Hughes has a sufficient number of shares available under its stock incentive plans to make equity-based incentive awards to a larger population of officers and directors following the merger.

The merger is not conditioned upon the approval of the proposal to approve the amendments to the BHI D&O LTIP. Similarly, the granting of substitute options and substitutions of other equity-based compensation under the BHI D&O LTIP pursuant to the merger is not conditioned upon the approval of the proposals to approve the amendments to the BHI D&O LTIP, but if the proposal to amend the BHI D&O LTIP is approved by Baker Hughes stockholders and the merger is not consummated, then 10,000,000 shares of Baker Hughes common stock will nevertheless be available for issuance under the BHI D&O LTIP and awards may be made under such plan until September 18, 2019.

Proposal to Approve the Amendment to the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan

Baker Hughes stockholders will vote at the Baker Hughes special meeting on a proposal to approve the adoption of the amendments to the BHI Employee LTIP to increase the number of shares of Baker Hughes common stock available for issuance under the BHI Employee LTIP to 22,000,000 shares and to extend until September 18, 2019, the period during which awards may be made under the BHI Employee LTIP. As of September 17, 2009, 30,161 shares of Baker Hughes common stock remained available for issuance under the BHI Employee LTIP, excluding the shares available for issuance as substitute awards as a result of the merger. Unless the Baker Hughes stockholders approve of the extension of the period during which awards may be made under the BHI Employee LTIP, no awards may be made under the BHI Employee LTIP after March 5, 2012. The Baker Hughes board of directors believes that these amendments to the BHI Employee LTIP are necessary to provide a long-term vehicle for the grants of equity-based compensation incentives to employees of Baker Hughes and its affiliates and to ensure that Baker Hughes has a sufficient number of shares available under its stock incentive plans to make equity-based incentive awards to a larger population of employees following the merger.

The merger is not conditioned upon the approval of the proposal to approve the amendments to the BHI Employee LTIP. Similarly, the granting of substitute options and substitutions of other equity-based compensation under the BHI Employee LTIP pursuant to the merger is not conditioned upon the approval of the proposals to approve the amendments to the BHI Employee LTIP, but if the proposal to amend the BHI Employee LTIP is approved by Baker Hughes stockholders and the merger is not consummated, then 22,000,000 shares of Baker Hughes common stock will nevertheless be available for issuance under the BHI Employee LTIP and awards may be made under such plan until September 18, 2019.

SELECTED HISTORICAL FINANCIAL DATA OF BAKER HUGHES

The following tables show Baker Hughes’ selected historical consolidated financial data as of and for each of the fiscal years ended December 31, 2008, 2007, 2006, 2005 and 2004 and as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 and are derived from Baker Hughes’ financial statements. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in Baker Hughes’ Annual Report on Form 10-K for the year ended December 31, 2008 and in Baker Hughes’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which are incorporated herein by reference. See also the pro forma information set forth elsewhere in this joint proxy statement/prospectus regarding the proposed merger with BJ Services. Baker Hughes’ historical results are not necessarily indicative of results to be expected in future periods.

	Six Months Ended
	June 30,
	(unaudited)		Fiscal Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In millions, except per share data)

Income Statement Data:
Revenues	$5,004	$5,668	$11,864	$10,428	$9,027	$7,185	$6,080
Costs and expenses:
Cost of revenues	3,757	3,766	7,954	6,845	5,876	5,024	4,428
Research and engineering	211	209	426	372	339	300	272
Marketing, general and administrative	565	520	1,046	933	878	628	563
Litigation settlement	—	62	62	—	—	—	—

Total costs and expenses	4,533	4,557	9,488	8,150	7,093	5,952	5,263

Operating income	471	1,111	2,376	2,278	1,934	1,233	817
Equity in income of affiliates	—	1	2	1	60	100	36
Gain on sale of product line	—	28	28	—	—	—	—
Gain on sale of interest in affiliate	—	—	—	—	1,744	—	—
Impairment loss on investments	—	—	(25)	—	—	—	—
Interest expense	(69)	(32)	(89)	(66)	(69)	(72)	(84)
Interest and dividend income	4	12	27	44	68	18	7

Income from continuing operations before income taxes	406	1,120	2,319	2,257	3,737	1,279	776
Income taxes	(124)	(346)	(684)	(743)	(1,338)	(405)	(250)

Income from continuing operations	282	774	1,635	1,514	2,399	874	526
Income from discontinued operations, net of tax	—	—	—	—	20	5	3

Income before cumulative effect of accounting change	282	774	1,635	1,514	2,419	879	529
Cumulative effect of accounting change, net of tax	—	—	—	—	—	(1)	—

Net income	$282	$774	$1,635	$1,514	$2,419	$878	$529

Per share of common stock:
Income from continuing operations:
Basic	$0.91	$2.51	$5.32	$4.76	$7.26	$2.58	$1.57
Diluted	0.91	2.50	5.30	4.73	7.21	2.56	1.57
Dividends	0.30	0.26	0.56	0.52	0.52	0.48	0.46

	As of June 30, 2009
	(unaudited)	As of December 31,
	2009	2008	2007	2006	2005	2004
	(In millions)

Balance Sheet Data:
Cash, cash equivalents and short-term investments	$1,362	$1,955	$1,054	$1,104	$774	$319
Working capital	4,664	4,634	3,837	3,346	2,479	1,738
Total assets	11,099	11,861	9,857	8,706	7,807	6,821
Long-term debt	1,777	1,775	1,069	1,074	1,078	1,086
Stockholders’ equity	7,113	6,807	6,306	5,243	4,698	3,895

Notes to Selected Financial Data

(1)	2008 income from continuing operations includes a net charge of $62 million relating to the settlement of litigation with ReedHycalog.

(2)	2008 income from continuing operations includes $28 million for the gain on the sale of the Completion and Production segment’s Surface Safety Systems product line.

(3)	2008 income from continuing operations includes a charge for impairment loss on investments of $25 million relating to auction rate securities.

(4)	On April 28, 2006, Baker Hughes sold its 30% interest in WesternGeco, a seismic venture formed with Schlumberger in 2000, and recorded a gain of $1,744 million on the sale.

(5)	The selected financial data includes reclassifications to reflect Baker Supply Products Division, as discontinued operations.

(6)	In 2005, Baker Hughes adopted Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

SELECTED HISTORICAL FINANCIAL DATA OF BJ SERVICES

The following tables show BJ Services’ selected historical consolidated financial data as of and for each of the fiscal years ended September 30, 2008, 2007, 2006, 2005 and 2004 and as of June 30, 2009 and for the nine months ended June 30, 2009 and 2008 and are derived from BJ Services’ financial statements. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in BJ Services’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and in BJ Services’ Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, which are incorporated herein by reference. See also the pro forma information set forth elsewhere in this joint proxy statement/prospectus regarding the proposed merger with Baker Hughes. BJ Services’ historical results are not necessarily indicative of results to be expected in future periods.

	Nine Months Ended
	June 30,
	(unaudited)		Fiscal Year Ended September 30,
	2009	2008	2008	2007	2006	2005	2004
	(In millions, except per share data)

Operating Data:
Revenue	$3,273	$3,896	$5,426	$4,803	$4,368	$3,243	$2,601
Operating expenses	3,037	3,250	4,519	3,652	3,196	2,606	2,163

Operating income	236	646	907	1,151	1,172	637	438
Interest expense	(20)	(21)	(28)	(33)	(15)	(11)	(16)
Interest income	1	1	2	2	15	11	6
Other income (expense), net(1)	(4)	(5)	(13)	(7)	—	16	93
Income tax expense	(53)	(180)	(259)	(359)	(367)	(200)	(160)

Net income	$160	$441	$609	$754	$805	$453	$361

Earnings per share(2):
Basic	$0.55	$1.50	$2.08	$2.57	$2.55	$1.40	$1.13
Diluted	0.54	1.49	2.06	2.55	2.52	1.38	1.10
Cash dividends per share	0.15	0.15	0.20	0.20	0.20	0.17	0.04
Depreciation and amortization	222	195	269	211	167	137	126
Capital expenditures(3)	314	434	607	752	460	324	201

	As of June 30, 2009
	(unaudited)	As of September 30,
	2009	2008	2007	2006	2005	2004
	(In millions)

Financial Position (at end of period):
Property, net	$2,366	$2,313	$1,966	$1,393	$1,087	$914
Total assets	5,046	5,322	4,715	3,862	3,410	3,301
Long-term debt and capital leases, excluding current maturities	501	506	253	500	—	79
Stockholders’ equity	3,532	3,442	2,851	2,147	2,492	2,102

Notes to Selected Financial Data

(1)	Includes Halliburton patent infringement award of $86 million (net of legal expenses) and $12 million for the reversal of excess liabilities in the Asia Pacific region in fiscal 2004. Fiscal 2005 includes $9 million in misappropriated funds from the Asia Pacific region repaid to BJ Services and $10 million for the reversal of excess accrued liabilities in the Asia Pacific region.

(2)	Earnings per share amounts have been restated for all periods presented to reflect the increased number of common shares outstanding, resulting from the 2-for-1 stock split effective September 1, 2005.

(3)	Excludes acquisitions of businesses. Includes $48 million in fiscal 2007 to purchase assets from an equipment financing partnership.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined statement of operations data of Baker Hughes for the year ended December 31, 2008 and for the six months ended June 30, 2009 have been prepared to give effect to the merger as if the merger had occurred on January 1, 2008. The unaudited pro forma condensed combined balance sheet data as of June 30, 2009 of Baker Hughes has been prepared to give effect to the merger as if the merger had occurred on June 30, 2009.

The following selected unaudited pro forma condensed combined financial information is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2008 for statement of operations purposes, and on June 30, 2009 for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in “Risk Factors.” The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included elsewhere in this joint proxy statement/prospectus.

	Six Months Ended	Year Ended
	June 30, 2009	December 31, 2008
	(In millions, except
	per share data)

Pro Forma Condensed Combined Statement of Operations Data:
Revenues	$6,846	$17,290
Cost of revenues	5,420	12,119
Gross profit(1)	1,182	4,673
Net income	292	2,243
Diluted earnings per share	$0.68	$5.24

(1)	Represents revenues less cost of revenues and research and engineering.

As of
June 30, 2009
(In millions)

Pro Forma Condensed Combined Balance Sheet Data:
Working capital	$4,578
Total assets	18,319
Long-term debt	2,276
Stockholders’ equity	12,049

UNAUDITED COMPARATIVE PER SHARE DATA

The following table summarizes earnings per share data for Baker Hughes and BJ Services on a historical basis and on a pro forma condensed combined basis giving effect to the merger. It has been assumed for purposes of the pro forma condensed combined financial information provided below that the merger was completed on January 1, 2008 for statement of operations purposes, and on June 30, 2009 for the book value per share data. The following information should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included elsewhere in this joint proxy statement/prospectus.

	Baker Hughes	BJ Services
	Fiscal Year	Fiscal Year		Pro Forma
	Ended	Ended		Combined
	December 31,	September 30,	Pro Forma	Equivalent
	2008	2008	Combined(1)	Data(2)

Basic earnings per share	$5.32	$2.08	$5.28	$2.11
Diluted earnings per share	5.30	2.06	5.24	2.10
Cash dividends declared per share	0.56	0.20	—	—

	Baker Hughes	BJ Services
				Pro Forma
	Six Months	Six Months		Combined
	Ended	Ended	Pro Forma	Equivalent
	June 30, 2009	June 30, 2009	Combined(1)	Data(2)

Basic earnings per share	$0.91	$0.04	$0.68	$0.27
Diluted earnings per share	0.91	0.04	0.68	0.27
Book value per share at period end(3)	23.02	12.09	28.22	11.30
Cash dividends declared per share	0.30	0.10	—	—

(1)	The pro forma statement of operations for fiscal year 2008 was prepared by combining the Baker Hughes historical consolidated statement of operations for the fiscal year ended December 31, 2008 and the BJ Services historical consolidated statement of operations for the fiscal year ended September 30, 2008. The pro forma statement of operations for the six months ended June 30, 2009 was prepared by combining the Baker Hughes and BJ Services historical consolidated statements of operations for the three months ended March 31, 2009 and the three months ended June 30, 2009.

(2)	Pro forma combined equivalent data is calculated by multiplying the combined pro forma amounts by the stock exchange ratio of 0.40035.

(3)	Historical book value per share is computed by dividing stockholders’ equity by the number of Baker Hughes or BJ Services common shares outstanding. Pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of Baker Hughes common shares outstanding.

COMPARATIVE BAKER HUGHES AND BJ SERVICES MARKET PRICE AND DIVIDEND DATA

Baker Hughes common stock is listed on the NYSE under the symbol “BHI.” BJ Services common stock is listed on the NYSE under the symbol “BJS.”

The following table presents closing prices for shares of Baker Hughes common stock and BJ Services common stock on August 28, 2009, the last trading day before the public announcement of the execution of the merger agreement by Baker Hughes and BJ Services and October 7, 2009, the latest practicable trading day before the date of this joint proxy statement/prospectus. This table also presents the equivalent market value per share of BJ Services common stock on August 28, 2009 and October 7, 2009, as determined by multiplying the closing prices of shares of Baker Hughes common stock on those dates by the stock exchange ratio of 0.40035, plus $2.69 in cash, without interest.

Although the stock exchange ratio is fixed, the market prices of Baker Hughes common stock and BJ Services common stock will fluctuate before the special meetings and before the merger is completed and the market value of the merger consideration ultimately received by BJ Services stockholders will depend on the closing price of Baker Hughes common stock on the day the merger is consummated. See “Risk Factors — Risk Factors Relating to the Merger — Because the merger consideration is fixed and the market price of shares of Baker Hughes common stock will fluctuate, BJ Services stockholders cannot be sure of the value of the merger consideration they will receive.”

			Equivalent
			Per Share of
	Baker Hughes	BJ Services	BJ Services
	Common Stock	Common Stock	Common Stock

August 28, 2009	$38.09	$15.43	$17.94
October 7, 2009	$43.67	$19.76	$20.17

The table below sets forth, for the calendar quarters indicated, the high and low sale prices per share of Baker Hughes common stock and per share of BJ Services common stock on the NYSE. The table also shows the amount of cash dividends declared on Baker Hughes common stock and BJ Services common stock for the calendar quarters indicated.

	Baker Hughes
	Common Stock
			Cash Dividends
	High	Low	Declared

Fiscal Year Ended December 31, 2009:
Fourth Quarter (through October 7)	$43.74	$40.18	$—
Third Quarter	$44.61	$33.11	$0.15
Second Quarter	$43.00	$27.35	$0.15
First Quarter	$38.95	$25.69	$0.15

Fiscal Year Ended December 31, 2008:
Fourth Quarter	$59.66	$24.20	$0.15
Third Quarter	$90.48	$56.53	$0.15
Second Quarter	$90.81	$67.48	$0.13
First Quarter	$82.13	$62.65	$0.13

Fiscal Year Ended December 31, 2007:
Fourth Quarter	$100.29	$76.39	$0.13
Third Quarter	$92.10	$73.65	$0.13
Second Quarter	$89.95	$65.68	$0.13
First Quarter	$74.66	$62.26	$0.13

Fiscal Year Ended December 31, 2006:
Fourth Quarter	$78.85	$64.92	$0.13
Third Quarter	$83.95	$61.08	$0.13
Second Quarter	$89.30	$66.63	$0.13
First Quarter	$78.33	$60.60	$0.13

	BJ Services
	Common Stock
			Cash Dividends
	High	Low	Declared

Fiscal Year Ended September 30, 2010:
October 1, 2009 – October 7, 2009	$19.85	$18.38	$—

2009 Fiscal Quarters:
July 1, 2009 – September 30, 2009	$20.06	$12.00	$0.05
April 1, 2009 – June 30, 2009	$17.00	$9.45	$0.05
January 1, 2009 – March 31, 2009	$13.44	$8.72	$0.05
October 1, 2008 – December 31, 2008	$18.91	$8.34	$0.05

2008 Fiscal Quarters:
July 1, 2008 – September 30, 2008	$34.94	$18.12	$0.05
April 1, 2008 – June 30, 2008	$33.66	$26.93	$0.05
January 1, 2008 – March 31, 2008	$29.00	$19.30	$0.05
October 1, 2007 – December 31, 2007	$28.79	$23.12	$0.05

2007 Fiscal Quarters:
July 1, 2007 – September 30, 2007	$29.52	$23.48	$0.05
April 1, 2007 – June 30, 2007	$31.26	$27.25	$0.05
January 1, 2007 – March 31, 2007	$29.10	$25.55	$0.05
October 1, 2006 – December 31, 2006	$34.14	$27.43	$0.05

2006 Fiscal Quarters:
July 1, 2006 – September 30, 2006	$38.01	$27.87	$0.05
April 1, 2006 – June 30, 2006	$41.79	$31.81	$0.05
January 1, 2006 – March 31, 2006	$42.85	$30.25	$0.05

The information in the preceding tables is historical only. Baker Hughes and BJ Services urge Baker Hughes stockholders and BJ Services stockholders to obtain current market quotations for shares of Baker Hughes common stock and BJ Services common stock before making any decision regarding the issuance of shares of Baker Hughes common stock pursuant to the merger agreement or the approval and adoption of the merger agreement, as applicable.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Concerning Forward-Looking Statements,” Baker Hughes stockholders and BJ Services stockholders should carefully consider the following risks before deciding how to vote. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Risk Factors Relating to the Merger

Because the merger consideration is fixed and the market price of shares of Baker Hughes common stock will fluctuate, BJ Services stockholders cannot be sure of the value of the merger consideration they will receive.

Upon consummation of the merger, each outstanding share of BJ Services common stock will be converted into 0.40035 shares of Baker Hughes common stock and $2.69 in cash. The number of shares of Baker Hughes common stock to be issued pursuant to the merger agreement for each share of BJ Services common stock is fixed and will not change to reflect changes in the market price of Baker Hughes common stock. The market price of Baker Hughes common stock at the time of the merger may vary significantly from the market prices of Baker Hughes common stock on the date the merger agreement was executed, the date of this joint proxy statement/prospectus and the date on which Baker Hughes or BJ Services stockholders vote on the merger.

In addition, the merger may not be completed until a significant period of time has passed after the special meetings. Because the merger consideration will not be adjusted to reflect any changes in the market value of Baker Hughes common stock or BJ Services common stock, the market value of the Baker Hughes common stock issued in the merger and the BJ Services common stock surrendered in the merger may be higher or lower than the values of those shares on those earlier dates.

Stock price changes may result from a variety of factors that are beyond the control of Baker Hughes and BJ Services, including:

•	market reaction to the announcement of the merger and market assessment of the likelihood of the merger being consummated;

•	changes in the respective businesses, operations or prospects of Baker Hughes or BJ Services, including Baker Hughes’ and BJ Services’ ability to meet earnings estimates;

•	governmental or litigation developments or regulatory considerations affecting Baker Hughes or BJ Services or the energy industry;

•	general business, market, industry or economic conditions;

•	the worldwide supply/demand balance for oil and gas and the prevailing commodity price environment;

•	the level of drilling activity of customers of Baker Hughes and BJ Services; and

•	other factors beyond the control of Baker Hughes and BJ Services, including those described elsewhere in this “Risk Factors” section.

Neither party is permitted to “walk away” from the merger, terminate the merger agreement or resolicit the vote of its stockholders solely because of changes in the market price of either party’s common stock.

Directors and executive officers of BJ Services have certain interests that are different from those of BJ Services stockholders generally.

The executive officers of BJ Services who negotiated the terms of the merger agreement and the members of the BJ Services board of directors who approved the merger agreement have certain interests in the merger that may be different from, or in addition to, the interests of BJ Services stockholders generally. These interests include the following:

•	Each executive officer of BJ Services has a severance agreement with BJ Services that provides for severance payments and other benefits if the executive officer’s employment with BJ Services is terminated following a change of control for certain specific reasons.

•	The approval and adoption of the merger agreement by BJ Services stockholders will constitute a change of control under the BJ Services incentive plans whether or not the merger is consummated, resulting in the acceleration of outstanding equity awards held by each executive officer and each member of the BJ Services board of directors. In addition, under the BJ Services incentive plans, each holder of such an award, other than a stock option, is also entitled to receive a cash bonus equal to an amount that is a tax gross-up for any applicable federal and state income taxes, as well as excise or other taxes.

•	Each executive officer of BJ Services will receive credit for three additional years of service and age for purposes of calculating his or her supplemental executive retirement benefit and the vesting of his or her benefit will be accelerated if the executive officer’s employment with BJ Services is terminated for specified reasons following a change of control.

•	Following completion of the merger, J.W. Stewart and James L. Payne, both of whom are currently members of the BJ Services board of directors, will become members of the Baker Hughes board of directors.

•	All current directors and officers of BJ Services will continue to be indemnified with respect to acts or omissions occurring prior to closing under existing agreements.

These severance arrangements, directorship positions, equity awards and indemnification rights are different from or in addition to the interests of BJ Services stockholders generally. For a discussion of the interests of directors and executive officers in the merger, see “The Merger — Interests of the BJ Services Directors and Executive Officers in the Merger.”

The merger agreement contains provisions that limit BJ Services’ ability to pursue alternatives to the merger with Baker Hughes, could discourage a potential competing acquirer of either BJ Services or Baker Hughes from making a favorable alternative transaction proposal and, in certain circumstances, could require Baker Hughes or BJ Services to pay a $175 million termination fee to the other.

Under the merger agreement, Baker Hughes or BJ Services may be required to pay to the other a termination fee of $175 million if the merger agreement is terminated under certain circumstances. If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of the company making such payment.

Under the merger agreement, Baker Hughes and BJ Services are restricted from entering into alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in “The Merger Agreement,” beginning on page 89), BJ Services is restricted from soliciting, initiating, knowingly and intentionally encouraging or facilitating, or negotiating, any inquiry, proposal or offer for a competing acquisition proposal with any person. Additionally, under the merger agreement, in the event of a potential change by the BJ Services board of directors of its recommendation with respect to the merger, BJ Services must provide Baker Hughes with three business days to propose an adjustment to the terms and conditions of the merger agreement. Baker Hughes and BJ Services may terminate the merger agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including, in the case of a termination by BJ Services, compliance with the no solicitation provisions of the merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Baker Hughes or BJ Services from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances. As a result of these restrictions, neither Baker Hughes nor BJ Services may be able to enter into an agreement with respect to a more favorable alternative transaction without incurring potentially significant liability to the other.

Many of the anticipated benefits of combining Baker Hughes and BJ Services may not be realized.

Baker Hughes and BJ Services entered into the merger agreement with the expectation that the merger would result in various benefits including, among other things, synergies, cost savings, accretion to earnings per share in 2011, maintaining business and customer levels of activity and operating efficiencies. The success of the merger will depend, in part, on the combined company’s ability to realize these anticipated benefits from combining the businesses of Baker Hughes and BJ Services. However, to realize these anticipated benefits, the combined company must successfully combine the businesses of Baker Hughes and BJ Services. If we are not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Baker Hughes and BJ Services have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees or the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, which could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the merger. Further, the size of the merger may make integration difficult, expensive and disruptive, adversely affecting Baker Hughes’ revenues after the merger. Baker Hughes may have difficulty addressing possible differences in corporate cultures and management philosophies. Integration efforts between the two companies will also divert management attention and resources. These integration activities could have an adverse effect on the businesses of both Baker Hughes and BJ Services during the transition period. The integration process is subject to a number of uncertainties. Although Baker Hughes’ plans for integration are focused on minimizing those uncertainties to help achieve the anticipated benefits, no assurance can be given that these benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect Baker Hughes’ future business, financial condition, operating results and prospects. In addition, we may not be able to eliminate duplicative costs or realize other efficiencies from integrating the businesses to offset part or all of the transaction and merger-related costs incurred by Baker Hughes and BJ Services.

Baker Hughes and BJ Services may be unable to obtain the regulatory clearances and approvals required to complete the merger or, in order to do so, Baker Hughes and BJ Services may be required to comply with material restrictions or conditions.

The merger is subject to review by the Antitrust Division and the FTC under the HSR Act and by other governmental entities under non-U.S. antitrust or competition merger control statutes. On September 8, 2009, the Antitrust Division notified counsel to Baker Hughes that it had opened an investigation related to the merger. On September 14, 2009, Baker Hughes and BJ Services filed the requisite notification forms under the HSR Act with the Antitrust Division and the FTC. Baker Hughes and BJ Services expect to file notices with antitrust and competition authorities in non-U.S. jurisdictions.

The expiration or termination of the waiting period (and any extension of the waiting period) applicable to the merger under the HSR Act and non-U.S. antitrust or competition merger control statutes is a condition to closing the merger. The merger may also be subject to the regulatory requirements of other municipal, state and federal, domestic or foreign, governmental agencies and authorities. Baker Hughes and BJ Services can provide no assurance that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions, such as the divestiture of assets or lines of business, that would be detrimental to Baker Hughes after the effective time of the merger.

Additionally, even after the statutory waiting period under the HSR Act has expired, and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Baker Hughes or BJ Services may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

Any delay in completing the merger may substantially reduce the benefits expected to be obtained from the merger.

In addition to obtaining the required governmental clearances and approvals, the merger is subject to a number of other conditions beyond the control of BJ Services and Baker Hughes that may prevent, delay or otherwise materially adversely affect its completion. See “The Merger Agreement — Conditions to the Completion of the Merger.” Baker Hughes and BJ Services cannot predict whether or when the conditions required to complete the merger will be satisfied. The requirements for obtaining the required clearances and approvals could delay the effective time of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may materially adversely affect the synergies and other benefits that Baker Hughes and BJ Services expect to achieve if the merger and the integration of their respective businesses are completed within the expected timeframe.

Baker Hughes’ future results of operations could be adversely affected if the goodwill recorded in the merger subsequently requires impairment.

When Baker Hughes acquires a business, it records an asset called “goodwill” equal to the excess amount it pays for the business, including the fair value of liabilities assumed, over the fair value of the tangible and identified intangible assets of the business it acquires. Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 350 requires that goodwill and other intangible assets that have indefinite useful lives not be amortized, but instead be tested at least annually for impairment, and that intangible assets that have finite useful lives be amortized over their useful lives. FASB ASC Topic 350 provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment. FASB ASC Topic 350 requires Baker Hughes’ management to make certain estimates and assumptions when allocating goodwill to reporting units and determining the fair value of reporting unit net assets and liabilities, including, among other things, an assessment of market conditions, projected cash flows, investment rates, cost of capital and growth rates, which could significantly impact the reported value of goodwill and other intangible assets. Fair value is determined using a combination of the discounted cash flow, market multiple and market capitalization valuation approaches. Absent any impairment indicators, Baker Hughes performs its impairment tests annually during the fourth quarter. Any future impairments would negatively impact Baker Hughes’ results of operations for the period in which the impairment is recognized.

Baker Hughes and BJ Services will incur substantial transaction and merger-related costs in connection with the merger.

Baker Hughes and BJ Services expect to incur a number of non-recurring transaction and merger-related costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs will be substantial. Additional unanticipated costs may be incurred in the integration of the businesses of Baker Hughes and BJ Services. Although it is expected that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The businesses of Baker Hughes and BJ Services, and any other businesses that Baker Hughes may acquire after completion of the merger, may be difficult to integrate, disrupt Baker Hughes’ business, dilute stockholder value or divert management attention.

Risks with respect to the combination of Baker Hughes and BJ Services, and any other recent and future acquisitions, include:

•	difficulties in the integration of the operations and personnel of the acquired company, including difficulties in integrating the newly acquired pressure pumping business with other product lines of the combined company across global markets;

•	diversion of management’s attention away from other business concerns; and

•	the assumption of any undisclosed or other potential liabilities of the acquired company.

Baker Hughes’ and BJ Services’ stockholders will be diluted by the merger.

The merger will dilute the ownership position of the current stockholders of Baker Hughes. Baker Hughes will issue approximately 118 million shares of Baker Hughes common stock (based on the number of outstanding shares of BJ Services common stock, performance unit awards, phantom stock awards and bonus stock awards as of October 7, 2009 and based on the assumption that no options to purchase shares of BJ Services common stock are exercised prior to completion of the merger). Baker Hughes stockholders and BJ Services stockholders are expected to hold approximately 72.4% and 27.6%, respectively, of the combined company’s common stock outstanding immediately after the merger based on these same assumptions. Assuming all outstanding BJ Services options to purchase shares of common stock held by former holders of BJ Services options were exercised immediately following the completion of the merger, Baker Hughes stockholders and BJ Services stockholders are expected to hold approximately 71.5% and 28.5%, respectively, of the combined company’s common stock outstanding immediately after the merger. Consequently, BJ Services stockholders, as a general matter, will have less influence over the management and policies of Baker Hughes than they currently exercise over the management and policies of BJ Services.

BJ Services stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

BJ Services stockholders currently have the right to vote in the election of the board of directors of BJ Services and on other matters affecting BJ Services. When the merger occurs, each BJ Services stockholder that receives shares of Baker Hughes common stock will become a stockholder of Baker Hughes with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of BJ Services. It is expected that the former stockholders of BJ Services as a group will own less than 28% of the outstanding shares of Baker Hughes immediately after the merger. Because of this, BJ Services stockholders will have less influence on the management and policies of Baker Hughes than they now have on the management and policies of BJ Services.

The date that BJ Services stockholders will receive their merger consideration is uncertain.

The completion of the merger is subject to the stockholder and governmental approvals described in this joint proxy statement/prospectus and the satisfaction or waiver of certain other conditions. While we currently expect to complete the merger during the fourth calendar quarter of 2009, such date could be later than expected due to delays in receiving such approvals. Accordingly, we cannot provide BJ Services stockholders with a definitive date on which they will receive the merger consideration.

Pending litigation against BJ Services and Baker Hughes could result in an injunction preventing the consummation of the merger or may adversely affect Baker Hughes’ business, financial condition or results of operations following the merger.

In connection with the merger, various lawsuits have been filed in the Delaware Court of Chancery and in the District Courts of Harris County, Texas against BJ Services and its directors and Baker Hughes alleging that the BJ Services board of directors has violated various fiduciary duties in approving the merger and that Baker Hughes and/or BJ Services aided and abetted such alleged violations. Among other remedies, the plaintiffs seek to enjoin the merger. While Baker Hughes and BJ Services believe these suits are without merit and intend to vigorously defend against such claims, the outcome of any such litigation is inherently uncertain. We cannot currently predict the manner and timing of the resolution of the suits, the likelihood of the issuance of an injunction preventing the consummation of the merger or an estimate of a range of possible losses or any minimum loss that could result in the event of an adverse verdict in the suits, but these lawsuits could prevent or delay the consummation of the merger and result in substantial costs to BJ Services and Baker Hughes. All applicable insurance policies may not provide sufficient coverage for the claims against BJ Services’ directors, and the rights of indemnification of BJ Services directors with respect to these lawsuits will continue after the completion of the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger closes may adversely affect Baker Hughes’ business, financial condition or results of operations.

Failure to complete the merger could negatively affect the stock prices and the future businesses and financial results of Baker Hughes and BJ Services, including, in the case of BJ Services, as a result of the effect of stockholder approval under certain BJ Services employee benefit plans.

Completion of the merger is not assured and is subject to risks, including the risks that approval of the transaction by stockholders of both Baker Hughes and BJ Services or by governmental agencies is not obtained or that certain other closing conditions are not satisfied. If the merger is not completed, the ongoing businesses of Baker Hughes or BJ Services may be adversely affected and Baker Hughes and BJ Services will be subject to several risks, including the following:

•	having to pay certain significant costs relating to the merger without receiving the benefits of the merger, including in certain circumstances a termination fee of $175 million to the other party;

•	the attention of management of Baker Hughes and BJ Services will have been diverted to the merger rather than each company’s own operations and pursuit of other opportunities that could have been beneficial to that company; and

•	resulting negative customer perception could adversely affect the ability of Baker Hughes and BJ Services to compete for, or to win, new and renewal business in the marketplace.

In addition, if the BJ Services stockholders approve and adopt the merger agreement, this will constitute a change of control under the BJ Services incentive plans, severance agreements and supplemental executive retirement plan regardless of whether or not the merger is consummated. If such approval occurs and the merger is not completed, BJ Services may be adversely affected, including through the following:

•	outstanding options to purchase BJ Services common stock would become fully exercisable and subject to accelerated vesting;

•	vesting restrictions applicable to outstanding performance unit awards, phantom stock awards and bonus stock awards granted by BJ Services would lapse and such awards would become subject to accelerated vesting;

•	in the event of a termination of employment for certain specific reasons within a certain period following such stockholder approval, certain employees with severance agreements would become entitled to certain severance payments and other benefits;

•	in the event of a termination of employment for certain specific reasons within a certain period following such stockholder approval, executives entitled to benefits under the BJ Services supplemental executive retirement plan will be given credit for three additional years of service and age for purposes of calculating the benefits to which such executive is entitled and the vesting of such executive’s benefits under the plan will be accelerated; and

•	the foregoing effects under the BJ Services incentive plans, severance agreements and supplemental executive retirement plan may make it more difficult for BJ Services to retain certain employees following such stockholder approval, in particular absent the implementation of new retention programs, and may require BJ Services to utilize cash to pay amounts owed under such plans and agreements.

For additional information concerning the effect of such stockholder approval under the BJ Services incentive plans, severance agreements and supplemental executive retirement plan, see “The Merger — Interests of the BJ Services Directors and Executive Officers in the Merger.”

Risk Factors Relating to Baker Hughes Following the Merger

The existing businesses of Baker Hughes and BJ Services are both subject to significant risks. The risks affecting Baker Hughes’ current business are described in Item 1.A of its Form 10-K for the year ended December 31, 2008 and its Form 10-Q for the quarter ended June 30, 2009, which are incorporated herein by reference. The risks affecting BJ Services’ business are described in Item 1.A of its Form 10-K for the year ended September 30, 2008, which is incorporated herein by reference. We anticipate that these risks will continue to apply to Baker Hughes’ and BJ Services’ businesses following the merger. In addition, the future business and operations of Baker Hughes may be affected by the following additional risks.

The business of the combined company depends on the level of activity in the oil and gas industry, which is significantly affected by volatile oil and gas prices and other factors.

The combined company’s business depends on the level of activity in oil and gas exploration, development and production in market sectors worldwide. Oil and gas prices and market expectations of potential changes in these prices significantly affect this level of activity. However, higher commodity prices do not necessarily translate into increased drilling activity since customers’ expectations of future commodity prices typically drive demand for the combined company’s services. The availability of quality drilling prospects, exploration success, relative production costs, the stage of reservoir development and political and regulatory environments will also affect the demand for the combined company’s services. Worldwide military, political and economic events have contributed to oil and gas price volatility and are likely to do so in the future. The demand for our services is affected by numerous factors, including the following:

•	worldwide demand for oil and gas;

•	the ability of the Organization of Petroleum Exporting Countries, referred to as OPEC, to set and maintain production levels and pricing;

•	the level of production in non-OPEC countries;

•	the policies of various governments regarding exploration and development of their oil and gas reserves;

•	demand for natural gas in North America;

•	advances in exploration and development technology; and

•	the worldwide military and political environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in the Middle East or other geographic areas or further acts of terrorism in the United States, or elsewhere.

A portion of the combined company’s revenue will be dependent on the activity level of natural gas exploration and production in North America.

Upon consummation of the merger, a portion of the combined company’s revenues will be derived from its North American operations. Because of the current economic environment and related decrease in demand for energy, natural gas exploration and production in North America have decreased significantly from their peak levels in the summer of 2008. Warmer than normal winters in North America, among other factors, may adversely impact demand for natural gas and, therefore, demand for oilfield services. If the economic conditions deteriorate further or do not improve, the decline in natural gas exploration and production could cause a decline in the demand for the services and products of the combined company. Such decline could result in a significant adverse effect on the operating results of the combined company and the expected benefits of the merger.

The business of the combined company and the expected benefits of the merger are subject to risks from the economic downturn and lower oil and natural gas prices.

Recent economic data indicate that the rate of economic growth in the United States and worldwide has declined significantly from the growth rates experienced in recent years. Prolonged periods of little or no economic growth will likely decrease demand for oil and natural gas, which could result in lower prices for crude oil and natural gas and therefore lower demand and potentially lower pricing for the products and services of the combined company. If economic conditions deteriorate for prolonged periods, the results of operations and cash flows of the combined company could be adversely affected. Crude oil and natural gas prices have declined significantly from their historic highs in July 2008, and if this continues, such price declines can be expected to reduce drilling activity and demand for the services of the combined company. In addition, most of the customers of the combined company are involved in the energy industry, and if a significant number of them experience a prolonged business decline or disruption as a result of economic slowdown or lower crude oil and natural gas prices, the combined company may incur increased exposure to credit risk and bad debts. A prolonged economic downturn could result in a significant adverse effect on the operating results of the combined company and the expected benefits of the merger.

Business growth could outpace the capabilities of Baker Hughes’ infrastructure.

Baker Hughes cannot be certain that its infrastructure will be adequate to support its operations as it expands. In the spring of 2009, Baker Hughes effected the new organization of its global operations by geography and product lines to strengthen its client-focused operations. Future growth after the merger also could impose significant additional demands on Baker Hughes’ new infrastructure, resulting in additional responsibilities on members of Baker Hughes’ senior management, including the need to recruit and integrate new senior level managers and executives. Baker Hughes cannot be certain that it will be able to recruit and retain such additional managers and executives. To the extent that Baker Hughes is unable to manage its growth effectively, or is unable to attract and retain additional qualified management, Baker Hughes may not be able to expand its operations or execute its business plan.

Business issues currently faced by one company may be imputed to the operations of the other company.

To the extent that either Baker Hughes or BJ Services currently has or is perceived by customers to have operational challenges, such as on-time performance, safety issues or workforce issues, those challenges may raise concerns by existing customers of the other company following the merger which may limit or impede Baker Hughes’ future ability to obtain additional work from those customers.

Failure to retain key employees and skilled workers could adversely affect Baker Hughes following the merger.

Baker Hughes’ performance following the merger could be adversely affected if it is unable to retain certain key employees and skilled workers of BJ Services and Baker Hughes. The loss of the services of one or more of these key employees and skilled workers could adversely affect Baker Hughes’ future operating results because of their experience and knowledge of BJ Services’ business and its successful continuation of the operation of the business. In addition, current and prospective employees of Baker Hughes and BJ Services may experience uncertainty about their future roles with the company until after the merger is completed. This may adversely affect the ability of Baker Hughes and BJ Services to attract and retain key personnel.

Skilled labor shortages and increased labor costs that could negatively affect Baker Hughes’ ability to compete for new projects may also negatively affect its profitability and results of operation.

After the merger, Baker Hughes may be affected to a greater extent by the skilled labor shortages of certain types of qualified personnel, including engineers, project managers, field supervisors, linemen and other qualified personnel, which both Baker Hughes and BJ Services have from time-to-time experienced. These shortages have also negatively impacted, and may continue to negatively impact, the productivity and profitability of certain projects. The inability of Baker Hughes to bid on new and attractive projects, or maintain productivity and profitability on existing projects, including ones developed by BJ Services, due to the limited supply of skilled workers could negatively affect its profitability and results of operation.

Baker Hughes’ sales after the merger could decrease if parties who are currently customers of both Baker Hughes and BJ Services elect to reduce their reliance on the combined company after the merger.

Baker Hughes and BJ Services currently have some customer overlap. If any of these customers in common decreases their amount of business with either company following the merger to reduce their reliance on a single company, such decrease in business could adversely impact the sales and profitability of Baker Hughes following the merger.

Failure to comply with the U.S. Foreign Corrupt Practices Act and terms of agreements with the U.S. Department of Justice, or the DOJ, and the SEC could result in fines, criminal penalties, contract terminations and an adverse effect on the combined company’s business.

The DOJ and SEC and other authorities have a broad range of civil and criminal sanctions under the U.S. Foreign Corrupt Practices Act, referred to as the FCPA, and other laws, which they may seek to impose in appropriate circumstances. Recent civil and criminal settlements with a number of public corporations and individuals have included multi-million dollar fines, disgorgement, injunctive relief, guilty pleas, deferred prosecution agreements and other sanctions, including requirements that corporations retain a monitor to oversee compliance with the FCPA.

Under the settlements in connection with the previously disclosed compliance investigations by the DOJ and SEC, Baker Hughes is subject to ongoing review and regulation of its business operations, including the review of its operations and compliance program by an independent monitor appointed to assess its FCPA policies and procedures. The activities of the independent monitor will have a cost to Baker Hughes and may cause a change in its processes and operations, the outcome of which we are unable to predict. In addition, the settlements may impact operations of the combined company or result in legal actions in the countries that are the subject of the settlements. Also, the collateral impact of settlement in the United States and other countries outside the United States where the combined company does business that may claim jurisdiction over any of the matters related to the DOJ and SEC settlements could be material. These settlements could also result in third-party claims against Baker Hughes, which may include claims for special, indirect, derivative or consequential damages. Under the settlements with the DOJ and SEC, Baker Hughes is enjoined by the federal district court against any further violations of the FCPA. Accordingly, the settlements reached with the DOJ and SEC could be substantially nullified and Baker Hughes could be subject to severe sanctions and civil and criminal prosecution, as well as fines and penalties in the event of a subsequent violation by the combined company or any of our employees or our failure to meet all of the conditions contained in the settlements. The impact of the settlements on Baker Hughes’ ongoing operations could include limits on revenue growth and increases in operating costs. Baker Hughes’ ability to comply with the terms of the settlements is dependent on the success of its ongoing compliance program, including its ability to continue to manage the agents and business partners of the combined company and supervise, train and retain competent employees and the efforts of employees of the combined company to comply with applicable law and the Baker Hughes Business Code of Conduct.

As further described in its SEC filings, BJ Services has voluntarily disclosed information found in its internal investigations to the DOJ and SEC and has engaged in discussions with these authorities in connection with their review of possible illegal payments. BJ Services cannot currently predict the outcome of its investigations, when any of these matters will be resolved, or what, if any, actions may be taken by the DOJ, the SEC or other authorities or the effect the actions may have on the business or consolidated financial statements of BJ Services or the combined company.

Neither Baker Hughes nor BJ Services can predict what, if any, actions may be taken by the DOJ, SEC, Baker Hughes’ independent monitor or other authorities or the effect the foregoing may have on the consolidated financial statements of the combined company. If the DOJ or SEC were to take action regarding the above matters, it could significantly affect the results of operations of the combined company.

World political events could affect the markets for the combined company’s services.

World political events have resulted in military action in Afghanistan and Iraq and terrorist attacks and related unrest. Military action by the United States or other nations could escalate and further acts of terrorism may occur in the U.S. or elsewhere. Such acts of terrorism could be directed against companies such as the combined company. Such developments have caused instability in the world’s financial and insurance markets in the past. In addition, these developments could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for the combined company’s products and services. Insurance premiums could increase and coverages may be unavailable in the future.

U.S. government regulations may effectively preclude the combined company from actively engaging in business activities in certain countries. These regulations could be amended to restrict or prohibit business activities in countries where Baker Hughes and BJ Services currently operate or where the combined company may wish to operate in the future.

The business of the combined company will be subject to operating hazards present in the oil and natural gas industry, as well as adverse weather conditions.

The operations of Baker Hughes and BJ Services are subject to hazards present in the oil and natural gas industry, such as fire, explosion, blowouts, oil spills and leaks or spills of hazardous materials. These incidents as well as accidents or problems in normal operations can cause personal injury or death and damage to property or the environment. The customer’s operations can also be interrupted. From time to time, customers seek recovery for damage to their equipment or property that occurred while Baker Hughes or BJ Services was performing services. Damage to the customer’s property could be extensive if a major problem occurred. In addition, U.S. operations could be materially affected by severe weather in the Gulf of Mexico. Severe weather, such as hurricanes, may cause evacuation of personnel and curtailment of services, damage to offshore drilling rigs resulting in suspension of operations, and loss of or damage to equipment, inventory, and facilities. If material, damage from any such operating hazards or adverse weather conditions could adversely affect the results of operations of the combined company and the expected benefits of the merger.

Demand for the combined company’s products and services, including pressure pumping services, could be reduced or eliminated by governmental regulation or a change in the law.

A variety of regulatory developments, proposals or requirements have been introduced in the domestic and international regions that are focused on restricting the emission of carbon dioxide, methane and other greenhouse gases. Among these developments are the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol” (an internationally applied protocol, which has been ratified in Canada, one of the reporting segments of BJ Services), the Regional Greenhouse Gas Initiative or “RGGI” in the Northeastern United States, and the Western Regional Climate Action Initiative in the Western United States. Also, in 2007, the U.S. Supreme Court held in Massachusetts, et al. v. EPA that greenhouse gases are an “air pollutant” under the federal Clean Air Act and thus subject to future regulation. These developments may curtail production and demand for fossil fuels such as oil and gas in areas of the world where customers of the combined company operate and thus adversely affect future demand for products and services of the combined company, which may in turn adversely affect future results of operations.

Upon completion of the merger, pressure pumping services will account for approximately 20% of the combined company’s revenue. Recently, legislation has been introduced in the United States Congress that would authorize the Environmental Protection Agency to regulate hydraulic fracturing under the Clean Water Act. Such regulations could greatly reduce or eliminate demand for the combined company’s pressure pumping services. If such regulation were enacted, the combined company could suffer a significant decrease in revenue. We are unable to predict whether the proposed legislation or any other proposals will ultimately be enacted, and if so, the impact on the combined company’s business.

Risk Factors Relating to Baker Hughes Common Stock Following the Merger

The market value of Baker Hughes common stock could decline if large amounts of its common stock are sold following the merger.

Following the merger, stockholders of Baker Hughes and former stockholders of BJ Services will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current stockholders of Baker Hughes and BJ Services may not wish to continue to invest in the additional operations of the combined company, or for other reasons may wish to dispose of some or all of their interests in the combined company. If, following the merger, large amounts of Baker Hughes common stock are sold, the price of its common stock could decline.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, may contain certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the merger, or Baker Hughes’ or BJ Services’ future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections “The Merger — Background of the Merger,” “The Merger — Recommendation of the Baker Hughes Board of Directors and Its Reasons for the Merger” and “The Merger — Recommendation of the BJ Services Board of Directors and Its Reasons for the Merger” constitute forward-looking statements.

These forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	projected operating or financial results;

•	the ability to integrate the operations of Baker Hughes and BJ Services;

•	the amount and timing of any cost savings synergies or other efficiencies expected to result from the merger;

•	prospects for our products and services and expected activity in our areas of operations;

•	the effects of competition in our areas of operations;

•	the outlook of oil and gas prices;

•	the current recession and economic condition and expected trends in the industries we serve;

•	the amount, nature and timing of capital expenditures, including future development costs, and availability of capital resources to fund capital expenditures;

•	the various risks and other factors considered by the respective boards of Baker Hughes and BJ Services as described under “The Merger — Recommendation of the Baker Hughes Board of Directors and Its Reasons for the Merger” and under “The Merger — Recommendation of the BJ Services Board of Directors and Its Reasons for the Merger”;

•	the impact of political and regulatory developments;

•	future and pro forma financial condition or results of operations and future revenues and expenses; and

•	business strategy and other plans and objectives for future operations.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond Baker Hughes’ and BJ Services’ control. These include, but are not limited to, quarterly variations in operating results, adverse changes in economic conditions in the markets served by Baker Hughes or BJ Services or by their customers, the ability to effectively compete for new projects, estimates and assumptions in determining financial results, and the other risks described under the caption “Risk Factors” in Baker Hughes’ Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and in BJ Services’ Annual Report on Form 10-K for the year ended September 30, 2008.

Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	the ability to consummate the merger;

•	failure, difficulties and delays in obtaining regulatory clearances and approvals for the merger;

•	failure, difficulties and delays in achieving expected synergies and cost savings; and

•	failure, difficulties and delays in meeting conditions required for closing set forth in the merger agreement.

Should one or more of the risks or uncertainties described above or elsewhere in Baker Hughes’ Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 or in BJ Services’ Annual Report on Form 10-K for the year ended September 30, 2009, occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy/prospectus or the date of any document incorporated by reference in this joint proxy/prospectus, as applicable.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Baker Hughes, BJ Services or persons acting on their behalf may issue.

Except as otherwise required by applicable law, Baker Hughes and BJ Services disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Where You Can Find More Information; Incorporation by Reference.”

THE MERGER

The following is a description of the material aspects of the merger. While Baker Hughes and BJ Services believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to Baker Hughes stockholders and BJ Services stockholders. Baker Hughes and BJ Services encourage Baker Hughes stockholders and BJ Services stockholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the merger.

General

Each of the Baker Hughes and BJ Services boards of directors has approved the merger agreement and the transactions contemplated by the merger agreement. In the merger, BJ Services will merge with and into Merger Sub with Merger Sub surviving the merger as a wholly owned subsidiary of Baker Hughes. BJ Services stockholders will receive the merger consideration described below under “The Merger Agreement — Merger Consideration.”

Background of the Merger

Baker Hughes continually reviews strategic options to improve its assets and business opportunities. One of the areas for potential growth that Baker Hughes has considered is pressure pumping. Baker Hughes believed that entering into the pressure pumping business would be a beneficial addition to its product line and would increase Baker Hughes’ competitiveness in obtaining certain business opportunities, including bundled projects.

Similarly, as part of the continuous evaluation of its business, the BJ Services board of directors and management regularly evaluate BJ Services’ business strategy and prospects for growth and consider opportunities to improve BJ Services’ operations and financial performance in order to create value for BJ Services stockholders. BJ Services’ strategic reviews have frequently resulted in considering acquisitions of other companies and on occasion resulted in considering combinations with other companies.

In the fall of 2007, the Chairman of the board of directors and Chief Executive Officer of a company, referred to as Company A, contacted J.W. Stewart, Chairman, President and CEO of BJ Services, regarding a possible business combination and sent a letter to Mr. Stewart proposing an acquisition of BJ Services. The BJ Services board of directors authorized Mr. Stewart to engage in discussions with Company A regarding its proposal. Shortly thereafter, Company A discontinued discussions with BJ Services, referring to changes in market conditions.

From time to time at the regularly scheduled meetings of the Baker Hughes board of directors, Chad Deaton, Chairman, President and CEO of Baker Hughes, and management would update the board on various business strategies for Baker Hughes and potential transactions. Following such review at the Baker Hughes board of directors regularly scheduled meeting in Houston, Texas, held on July 24, 2008, Mr. Deaton described the potential benefits of growth for Baker Hughes by entering into the pressure pumping business, which could be built over time, through acquisition of pressure pumping equipment, consolidation of multiple small businesses or through a combination with a company such as BJ Services. Following a discussion with management, the board authorized Mr. Deaton to contact Mr. Stewart regarding a possible transaction.

In late July 2008, Mr. Deaton contacted Mr. Stewart to inquire as to whether BJ Services might have an interest in considering a combination of BJ Services with Baker Hughes. Mr. Stewart responded that there could be some advantages to such a combination and that BJ Services might be willing to further investigate such a transaction, but only after having some indication of the price that Baker Hughes was willing to offer.

In August 2008, BJ Services retained Skadden, Arps, Slate, Meagher & Flom LLP, to advise the company concerning possible business combination transactions.

On August 11, 2008, the Baker Hughes board of directors, in a special telephonic board meeting, received an update from Mr. Deaton of Mr. Stewart’s response to the inquiry. In addition, the board discussed with management and representatives of Goldman Sachs, Baker Hughes financial advisor in connection with the merger, preliminary financial analyses regarding a possible transaction prepared by Goldman Sachs at the request of the board. Goldman Sachs had previously acted as financial advisor to Baker Hughes in the sale of its interest in WesternGeco, a seismic joint venture, in April 2006. Akin Gump Strauss Hauer & Feld LLP, counsel to Baker Hughes, referred to as Akin Gump, also attended the meeting to advise the company concerning a possible business transaction. The Baker Hughes board of directors authorized Mr. Deaton to engage in further discussion with BJ Services regarding the potential transaction. A limited agreement of confidentiality was entered into between Baker Hughes and BJ Services later that day on August 11, 2008. Such agreement was limited to a 90 day period and provided for the confidentiality of discussions and the exchange of any information without any restrictions on similar discussions with other parties or any other obligations. Mr. Deaton then told Mr. Stewart that Baker Hughes had an interest in acquiring BJ Services, and mentioned a 5% to 10% premium. Following discussions with Mr. Deaton and then the BJ Services board of directors, Mr. Stewart advised Mr. Deaton that BJ Services did not intend to pursue further combination discussions at that time and the discussions were discontinued. No further discussions or meetings regarding a possible transaction between the two companies occurred until the spring of 2009.

In the fall of 2008, BJ Services received another proposal from Company A regarding a possible business combination. The Chairman and CEO of Company A sent a letter to Mr. Stewart indicating interest in acquiring BJ Services in a transaction with consideration consisting of 95% stock of Company A, with a fixed exchange ratio, and 5% cash. The proposed consideration then represented an implied value of $16.85 per share of BJ Services common stock. Company A proposed to structure the transaction to be taxable to BJ Services stockholders. With the concurrence of the BJ Services board of directors, BJ Services’ senior executive officers engaged in preliminary negotiations and, following entry into a confidentiality agreement with Company A, exchanged information with Company A. BJ Services senior executive officers and its board of directors discussed this possible transaction with Company A with representatives of Skadden, outside regulatory counsel, and BJ Services’ financial advisor. The BJ Services board of directors indicated that its interest in pursuing a possible transaction with Company A was contingent upon removing consummation risk related to regulatory issues. Around early February 2009, Company A ceased discussions with BJ Services concerning a possible business combination, citing the state of the financial markets and the inability to reach agreement concerning allocation of such consummation risk.

In addition, in late 2008, the chief executive officer of a company (neither Baker Hughes nor the company referred to above as Company A) initiated conversations with Mr. Stewart, in which the topic of a possible combination was discussed. These conversations did not result in a serious expression of interest by the other party.

On February 20, 2009, Mr. Stewart and Mr. Deaton encountered one another at an industry event and Mr. Stewart mentioned in passing to Mr. Deaton that Baker Hughes and BJ Services might want to consider discussing the potential benefits of a combination. No follow up meeting was mentioned or discussed.

On February 26, 2009, the Baker Hughes board of directors in a regularly scheduled board meeting in Houston, Texas, received an overview of various strategic opportunities for Baker Hughes. Following discussion by the board with management, the board authorized Mr. Deaton to contact Mr. Stewart to pursue the possibility of a transaction. Mr. Deaton later contacted Mr. Stewart and, on March 12, 2009, Mr. Deaton and Mr. Stewart talked by telephone to discuss in very preliminary and general terms the potential benefits of a strategic combination.

On May 14, 2009, Messrs. Deaton and Stewart met to discuss the potential of a transaction. Although no specific proposals were discussed, the CEOs agreed to have a further meeting that would include their respective CFOs to explore the benefits of a combination. At the conclusion of that meeting, the two CEOs agreed that a confidential, high executive level process should be established so that, to the extent feasible, each of Baker Hughes and BJ Services could address and eliminate any material concerns it might have related to the assets, business, operations or liabilities of the other.

Following its regularly scheduled board meeting on May 28, 2009, Mr. Stewart met with the other members of the BJ Services board of directors in a private session and advised them of his discussions with Mr. Deaton, and the other directors encouraged Mr. Stewart to proceed with the discussions.

On June 4, 2009, Mr. Deaton and Peter Ragauss, Senior Vice President and CFO of Baker Hughes, met with Mr. Stewart and Jeffrey E. Smith, Executive Vice President — Finance and CFO of BJ Services, and engaged in preliminary discussions regarding the potential transaction. At this meeting, these executives discussed in general terms the strategic logic and the possible synergies between Baker Hughes’ and BJ Services’ businesses in the global market and the possibility of using a mixture of stock and cash as the transaction consideration. At this meeting Baker Hughes indicated that it believed a 10% to 20% premium for the shares of BJ Services was appropriate, depending on the results of due diligence. Also discussed were the extent and manner of due diligence that would be conducted by each side.

On June 8, 2009, Mr. Stewart contacted Mr. Deaton to request a written expression of interest and an outline of the due diligence process.

On June 11, 2009, the Baker Hughes board of directors, in a special telephonic board meeting, discussed the June meetings and whether Baker Hughes should consider a possible acquisition of BJ Services. The status of potential merger-related activities was reviewed and discussed. In addition, the board discussed with management preliminary financial analyses regarding a possible transaction prepared by Goldman Sachs at the request of the board. Following the discussions and deliberation by the board of the potential transaction, the board authorized management to explore the potential transaction and deliver a written nonbinding expression of interest based on the terms described below.

On June 17, 2009, Mr. Deaton met with Mr. Stewart to deliver Baker Hughes’ written expression of interest and a confidentiality agreement, as well as a due diligence request list prepared by Akin Gump. The nonbinding expression of interest proposed a 75% stock and 25% cash merger, with a fixed stock exchange ratio, based on a overall implied exchange ratio within the range of 0.406 to 0.443. The proposed consideration represented a 10% to 20% premium to the closing stock price of BJ Services as of June 16, 2009. The letter stated that the premium would also be based on the outcome of due diligence. In order to move the process forward, Mr. Deaton presented Mr. Stewart a signed confidentiality letter that requested a period of exclusivity to conduct such diligence. Mr. Stewart did not accept any terms or execute the confidentiality agreement. He agreed to review further, consult with his board and respond to Mr. Deaton.

On June 18, 2009, Mr. Deaton met telephonically with Mr. Stewart to discuss the expression of interest letter. Mr. Stewart indicated that the merger consideration should consist 100% of shares of Baker Hughes common stock and the implied premium should be higher than proposed in the written Baker Hughes’ expression of interest. Messrs. Deaton and Stewart expressed concern about the timing that might be required for an evaluation and the potential for information leaking into the public if a prolonged process were involved.

Also on June 18, 2009, Baker Hughes received from BJ Services a revised confidentiality agreement and a proposed due diligence list. Following such date, several discussions were held between Alan Crain, Senior Vice President and General Counsel of Baker Hughes, and Margaret Shannon, Vice President — General Counsel & Corporate Secretary of BJ Services, concerning the confidentiality agreement and due diligence matters.

On June 22, 2009, Baker Hughes delivered to BJ Services a revised confidentiality agreement and a revised due diligence list.

On June 24, 2009, the BJ Services board of directors held a telephonic meeting. Mr. Stewart updated the board on discussions with Mr. Deaton and asked the board to approve entering into the confidentiality agreement. During that meeting the board discussed the relative merits of a transaction with Baker Hughes compared to alternative strategies available to BJ Services, including a strategy of remaining independent. Following that discussion, the board authorized Mr. Stewart to enter into the confidentiality agreement with certain revisions.

On July 2, 2009, Messrs. Deaton, Ragauss and Crain met with Messrs. Stewart and Smith and Ms. Shannon and engaged in further preliminary discussions regarding the potential transaction as well as outlining a process for conducting the mutual due diligence investigation. At such meeting, Baker Hughes and BJ Services executed the confidentiality agreement, which included an agreement by BJ Services that it would not enter into any merger discussions with a third party for 30 days.

Between July 7, 2009 and July 9, 2009, several meetings were held among representatives of Baker Hughes, including Messrs. Deaton, Ragauss and Crain, David Emerson, Vice President, Corporate Development, and John Lohman, Vice President, Tax of Baker Hughes, and representatives of BJ Services, including Messrs. Stewart and Smith, Ms. Shannon, and Bret Wells, Vice President, Treasurer and Chief Tax Officer of BJ Services, to discuss general due diligence matters. The parties also discussed, along with each company’s outside legal counsel, each company’s regulatory compliance obligations. The parties agreed there would be no exchange of any customer specific information.

On July 14, 2009, senior management of Baker Hughes, including Messrs. Deaton, Ragauss, Crain and Emerson, Martin S. Craighead, Senior Vice President and Chief Operating Officer of Baker Hughes and Didier Charreton, Vice President, Human Resources of Baker Hughes and senior management of BJ Services, including Messrs. Stewart and Smith, Ms. Shannon, David Dunlap, Executive Vice President and Chief Operating Officer of BJ Services, and Susan E. Hill, Vice President — Human Resources of BJ Services, participated in detailed discussions regarding commercial, legal and operational due diligence items for both parties.

On July 15, 2009, Ms. Shannon sent Mr. Crain a due diligence list outlining topics related to BJ Services’ diligence concerning Baker Hughes.

On July 23, 2009, the Baker Hughes board of directors held its regularly scheduled board meeting in Houston, Texas. The status of potential merger-related activities was reviewed and discussed. An operational review of the proposed transaction was presented to the Baker Hughes board of directors. At the request of the board, representatives of Goldman Sachs discussed its preliminary financial analysis regarding a potential transaction.

Also on July 23, 2009, the BJ Services board of directors held its regularly scheduled board meeting. Following that meeting, in executive session, with Mr. Smith present, Mr. Stewart and Mr. Smith updated the BJ Services board of directors on the status of the discussions with Baker Hughes.

On July 24, 2009, Mr. Deaton met with Mr. Stewart to discuss the potential transaction. Mr. Deaton indicated that in a transaction involving 100% stock consideration as proposed previously by Mr. Stewart, Baker Hughes would likely offer a lower 10% to 12% premium. Such premium indicated by Mr. Deaton was within the range he had previously discussed with the Baker Hughes board of directors at the meeting held on July 23, 2009. No agreement between the CEOs was reached.

On August 5, 2009, Mr. Ragauss met with Mr. Smith to discuss due diligence matters to determine if the transaction was still viable and to discuss the scope of the due diligence review that BJ Services would conduct regarding the operations of Baker Hughes.

On August 7, 2009, Mr. Deaton met with Mr. Stewart to discuss the potential transaction, including the appropriate mix of stock and cash consideration and the range of the indicative premium. Mr. Stewart advised Mr. Deaton that he continued to propose merger consideration consisting of 100% stock and that the 10% to 12% premium recently suggested by Mr. Deaton would be insufficient. No agreement was reached.

On August 10, 2009, representatives of BJ Services’ financial advisor, Greenhill, met with members of senior management of BJ Services to discuss the proposed transaction with Baker Hughes, to review financial analyses prepared by Greenhill related to the transaction under various assumptions concerning premium and alternative financial structures and to discuss strategic alternatives.

On August 13, 2009, Messrs. Deaton and Ragauss met with Messrs. Stewart and Smith to discuss the potential transaction, including additional discussions regarding the appropriate mix of stock and cash consideration and premium. No agreement was reached.

On August 20, 2009, the BJ Services board of directors held a special meeting in Houston, Texas. A representative from Skadden and representatives of Greenhill were present at the meeting, along with Mr. Smith and Ms. Shannon. Mr. Stewart advised the board of the status of discussions with Baker Hughes, including the all stock structure proposed by BJ Services and the implied premium reflected in the exchange ratio most recently proposed by Baker Hughes (reflecting an implied premium within a range of 10% to 12%). Skadden advised the board of its fiduciary duties. Greenhill presented preliminary financial information related to the possible transaction. The BJ Services board of directors then met in executive session, including Mr. Stewart but in the absence of BJ Services management and the advisors, to discuss the proposed merger and other strategic alternatives, including the alternative of remaining independent. Following the discussion among the board members, the BJ Services board of directors instructed Mr. Stewart to continue discussions with Baker Hughes.

On August 21, 2009, Messrs. Deaton and Stewart met to discuss the potential transaction, including further discussions regarding the appropriate mix of stock, cash consideration and premium. No agreement was reached at this meeting.

On August 26, 2009, Messrs. Deaton and Stewart met to discuss the potential transaction. Messrs. Deaton and Stewart agreed that Baker Hughes and BJ Services would enter into negotiations based on merger consideration consisting of 85% Baker Hughes’ stock and 15% cash, representing an overall implied exchange ratio of 0.471 shares of Baker Hughes common stock for each share of BJ Services common stock, based on the closing price of the common stock on the last trading day prior to the execution of a merger agreement. This proposed overall implied exchange ratio represented approximately an 18.4% premium over the closing stock price of BJ Services common stock on August 25, 2009. Based on those discussions, the two CEOs agreed to authorize their respective advisors to try to negotiate a merger agreement that could be presented to the Baker Hughes board of directors and BJ Services board of directors as soon as possible.

On August 27, 2009, Baker Hughes provided BJ Services with a draft merger agreement, and a due diligence session was conducted among senior management of each of Baker Hughes and BJ Services.

Also on August 27, 2009, the Baker Hughes board of directors held a special telephonic meeting to discuss the potential transaction. Prior to the board meeting, each member of the Baker Hughes board of directors received an informational packet that included the current draft of the merger agreement as well as other information relevant to the transaction. At the request of the board, representatives of Goldman Sachs participated in a discussion of its updated preliminary financial analyses regarding a potential transaction. A representative of Akin Gump attended the meeting. Following discussion and deliberation, the board authorized management to continue to pursue the transaction on such terms, subject to the board’s final approval.

On August 28-30, 2009, senior management of Baker Hughes, attorneys from Akin Gump and Fulbright & Jaworski L.L.P., legal advisors to Baker Hughes, and representatives from Goldman Sachs met with senior management of BJ Services, Skadden and Andrews Kurth LLP, legal advisors to BJ Services, and Greenhill, to negotiate various provisions of the merger agreement. The negotiations took place over three days in the offices of Akin Gump. During this three-day period, Richard C. Weisberg, antitrust counsel to BJ Services, and attorneys from Howrey LLP, antitrust counsel to Baker Hughes, met separately to discuss antitrust issues and to discuss related provisions of the merger agreement. At various times throughout this period, Messrs. Deaton and Stewart met telephonically and in person to discuss and negotiate various outstanding items related to the proposed merger.

On August 30, 2009, beginning at 5:30 p.m. CDT, the Baker Hughes board of directors held a special telephonic board meeting attended by members of the board (either in person or telephonically), as well as members of management and representatives of Goldman Sachs and Akin Gump as well as Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel, and Fulbright & Jaworski L.L.P., counsel, to Baker Hughes. Management and the advisors reviewed for the board a history of the negotiations and an updated summary of the negotiations and provided a description of the final material terms of the merger agreement. Representatives of Goldman Sachs reviewed the financial terms of the transaction and its financial analyses with respect to the proposed transaction and delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion and based upon and subject to the factors, limitations and assumptions set forth therein, the aggregate of $2.69 in cash and 0.40035 shares of Baker Hughes common stock to be paid by Baker Hughes in respect of each share of BJ Services common stock pursuant to the merger agreement was fair, from a financial point of view, to Baker Hughes. See “— Opinion of Goldman Sachs.” Mr. Deaton reviewed the final negotiations and discussed integration matters (including Baker Hughes’ obligation to add two BJ Services directors to Baker Hughes’ board after the merger, one of which was expected to be Mr. Stewart). The general counsel of Baker Hughes, Mr. Crain, reviewed the material terms of the merger agreement with the board, a copy and summary of which had been previously provided to the board, and provided the board with the expected timing of the transaction, if approved. Mr. Crain and the legal advisors reviewed the fiduciary duties of the Baker Hughes directors. After due consideration and further discussion, the board of directors determined that the merger agreement and the transactions contemplated by it are advisable and in the best interests of Baker Hughes and its stockholders and approved the merger agreement with 85% stock and 15% cash merger consideration at a fixed exchange ratio of 0.40035 shares of Baker Hughes common stock and cash of $2.69 in exchange for each share of BJ Services common stock, which represented an overall implied exchange ratio of 0.471 as discussed at the August 27, 2009 meeting. The board adopted the merger agreement and the transactions contemplated by the merger agreement and approved the issuance of shares of Baker Hughes common stock pursuant to the merger agreement.

Also on August 30, 2009, beginning at 7:00 p.m. CDT, the BJ Services board of directors held a specially scheduled board meeting attended by all members of the board, as well as members of management and representatives of Greenhill, BofA Merrill Lynch Securities, Skadden and Andrews Kurth. At the meeting, Mr. Stewart updated the board on the principal financial and other terms of the transaction and discussed the history of the negotiations commencing with the initial written proposal on June 17, 2009. He also discussed his view of the principal benefits to BJ Services and its stockholders of the combination. Skadden then reviewed with the BJ Services board of directors its fiduciary duties. Skadden and Andrews Kurth discussed with the board the terms and conditions of the draft merger agreement. A discussion then ensued in which the directors inquired about various aspects of the draft merger agreement.

Greenhill presented its financial analyses of the proposed merger, including the merger consideration provided for in the merger agreement, and delivered its oral opinion to the BJ Services board of directors, which was confirmed by delivery of a written opinion dated August 30, 2009, to the effect that, as of such date and based upon and subject to the matters set forth therein, the merger consideration to be received by the BJ Services stockholders was fair, from a financial point of view, to such holders. See “— Opinion of Greenhill.” BofA Merrill Lynch Securities then discussed with the BJ Services board of directors its financial analysis of the consideration payable in the merger and delivered to the BJ Services board of directors an oral opinion, which was confirmed by delivery of a written opinion dated August 30, 2009, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the consideration to be received in the merger by holders of BJ Services common stock was fair, from a financial point of view, to such holders. See “— Opinion of BofA Merrill Lynch Securities.”

Following further review and discussion among the members of the BJ Services board of directors in executive session, the BJ Services board of directors determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of BJ Services stockholders, and all of the BJ Services directors voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement.

Following the conclusion of the special meeting of the BJ Services board of directors, the merger agreement was finalized and was executed by Baker Hughes and BJ Services that night.

On August 31, 2009, senior management of Baker Hughes and BJ Services issued a joint press release, before the commencement of trading on the NYSE, announcing the transaction, and held a joint conference call. Various communications and the merger agreement were filed with the SEC on August 31, 2009 and thereafter.

Recommendation of the Baker Hughes Board of Directors and Its Reasons for the Merger

By vote at a meeting held on August 30, 2009, the Baker Hughes board of directors determined that the merger agreement and the transactions contemplated by it are advisable and in the best interests of Baker Hughes and its stockholders and approved and adopted the merger agreement and approved the issuance of shares of Baker Hughes common stock pursuant to the merger agreement. The Baker Hughes board of directors recommends that Baker

Hughes stockholders vote FOR approval of the issuance of Baker Hughes common stock pursuant to the merger agreement.

In deciding to approve the merger agreement and to recommend that Baker Hughes stockholders vote to approve the issuance of Baker Hughes common stock to BJ Services stockholders pursuant to the merger agreement, the Baker Hughes board of directors consulted with Baker Hughes’ management and legal and financial advisors and considered several factors.

Many of the factors considered favored the conclusion of the Baker Hughes board of directors that the merger is advisable and in the best interests of Baker Hughes and its stockholders, including the following:

•	that the merger would enhance Baker Hughes’ customer opportunities and service offerings by addressing a gap in Baker Hughes’ product line;

•	that the merger would enhance the assets of Baker Hughes and would lead to future business opportunities;

•	that the addition of BJ Services’ pressure pumping services would make Baker Hughes more competitive for integrated operations and better able to compete with its largest competitors;

•	that the merger would strengthen Baker Hughes’ reservoir expertise;

•	the continued strength of the balance sheet of the combined company post-merger in order to maintain business flexibility;

•	that Baker Hughes management expects the merger to result in meaningful cost savings and operational synergies, estimated to include approximately $75-$90 million in 2010 and approximately $150-$230 million in 2011;

•	the financial analyses reviewed and discussed with the Baker Hughes board of directors and the written opinion of Goldman Sachs to the Baker Hughes board of directors, dated August 30, 2009, to the effect that, as of the date thereof and based on and subject to the factors, assumptions and limitations described therein, the $2.69 in cash and 0.40035 shares of Baker Hughes common stock to be paid by Baker Hughes is fair, from a financial point of view, to Baker Hughes, as more fully described below under the caption “— Opinion of Goldman Sachs;”

•	the terms of the merger agreement, the structure of the transaction, including the conditions to each party’s obligation to complete the merger, and the ability of the Baker Hughes board of directors to terminate the agreement under certain circumstances;

•	that the merger agreement provides that, under certain circumstances, BJ Services could be required to pay a termination fee of $175 million to Baker Hughes;

•	the ability of Baker Hughes and BJ Services to complete the merger, including their ability to obtain the necessary regulatory approvals and their obligations in connection with obtaining those approvals; and

•	the merger’s structure, which is expected to constitute a reorganization under section 368(a) of the Code.

The Baker Hughes board of directors considered a number of additional factors concerning the merger. The Baker Hughes board of directors considered these factors as a whole and without assigning relative weights to each such factor, and overall considered the relevant factors to be favorable to, and in support of, its determinations and recommendations. These factors included:

•	information concerning the financial condition, results of operations, prospects and businesses of Baker Hughes and BJ Services provided by management of the companies, including the respective companies’ cash flows from operations, recent performance of common stock and the ratio of Baker Hughes common stock price to BJ Services common stock price over various periods, as well as current industry, economic and market conditions;

•	the earnings per share of the common stock and other market factors of both Baker Hughes and BJ Services; and

•	the results of Baker Hughes’ business, legal and financial due diligence review of BJ Services.

The Baker Hughes board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	that there are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated or that the expected synergies from combining the two companies may not be realized, and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

•	the effects on cash flows from operations and other financial measures under various modeling assumptions, and the uncertainties in timing and execution risk with respect to the anticipated benefits of the merger;

•	that Baker Hughes’ exposure to the North American market would increase significantly;

•	that the merger agreement provides that, in certain circumstances, Baker Hughes could be required to pay a termination fee of $175 million to BJ Services;

•	that the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement, including failure to receive necessary regulatory approvals such as under the HSR Act;

•	the possibility of losing key employees and skilled workers as a result of the merger;

•	the possibility of customer overlap or that key customers may choose not to do business with the combined company; and

•	other matters described under the caption “Risk Factors.”

This discussion of the information and factors considered by the Baker Hughes board of directors in reaching its conclusion and recommendations includes all of the material factors considered by the board but is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Baker Hughes board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the Baker Hughes board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Baker Hughes board of directors may have given different weight to different factors. The Baker Hughes board of directors did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement and the issuance of shares of Baker Hughes common stock pursuant to the merger agreement.

It should be noted that this explanation of the reasoning of the Baker Hughes board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of the BJ Services Board of Directors and Its Reasons for the Merger

By unanimous vote, the BJ Services board of directors, at a meeting held on August 30, 2009, determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of BJ Services and its stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger. The BJ Services board of directors recommends that the BJ Services stockholders vote FOR the proposal to approve and adopt the merger agreement at the BJ Services special meeting.

In evaluating the merger, the BJ Services board of directors consulted with BJ Services’ management and legal and financial advisors and, in reaching its determination and recommendation, the BJ Services board of directors considered a number of factors. The BJ Services board of directors also consulted with outside legal counsel regarding its fiduciary duties, legal due diligence matters and the terms of the merger agreement.

Many of the factors considered favored the conclusion of the BJ Services board of directors that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of BJ Services and its stockholders, including the following:

•	the conditions in the oilfield services industry in the United States and worldwide and the business, prospects, financial performance and condition, operations and competitive position of BJ Services on a stand-alone basis as compared to the increased opportunities available to the combined company after giving effect to the merger;

•	the opportunity to advance BJ Services’ long-term strategic direction of integrating its current services with additional product lines, expanding its North American customer base and rolling out service offerings on a broader international level;

•	advantages to the merger compared with other growth and acquisition strategies considered by the BJ Services board of directors, considering the cost and consummation risk associated with acquisitions, the number of desirable acquisition targets and the execution risk associated with successful integration, in particular on an international level;

•	significant continuing equity ownership in the combined company by former stockholders of BJ Services, who will own shares of Baker Hughes common stock representing approximately 27.6% of the then-outstanding shares of Baker Hughes common stock (based on the assumptions described in “Summary — Ownership of Baker Hughes After the Merger”) immediately after the merger and will therefore participate meaningfully in the opportunities for long-term growth of the combined company;

•	the formation of a more globally competitive, diversified combined company, with a broader product line;

•	meaningful cost savings and operational synergies that may be realized by the combined business going forward;

•	advantages of the merger compared with possible alternative business combinations between BJ Services and other third parties, which might, among other considerations, involve increased consummation risk associated with regulatory approvals and/or acquisition financing or result in a less optimal integrated offering of product lines by the combined entity;

•	current financial market conditions and historical market prices, volatility and trading information with respect to BJ Services common stock and Baker Hughes common stock;

•	the premium to be received by BJ Services stockholders in the merger, as compared with trading prices of BJ Services common stock before the announcement of the merger;

•	the opinion of Greenhill to the BJ Services board of directors, dated August 30, 2009, to the effect that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, the consideration to be received by the holders of BJ Services common stock in the merger is fair, from a financial point of view, to such holders, as more fully described in “— Opinion of Greenhill;”

•	the opinion of BofA Merrill Lynch Securities, dated August 30, 2009, to the BJ Services board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received in the merger by holders of BJ Services common stock, as more fully described in “— Opinion of BofA Merrill Lynch Securities;”

•	the belief of the BJ Services board of directors that the terms of the merger agreement and the structure of the transaction, including the conditions to each party’s obligation to complete the merger, are reasonable;

•	the expected ability of Baker Hughes and BJ Services to complete the merger, including their ability to obtain the necessary regulatory approvals and their obligations in connection with obtaining those approvals;

•	the provision of the merger agreement that, under certain circumstances, Baker Hughes could be required to pay a termination fee of $175 million to BJ Services; and

•	the merger’s structure, which is expected to constitute a reorganization under section 382(a) of the Code.

The BJ Services board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated thereby, including the merger. These factors included:

•	significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated or that the expected synergies from combining the two companies may not be realized, and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

•	the potential effect of public announcement of the merger on BJ Services’ revenues, operating results, the price of its common stock and its ability to attract and retain customers and key employees;

•	because the stock exchange ratio under the merger agreement provides for a fixed number of shares of Baker Hughes common stock, the possibility that BJ Services stockholders could be adversely affected by a decrease in the trading price of Baker Hughes common stock before the closing of the merger, and the fact that the merger agreement does not provide BJ Services with a price-based termination right or other similar protection;

•	the limitations imposed in the merger agreement on the solicitation, negotiation or consideration by BJ Services of alternative transactions with third parties;

•	the provision of the merger agreement that, in certain circumstances, BJ Services could be required to pay a termination fee of $175 million to Baker Hughes, and this termination fee may discourage other parties from proposing an alternative transaction with BJ Services;

•	the risk that the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement, or that completion of the merger might be unduly delayed or subject to conditions that may be imposed by governmental authorities;

•	the need to obtain approvals from both Baker Hughes stockholders and BJ Services stockholders in order to complete the transaction;

•	the interests that certain directors and executive officers of BJ Services may have with respect to the merger in addition to their interests as stockholders of BJ Services generally, as described in “— Interests of the BJ Services Directors and Executive Officers in the Merger;” and

•	other matters described under the caption “Risk Factors.”

This discussion of the information and factors considered by the BJ Services board of directors in reaching its conclusion and recommendations includes all of the material factors considered by the board but is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the BJ Services board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the BJ Services board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the BJ Services board of directors may have given different weight to different factors. The BJ Services board of directors did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement and the merger.

It should be noted that this explanation of the reasoning of the BJ Services board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to the Baker Hughes board of directors that, as of August 30, 2009, and based upon and subject to the factors and assumptions set forth therein, the aggregate of $2.69 in cash and 0.40035 shares of Baker Hughes common stock to be paid by Baker Hughes in respect of each share of BJ Services common stock pursuant to the merger agreement was fair from a financial point of view to Baker Hughes.

The full text of the written opinion of Goldman Sachs, dated August 30, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Baker Hughes board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Baker Hughes common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Baker Hughes and BJ Services for the five fiscal years ended December 31, 2008, in the case of Baker Hughes, and the five fiscal years ended September 30, 2008, in the case of BJ Services;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Baker Hughes and BJ Services;

•	certain other communications from Baker Hughes and BJ Services to their respective stockholders;

•	certain publicly available research analyst reports for BJ Services and Baker Hughes;

•	certain internal financial analyses and forecasts for BJ Services prepared by its management;

•	certain internal financial analyses and forecasts for Baker Hughes prepared by its management, including Case A (Management Base Case) and certain financial analyses and forecasts for BJ Services prepared by the management of Baker Hughes, in each case, as approved by Baker Hughes for use by Goldman Sachs, referred to as the Forecasts; and

•	certain cost savings and operating synergies projected by the management of Baker Hughes to result from the merger, as prepared by the management of Baker Hughes and approved by Baker Hughes for use by Goldman Sachs, referred to as the Synergies.

Goldman Sachs also held discussions with members of the senior managements of Baker Hughes and BJ Services regarding their assessment of the past and current business operations, financial condition, and future prospects of BJ Services and with the members of the senior management of Baker Hughes regarding their assessment of the past and current business operations, financial condition and future prospects of Baker Hughes and the strategic rationale for, and the potential benefits of, the merger. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Baker Hughes common stock and the shares of BJ Services common stock, compared certain financial and stock market information for BJ Services and Baker Hughes with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oilfield services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Goldman Sachs, and did not assume any liability for any such information. In that regard, Goldman Sachs assumed with Baker Hughes’ consent that the Case A (Management Base Case) Forecasts for each of Baker Hughes and BJ Services and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Baker Hughes. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Baker Hughes or BJ Services or any of their respective subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Baker Hughes or BJ Services or on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs did not express any opinion as to the impact of the transaction on the solvency or viability of Baker Hughes or BJ Services or the ability of Baker Hughes or BJ Services to pay its obligations when they come due. In addition, Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters nor did it address the underlying business decision of Baker Hughes to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to Baker Hughes. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to Baker Hughes, as of August 30, 2009, of the aggregate of $2.69 in cash and 0.40035 shares of Baker Hughes common stock in respect of each share of BJ Services common stock pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Baker Hughes or BJ Services; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Baker Hughes or BJ Services, or any class of such persons, in connection with the merger, whether relative to the aggregate of $2.69 in cash and 0.40035 shares of Baker Hughes common stock in respect of each share of BJ Services common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion necessarily was based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs did not express any opinion as to the prices at which shares of Baker Hughes common stock will trade at any time.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Baker Hughes in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 30, 2009 and is not necessarily indicative of current market conditions.

Historical Exchange Ratio Analysis and Premia Analysis. Goldman Sachs calculated the average historical exchange ratios of the shares of BJ Services common stock to the shares of Baker Hughes common stock based on the closing prices of the shares of Baker Hughes common stock and the shares of BJ Services common stock during the 30-trading day, 60-trading day, 90-trading day, one-year and two-year periods ended August 28, 2009 as well as the exchange ratio of the closing prices of the shares of BJ Services common stock to the shares of Baker Hughes common stock on August 28, 2009. The following table presents the results of this analysis:

Time Period (up to August 28, 2009) — Implied Exchange Ratio of BJ Services Common Stock to Baker Hughes Common Stock:

	Implied
	Exchange Ratio
	of BJ Services
	Common Stock
	to Baker Hughes
Time Period (up to August 28, 2009)	Common Stock

Current	0.405	x
30-trading day Average	0.377	x
60-trading day Average	0.375	x
90-trading day Average	0.385	x
1-year Average	0.359	x
2-year Average	0.342	x

Goldman Sachs also analyzed the implied $17.94 value of the consideration as of August 28, 2009 to be received by holders of shares of BJ Services common stock pursuant to the merger agreement in relation to the closing market price of BJ Services common stock on August 28, 2009 and to the average market prices of shares of BJ Services common stock during the 30-trading day, 60-trading day, 90-trading day, one-year and two-year periods ended August 28, 2009.

This analysis indicated that the implied $17.94 value of the consideration to be received by holders of shares of BJ Services common stock pursuant to the merger agreement represented:

•	a premium of 16.3% based on the closing market price on August 28, 2009;

•	a premium of 22.8% based on the 30-trading day average market price;

•	a premium of 25.9% based on 60-trading day average market price;

•	a premium of 23.5% based on the 90-trading day average market price;

•	a premium of 33.8% based on the 1-year average market price; and

•	a discount of 11.0% based on the 2-year average market price.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for Baker Hughes and BJ Services to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the oilfield services and pressure pumping industries:

Oilfield Services

•	Schlumberger N.V.

•	Halliburton Company

•	Weatherford International Ltd.

•	Smith International, Inc.

Pressure Pumping

•	Trican Well Services Ltd.

•	RPC, Inc.

•	Calfrac Well Services Ltd.

•	Superior Well Services, Inc.

Although none of the selected companies is directly comparable to Baker Hughes or BJ Services, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Baker Hughes and BJ Services.

Goldman Sachs calculated and compared the various financial multiples and ratios for Baker Hughes, BJ Services and the selected companies based on information it obtained from publicly available financial information, IBES median estimates and common stock closing prices on August 28, 2009. The financial multiples and ratios for BJ Services also were based on Baker Hughes management’s Case A (Management Base Case) estimates for BJ Services and the implied merger consideration to be paid in the merger. Since BJ Services’ fiscal year ends on September 30, Goldman Sachs used the IBES median estimates for the calendar quarters of the corresponding calendar periods for purposes of the estimates set forth in the table below. With respect to Baker Hughes, BJ Services and the selected companies, Goldman Sachs calculated:

•	Enterprise Value, which is the market value of common equity plus the book value of debt, less cash as a multiple of estimated 2009, 2010 and 2011, respectively, earnings before interest, taxes, depreciation and amortization, or EBITDA;

•	Price as a multiple of estimated earnings per share, or EPS, for 2009, 2010 and 2011, respectively; and

•	Price as a multiple of estimated cash flow per share for 2009, 2010 and 2011, respectively.

The following table presents the results of this analysis:

	EV/EBITDA						P/E						P/CF
Company	2009E		2010E		2011E		2009E		2010E		2011E		2009E		2010E		2011E

Baker Hughes (IBES)	7.2	x	6.7	x	5.2	x	19.7	x	19.0	x	12.5	x	9.2	x	8.6	x	6.6	x

BJ Services (IBES)	12.7	x	8.9	x	NA		90.8	x	28.8	x	NA		12.4	x	9.7	x	NA

BJ Services (IBES) – Implied Value of Merger Consideration	14.6	x	10.2	x	NA		105.5	x	33.5	x	NA		14.4	x	11.2	x	NA

BJ Services (Management Base Case) – Implied Value of Merger Consideration	14.1	x	9.8	x	7.0	x	96.5	x	34.1	x	16.4	x	14.7	x	11.4	x	8.5	x

Oilfield Services Companies	8.5x- 11.2x		8.3x- 10.9x		6.5x- 8.9x		19.8x- 28.5x		18.0x- 23.0x		12.8x- 17.4x		10.8x- 12.4x		8.6x- 12.5x		6.6x- 10.7x

Pressure Pumping Companies	9.1x- 20.1x		4.4x- 7.9x		2.6x- 6.2x		NM		16.6x- 21.9x*		5.1x- 13.4x		7.6x- 29.1x		3.4x- 8.0x		4.4x- 8.0x*

*Information not available or not measured for two out of the four companies

Discounted Cash Flow Analyses. Goldman Sachs performed illustrative discounted cash flow analyses on BJ Services based on three different forecasts for BJ Services provided by Baker Hughes’ management: Case A (Management Base Case), Case B and Case C. For each of the three cases, Goldman Sachs performed illustrative discounted cash flow analyses to generate reference ranges for the implied present value per share of BJ Services common stock by calculating the total present value of estimated cash flows for the period beginning on July 1, 2009 and ending on June 30, 2014. Goldman Sachs then calculated, for each of the three cases, the present value of BJ Services’ terminal value at June 30, 2014 by applying a range of Enterprise Value/estimated 2015 EBITDA multiples of 5.0x to 9.0x. Goldman Sachs then calculated, for each of the three cases, the implied value per share of BJ Services common stock by adding the present value of the five years of projected cash flows beginning from July 1, 2009 to the present value of BJ Services’ terminal value at June 30, 2014. Present values were calculated by using discount rates ranging from 10.5% to 14.5%. The following table presents the results of this analysis.

Implied Value per
Share

Case A (Management Base Case)	$14.05--$26.54
Case B	$14.97--$28.24
Case C	$10.35--$18.79

Goldman Sachs also performed illustrative discounted cash flow analyses on Baker Hughes based on three different forecasts for Baker Hughes provided by its management: Case A (Management Base Case), Case B and Case C. For each of the three cases, Goldman Sachs performed illustrative discounted cash flow analyses to generate reference ranges for the implied present value per share of Baker Hughes common stock by calculating the total present value of estimated cash flows for the period beginning on July 1, 2009 and ending on June 30, 2014. Goldman Sachs then calculated, for each of the three cases, the present value of Baker Hughes’ terminal value at June 30, 2014 by applying a range of Enterprise Value/estimated 2015 EBITDA multiples of 5.0x to 9.0x. Goldman Sachs then calculated, for each of the three cases, the implied value per share of Baker Hughes common stock by adding the present value of the five years of projected cash flows beginning from July 1, 2009 to the present value of Baker Hughes’ terminal value at June 30, 2014. Present values were calculated by using discount rates ranging from 10.5% to 14.5%. The following table presents the results of this analysis.

Implied Value per
Share

Case A (Management Base Case)	$30.78--$57.84
Case B	$32.91--$62.37
Case C	$23.34--$43.83

Relative Discounted Cash Flow Analyses.  Goldman Sachs performed an illustrative relative discounted cash flow analysis to determine the implied exchange ratios of shares of BJ Services common stock to shares of Baker Hughes common stock, based on three different forecasts for each of Baker Hughes and BJ Services provided by Baker Hughes’ management, in each case, Case A (Management Base Case), Case B and Case C. The analysis assumed each company continued to operate as a stand-alone company. Goldman Sachs calculated the implied exchange ratios using present values of the five years of estimated cash flows beginning on July 1, 2009 and ending June 30, 2014 and present values of the terminal values of Baker Hughes and BJ Services, respectively, at June 30, 2014, based on a range of Enterprise Value/estimated 2015 EBITDA multiples ranging from 5.0x to 9.0x. Present values were calculated by using discount rates ranging from 10.5% to 14.5%. This analysis resulted in implied exchange ratios of Baker Hughes common stock ranging from 0.456x-0.460x for Cases A; 0.453x-0.456x for Cases B and 0.429x-0.443x for Cases C.

Goldman Sachs also performed an illustrative relative discounted cash flow analysis to determine the implied exchange ratios of BJ Services common stock to Baker Hughes common stock after taking into account projected synergies expected by Baker Hughes management to be realized as a result of the merger, using the same discount rates and terminal multiples as above, and estimated transaction and other costs based on information provided by Baker Hughes management. This analysis assumed various synergies for each year between 2009-2015, based on estimates provided by Baker Hughes’ management. These estimates included a one-time severance cost in 2010. This analysis resulted in implied exchange ratios of shares of BJ Services common stock to shares of Baker Hughes common stock ranging from 0.548x-0.559x for Cases A; 0.540x-0.547x for Cases B and 0.558x-0.569x for Cases C.

Illustrative Pro Forma Discounted Cash Flow Accretion Analysis. Goldman Sachs also analyzed the pro forma financial effects of the merger on the implied present value of the shares of Baker Hughes common stock, using the estimates for Baker Hughes and BJ Services, estimates of transaction and other costs and estimates of synergies provided by Baker Hughes management and assumptions it used when calculating the discounted cash flow analyses above. Goldman Sachs then compared the present value of Baker Hughes common stock on a pro forma basis after the merger to the present value of Baker Hughes common stock on a stand-alone basis. The following table presents the results of this analysis.

Discounted Cash Flow
Accretion/(Dilution)

Cases A (Management Base Case)	0.6%--5.5%
Cases B	0.5%--4.9%
Cases C	(0.5)%--4.4%

Pro Forma Merger Analysis. Goldman Sachs prepared illustrative pro forma analyses of the potential financial impact of the merger using (a) EPS and cash flow per share estimates for each of Baker Hughes and BJ Services provided by Baker Hughes management (Cases A (Management Base Cases)) and from IBES, (b) estimates of synergies resulting from the merger in 2010 and 2011, in each case provided by Baker Hughes management and (c) estimated transaction and other costs as provided by Baker Hughes management. For each of the years 2010 and 2011, Goldman Sachs compared the projected EPS and cash flow per share of Baker Hughes common stock, on a standalone basis, to the projected EPS and cash flow per share of Baker Hughes common stock on a pro forma basis following the merger. The following table presents the results of this analysis:

		Cases A
Earnings Per Share		(Management
Accretion/(Dilution)	IBES	Base Cases)

2010E EPS	(2.5)%	(6.2)%
2011E EPS	NA	8.1%

		Cases A
Cash Flow Per Share		(Management
Accretion/(Dilution)	IBES	Base Cases)

2010E CFPS	0.1%	(3.1)%
2011E CFPS	NA	3.0%

Selected Transactions Analysis.  Goldman Sachs analyzed certain information relating to the following selected transactions in the oilfield services and equipment industry since 2004:

•	National Oilwell, Inc.’s acquisition of Varco International, Inc. announced on August 12, 2004;

•	Tenaris S.A.’s acquisition of Maverick Tube Corporation announced on June 12, 2006;

•	Compagnie Generale de Geophysique’s acquisition of Veritas DGC Inc. announced on September 5, 2006;

•	IPSCO Inc.’s acquisition of NS Group, Inc. announced on September 10, 2006;

•	Universal Compression Holdings, Inc.’s acquisition of Hanover Compressor Company announced on February 5, 2007;

•	Tenaris S.A.’s acquisition of Hydril Company announced on February 12, 2007;

•	United States Steel Corporation’s acquisition of Lone Star Technologies, Inc. announced on March 29, 2007;

•	The acquisition of CCS Income Trust by an investor group announced on June 29, 2007;

•	National Oilwell Varco, Inc.’s acquisition of Grant Prideco, Inc. announced on December 17, 2007;

•	First Reserve Corporation’s acquisition of CHC Helicopter Corporation announced on February 22, 2008;

•	Candover Partner Ltd.’s acquisition of Expro International Group PLC announced on April 17, 2008;

•	Smith International Inc.’s acquisition of W-H Energy Services, Inc. announced on June 3, 2008; and

•	Cameron International Corporation’s acquisition of NATCO Group Inc. announced on June 1, 2009.

For each of the selected transactions, Goldman Sachs calculated and compared enterprise value based on the implied transaction value as a multiple of the target’s estimated current-year and estimated forward-year EBITDA, based on IBES median estimates at the time of announcement, respectively, implied transaction price as a multiple of the target’s estimated current-year and estimated forward-year EPS, based on IBES median estimates at the time of announcement, respectively, and the premium represented by the implied transaction price relative to the target’s closing common stock price one day before announcement of the transaction. While none of the companies that participated in the selected transactions are directly comparable to BJ Services, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of BJ Services’ results, market size and product profile.

The following table presents the results of this analysis:

	EV/EBITDA		Price/EPS
Selected Transactions	Current	Forward	Current	Forward	1-Day Premium

Range	6.5x-14.2x	5.3x-13.3x	9.6x-50.9x	8.6x-30.0x	2%-49%
Mean	10.2x	9.0x	23.0x	18.2x	25%
Median	9.2x	8.1x	19.4x	18.1x	22%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Baker Hughes or BJ Services or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Baker Hughes board of directors as to the fairness from a financial point of view of the aggregate of $2.69 in cash and 0.40035 shares of Baker Hughes common stock to be paid by Baker Hughes in respect of each share of BJ Services common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Baker Hughes, BJ Services, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between Baker Hughes and BJ Services and was approved by the Baker Hughes board of directors. Goldman Sachs provided advice to Baker Hughes during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Baker Hughes or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Baker Hughes board of directors was one of many factors taken into consideration by the Baker Hughes board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Baker Hughes, BJ Services and any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Baker Hughes in connection with, and participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to Baker Hughes and its affiliates from time to time, including having acted as a counterparty to certain derivative transactions entered into by Baker Hughes from time to time and as a co-manager of the public offering of Baker Hughes’ 6.50% Senior Notes due November 15, 2013 (aggregate principal amount $500,000,000) and Baker Hughes’ 7.50% Senior Notes due November 15, 2018 (aggregate principal amount $750,000,000) in October 2008. Goldman Sachs also may provide investment banking and other financial services to Baker Hughes, BJ Services and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation.

The board of directors of Baker Hughes engaged Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated August 28, 2009, Baker Hughes engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, Baker Hughes has agreed to pay Goldman Sachs a transaction fee of $29 million, all of which is payable upon consummation of the transaction. In addition, Baker Hughes has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Greenhill

General

Greenhill has acted as financial advisor to the BJ Services board of directors in connection with the merger. On August 30, 2009, Greenhill delivered its oral opinion, subsequently confirmed in writing, to the BJ Services board of directors that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, the consideration to be received by the holders of BJ Services common stock in the merger is fair, from a financial point of view, to such holders.

The full text of Greenhill’s written opinion dated August 30, 2009, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of Greenhill’s opinion that follows is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety.

In arriving at its opinion, Greenhill, among other things, has:

•	reviewed the draft of the merger agreement presented to the BJ Services board of directors at its meeting on August 30, 2009 and certain related documents;

•	reviewed certain publicly available financial statements of BJ Services and Baker Hughes;

•	reviewed certain other publicly available business and financial information relating to BJ Services and Baker Hughes that Greenhill deemed relevant;

•	reviewed certain information and other data, including financial forecasts, estimates and other financial and operating data concerning BJ Services, prepared by the management of BJ Services, and financial forecasts prepared by research analysts, in each case that the management of BJ Services directed Greenhill to use for purposes of its analyses;

•	reviewed certain publicly-available financial forecasts prepared by research analysts concerning Baker Hughes, referred to as the Baker Hughes Street Forecasts;

•	reviewed certain financial and operating data for calendar year 2009 concerning Baker Hughes prepared by the management of Baker Hughes;

•	discussed the past and present operations and financial condition and the prospects of BJ Services with senior executives of BJ Services;

•	discussed the past and present operations and financial condition and the prospects of Baker Hughes with senior executives of Baker Hughes;

•	reviewed the historical market prices and trading activity for BJ Services common stock and Baker Hughes common stock and analyzed their implied valuation multiples;

•	compared the value of the consideration to be received with that received in certain publicly available transactions that Greenhill deemed relevant;

•	compared the value of the consideration to be received with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the value of the consideration to be received with the relative contribution of BJ Services to the pro forma combined company based on a number of metrics that Greenhill deemed relevant;

•	compared the value of the consideration to be received to the valuation derived by discounting future cash flows and a terminal value of BJ Services at discount rates Greenhill deemed appropriate;

•	compared the value of the consideration to be received to research analyst stock price targets for BJ Services and compared such research analyst stock price targets to recent trading prices of Baker Hughes common stock;

•	participated in discussions and negotiations among representatives of BJ Services and its legal advisors and representatives of Baker Hughes and its legal and financial advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill’s written opinion was addressed to the BJ Services board of directors. It was not a recommendation to the BJ Services board of directors as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to whether the stockholders of BJ Services should approve or take any other action with respect to the merger at any meeting of the stockholders convened in connection with the merger. Greenhill was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the merger as compared to other business strategies or transactions that might have been available to BJ Services or BJ Services’ underlying business decision to proceed with or effect the merger. Greenhill expressed no opinion as to whether any alternative business strategies or transactions might produce consideration for BJ Services in an amount in excess of that contemplated by the merger. Greenhill has not expressed any opinion as to any aspect of the transactions contemplated by the merger agreement other than the fairness, from a financial point of view, of the consideration to the holders of BJ Services common stock. Greenhill’s opinion did not address in any manner the price at which shares of Baker Hughes common stock will trade at any future time. Greenhill’s opinion did not address the amount or nature of any compensation to any officers, directors or employees of BJ Services, or any class of such persons relative to the consideration to be received by the holders of BJ Services common stock or with respect to the fairness of any such compensation.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of BJ Services and Baker Hughes for the purposes of its opinion and further relied upon the assurances of representatives and management of BJ Services and Baker Hughes, as applicable, that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that have been furnished or otherwise provided to it, Greenhill assumed that such forecasts, projections and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of BJ Services, as applicable, as to those matters, and it relied upon such forecasts, projections and other data in arriving at its opinion. Greenhill did not express an opinion with respect to such forecasts, projections and other data or the assumptions on which they are based.

Baker Hughes did not provide Greenhill with internally prepared forecasts, analyses or estimates beyond the 2009 calendar year, and did not endorse the Baker Hughes Street Forecasts or any other publicly available forecasts relating to Baker Hughes’ business and financial prospects. Greenhill did, however, participate in discussions with management of Baker Hughes regarding its future business and financial prospects, including those for the 2009 calendar year in which Baker Hughes’ management responded to questions Greenhill posed based on the Baker Hughes Street Forecasts and commented on the future business and financial prospects of Baker Hughes. Baker Hughes management did not indicate that the Baker Hughes Street Forecasts differed materially from Baker Hughes’ internal forecasts. On the basis of the foregoing, and at the direction of the management of BJ Services, Greenhill assumed that the Baker Hughes Street Forecasts were a reasonable basis upon which to evaluate the business and prospects of Baker Hughes, and Greenhill used the Baker Hughes Street Forecasts for purposes of its analyses and opinion.

Greenhill did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BJ Services or Baker Hughes, nor was Greenhill furnished with any such evaluations or appraisals. Greenhill assumed, with the BJ Services board of directors’ consent, that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes within the meaning of section 368(a) of the Code. Greenhill assumed that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, which Greenhill further assumed, with the BJ Services board of directors’ consent, was identical in all material respects to the latest draft thereof that Greenhill reviewed, and without any adverse waiver or amendment of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on BJ Services, Baker Hughes, the merger or the contemplated benefits of the merger meaningful to its analyses.

In performing the financial and comparative analyses described below, Greenhill did not take into account any potential cost efficiencies, or “synergies,” expected to result from the merger.

Greenhill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

The following is a summary of the material financial and comparative analyses provided by Greenhill to the BJ Services board of directors in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s analyses. The consideration to be received by BJ Services stockholders is a mixture of $2.69 in cash and 0.40035 shares of Baker Hughes common stock per share of BJ Services common stock. Greenhill refers to such $2.69 in cash and 0.40035 shares of Baker Hughes common stock per share of BJ Services common stock as the “Mixed Consideration.” Additionally, in performing several of the analyses, Greenhill has used an implied exchange ratio of 0.471x or an implied consideration of value of $17.94 per share, in each case to account for both the cash and stock components of the Mixed Consideration (in each case using Baker Hughes’ closing stock price of $38.09 per share as reported on the NYSE on August 28, 2009).

Contribution Analysis of BJ Services and Baker Hughes

Greenhill examined the implied contribution of each of BJ Services and Baker Hughes to the combined company’s estimated EBITDA, net income and cash flows for the years 2009, 2010 and 2011, in each case using projections derived from financial forecasts prepared by research analysts. The following table sets forth the results of this analysis:

			Implied
	BJ Services	Baker Hughes	Exchange Ratio

EBITDA
2009	18.9%	81.1%	0.249x
2010	24.1%	75.9%	0.339x
2011	26.3%	73.7%	0.379x
Net Income
2009	9.3%	90.7%	0.110x
2010	20.5%	79.5%	0.275x
2011	25.3%	74.7%	0.362x
Cash Flows
2009	21.0%	79.0%	0.284x
2010	24.7%	75.3%	0.350x
2011	23.6%	76.4%	0.329x

Based on this analysis, Greenhill derived an implied valuation range for BJ Services common shares of $10.48 to $14.45 per share and an implied exchange ratio of 0.275x to 0.379x. Greenhill noted that based on an implied exchange ratio of 0.471x under the Mixed Consideration, stockholders of BJ Services would have approximately 30.7% of the economic ownership and voting rights of the combined company and would receive implied consideration of $17.94 per share.

Exchange Ratio Analysis

Greenhill analyzed the historical range of exchange ratios (the price per share of BJ Services common stock divided by the price per share of Baker Hughes common stock). Using the daily closing prices per share of BJ Services common stock and Baker Hughes common stock, Greenhill calculated the historical average exchange ratio for the periods indicated in the table below. Greenhill also calculated that an implied exchange ratio of 0.471x represented a 16.3% premium to the exchange ratio as of August 28, 2009 of 0.405x.

As of August 28, 2009	Exchange Ratio (a)

Two Year Average	0.348x
One Year Average	0.360x
90-Day Trading Average	0.385x
60-Day Trading Average	0.375x
30-Day Trading Average	0.378x
Current (August 28, 2009)	0.405x
Offer	0.471x

(a) Historical data is adjusted for dividends and stock splits.

Based on this analysis, Greenhill derived an implied valuation range for BJ Services common shares of $13.25 to $15.43 per share and an implied exchange ratio of 0.348x to 0.405x, as compared to the implied consideration of $17.94 that stockholders of BJ Services would receive under the Mixed Consideration implied exchange ratio of 0.471x.

Premiums Paid Analyses

Oilfield Services Transactions.  Greenhill performed an analysis of recent selected business combinations since January 1, 1998, involving target companies in the oilfield services industry that in Greenhill’s judgment were relevant for its analysis, with a value of $1.0 billion or greater and with a stock consideration component of at least 35%. Although Greenhill analyzed the premiums and multiples implied by the selected transactions, none of these transactions or associated companies is identical to the merger or BJ Services.

Using publicly available information at the time of the announcement of the relevant transaction, including company filings and a third-party transaction database, Greenhill reviewed the consideration paid in the transactions and analyzed the premium of each such transaction over the trading price on both the last trading day and four weeks before the announcement of the applicable transaction.

The following table identifies the seven selected transactions reviewed by Greenhill in this analysis where the consideration structure contained both cash and stock (average of 59.7% stock consideration relative to total consideration):

Announcement
Date	Target	Acquiror	1-Day	4-Week

6/10/2008(*)	Grey Wolf Incorporated	Precision Drilling	8.7%	17.3%
6/3/2008	W-H Energy Services, Inc.	Smith International Incorporated	9.4%	22.9%
12/17/2007	Grant Prideco, Inc.	National Oilwell Varco, Inc.	22.2%	28.2%
7/23/2007(*)	GlobalSantaFe Corp.	TransOcean Inc.	0.1%	3.3%
3/19/2007	TODCO Inc.	Hercules Offshore	28.2%	27.5%
9/5/2006(*)	Veritas DGC Inc.	Compagnie Generale de Geophysique	20.6%	31.3%
7/3/2001	Coflexip SA	Technip	21.8%	9.5%

(*)	Indicates transactions in which the target’s stockholders retained a 25% to 45% ownership in the combined company following the consummation of the transaction.

For these transactions, Greenhill observed that the median premium over the closing price of the target one day prior to the announcement was 20.6% and the median premium over the closing share price of the target four weeks prior to announcement was 22.9%.

The following table identifies the seven selected transactions reviewed by Greenhill in this analysis where the consideration structure was 100% stock:

Announcement
Date	Target	Acquiror	1-Day	4-Week

2/5/2007	Hanover Compressor Co.	Universal Compression Holdings Co. Inc.	2.4%	10.1%
8/12/2004	Varco International Inc.	National Oilwell Inc.	9.2%	5.6%
2/5/2001	UTI Energy Corp.	Patterson-UTI Energy Incorporated	8.8%	21.5%
8/18/2000(*)	R&B Falcon Corp.	Transocean Sedco Forex Inc.	15.4%	36.5%
6/19/1998	Camco International Inc.	Schlumberger Ltd.	32.6%	19.5%
5/11/1998(*)	Western Atlas Inc.	Baker Hughes	21.3%	31.4%
3/3/1998	Weatherford Enterra Inc.	EVI Inc.	39.9%	41.3%

(*)	Indicates transactions in which the target’s stockholders retained a 25% to 45% ownership in the combined company following the consummation of the transaction.

For these transactions, Greenhill observed that the median premium over the closing price of the target one day prior to the announcement was 15.4% and the median premium over the closing share price of the target four weeks prior to announcement was 21.5%.

Focusing on the five transactions where the target’s stockholders retained a 25% to 45% ownership in the combined company following the consummation of the transaction, Greenhill observed that the one day premium ranged from 8.7% to 20.6% and the four week premium ranged from 17.3% to 31.4%, in each case excluding the low and the high results.

U.S. Corporate Transactions.  Greenhill reviewed publicly available data from 235 transactions involving U.S. listed companies since 1999 with transaction values at or above $1 billion and where more than 50% of the consideration was stock in the acquirer. Specifically, Greenhill reviewed the premiums represented by the acquisition price per share compared to the closing share price of the target company one day, one week and four weeks prior to the announcement. Greenhill also separately analyzed the transactions based on the pro forma ownership of the combined company by the target’s stockholders.

Target Pro Forma	Number of	Median 1-Day Spot	Median 1-Week Spot	Median 4-Week Spot
Ownership	Transactions	Premium	Premium	Premium

Less than 10%	47	32.1%	33.4%	32.8%
10% to 25%	70	21.2%	24.2%	27.9%
Greater than 25%	118	18.1%	21.4%	22.9%

Based upon the analysis of oilfield services transactions and U.S. corporate transactions above, Greenhill used the average of a 9.0% to 21.0% premium to BJ Services’ August 28, 2009 closing share price, and a 17.0% to 31.0% premium to BJ Services four-week prior share price to derive an implied valuation range for BJ Services common shares of $16.70 to $18.60 per share and an implied exchange ratio of 0.438x to 0.488x, as compared to the implied consideration of $17.94 that stockholders of BJ Services would receive under the Mixed Consideration implied exchange ratio of 0.471x. Further, Greenhill noted that the $17.94 implied value of the Mixed Consideration to be received by the BJ Services stockholders represented a comparable one-day premium of 16.3% and four-week premium of 26.5%.

Comparable Company Analysis

Greenhill compared selected financial information, ratios and multiples for BJ Services and Baker Hughes to the corresponding data for the following publicly traded companies selected by Greenhill:

•	Schlumberger Limited
•	Halliburton Company
•	Baker Hughes
•	Weatherford International Ltd.
•	National Oilwell Varco, Inc.
•	Smith International, Inc.
•	Superior Energy Services, Inc.
•	Oil States International, Inc.
•	Key Energy Services, Inc.
•	Complete Production Services, Inc.
•	Basic Energy Services, Inc.
•	Cameron International Corporation
•	FMC Technologies, Inc.
•	Dril-Quip, Inc.

For each of the companies selected by Greenhill, Greenhill reviewed, among other information:

•	The ratio of enterprise value, which was calculated as diluted equity value based on closing stock prices on August 28, 2009, plus book value of debt, less cash and cash equivalents, as a multiple of estimated EBITDA, in calendar years 2009, 2010 and 2011;

•	The ratio of price per share to estimated EPS, for calendar years 2009, 2010 and 2011; and

•	The ratio of price per share to estimated cash flow per share, or CFPS, for calendar years 2009, 2010 and 2011.

Greenhill compared financial information and calculated various multiples and ratios with respect to the selected companies based on information it obtained from public filings for historical information and consensus estimates provided by Institutional Brokerage Estimate System, or IBES (a data service that compiles estimates issued by securities analysts), for forecasted information. The multiples and ratios of the selected companies were calculated using common stock closing prices on August 28, 2009. The multiples and ratios of BJ Services and Baker Hughes were calculated based on IBES mean estimates. Because BJ Services’ fiscal year ends on September 30, the fiscal year estimates were calendarized to reflect a December 31 year end, consistent with Baker Hughes and other comparable companies. The multiples and ratios of BJ Services were calculated using (i) the $15.43 closing price per share of BJ Services common stock on August 28, 2009 and (ii) the Mixed Consideration of $17.94 per share, composed of $2.69 in cash and 0.40035 shares of Baker Hughes common stock per share of BJ Services common stock.

The results of these analyses are summarized in the following table:

Enterprise Value/
	EBITDA		Price/EPS		Price/CFPS
	2010E	2011E	2010E	2011E	2010E	2011E

Selected Companies
High	12.3x	10.0x	23.6x	24.9x	16.3x	13.4x
Mean	8.2x	6.6x	17.7x	14.4x	8.9x	7.7x
Median	8.6x	6.7x	18.2x	13.6x	8.8x	8.2x
Low	4.6x	4.6x	11.1x	7.7x	3.9x	3.1x

BJ Services
IBES Consensus Estimates at August 28, 2009 Closing Price	8.2x	5.9x	27.7x	15.1x	9.8x	8.2x
IBES Consensus Estimates at Mixed Consideration	9.5x	6.8x	32.2x	17.5x	11.4x	9.5x

Baker Hughes
IBES Consensus Estimates at August 28, 2009 Closing Price	6.7x	5.4x	18.8x	13.5x	8.5x	6.6x

Following this analysis, Greenhill applied comparable company trading multiples to the IBES estimates for each of calendar year 2010 and 2011 for BJ Services EBITDA, EPS and CFPS. A summary of this analysis is set forth below.

	IBES	Implied EV/
	Estimate for	EBITDA	Enterprise	Equity	Implied Value
Metric	BJ Services	Range	Valuation	Valuation(1)	Per Share

CY 2010E EBITDA	$581.8	8.0x–9.0x	$4,654–$5,236	$4,365–$4,947	$14.94–$16.93
CY 2011E EBITDA	$808.9	6.0x–7.0x	$4,853–$5,662	$4,564–$5,373	$15.62–$18.39

Implied Range	$14.94–$18.39
Premium/(Discount) to August 28, 2009 Price of $15.43	(3.2)%–19.2%

	IBES Estimate
Metric	for BJ Services	Implied P/E Range	Implied Value Per Share

CY 2010E EPS	$0.56	19.0x–28.0x	$10.60–$15.62
CY 2011E EPS	$1.02	13.0x–16.5x	$13.30–$16.88

Implied Range	$10.60–$16.88
Premium/(Discount) to August 28, 2009 Price of $15.43	(31.3)%–9.4%

	IBES Estimate
Metric	for BJ Services	Implied P/CFPS Range	Implied Value Per Share

CY 2010E CFPS	$1.57	8.5x–10.5x	$13.36–$16.51
CY 2011E CFPS	$1.89	7.0x–9.0x	$13.23–$17.01

Implied Range	$13.23–$17.01
Premium/(Discount) to August 28, 2009 Price of $15.43	(14.3)%–10.2%

Implied Summary Range	$12.90–$17.40
Implied Exchange Ratio(2)	0.339x–0.457x

(1)	Based on fully diluted share count of 292.1 million shares and net debt of $289.1 million.

(2)	Based on Baker Hughes closing share price of $38.09 on August 28, 2009.

Based on these comparative analyses, Greenhill derived an implied valuation range for BJ Services common shares of $12.90 to $17.40 per share and an implied exchange ratio of 0.339x to 0.457x, as compared to the implied value to be received of $17.94 per share based on an implied exchange ratio of 0.471x under the Mixed Consideration.

Discounted Cash Flow Analysis

Greenhill performed a discounted cash flow analysis of BJ Services on a standalone basis using financial forecasts and estimates prepared by BJ Services’ management for the remainder of 2009 and fiscal years 2010 through 2014. Greenhill calculated a range of implied present values as of August 31, 2009 of the stand-alone, unlevered, after-tax free, cash flows that BJ Services was forecasted to generate from September 1, 2009 through December 31, 2014 using discount rates ranging from 11.0% to 13.0%. Greenhill also calculated estimated terminal values for BJ Services, as of December 31, 2014, using terminal multiples ranging from 6.0 to 8.0 times estimated EBITDA for fiscal year 2014. The estimated terminal values were then discounted to present value as of August 31, 2009 using the discount rates ranging between 11.0% and 13.0%. For purposes of this analysis, Greenhill used the diluted shares of BJ Services common stock as of August 28, 2009 calculated using the treasury method. The discounted cash flow analysis resulted in a reference range of implied equity value per share of BJ Services common stock of approximately$14.07 to $19.20 per share and an implied exchange ratio of 0.369x to 0.504x, as compared to the implied value to be received of $17.94 per share based on an implied exchange ratio of 0.471x under the Mixed Consideration.

Research Analyst Price Targets

Using publicly available information, Greenhill reviewed and analyzed future public market trading range price targets for BJ Services and Baker Hughes common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading range of BJ Services and Baker Hughes common stock, respectively, and are not discounted to reflect present values. Greenhill reviewed ten research analyst price targets for BJ Services published since July 21, 2009, which reflected a low of $9.00, a median of $14.50, a mean of $15.40 and a high target of $32.00. Similarly, Greenhill reviewed fifteen research analyst price targets for Baker Hughes published since August 5, 2009, which reflected a low of $34.00, a median of $45.00, a mean of $46.80 and a high target of $70.00. Greenhill then divided BJ Services research analyst price targets by their respective Baker Hughes research price targets to derive implied exchange ratios. Based on the foregoing, Greenhill determined an implied exchange ratio of approximately 0.265x to 0.457x using the low end and high end of these results, as compared to the implied exchange ratio of 0.471x under the Mixed Consideration.

Other Considerations

The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Greenhill’s analysis as a comparison is directly comparable to BJ Services or the contemplated transaction. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of BJ Services or Greenhill or any other person assumes responsibility if future results are materially different from those forecasts or projections.

The consideration was determined through arms’ length negotiations between BJ Services and Baker Hughes and was approved by the BJ Services board of directors. Greenhill provided advice to BJ Services during these negotiations. Greenhill did not, however, recommend any specific amount of consideration to BJ Services or the BJ Services board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger. Greenhill’s opinion did not in any manner address the underlying business decision to proceed with or effect the merger.

The BJ Services board of directors retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as a nationally recognized investment banking firm. During the two years preceding the date of this opinion, Greenhill had no material relationship with BJ Services or Baker Hughes. Greenhill has received a fee of $750,000 from BJ Services in connection with the rendering of this fairness opinion and will receive a contingent fee estimated to be approximately $17.9 million (based on transaction value as of August 28, 2009, the last trading day before public announcement of the merger) if the merger is consummated. BJ Services has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement.

Greenhill’s opinion was one of the many factors considered by BJ Services board of directors in evaluating the merger and should not be viewed as determinative of the views of BJ Services board of directors with respect to the merger.

Opinion of BofA Merrill Lynch Securities

BJ Services retained BofA Merrill Lynch Securities solely to render an opinion to the BJ Services board of directors in connection with the merger. On August 30, 2009, at a meeting of the BJ Services board of directors held to evaluate the merger, BofA Merrill Lynch Securities delivered to the BJ Services board of directors an oral opinion, which was confirmed by delivery of a written opinion dated August 30, 2009, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the consideration to be received in the merger by holders of BJ Services common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch Securities’ written opinion to the BJ Services board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus in its entirety. The following summary of BofA Merrill Lynch Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch Securities delivered its opinion to the BJ Services board of directors for the benefit and use of the BJ Services board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch Securities, among other things:

•	reviewed certain publicly available business and financial information relating to BJ Services and Baker Hughes;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of BJ Services furnished to or discussed with BofA Merrill Lynch Securities by BJ Services’ management, including certain financial forecasts relating to BJ Services prepared by BJ Services’ management, referred to as the BJ Services management forecasts;

•	reviewed certain publicly available financial forecasts relating to Baker Hughes, referred to as the Baker Hughes public forecasts;

•	reviewed certain estimates as to the amount and timing of cost savings anticipated by BJ Services’ management to result from the merger, referred to as the cost savings;

•	discussed the past and current business, operations, financial condition and prospects of BJ Services with members of BJ Services’ senior management, and discussed the past and current business, operations, financial condition and prospects of Baker Hughes with members of BJ Services’ and Baker Hughes’ senior managements;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of Baker Hughes, including the potential effect on Baker Hughes’ estimated earnings per share and cash flows per share;

•	reviewed the trading histories for BJ Services common stock and Baker Hughes common stock and a comparison of such trading histories with each other;

•	compared certain financial and stock market information of BJ Services and Baker Hughes with similar information of other companies BofA Merrill Lynch Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch Securities deemed relevant;

•	reviewed the relative financial contributions of BJ Services and Baker Hughes to the future financial performance of the combined company on a pro forma basis;

•	reviewed the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch Securities deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of BJ Services and Baker Hughes that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the BJ Services management forecasts and cost savings, BofA Merrill Lynch Securities was advised by BJ Services, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of BJ Services’ management as to the future financial performance of BJ Services and other matters covered thereby. Although BofA Merrill Lynch Securities requested financial forecasts relating to Baker Hughes prepared by Baker Hughes’ management, BofA Merrill Lynch Securities was not provided with, and did not have access to, any such internal financial forecasts relating to Baker Hughes (the internal financial information relating to Baker Hughes prepared by Baker Hughes’ management that was provided consisted of certain actual and estimated data as to Baker Hughes’ calendar year 2009 plan). Accordingly, BofA Merrill Lynch Securities was advised by Baker Hughes and assumed, with BJ Services’ consent, that the Baker Hughes public forecasts were a reasonable basis upon which to evaluate the future financial performance of Baker Hughes and BofA Merrill Lynch Securities used the Baker Hughes public forecasts in performing its analyses. BofA Merrill Lynch Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BJ Services or Baker Hughes, nor did it make any physical inspection of the properties or assets of BJ Services or Baker Hughes. BofA Merrill Lynch Securities did not evaluate the solvency or fair value of BJ Services or Baker Hughes under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch Securities assumed, at BJ Services’ direction, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on BJ Services, Baker Hughes or the contemplated benefits of the merger. BofA Merrill Lynch Securities also assumed, at BJ Services’ direction, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of section 368(a) of the Code.

BofA Merrill Lynch Securities expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch Securities was not requested to, and it did not, participate in the negotiation of the terms of the merger, nor was it requested to, and it did not, provide any advice or services in connection with the merger other than the delivery of its opinion. BofA Merrill Lynch Securities expressed no view or opinion as to any such matters and assumed, with BJ Services’ consent, that the terms of the merger agreement were, from the perspective of BJ Services, the most beneficial that could have been obtained. BofA Merrill Lynch Securities’ opinion was limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of BJ Services common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. BofA Merrill Lynch Securities was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of BJ Services or any alternative transaction. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to BJ Services or in which BJ Services might engage or as to the underlying business decision of BJ Services to proceed with or effect the merger. BofA Merrill Lynch Securities did not express any opinion as to what the value of Baker Hughes common stock actually would be when issued or the prices at which BJ Services common stock or Baker Hughes common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger.

BofA Merrill Lynch Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch Securities as of, the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and BofA Merrill Lynch Securities expressed no opinion or view as to any potential effects of such volatility on BJ Services, Baker Hughes or the merger. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch Securities’ opinion was approved by BofA Merrill Lynch Securities’ Americas Fairness Opinion (and Valuation Letter) Committee. Except as described above, BJ Services imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch Securities in rendering its opinion.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch Securities to the BJ Services board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch Securities. For purposes of the “BJ Services Financial Analyses” summarized below, the term “merger consideration” refers to the $17.93 implied per share value of the merger consideration based on the $2.69 per share cash portion of the merger consideration and the implied per share value of the stock portion of the merger consideration of $15.24. The $15.24 amount was calculated based on an exchange ratio of 0.4000 (the exchange ratio indicated in the latest draft of the merger agreement available prior to the meeting of the BJ Services board of directors held on August 30, 2009 at which the merger was approved) and the per share closing price of Baker Hughes common stock of $38.09 on August 28, 2009, the last trading day prior to such board meeting (as of August 28, 2009, the 0.40035 merger exchange ratio implied a per share value for the stock portion of the merger consideration of $15.25).

BJ Services Financial Analyses

Selected Publicly Traded Companies Analysis.  BofA Merrill Lynch Securities reviewed publicly available financial and stock market information for BJ Services and the following 13 publicly traded companies in the oilfield services industry:

•	Basic Energy Services, Inc.

•	Baker Hughes

•	Calfrac Well Services Ltd.

•	Complete Production Services, Inc.

•	Flint Energy Services Ltd.

•	Halliburton Company

•	Key Energy Services, Inc.

•	RPC, Inc.

•	Schlumberger N.V. (Schlumberger Limited)

•	Smith International, Inc.

•	Superior Well Services, Inc.

•	Trican Well Service Ltd.

•	Weatherford International Ltd.

BofA Merrill Lynch Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on August 28, 2009, plus debt, minority interest and preferred stock, less cash, as a multiple (to the extent meaningful) of calendar years 2009, 2010 and 2011 estimated EBITDA. BofA Merrill Lynch Securities also reviewed per share equity values, based on closing stock prices on August 28, 2009, of the selected publicly traded companies as multiples (to the extent meaningful) of calendar years 2009, 2010 and 2011 estimated EPS and CFPS. BofA Merrill Lynch Securities then applied a range of selected multiples of calendar years 2009, 2010 and 2011 estimated EBITDA, EPS and CFPS derived from the selected publicly traded companies to corresponding data of BJ Services. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Estimated financial data of BJ Services were based on the BJ Services management forecasts. This analysis indicated the following implied per share equity value reference ranges for BJ Services, as compared to the merger consideration:

Merger
Implied Per Share Equity Value Reference Ranges for BJ Services			Consideration
2009E EBITDA	2010E EBITDA	2011E EBITDA

$8.66 - $11.07	$11.79 - $15.44	$11.77 - $16.87

2009E EPS	2010E EPS	2011E EPS
$2.66 - $3.08	$10.03 - $12.98	$9.99 - $16.65	$17.93

2009E CFPS	2010E CFPS	2011E CFPS
$8.88 - $11.10	$9.75 - $12.75	$12.18 - $16.24

BofA Merrill Lynch Securities also calculated implied exchange ratio reference ranges derived from the implied per share equity value reference ranges for BJ Services described above and the implied per share equity value reference ranges for Baker Hughes described below under the selected publicly traded companies analysis of Baker Hughes. This indicated the following implied exchange ratio reference ranges, which were then compared with an illustrative exchange ratio of 0.471 implied in the merger assuming 100% of the merger consideration was payable in stock and the closing price of Baker Hughes common stock on August 28, 2009:

Illustrative
Implied Exchange Ratio Reference Ranges Based on:			Exchange Ratio
2009E EBITDA	2010E EBITDA	2011E EBITDA

0.162 - 0.260	0.222 - 0.371	0.213 - 0.420

2009E EPS	2010E EPS	2011E EPS
0.049 - 0.077	0.221 - 0.367	0.228 - 0.437	0.471

2009E CFPS	2010E CFPS	2011E CFPS
0.187 - 0.268	0.212 - 0.306	0.250 - 0.404

No company used in this analysis is identical to BJ Services. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which BJ Services was compared.

Selected Precedent Transactions Analysis.  BofA Merrill Lynch Securities reviewed, to the extent publicly available, financial information relating to the following 16 selected transactions involving companies in the oilfield services industry:

Announcement
Date	Acquiror	Target

• 5/29/09	• Weatherford International Ltd.	• TNK-BP International Limited (Oilfield Services Division)
• 11/19/08	• Superior Well Services, Inc.	• Diamondback Energy Holdings, LLC
• 9/29/08	• Basic Energy Services, Inc.	• Azurite Services Company, Inc.
• 6/3/08	• Smith International, Inc.	• W-H Energy Services, Inc.
• 4/3/08	• Key Energy Services, Inc.	• Western Drilling, LLC
• 3/12/08	• Castle Harlan, Inc.	• Anchor Drilling Fluids USA, Inc.
• 1/31/08	• Pioneer Drilling Company	• WEDGE Well Services, L.L.C.
• 9/20/07	• Key Energy Services, Inc.	• Moncla Well Service, Inc.
• 7/30/07	• Oil States International, Inc.	• Schooner Petroleum Services, Inc.
• 2/2/07	• Trican Well Service Ltd.	• Liberty Pressure Pumping LP
• 1/10/07	• Basic Energy Services, Inc.	• JetStar Consolidated Holdings, Inc.
• 11/8/06	• Complete Production Services, Inc.	• Pumpco Services, Inc.
• 10/18/06	• Allis-Chalmers Energy Inc.	• Petro-Rentals, Incorporated
• 5/24/06	• Leader Energy Services Ltd.	• Cementrite, Inc.
• 5/14/02	• Key Energy Services, Inc.	• Q Services, Inc.
• 2/20/02	• BJ Services	• OSCA, Inc.

BofA Merrill Lynch Securities reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s latest 12 months EBITDA and one-year forward estimated EBITDA. BofA Merrill Lynch Securities then applied a range of selected multiples of latest 12 months EBITDA and one-year forward estimated EBITDA derived from the selected transactions to BJ Services’ latest 12 months (as of June 30, 2009) EBITDA and calendar year 2010 estimated EBITDA, respectively. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of BJ Services were based on the BJ Services management forecasts. This analysis indicated the following implied per share equity value reference ranges for BJ Services, as compared to the merger consideration:

Implied Per Share Equity Value		Merger
Reference Ranges for BJ Services		Consideration
Latest 12 Months EBITDA	2010E EBITDA
$15.99 - $21.65	$11.79 - $15.44	$17.93

BofA Merrill Lynch Securities also calculated implied exchange ratio reference ranges derived from the implied per share equity value reference ranges for BJ Services described above and the average implied per share equity value reference ranges for Baker Hughes described below under the selected publicly traded companies analysis of Baker Hughes. This indicated the following implied exchange ratio reference ranges, which were then compared with an illustrative exchange ratio of 0.471 implied in the merger assuming 100% of the merger consideration was payable in stock and the closing price of Baker Hughes common stock on August 28, 2009:

Implied Exchange Ratio		Illustrative
Reference Ranges Based on:		Exchange Ratio
Latest 12 Months EBITDA	2010E EBITDA
0.322 - 0.540	0.237 - 0.385	0.471

No company, business or transaction used in this analysis is identical to BJ Services or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which BJ Services and the merger were compared.

Discounted Cash Flow Analysis.  BofA Merrill Lynch Securities performed a discounted cash flow analysis of BJ Services to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that BJ Services was forecasted to generate during calendar years 2009 through 2014 based on the BJ Services management forecasts. BofA Merrill Lynch Securities calculated terminal values for BJ Services by applying terminal multiples of 6.0x to 8.0x to BJ Services’ fiscal year 2014 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of December 31, 2009 using discount rates ranging from 9.6% to 11.7%. This analysis indicated the following implied per share equity value reference range for BJ Services, as compared to the merger consideration:

Implied Per Share Equity Value	Merger
Reference Range for BJ Services	Consideration

$14.89 - $20.52	$17.93

BofA Merrill Lynch Securities also calculated an implied exchange ratio reference range derived from the implied per share equity value reference range for BJ Services described above and the average implied per share equity value reference ranges for Baker Hughes described below under the selected publicly traded companies analysis of Baker Hughes. This indicated the following implied exchange ratio reference range, which was then compared with an illustrative exchange ratio of 0.471 implied in the merger assuming 100% of the merger consideration was payable in stock and the closing price of Baker Hughes common stock on August 28, 2009:

Implied Exchange Ratio	Illustrative
Reference Range	Exchange Ratio

0.302 - 0.511	0.471

Baker Hughes Financial Analyses

Selected Publicly Traded Companies Analysis.  BofA Merrill Lynch Securities reviewed publicly available financial and stock market information for Baker Hughes and the following four publicly traded companies in the oilfield services industry:

•	Halliburton Company

•	Schlumberger N.V. (Schlumberger Limited)

•	Smith International, Inc.

•	Weatherford International Ltd.

BofA Merrill Lynch Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on August 28, 2009, plus debt, minority interest and preferred stock, less cash, as a multiple (to the extent meaningful) of calendar years 2009, 2010 and 2011 estimated EBITDA. BofA Merrill Lynch Securities also reviewed per share equity values, based on closing stock prices on August 28, 2009, of the selected publicly traded companies as multiples (to the extent meaningful) of calendar years 2009, 2010 and 2011 estimated EPS and CFPS. BofA Merrill Lynch Securities then applied a range of selected multiples of calendar years 2009, 2010 and 2011 estimated EBITDA, EPS and CFPS derived from the selected publicly traded companies to corresponding data of Baker Hughes. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Estimated financial data of Baker Hughes were based on the Baker Hughes public forecasts. This analysis indicated the following implied per share equity value reference ranges for Baker Hughes, as compared to the closing price of Baker Hughes common stock on August 28, 2009:

Closing Price of
Baker Hughes Common
Implied Per Share Equity Value Reference Ranges for Baker Hughes			Stock on August 28, 2009
2009E EBITDA	2010E EBITDA	2011E EBITDA

$42.50 - $53.51	$41.62 - $53.12	$40.15 - $55.30

2009E EPS	2010E EPS	2011E EPS
$39.86 - $53.81	$35.37 - $45.47	$38.11 - $43.75	$38.09

2009E CFPS	2010E CFPS	2011E CFPS
$41.35 - $47.55	$41.71 - $46.10	$40.16 - $48.76

No company used in this analysis is identical to Baker Hughes. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Baker Hughes was compared.

Contribution Analysis

BofA Merrill Lynch Securities reviewed the relative financial contributions of BJ Services and Baker Hughes to the future financial performance of the combined company on a pro forma basis without taking into account the potential cost savings anticipated by BJ Services’ management to result form the merger. BofA Merrill Lynch Securities reviewed calendar years 2009, 2010 and 2011 estimated EBITDA, EPS and CFPS based on the BJ Services management forecasts and the Baker Hughes public forecasts. Based on the aggregate equity ownership percentages for BJ Services’ and Baker Hughes’ respective stockholders in the combined company implied from these relative contributions (to the extent meaningful), this analysis indicated the following implied per share equity value reference range for BJ Services, as compared to the merger consideration:

Implied Per Share Equity Value	Merger
Reference Range for BJ Services	Consideration

$10.85 - $15.89	$17.93

BofA Merrill Lynch Securities also calculated implied exchange ratio reference ranges derived from the aggregate equity ownership percentages for BJ Services’ and Baker Hughes’ respective stockholders in the combined company implied from these relative contributions. This indicated the following implied exchange ratio reference range, which was then compared with an illustrative exchange ratio of 0.471 implied in the merger assuming 100% of the merger consideration was payable in stock and the closing price of Baker Hughes common stock on August 28, 2009:

Implied Exchange Ratio	Illustrative
Reference Range	Exchange Ratio

0.285 - 0.417	0.471

Pro Forma Accretion/Dilution Analysis

BofA Merrill Lynch Securities reviewed the potential pro forma financial effect of the merger on Baker Hughes’ calendar years 2010 and 2011 estimated EPS and CFPS after taking into account the potential cost savings and transaction costs anticipated by BJ Services’ management to result from the merger. Estimated financial data of Baker Hughes were based on the Baker Hughes public forecasts and estimated financial data of BJ Services were based on the BJ Services management forecasts. Based on the merger consideration, this analysis indicated that the merger could be accretive to Baker Hughes’ calendar year 2011 estimated EPS and calendar years 2010 and 2011 estimated CFPS and dilutive to Baker Hughes’ calendar year 2010 estimated EPS. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors

BofA Merrill Lynch Securities also reviewed, for informational purposes, certain other factors, including:

•	historical trading prices of BJ Services common stock and Baker Hughes common stock during the one-year period and three-year period ended August 28, 2009;

•	historical exchange ratios implied by the trading prices of BJ Services common stock and Baker Hughes common stock during the one-year period ended August 28, 2009;

•	stock price targets for BJ Services common stock and Baker Hughes common stock as estimated by selected research analysts; and

•	premiums paid in selected precedent transactions involving oilfield services companies with transaction values of more than $1.0 billion announced between January 1, 1999 and August 28, 2009.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch Securities to the BJ Services board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch Securities believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of BJ Services and Baker

Hughes. The estimates of the future performance of BJ Services and Baker Hughes in or underlying BofA Merrill Lynch Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch Securities’ analyses. These analyses were prepared solely as part of BofA Merrill Lynch Securities’ analysis of the fairness, from a financial point of view, of the consideration to be received in the merger by holders of BJ Services common stock and were provided to the BJ Services board of directors in connection with the delivery of BofA Merrill Lynch Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch Securities’ view of the actual values of BJ Services or Baker Hughes.

The type and amount of consideration payable in the merger was determined through negotiations between BJ Services and Baker Hughes, rather than by any financial advisor, and was approved by the BJ Services board of directors. The decision to enter into the merger agreement was solely that of the BJ Services board of directors. As described above, BofA Merrill Lynch Securities’ opinion and analyses were only one of many factors considered by the BJ Services board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the BJ Services board of directors or management with respect to the merger or the consideration payable in the merger.

BJ Services has agreed to pay BofA Merrill Lynch Securities an aggregate fee estimated to be approximately $6.2 million (based on transaction value as of August 28, 2009, the last trading day before public announcement of the merger), a portion of which was payable upon the rendering of its opinion and a significant portion of which is contingent upon the completion of the merger. BJ Services also has agreed to reimburse BofA Merrill Lynch Securities for its expenses incurred in connection with BofA Merrill Lynch Securities’ engagement and to indemnify BofA Merrill Lynch Securities, any controlling person of BofA Merrill Lynch Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of BJ Services, Baker Hughes and certain of their respective affiliates.

BofA Merrill Lynch Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to BJ Services and have received or in the future may receive compensation for the rendering of these services, including (i) acting as a lender under certain credit facilities of BJ Services, which will be terminated in connection with the merger and (ii) having provided or providing certain treasury and trade products and services to BJ Services.

In addition, BofA Merrill Lynch Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Baker Hughes and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as joint bookrunner in connection with a debt offering of Baker Hughes, (ii) acting as a lender under certain credit facilities of Baker Hughes and (ii) having provided or providing certain treasury and trade products and services to Baker Hughes.

BofA Merrill Lynch Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. BJ Services selected BofA Merrill Lynch Securities to render an opinion to the BJ Services board of directors in connection with the merger on the basis of BofA Merrill Lynch Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with BJ Services and its business.

Interests of the BJ Services Directors and Executive Officers in the Merger

In considering the recommendation of the BJ Services board of directors with respect to the merger, BJ Services stockholders should be aware that executive officers and directors of BJ Services have certain interests in the merger that may be different from, or in addition to, the interests of BJ Services stockholders generally. These interests include the following:

The parties have agreed that two members of the BJ Services board of directors will be added to the Baker Hughes board of directors following completion of the merger. J.W. Stewart and James L. Payne have been designated to become members of the Baker Hughes board of directors. The other directors of BJ Services will resign effective upon closing of the merger. Following is a brief biography of each BJ Services director who will become a director of Baker Hughes after completion of the merger:

•	J.W. Stewart became a member of the BJ Services board of directors in 1990. Mr. Stewart is Chairman of the board of directors, President and Chief Executive Officer of BJ Services. He joined Hughes Tool Company in 1969 as Project Engineer and served as Vice President — Legal and Secretary of Hughes Tool Company and as Vice President — Operations for a predecessor of BJ Services prior to being named its President in 1986. In 1990, he was also named Chairman and Chief Executive Officer of BJ Services.

•	James L. Payne became a member of the BJ Services board of directors in 1999. Mr. Payne has served as Chairman and Chief Executive Officer of Shona Energy Company, Inc. since December 2006 and its predecessor Shona Energy Company, LLC formed in January 2005. Mr. Payne served as Chairman, President and Chief Executive Officer of Nuevo Energy Company from October 2001 until its merger with Plains Exploration and Production Company in May 2004. Mr. Payne served as Chairman and Chief Executive Officer of Santa Fe Energy from 1990 until May 1999, when Santa Fe merged with Snyder Oil Corporation, which also was engaged in the production of oil and gas. Following the merger, he was Chief Executive Officer and then Chief Executive Officer and Chairman of the merged company, Santa Fe Snyder Corporation. Santa Fe Snyder merged with Devon Energy Corporation, which also is engaged in the production of oil and gas, in August 2000, and Mr. Payne was Vice Chairman and a director of Devon through January 2001. Mr. Payne is also a director of Nabors Industries Ltd. and Global Industries, Ltd.

BJ Services’ non-employee directors are compensated through various stock and option awards and an annual cash retainer, including additional cash retainers for serving as the chair of a committee or on a committee. Baker Hughes’ non-employee directors are compensated through various stock and option awards and an annual cash retainer, including additional cash retainers for serving as the chair of a committee or on a committee. Since the compensation amounts for non-employee directors of BJ Services and Baker Hughes are different, the aggregate annual compensation of Messrs. Stewart and Payne for serving as directors of Baker Hughes may be higher or lower than their BJ Services director compensation. Mr. Stewart does not receive compensation for serving as a director on the BJ Services board of directors; therefore his annual compensation for serving as a non-employee director of Baker Hughes will be more than the compensation he received for serving as a director of BJ Services.

Stock Options and Other Equity Awards

Under the BJ Services incentive plans, outstanding options to purchase BJ Services common stock granted prior to the date of the merger agreement, including those held by BJ Services’ executive officers and directors, will become fully exercisable upon a change of control. If a change of control occurs on December 31, 2009, based upon options outstanding as of August 31, 2009, options held by BJ Services’ executive officers and directors relating to approximately 1,849,633 shares of BJ Services common stock would be subject to accelerated vesting. In addition, under the BJ Services incentive plans, the vesting restrictions applicable to outstanding performance unit awards, phantom stock awards and bonus stock awards will lapse. Under the BJ Services incentive plans, each holder of a performance unit award, phantom stock award or bonus stock award is also entitled to receive a cash bonus equal to an amount that is a tax gross-up for any applicable federal and state income taxes, as well as excise or other taxes. If a change of control occurs on December 31, 2009, based upon awards outstanding as of August 31, 2009, outstanding performance unit awards, phantom stock awards and bonus stock awards held by BJ Services’ executive officers relating to approximately 1,072,606 shares of BJ Services common stock and outstanding phantom stock awards held by BJ Services directors relating to approximately 48,000 shares of BJ Services common stock will be subject to accelerated vesting. The approval and adoption of the merger agreement by BJ Services stockholders will constitute a “change of control” under the BJ Services incentive plans whether or not the merger is consummated. Please see the tables below for further details relating to options, performance unit awards, phantom stock awards and bonus stock awards held by BJ Services executive officers and directors that are subject to accelerated vesting or lapsing of restrictions.

The tables below set forth the number of unvested options held by BJ Services directors and executive officers that would vest upon approval and adoption of the merger agreement by BJ Services stockholders (assuming that such approval and adoption occurs on December 31, 2009 and based upon grants outstanding as of August 31, 2009), the weighted average exercise prices of those options and the estimated values of option acceleration (calculated using an assumed stock price of $15.43 per share):

	Number of Shares	Weighted Average
	Subject to Unvested	Exercise Price	Value of Option
Name	Options(1)	per Share(2)($)	Acceleration(3)($)

L. William Heiligbrodt
Director	15,999	16.47	29,971
John A. Huff
Director	15,999	16.47	29,971
Don D. Jordan
Director	15,999	16.47	29,971
Michael E. Patrick
Director	15,999	16.47	29,971
James L. Payne
Director	15,999	16.47	29,971
William H. White
Director	15,999	16.47	29,971

(1)	For each director of BJ Services, this figure represents the number of shares subject to stock options for which there would be accelerated vesting if the BJ Services stockholders approve and adopt the merger agreement on December 31, 2009. Depending upon when the BJ Services stockholders approve and adopt the merger agreement, the actual number of shares for which there is accelerated vesting may be greater than or smaller than this figure.

(2)	This figure represents the weighted average exercise price per share of the shares subject to stock options for which there would be accelerated vesting if the BJ stockholders approve and adopt the merger agreement on December 31, 2009.

(3)	This figure represents the estimated value of the acceleration of the options assuming the BJ stockholders approve and adopt the merger agreement on December 31, 2009. To estimate the value of the option acceleration for each director, we multiplied the aggregate number of shares subject to unvested stock options with exercise prices below $15.43 (determined as of December 31, 2009) by $15.43 (the per share closing price BJ Services common stock on August 28, 2009, the last trading date before the public announcement of the merger), and then subtracted the applicable exercise price for the shares.

	Number of Shares	Weighted Average
	Subject to Unvested	Exercise Price	Value of Option
Name	Options(1)	per Share(2)($)	Acceleration(3)($)

J.W. Stewart
Chairman of the Board, President and Chief Executive Officer	549,226	15.17	1,203,057
David D. Dunlap
Executive Vice President and Chief Operating Officer	271,676	15.85	549,968
Jeffrey E. Smith
Executive Vice President—Finance and Chief Financial Officer	210,884	14.79	481,224
Margaret B. Shannon
Vice President—General Counsel	122,566	15.53	257,797
Alasdair Buchanan
Vice President, International Pressure Pumping Operations	137,971	15.72	283,576
Other BJ Services Executive Officers (6 people)	461,316	15.83	936,666

(1)	For each executive officer, this figure represents the number of shares subject to stock options for which there would be accelerated vesting if the BJ Services stockholders approve and adopt the merger agreement on December 31, 2009. Depending upon when the BJ Services stockholders approve and adopt the merger agreement, the actual number of shares for which there is accelerated vesting may be greater than or smaller than this figure.

(2)	This figure represents the weighted average exercise price per share of the shares subject to stock options for which there would be accelerated vesting if the BJ stockholders approve and adopt the merger agreement on December 31, 2009.

(3)	This figure represents the estimated value of the acceleration of the options assuming the BJ stockholders approve and adopt the merger agreement on December 31, 2009. To estimate the value of the option acceleration for each executive officer, we multiplied the aggregate number of shares subject to unvested stock options with exercise prices below $15.43 (determined as of December 31, 2009) by $15.43 (the per share closing price BJ Services common stock on August 28, 2009), and then subtracted the applicable exercise price for the shares.

Under the terms of the merger agreement, upon the effective time of the merger, any outstanding options to purchase BJ Services common stock (other than options granted under the BJ Services Company 2008 Employee Stock Purchase Plan) will be assumed by Baker Hughes. Each assumed stock option will have the same terms and conditions as applied to the assumed stock option immediately prior to the merger except that (A) the option so assumed and converted will be fully vested and exercisable for that number of whole shares of Baker Hughes common stock equal to the product of (x) the number of shares of BJ Services common stock subject to the assumed option immediately prior to the merger and (y) the stock award exchange ratio, for an exercise price equal to the quotient of (i) the exercise price under the assumed option immediately prior to the merger divided by (ii) the stock award exchange ratio, (B) under the terms of the BJ Services incentive plans, the assumed stock options will be exercisable until the expiration date of the option award regardless of any termination of employment following the approval and adoption of the merger agreement by the BJ Services stockholders and (C) each such assumed stock option that was vested and exercisable on December 31, 2004 may be surrendered to Baker Hughes during the 90-day period following the occurrence of the change of control in return for a payment (in cash and/or in shares of Baker Hughes common stock as determined by Baker Hughes) equal in value to the excess of (I) the higher of (1) the per share value of the merger consideration received by stockholders of BJ Services or (2) the highest per share price of BJ Services common stock during the period commencing on August 31, 2009 and ending upon the occurrence of a change of control over, (II) the per share exercise price under the option (prior to the assumption of the option of Baker Hughes), multiplied by the number of shares of BJ Services common stock subject to the option (prior to the assumption of the option by Baker Hughes). The “stock award exchange ratio” is the sum of (a) 0.40035 and (b) the quotient obtained by dividing $2.69 by the average of the closing prices of a share of Baker Hughes common stock on the New York Stock Exchange, as reported in the Wall Street Journal, for the five consecutive trading days immediately preceding the third trading day before the closing of the merger; provided, that the exercise price and/or number of shares of Baker Hughes common stock that may be purchased under the assumed stock option will be further adjusted to the extent required for the assumed stock option to remain compliant with, or exempt from, the requirements of section 409A of the Code; and provided, further, that in the case of a BJ Services stock option that is intended to qualify as an incentive stock option within the meaning of section 422 of the Code, the exercise price and the number of shares of Baker Hughes common stock subject to the assumed stock option will be determined in a manner consistent with the requirements of section 424 of the Code. Because options to purchase BJ Services common stock will be replaced with options to purchase Baker Hughes common stock, holders of options to purchase BJ Services common stock (including executive officers and directors) will not receive the cash component of the merger consideration in cash with respect to their BJ Services options and will instead receive replacement options exercisable for additional shares of Baker Hughes common stock based on this formula.

Under the terms of the merger agreement, the vesting restrictions applicable to performance unit awards, phantom stock awards and bonus stock awards outstanding as of the effective time of the merger will lapse and, as of the effective time of the merger, each share of unrestricted BJ Services common stock will otherwise continue to be subject to applicable BJ Services incentive plans and award agreements, including the right to receive any cash bonus provided for in the holder’s award agreement (subject to applicable tax withholding requirements). Upon the effective time of the merger, the holder of any then outstanding performance unit awards, phantom stock awards and bonus stock awards as of the effective time of the merger will be entitled to receive the per share merger consideration for each unit or share subject to the award.

The tables below set forth the number of shares subject to outstanding phantom stock awards held by BJ Services directors and the number of outstanding performance unit awards, phantom stock awards and bonus stock awards held by BJ Services executive officers that would vest and become payable upon approval and adoption of the merger agreement by BJ Services stockholders (assuming that such approval and adoption occurs on December 31, 2009 and based on grants outstanding as of August 31, 2009) and the estimated values of phantom stock award acceleration (calculated using an assumed stock price of $15.43 per share):

	Number of Shares	Value of Phantom Stock
	Subject to Phantom	Award Acceleration(2)
Name	Stock Awards(1)	($)

L. William Heiligbrodt	8,000	123,440
Director
John A. Huff	8,000	123,440
Director
Don D. Jordan	8,000	123,440
Director
Michael E. Patrick	8,000	123,440
Director
James L. Payne	8,000	123,440
Director
William H. White	8,000	123,440
Director

(1)	For each director, this figure represents the number of shares subject to phantom stock awards for which there would be accelerated vesting if the BJ stockholders approve and adopt the merger agreement on December 31, 2009. Depending upon when the BJ Services stockholders approve and adopt the merger agreement, the actual number of shares for which there is accelerated vesting may be greater than or smaller than this figure.

(2)	This figure represents the estimated value of the acceleration of the phantom stock awards assuming that the BJ stockholders approve and adopt the merger agreement on December 31, 2009. To estimate the value of the phantom stock award acceleration for each director, we multiplied the aggregate number of shares subject to unvested phantom stock awards (determined as of December 31, 2009) by $15.43 (the per share closing price of BJ Services common stock on August 28, 2009).

		Number of
		Shares	Number of
	Number of	Subject to	Shares	Cash Bonus
	Shares Subject	Phantom	Subject to	(Tax	Value of Equity	Total
	to Performance	Stock	Bonus Stock	Gross-up)(2)	Acceleration(3)	Value(4)
Name	Unit Awards(1)	Awards(1)	Awards(1)	($)	($)	($)

J.W. Stewart
Chairman of the Board, President and Chief Executive Officer	219,806	114,345	5,337	3,004,500	5,238,300	8,242,800
David D. Dunlap
Executive Vice President and Chief Operating Officer	108,492	54,532	2,508	1,464,974	2,554,159	4,019,133
Jeffrey E. Smith
Executive Vice President — Finance and Chief Financial Officer	84,499	44,773	1,054	1,153,397	2,010,930	3,164,327
Margaret B. Shannon
Vice President — General Counsel	48,996	25,037	1,281	666,537	1,162,095	1,828,632
Alasdair Buchanan
Vice President, International Pressure Pumping Operations	55,120	27,886	1,068	744,063	1,297,262	2,041,325
Other BJ Services Executive Officers (6 people)	184,237	92,719	916	2,459,193	4,287,565	6,746,758

(1)	For each executive officer, this figure represents the number of shares subject to performance unit awards, phantom stock awards and bonus stock awards for which there would be accelerated vesting if the BJ stockholders approve and adopt the merger agreement on December 31, 2009. Depending upon when the BJ Services stockholders approve and adopt the merger agreement, the actual number of shares for which there is accelerated vesting may be greater than or smaller than this figure.

(2)	This figure represents the estimated cash bonus tax gross-up payments that would be made with respect to the shares subject to the unvested awards if the BJ stockholders approve and adopt the merger agreement on December 31, 2009. Depending upon when the BJ Services stockholders approve and adopt the merger agreement, the actual amount of the cash bonus may be greater than or smaller than this figure.

(3)	This figure represents the estimated value of the acceleration of the performance unit awards, phantom stock awards and bonus stock awards assuming that the BJ stockholders approve and adopt the merger agreement on December 31, 2009. To estimate the value of the award acceleration for each executive officer, we multiplied the aggregate number of shares subject to unvested performance unit awards, phantom stock awards and bonus stock awards (determined as of December 31, 2009) by $15.43 (the per share closing price of BJ Services common stock on August 28, 2009).

(4)	For each executive officer, this figure represents the total of the cash bonus tax gross-up payment that would be made with respect to the shares subject to the unvested awards and the value of equity acceleration assuming that the BJ stockholders approve and adopt the merger agreement on December 31, 2009. The performance unit awards in the table above are calculated at the expected value level of performance (or 100%) as directed by the BJ Services’ board of directors. Several officers of BJ Services holding these awards have informed BJ Services that they believe the terms of such awards provide that, upon approval and adoption of the merger agreement by the BJ Services stockholders, the performance goals under these awards should be calculated at the over-achievement level of performance (or 133 1/3%). If all of the BJ Services executives were to take this position and prevail in their interpretation, the total value to executive officers shown in this last column would increase by approximately $5.7 million in the aggregate and the estimated section 4999 of the Code excise tax gross-up payments for such executives would increase by approximately $2.6 million in the aggregate. Depending upon when the BJ Services stockholders approve and adopt the merger agreement, the actual total amount may be greater than or smaller than this figure.

Severance Agreements

Each of BJ Services executive officers has a severance agreement that is intended to provide for continuity of management in the event of a change of control. A change of control will occur under these severance agreements upon the approval and adoption of the merger agreement by the BJ Services stockholders whether or not the merger is consummated.

The agreements provide that an executive officer will be entitled to certain severance benefits and other benefits (as summarized below) if the executive officer’s employment is terminated within two years following a change of control for any of the following reasons:

•	the company terminates his or her employment for any reason, other than for death, disability or for cause,

•	the executive officer terminates his or her employment for “good reason” (as this term is defined in the agreements) or

•	the executive officer terminates his or her employment without good reason with the consent of the BJ Services board of directors.

In the event of such a termination, the executive officer is entitled to the following:

(1) a lump sum severance payment equal to three times the sum of the executive officer’s base salary and target bonus amount (which we refer to as the “severance payment”), plus

(2) an amount equal to three times the value of the largest annual long-term incentive grant or grants made to the executive officer during the three years prior to the date of termination (which we refer to as the “incentive award payment”), plus

(3) a prorated bonus payment in respect of the fiscal year of termination equal to the greater of the target bonus amount for that year or the bonus that would actually be payable in respect of that year based on BJ Services’ financial performance to the date of termination (which we refer to as the “pro-rata bonus payment”), plus

(4) continued life, disability, accident and health insurance coverage for a period of up to three years, plus

(5) outplacement services, plus

(6) retiree medical coverage if the executive officer is within five years of eligibility at the time of such termination, in accordance with the provisions of the applicable BJ Services welfare benefit plan (or successor plan), plus

(7) a gross-up, if applicable, for any “golden parachute” excise tax that may be payable by the executive officer under section 4999 of the Code, and any income or other taxes on the gross-up payment, with respect to the severance payments and other benefits due to the executive officer (whether under the severance agreement or otherwise).

In addition, the severance agreements provide for additional payments with respect to unvested equity-based compensation awards granted after the approval and adoption of the merger agreement by BJ Services stockholders. The merger agreement provides that there shall be no further grants of equity-based compensation by BJ Services without the consent of Baker Hughes. In the event of a qualifying termination of employment, the executive officer would be entitled to receive an amount, with respect to all outstanding unvested and unexercisable awards that have been granted to him or her after a change in control under the BJ Services long-term incentive plans or successor plans, equal to the sum of (i) the value of all such unvested or unearned shares of performance stock and performance units (determined as if all restrictions had lapsed and all performance goals had been achieved to the fullest extent) and (ii) the excess of the exercise price of each such unexercisable option and appreciation right over the closing price of the common shares of BJ Services common stock on the date of termination of employment.

The following table sets forth, for each of BJ Services’ executive officers, the approximate cash severance payments, incentive award payments, pro-rata bonus payments and the estimated values of other payments and benefits due the executive officers under the severance agreements, assuming that a change of control and termination of employment occurs on December 31, 2009 (based on levels of pay and other circumstances as of August 31, 2009). You should note that the amounts listed below are estimates based upon multiple assumptions, including assumptions prescribed by section 280G of the Code. Some of these assumptions are based on information currently available and will need to be updated. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

				Value of
			Incentive	Welfare and	Estimated
	Severance	Pro-Rata	Award	Outplacement	Excise Tax
	Payment	Bonus	Payment	Benefits	Gross-up	Total
Name	($)	($)	($)	($)	($)	($)

J.W. Stewart
Chairman of the Board, President and Chief Executive Officer	7,290,000	303,750	25,200,000	209,136	13,459,229	46,462,115
David D. Dunlap
Executive Vice President and Chief Operating Officer	3,429,000	127,000	11,520,000	108,728	8,740,738	23,925,466
Jeffrey E. Smith
Executive Vice President — Finance and Chief Financial Officer	3,024,000	112,000	10,080,000	75,702	8,365,004	21,656,706
Margaret B. Shannon
Vice President — General Counsel	2,218,500	76,125	5,400,000	60,682	3,900,091	11,655,398
Alasdair Buchanan
Vice President, International Pressure Pumping Operations	2,167,500	74,375	5,940,000	60,306	4,719,001	12,961,182
Other BJ Services Executive Officers (6 people)	8,951,850	280,988	19,620,000	533,785	17,697,751	47,084,374

Supplemental Executive Retirement Plan

Under the BJ Services supplemental executive retirement plan, all of BJ Services’ executive officers are eligible to receive certain supplemental retirement benefits. In the event the executive officer is eligible to receive his or her payments/benefits under his or her severance agreement as described above (i.e., certain terminations of employment within two years following a change of control), his or her supplemental retirement benefit will become vested and paid in a lump sum. In such event, an executive officer will be given credit for three years of additional service and age for purposes of calculating the benefit. Two executive officers who will have attained the age of 60 (as of December 31, 2009) will have fully nonforfeitable interests in the BJ Services supplemental executive retirement plan benefits (without regard to the benefit enhancement attributable to the additional three years of age and service credited under the plan formula in the event of their terminations of employment following a change of control). Other executive officers who have not attained the age of 60 would become fully vested in their benefits under the BJ Services supplemental executive retirement plan, but the benefit would become payable at a reduced rate. Further, following a change of control, the participant would be eligible to receive a “gross-up” payment sufficient to satisfy any “golden parachute” excise tax payments that may be imposed by section 4999 of the Code and any additional taxes imposed with respect to such gross-up payments, in accordance with the provisions of the plan. The receipt of BJ Services stockholder approval of the merger will constitute a “change of control” under the BJ Services supplemental executive retirement plan whether or not the merger is consummated.

The following table sets forth, for each BJ Services executive officer, the estimated present value (based on levels of pay and other circumstances as of August 31, 2009) of the additional benefit to which the executive officer would become entitled under the BJ Services supplemental executive retirement plan if a change of control occurs and the executive officer terminates his or her employment, in each case, on December 31, 2009:

Name	SERP Value ($)(1)

J.W. Stewart Chairman of the Board, President and Chief Executive Officer	0
David D. Dunlap Executive Vice President and Chief Operating Officer	2,942,987
Jeffrey E. Smith Executive Vice President — Finance and Chief Financial Officer	2,534,694
Margaret B. Shannon Vice President — General Counsel	534,985
Alasdair Buchanan Vice President, International Pressure Pumping Operations	452,232
Other BJ Services Executive Officers (6 People)	5,670,983

(1)	Both Mr. Stewart and Ms. Shannon are fully vested in the Supplemental Executive Retirement Plan. The amount shown for each of them is the incremental present value over their normal retirement benefit.

Continuing Employment with Baker Hughes

Certain of BJ Services’ current executive officers may serve as employees of Baker Hughes or the surviving entity after the effective time of the merger. Under the merger agreement, Baker Hughes and the surviving entity have agreed to honor all BJ Services benefit plans and compensation arrangements and agreements in accordance with their terms; however, these benefit plans, compensation arrangements and agreements may be amended or terminated in accordance with their terms. Also, the merger agreement does not require Baker Hughes or the surviving entity to continue or resume the employment of any specific person.

Indemnification and Insurance

The merger agreement provides for the continuation of indemnification existing in favor of the current and former directors, officers and employees of BJ Services and its subsidiaries as provided in the organizational and governing documents of BJ Services and its subsidiaries or under indemnification agreements between such persons and BJ Services and its subsidiaries as in effect prior to date of the merger agreement for a period of not less than six years after the effective time of the merger, with such indemnification obligations being guaranteed by Baker Hughes. The merger agreement also contains certain obligations related to the purchase of directors’ and officers’ liability insurance and fiduciary liability insurance tail policies with respect to matters existing or occurring at or prior to the effective time of the merger for persons who are currently covered under BJ Services’ existing policies. These interests are described in detail below at “The Merger Agreement — Additional Agreements — Indemnification and Insurance.”

The BJ Services board of directors was aware of the interests described in this section and considered them, among other matters, in approving the merger agreement and making its recommendation that the BJ Services stockholders approve and adopt the merger agreement. See “The Merger— Recommendation of the BJ Services Board of Directors and Its Reasons for the Merger.”

Regulatory Approvals

Antitrust Approvals

Under the HSR Act, the merger cannot be completed until the expiration or termination of a waiting period (or any extension thereof) that follows the filing of Pre-Merger Notification and Report Forms by both parties to the transaction with the Antitrust Division and the FTC. On September 8, 2009, the Antitrust Division notified counsel to Baker Hughes that it had opened an investigation related to the merger. On September 14, 2009, Baker Hughes and BJ Services filed the requisite notification forms under the HSR Act with the Antitrust Division and the FTC. The initial waiting period is 30 days after the filing of the requisite notification forms, but this period may be extended if the reviewing agency issues a formal request for additional information and documentary material, referred to as a second request. If the reviewing agency issues a second request, the parties may not complete the merger until 30 days after both parties substantially comply with the second request, unless the waiting period is terminated earlier.

Baker Hughes and BJ Services conduct operations in a number of non-U.S. jurisdictions where other filings or approvals may be required or advisable under antitrust or competition merger control statutes in connection with the completion of the merger. Baker Hughes and BJ Services are currently reviewing whether filings or approvals may be required or advisable in such jurisdictions and expect to file notices with appropriate authorities. It is possible that any of the regulatory authorities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger.

There can be no assurance that the merger will not be challenged on antitrust or competition grounds or, if a challenge is made, what the outcome would be. The Antitrust Division, the FTC, any U.S. state and other applicable U.S. or non-U.S. regulatory bodies may challenge the merger on antitrust or competition grounds at any time, including after the expiration or termination of the waiting period under the HSR Act or other applicable process, as they may deem necessary or desirable or in the public interest. Accordingly, at any time before or after the completion of the merger, any such party could take action under the antitrust laws, including, without limitation, by seeking to enjoin the effective time of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under antitrust or competition laws under certain circumstances.

Other Regulatory Procedures

The merger may be subject to certain regulatory requirements of other municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. Baker Hughes and BJ Services are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, Baker Hughes and BJ Services have each agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement, including to gain clearance from antitrust authorities and obtain other required approvals. See “The Merger Agreement—Additional Agreements—Efforts Related to Consents and Approvals of Governmental Entities and Third Parties.”

Although Baker Hughes and BJ Services do not expect antitrust or other regulatory authorities to raise any significant objections to the merger that would result in the failure to satisfy the conditions to closing the merger by the termination date, Baker Hughes and BJ Services can provide no assurance that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to Baker Hughes after the effective time of the merger. Baker Hughes and BJ Services have not yet obtained any of the regulatory approvals required to complete the merger.

Material U.S. Federal Income Tax Consequences of the Merger

General

The following discussion summarizes the material U.S. federal income tax consequences of the merger that may be relevant to BJ Services stockholders who hold shares of BJ Services common stock as a capital asset for U.S. federal income tax purposes (generally, assets held for investment) and who or that are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion is addressed only to those BJ Services stockholders who exchange shares of BJ Services common stock for cash and shares of Baker Hughes common stock in the merger.

This discussion is based on the Code, Treasury regulations promulgated thereunder, court decisions, published rulings of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to BJ Services stockholders in light of their particular circumstances or to BJ Services stockholders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, foreign persons or entities, S corporations or other pass-through entities, financial institutions, insurance companies, broker-dealers, persons who hold BJ Services shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of BJ Services shares and one or more investments, persons whose “functional currency” (as defined in the Code) is not the U.S. dollar, persons who exercise appraisal rights, and persons who acquired BJ Services shares in compensatory transactions. Further, this discussion does not address any aspect of state, local or foreign taxation.

No ruling has been or will be obtained from the IRS regarding any matter relating to the merger. While receipt of opinions of counsel that the merger constitutes a “reorganization” within the meaning of section 368(a) of the Code are conditions to the closing, an opinion of counsel is not a guaranty of a result as it merely represents counsel’s best legal judgment and is not binding on the IRS or the courts. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below. BJ Services stockholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, and foreign tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal tax purposes) is a beneficial owner of BJ Services shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. BJ Services stockholders that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES

OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF SHARES OF BAKER HUGHES COMMON STOCK RECEIVED IN THE MERGER IN LIGHT OF YOUR OWN SITUATION.

Tax Opinions

Baker Hughes and BJ Services intend for the merger to constitute a “reorganization” within the meaning of section 368(a) of the Code. It is a condition to the closing of the merger that Fulbright & Jaworski L.L.P. and Skadden, Arps, Slate, Meagher & Flom LLP deliver opinions, dated as of the closing, to Baker Hughes and BJ Services, respectively, to the effect that the merger will constitute a “reorganization” within the meaning of section 368(a) of the Code.

The opinions referred to above of Fulbright & Jaworski L.L.P., counsel to Baker Hughes, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to BJ Services, will be based on U.S. federal income tax law in effect as of the date of these opinions. In rendering the opinions, Fulbright & Jaworski L.L.P. and Skadden, Arps, Slate, Meagher & Flom LLP will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement. These opinions will also rely on certain representations and covenants of the management of Baker Hughes and BJ Services and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected.

Tax Consequences of the Merger to BJ Services Stockholders

The Merger

Assuming the merger qualifies as a “reorganization” within the meaning of section 368(a) of the Code, a BJ Services stockholder who exchanges, in the merger, his BJ Services shares for cash and Baker Hughes shares will recognize gain (but not loss) in an amount equal to the lesser of:

•	the amount of cash received pursuant to the merger (excluding any cash received in lieu of fractional shares of Baker Hughes common stock), and

•	the amount, if any, by which the sum of the fair market value of the shares of Baker Hughes common stock as of the effective time of the merger and the amount of cash received pursuant to the merger for those BJ Services shares exceeds his adjusted tax basis in those BJ Services shares.

For this purpose, a BJ Services stockholder must calculate gain or loss separately for each identifiable block (that is, stock acquired at the same time for the same price) of BJ Services shares exchanged in the merger. Except to the extent any cash received is treated as a dividend as discussed below, a BJ Services stockholder’s recognized gain generally will be capital gain and will be long-term capital gain if he held the exchanged BJ Services shares for more than one year.

If the receipt of cash in the merger by a BJ Services stockholder has the effect of a distribution of a dividend, the cash received will be treated as dividend income to the extent of his ratable share of BJ Services’ accumulated earnings and profits (as calculated for U.S. federal income tax purposes). In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the merger will be deemed to reduce the BJ Services stockholder’s percentage ownership of Baker Hughes following the merger. For purposes of that determination, a BJ Services stockholder will be treated as if he first exchanged all of his BJ Services shares solely for Baker Hughes shares, and then a portion of the Baker Hughes shares was immediately redeemed by Baker Hughes for the cash that the BJ Services stockholder actually received in the merger. Gain recognized in the deemed redemption generally will be treated as a dividend to the extent of the BJ Services stockholder’s ratable share of the undistributed earnings and profits of BJ Services unless the deemed redemption results in a “meaningful reduction” in the BJ Services stockholder’s deemed stock ownership of Baker Hughes.

In making this determination of whether there is a “meaningful reduction” in the BJ Services stockholder’s deemed ownership of Baker Hughes, the BJ Services stockholder will, under the constructive ownership rules, be deemed to own not only the Baker Hughes shares actually owned, but also Baker Hughes shares that are owned by certain related persons and entities or that he or such persons or entities have the right to acquire pursuant to an option. The IRS has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has any reduction in his percentage stock ownership under the above analysis. These rules are complex and dependent upon the specific factual circumstances particular to each BJ Services stockholder. Each BJ Services stockholder should consult his tax advisor as to the application of these rules to his particular situation.

Cash payments received by BJ Services stockholders in lieu of fractional shares of Baker Hughes common stock will be treated as if such Baker Hughes shares were issued in the merger and then redeemed by Baker Hughes. If a BJ Services stockholder receives cash in lieu of a fractional share of Baker Hughes stock, subject to the discussion above regarding possible dividend treatment, he will generally recognize capital gain or loss equal to the difference between the cash received in lieu of that fractional share and the portion of his adjusted tax basis in BJ Services shares surrendered that is allocable to that fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for BJ Services shares exchanged for cash in lieu of the fractional share of Baker Hughes common stock is more than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

A BJ Services stockholder will have an aggregate tax basis in the Baker Hughes shares received in the merger (including any fractional shares of Baker Hughes common stock deemed received by the BJ Services stockholder) equal to his aggregate adjusted tax basis in his BJ Services shares surrendered in the merger:

•	reduced by the amount of cash received in the merger by him for those BJ Services shares (excluding any cash received in lieu of a factional share of Baker Hughes common stock); and

•	increased by the amount of gain (including the portion of this gain that is treated as a dividend as described above) recognized by him in the merger (excluding any gain recognized as a result of cash received in lieu of a fractional share of Baker Hughes common stock).

A BJ Services stockholder’s holding period in the Baker Hughes shares received in the merger will include his holding period in his BJ Services shares surrendered in exchange for those Baker Hughes shares, if those BJ Services shares are held as capital assets as of the effective time of the merger.

BJ Services stockholders who hold BJ Services shares with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular Baker Hughes shares received in the merger.

Information Reporting and Backup Withholding

Cash payments received in the merger by a BJ Services stockholder may, under certain circumstances, be subject to information reporting and backup withholding on the cash payable to the holder, unless the stockholder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. To prevent backup withholding, each BJ Services stockholder must complete the IRS Form W-9 or a substitute Form W-9 which will be provided by the exchange agent with the transmittal letter. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

If a BJ Services stockholder who receives Baker Hughes shares in the merger is considered a “significant holder,” such BJ Services stockholder will be required (i) to file a statement with his U.S. federal income tax return providing certain facts pertinent to the merger, including the tax basis in the BJ Services shares surrendered and the fair market value of the Baker Hughes shares received in the merger, and (ii) to retain permanent records of these facts relating to the merger. A “significant holder” for this purpose is any BJ Services stockholder who, immediately before the merger, (i) owned at least 5% (by vote or value) of the BJ Services common stock or (ii) owned BJ Services securities with a tax basis of $1 million or more.

The foregoing discussion is for general information only and not intended to be legal or tax advice to any particular BJ Services stockholder. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular BJ Services stockholder will depend on that stockholder’s particular situation. BJ Services stockholders should consult their own tax advisor to determine the specific tax consequences of the merger, including tax return reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, and the effect of any proposed change in the tax laws to them.

Accounting Treatment

Baker Hughes will account for the merger under the acquisition method of accounting for business combinations under GAAP with Baker Hughes being deemed to have acquired BJ Services. This means that the assets and liabilities of BJ Services will be recorded, as of the completion of the merger, at their fair values and added to those of Baker Hughes, including an amount for goodwill representing the difference between the purchase price and fair value of the identifiable net assets. Financial statements of Baker Hughes issued after the merger will reflect only the operations of BJ Services’ business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of BJ Services.

All unaudited pro forma combined financial information contained in this joint proxy statement/prospectus was prepared using the acquisition method of accounting for business combinations. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of the assets and liabilities of BJ Services’ business. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of BJ Services’ business as compared to the unaudited pro forma combined financial information included in this joint proxy statement/prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

Listing of Baker Hughes Common Stock

Baker Hughes will use all reasonable best efforts to cause the shares of Baker Hughes common stock issuable pursuant to the merger agreement to be approved for listing on the NYSE at or prior to the completion of the merger, subject to official notice of issuance. Approval of the listing on the NYSE of the shares of Baker Hughes common stock issuable pursuant to the merger, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger.

Delisting and Deregistration of BJ Services Common Stock

If the merger is completed, BJ Services common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Restrictions on Sales of Shares of Baker Hughes Common Stock Received in the Merger

Shares of Baker Hughes common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Baker Hughes common stock issued to any BJ Services stockholder who may be deemed to be an “affiliate” of Baker Hughes after the completion of the merger, such as the two BJ Services directors who will join the Baker Hughes board of directors upon the completion of the merger. This joint proxy statement/prospectus does not cover resales of Baker Hughes common stock received by any person upon the completion of the Merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Litigation Relating to the Merger

In connection with the merger, various lawsuits have been filed in the Delaware Court of Chancery and in the District Courts of Harris County, Texas against BJ Services and its directors and Baker Hughes. The complaints allege, generally, among other things, that the BJ Services board of directors has violated various fiduciary duties in approving the merger and that Baker Hughes and/or BJ Services aided and abetted such alleged violations. Among other remedies, the plaintiffs seek to enjoin the merger.

Baker Hughes and BJ Services believe these suits are without merit and intend to vigorously defend against such claims. At this time, however, the likely outcome of the cases cannot be predicted, nor can a reasonable estimate of loss, if any, be made.

THE MERGER AGREEMENT

The following summary describes material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. Baker Hughes stockholders and BJ Services stockholders are encouraged to carefully read the merger agreement in its entirety.

As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions. The representations and warranties described below and included in the merger agreement were made among Baker Hughes, Merger Sub and BJ Services to the other and were made as of specific dates and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally applicable under federal securities laws. The representations and warranties in the merger agreement are also qualified by information each of BJ Services and Baker Hughes filed with the SEC prior to the date of the merger agreement, as well as by disclosure letters each of the parties delivered to the other prior to the signing of the merger agreement. The disclosure letters contain or refer to information that has been included in prior filings by Baker Hughes and BJ Services with the SEC and may also include non-public information. The disclosure letters have not been made public because, among other things, they include confidential or proprietary information. The parties believe, however, that all information material to a stockholder’s decision to approve the proposals described in this joint proxy statement/prospectus is included in or incorporated into this document. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Baker Hughes and BJ Services, rather than to establish matters as facts. The merger agreement is described below in this joint proxy statement/prospectus and attached as Annex A hereto only to provide BJ Services stockholders and Baker Hughes stockholders with information regarding its terms and conditions, and not to provide any other factual information regarding BJ Services, Baker Hughes, Merger Sub or their respective businesses. You should also be aware that none of the representations and warranties has any legal effect among the parties to the merger agreement after the effective time of the merger, nor will the parties to the merger agreement be able to assert the inaccuracy of certain representations and warranties as a basis for refusing to close the transaction unless all such inaccuracies as a whole have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the party that made the representations and warranties. Accordingly, BJ Services stockholders and Baker Hughes stockholders should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about BJ Services, Baker Hughes or Merger Sub, and Baker Hughes stockholders and BJ Services stockholders should also read the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus for additional information regarding Baker Hughes and BJ Services and their respective businesses. See “Where You Can Find More Information; Incorporation by Reference.”

Baker Hughes and BJ Services acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

Structure of the Merger

Pursuant to the terms and subject to the conditions of the merger agreement, at the effective time of the merger, BJ Services will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Baker Hughes. Merger Sub as the surviving entity of the merger is sometimes referred to herein as the surviving entity.

Effective Time of the Merger

The closing of the merger and the other transactions contemplated by the merger agreement will occur no later than the second business day after all of the conditions to the completion of the merger contained in the merger agreement have been satisfied or waived, or at such other time as Baker Hughes and BJ Services may agree. At the closing, the appropriate parties will file a certificate of merger with the Secretary of State of the State of Delaware relating to the merger. The merger will become effective upon the filing of the certificate of merger or at such later time as Baker Hughes and BJ Services may agree in writing and specify in the certificate of merger.

Merger Consideration

Effect on Capital Stock

The merger agreement provides that at the effective time of the merger, each share of BJ Services common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares as described in “Appraisal Rights”) will be converted into the right to receive 0.40035 shares of Baker Hughes common stock and $2.69 in cash, collectively referred to as the merger consideration.

Based on the number of shares of BJ Services common stock outstanding, performance unit awards, phantom stock awards and bonus stock awards as of October 7, 2009 and based on the assumption that no options to purchase BJ Services common stock are exercised prior to completion of the merger, Baker Hughes will issue approximately 118 million shares of Baker Hughes common stock, and will pay approximately $794 million in cash to BJ Services stockholders. Those amounts will be adjusted upwards depending on the actual number of shares of BJ Services common stock and options outstanding at the effective time of the merger.

Adjustments

The merger consideration will be equitably adjusted to provide holders of shares of BJ Services common stock the same economic effect contemplated by the merger agreement if at any time between the signing and the effective time of the merger, there is any change in the outstanding shares of capital stock of BJ Services or Baker Hughes, by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment within such period, or stock dividend with a record date during such period.

Dividends and Distributions

Until BJ Services stockholders surrender their BJ Services stock certificates or book entry shares for exchange, any dividends or other distributions declared after the effective time of the merger with respect to shares of Baker Hughes common stock into which any of their shares of BJ Services common stock may have been converted will not be paid. Following surrender of any such stock certificate or book entry share, the holder thereof will receive, without interest, in addition to the applicable merger consideration, (a) the amount of dividends or other distributions with a record date after the effective time of the merger theretofore payable with respect to the merger consideration, and (b) if the payment date for any dividend or distribution payable with respect to the merger consideration has not occurred prior to the surrender of such stock certificate or book entry share, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the effective time but prior to the surrender of such stock certificate and a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Baker Hughes common stock, all shares of Baker Hughes common stock to be issued pursuant to the merger will be entitled to dividends pursuant to the immediately preceding sentence as if such shares of Baker Hughes common stock were issued and outstanding as of the effective time of the merger.

Fractional Shares

Fractional shares of Baker Hughes common stock will not be delivered pursuant to the merger. Instead, each holder of shares of BJ Services common stock who would otherwise be entitled to receive a fractional share of Baker Hughes common stock pursuant to the merger will be entitled to receive a cash payment, in lieu thereof, in an amount that will represent such fraction multiplied by the market price of a share of Baker Hughes common stock, calculated based on the average of the closing prices of a share of Baker Hughes common stock on the NYSE, as reported in The Wall Street Journal, for the five consecutive trading days immediately preceding the third trading day before the closing of the merger.

Appraisal Rights

Holders of BJ Services common stock will be entitled to appraisal rights under Delaware law and to obtain payment in cash for the judicially-determined fair value of their shares of BJ Services common stock in connection with the merger agreement if the merger is consummated. If any such holder fails to perfect or waives, withdraws or loses the right to appraisal under Delaware law or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided thereunder, then (a) such shares of BJ Services common stock that were subject to the appraisal (appraisal shares) will cease to constitute appraisal shares and (b) the right of such holder to be paid the fair value of such holder’s appraisal shares will be forfeited and cease. If such forfeiture occurs following the effective time of the merger, each such appraisal share will thereafter be deemed to have been converted into and to have become, as of the effective time of the merger, the right to receive the merger consideration (without interest thereon).

Conversion of Shares; Exchange of Certificates

The conversion of shares of BJ Services common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, BNY Mellon Shareowner Services LLC, as exchange agent, will exchange certificates formerly representing shares of BJ Services common stock or book entry shares in exchange for the merger consideration the holder is entitled to receive pursuant to the merger agreement.

Exchange Procedures

Prior to the effective time of the merger, Baker Hughes will make available to BNY Mellon Shareowner Services LLC (the exchange agent in connection with the merger) the number of shares of Baker Hughes common stock to be issued and the aggregate amount of cash to be paid as merger consideration (together with any amounts required to pay cash in lieu of fractional shares and any distributions to which the holders thereof are entitled pursuant to the merger agreement, without interest thereon).

As soon as reasonably practicable after the effective time of the merger, the exchange agent will send a letter of transmittal to each person who was a record owner of BJ Services common stock at the effective time of the merger. This mailing will contain instructions on how to surrender certificates formerly representing shares of BJ Services common stock or book entry shares in exchange for the merger consideration the holder is entitled to receive under the merger agreement. Exchange of any book entry shares will be made in accordance with the exchange agent’s customary procedures with respect to securities presented by book entry.

Until each certificate or book entry share of BJ Services common stock is surrendered, such certificate or book entry share will be deemed at any time after the effective time of the merger to represent only the right to receive the merger consideration upon such surrender of such certificate or book entry share, any cash in lieu of fractional shares and any distributions to which the holders thereof are entitled pursuant to the merger agreement, without interest thereon.

No Further Ownership Rights in BJ Services Common Stock; Transfer Books

After the effective time of the merger, there will be no transfers on the stock transfer books of BJ Services of any shares of BJ Services common stock. Certificates or book entry shares of BJ Services common stock presented to the surviving entity after the effective time of the merger will be cancelled and exchanged for the merger consideration payable in respect of such certificates or book entry shares, any cash in lieu of fractional shares and any distributions to which the holders thereof are entitled pursuant to the merger agreement, without interest thereon.

Termination of Exchange Fund

Any portion of the merger consideration, payable pursuant to the merger agreement and made available to the exchange agent, that remains unclaimed by holders of BJ Services common stock for six months after the effective time of the merger will be returned to the surviving entity upon demand. Thereafter, a holder of BJ Services common stock must look only to the surviving entity for payment of the merger consideration to which the holder is entitled under the terms of the merger agreement. Any amounts remaining unclaimed by holders of BJ Services common stock immediately prior to the date upon which payment of such amounts would otherwise escheat to or become the property of any governmental authority will become the property of the surviving entity free and clear of all claims or interests of any person previously entitled thereto.

Lost Stock Certificates

If a certificate formerly representing shares of BJ Services common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction, and, if required by Baker Hughes, the posting of a bond in such reasonable amount as Baker Hughes will direct as indemnity, with such assurances as the exchange agent may reasonably require.

Withholding Taxes

Each of Baker Hughes and Merger Sub will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the merger consideration payable to any BJ Services stockholder the amounts it is required to deduct and withhold under the Code, or any applicable state, local or foreign tax law. Withheld amounts will be treated for all purposes of the merger as having been paid to the BJ Services stockholders from whom they were withheld.

Treatment of Options and Other Equity Awards

Under the BJ Services incentive plans, any then outstanding options to purchase BJ Services common stock will become fully exercisable upon the approval and adoption of the merger agreement by the BJ Services stockholders. Under the merger agreement, as of the effective time of the merger, each outstanding option to purchase shares of BJ Services common stock granted under a BJ Services incentive plan (other than the BJ Services Company 2008 Employee Stock Purchase Plan) that is outstanding and unexercised immediately prior to the effective time of the merger will be assumed by Baker Hughes and converted into an adjusted stock right to purchase, on the same terms and conditions as applied to each such stock option immediately prior to the effective time of the merger, Baker Hughes common stock. Each such adjusted stock right will continue to have the same terms and conditions as applied to each such option immediately prior to the effective time of the merger, except that (A) as of the effective time of the merger, the option as so assumed and converted will be fully vested and exercisable for that number of whole shares of Baker Hughes common stock (rounded down to the nearest whole share in the case of a fractional share) equal to the product of (x) the number of shares of BJ Services common stock subject to the assumed option immediately prior to the effective time of the merger and (y) the stock award exchange ratio, for an exercise price equal to the quotient of (i) the exercise price under the assumed option immediately prior to the effective time of the merger divided by (ii) the stock award exchange ratio, (B) under the terms of the BJ Services incentive plans, the assumed stock option will be exercisable until the expiration date of the option award regardless of any termination of employment following the approval and adoption of the merger agreement by the BJ Services stockholders and (C) each such assumed stock option that was vested and exercisable on December 31, 2004 may be surrendered to Baker Hughes during the 90-day period following the occurrence of the change of control in return for a payment (in cash and/or in shares of Baker Hughes common stock as determined by Baker Hughes) equal in value to the excess of (I) the higher of (1) the per share value of the merger consideration received by stockholders of BJ Services or (2) the highest per share price of BJ Services common stock during the period commencing on August 31, 2009 and ending upon the occurrence of a change of control over, (II) the per share exercise price under the option (prior to the assumption of the option of Baker Hughes), multiplied by the number of shares of BJ Services common stock subject to the option (prior to the assumption of the option by Baker Hughes). The “stock award exchange ratio” is the sum of (a) 0.40035 and (b) the quotient obtained by dividing $2.69 by the average of the closing prices of a share of Baker Hughes common stock on the NYSE, as reported in the Wall Street Journal, for the five consecutive trading days immediately preceding the third trading day before the closing of the merger. The exercise price and/or number of shares of Baker Hughes common stock that may be purchased under the assumed option will be further adjusted to the extent required for the assumed option to remain compliant with, or exempt from, the requirements of section 409A of the Code; and in the case of a BJ Services stock option that is intended to qualify as an incentive stock option within the meaning of section 422 of the Code, the exercise price and the number of shares of Baker Hughes common stock subject to the assumed option will be determined in a manner consistent with the requirements of section 424 of the Code.

Under the terms of the BJ Services performance unit award agreements granted under the BJ Services incentive plans, upon the approval and adoption of the merger agreement by the BJ Services stockholders, the performance goals under any then outstanding BJ Services performance unit awards granted under a BJ Services incentive plan will be deemed to have been met in full and as soon as practicable upon such stockholder approval (but in no event later than the 15th day of the third month following the later of the end of the calendar year or the end of the BJ Services fiscal year during which such stockholder approval occurs), unrestricted shares of BJ Services common stock equal to the number of performance units listed in the performance unit award agreements will be distributed to the holders of the performance unit awards. Under the merger agreement, upon the effective time of the merger, the performance goals under any then outstanding performance unit awards granted under a BJ Services incentive plan will be deemed to have been achieved at the expected value level of performance, and each such performance unit will be treated as an unrestricted share of BJ Services common stock immediately prior to the effective time of the merger and each such share of BJ Services common stock will be treated at the effective time of the merger the same as, and will afford the same rights and will be subject to the same conditions, as each share of BJ Services common stock not subject to any restrictions. Upon the effective time of the merger, each holder of such a performance unit award will be entitled to receive, for each unit subject to the award the per share merger consideration received by BJ Services stockholders, 0.40035 of a share of Baker Hughes common stock and $2.69 in cash. Under the BJ Services incentive plans, upon the approval and adoption of the merger agreement by the BJ Services stockholders, the vesting restrictions applicable to any then outstanding BJ Services phantom stock award granted under a BJ Services incentive plan and any then outstanding BJ Services bonus stock award will lapse. Under the merger agreement, upon the effective time of the merger, each holder of such a phantom stock award or bonus stock award will be entitled to receive, for each phantom share or share subject to the award the per share merger consideration received by BJ Services stockholders, 0.40035 of a share of Baker Hughes common stock and $2.69 in cash. The BJ Services performance unit awards, phantom stock awards and bonus stock awards will otherwise continue to be subject to the applicable BJ Services incentive plans and award agreements, including the right to receive any cash bonus provided for in the holders’ award agreements (subject to applicable tax withholding requirements).

BJ Services has amended the BJ Services Company 2008 Employee Stock Purchase Plan to provide that if the merger is consummated prior to September 30, 2010, there will be no purchases of BJ Services common stock under the plan after September 30, 2009 and the participants will be refunded their accumulated payroll deductions under the plan without interest.

Representations and Warranties

The merger agreement contains generally customary representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties were made for the purposes, and subject to the qualifications, limitations and exceptions, described in the introduction to “The Merger Agreement” at page 89. Each of BJ Services, on the one hand, and Baker Hughes and Merger Sub, on the other hand, has made representations and warranties to the other in the merger agreement with respect to the following subject matters:

•	corporate existence, good standing and qualification to conduct business;

•	capitalization;

•	corporate power and authorization to enter into and carry out the obligations under the merger agreement and the enforceability of the merger agreement;

•	absence of any conflict or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations under the merger agreement;

•	governmental and regulatory approvals or consents required to complete the merger;

•	filings and reports with the SEC, financial statements, internal controls and disclosure controls and procedures;

•	absence of a material adverse effect or material damage, destruction or other casualty loss material to a party’s business in each case since October 1, 2008;

•	absence of litigation or outstanding judgments or orders;

•	accuracy of the information supplied for inclusion in this joint proxy statement/prospectus;

•	absence of undisclosed liabilities;

•	broker’s or finder’s fees;

•	employee benefit plans and compliance with the Employee Retirement Income Security Act of 1976, as amended;

•	recommendation of the merger by board of directors and required stockholder vote;

•	tax matters;

•	environmental matters;

•	compliance with laws;

•	investment company status;

•	intellectual property;

•	insurance;

•	material contracts;

•	customers and suppliers;

•	certain business practices and compliance with anti-corruption and money laundering laws;

•	affiliate transactions; and

•	takeover laws.

BJ Services has made additional representations and warranties to Baker Hughes in the merger agreement with respect to the following subject matters:

•	indebtedness;

•	subsidiaries;

•	labor and employment matters;

•	title to properties; and

•	the BJ Services rights agreement.

Baker Hughes and Merger Sub have made an additional representation and warranty to BJ Services in the merger agreement with respect to the availability of sufficient funds to pay the cash portion of the merger consideration and consummate the merger.

Certain representations and warranties of Baker Hughes and BJ Services are qualified as to materiality or as to “material adverse effect,” which when used with respect to Baker Hughes and BJ Services means, as the case may be, a materially adverse effect on the business or financial condition of such party and its subsidiaries considered collectively as a single enterprise, except that no material adverse effect may be caused by or arise from:

•	a change in law or GAAP, or interpretations thereof;

•	general economic, market, industry or political conditions (including acts of terrorism or war or other force majeure events);

•	any change in the stock price, trading volume or credit rating of such party (unless due to a circumstance which would separately constitute a material adverse effect);

•	the announcement or pendency of the merger agreement, any actions taken in compliance with the merger agreement or the consummation of the merger;

•	acts of God, earthquakes or similar catastrophes, any weather related event or any outbreak of illness or other public health event; or

•	the failure of such party to meet internal or analysts’ expectations, projections or budgets (unless due to a circumstance which would separately constitute a material adverse effect).

Conditions to the Completion of the Merger

The completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	approval and adoption by BJ Services stockholders of the merger agreement;

•	approval by Baker Hughes stockholders of the issuance of Baker Hughes common stock pursuant to the merger agreement;

•	the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act and non-U.S. antitrust or competition merger control statutes will have expired or been terminated;

•	the absence of any law, injunction, judgment, order or decree of any governmental entity which prohibits or permanently enjoins the consummation of the merger;

•	the effectiveness of the Form S-4 registration statement, of which this joint proxy statement/prospectus constitutes a part, and the absence of any stop order suspending the effectiveness of the Form S-4 or proceedings for such purpose pending before or threatened by the SEC; and

•	shares of Baker Hughes common stock issuable to the stockholders of BJ Services pursuant to the merger agreement will have been approved for listing on the NYSE, subject to official notice of issuance.

Additional Conditions to Baker Hughes’ and Merger Sub’s Obligations

The obligation of Baker Hughes and Merger Sub to complete the merger is also subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	(a) certain representations and warranties of BJ Services set forth in the merger agreement with respect to its capitalization will be true and correct as of the date of the merger agreement and the closing date of the merger, as though made as of such date (except to the extent expressly made as of an earlier date), and (b) all other representations and warranties of BJ Services set forth in the merger agreement will be true and correct as of the date of the closing date of the merger as though made as of such date (except to the extent expressly made as of an earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in the merger agreement) individually or in the aggregate has not had, and would not reasonably be expected to have, a material adverse effect on BJ Services;

•	the performance in all material respects by BJ Services of its obligations contained in the merger agreement;

•	the receipt by Baker Hughes of an opinion of its counsel, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization under section 368(a) of the Code and that BJ Services and Baker Hughes will each be a “party to the reorganization” within the meaning of section 368 of the Code;

•	the delivery by BJ Services to Baker Hughes of an officer’s certificate, dated the closing date of the merger, certifying to the effect that certain closing conditions have been satisfied and confirming resolutions by BJ Services’ executive compensation committee; and

•	the number of appraisal shares for which demands for appraisal have not been withdrawn will not exceed 15% of the outstanding shares of BJ Services common stock.

Additional Conditions to BJ Services’ Obligations

The obligation of BJ Services to complete the merger is also subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	(a) certain representations and warranties of Baker Hughes and Merger Sub set forth in the merger agreement with respect to Baker Hughes’ capitalization will be true and correct as of the date of the merger agreement and the closing date of the merger, as though made as of such date (except to the extent expressly made as of an earlier date), and (b) all other representations and warranties of Baker Hughes and Merger Sub set forth in the merger agreement will be true and correct as of the date of the closing date of the merger as though made as of such date (except to the extent expressly made as of an earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in the merger agreement) individually or in the aggregate has not had, and would not reasonably be expected to have, a material adverse effect on Baker Hughes;

•	the performance in all material respects by Baker Hughes and Merger Sub of their respective obligations contained in the merger agreement;

•	the receipt by BJ Services of an opinion of its counsel, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization under section 368(a) of the Code and that BJ Services and Baker Hughes will each be a “party to the reorganization” within the meaning of section 368 of the Code; and

•	the delivery by Baker Hughes to BJ Services of an officer’s certificate, dated the closing date of the merger, certifying to the effect that certain closing conditions have been satisfied.

Conduct of Business Pending the Merger

Conduct of BJ Services’ Business

Unless Baker Hughes otherwise consents (which consent will not be unreasonably withheld) or except as expressly required or permitted pursuant to the merger agreement, BJ Services has agreed, in general, that it will, and will cause its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger:

•	conduct the business of BJ Services and its subsidiaries only in the ordinary course of business consistent with past practices and use reasonable best efforts to maintain their assets and preserve intact their business organization and relationships with third parties and to keep the services of their present key officers and employees; and

•	except as previously disclosed to Baker Hughes, as contemplated by the merger agreement, as required by applicable law and intercompany transactions in the ordinary course of business consistent with past practices, BJ Services will not, and will not permit any of its subsidiaries to:

•	except for purchases and dispositions of inventory and consumables in the ordinary course of business consistent with past practices and for capital spending permitted under the merger agreement, acquire, sell, lease, transfer or dispose of any assets, rights or securities of BJ Services or its subsidiaries outside of the ordinary course of business in excess of $20 million in a single transaction or series of related transactions or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement outside the ordinary course of business;

•	acquire any business, corporation, partnership, association or other business organization or division;

•	enter into any material partnership, joint venture agreement or similar arrangement;

•	amend or propose to amend the certificate of incorporation or bylaws of BJ Services, BJ Services Company, USA or BJ Services International S.a.r.l., or the respective constituent documents of any other material subsidiary;

•	except for quarterly cash dividends consistent with the amount paid in past quarters, declare, set aside or pay any dividend or other distribution, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such;

•	purchase or redeem, or offer to purchase or redeem, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of BJ Services in payment of withholding tax upon the vesting of stock options, or phantom stock, or forfeiture of shares due to termination of employment;

•	split, combine or reclassify any outstanding shares of its capital stock;

•	issue, sell, dispose of any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class;

•	modify the terms of any existing indebtedness for borrowed money or security issued by BJ Services or any of its subsidiaries having an aggregate principal amount in excess of $50 million;

•	(a) incur, assume, guarantee or become obligated with respect to any indebtedness for borrowed money, if the aggregate amount would exceed $100 million in the aggregate at any given time (excluding intercompany debt), provided that no amounts will be outstanding under BJ Services’ credit agreement immediately prior to closing of the merger, or any indebtedness for borrowed money which contains covenants that materially restrict the merger or is not in the ordinary course of business and consistent with past practices, (b) make any individual loan, advance or capital contribution to or investment in excess of $5 million in any other person, (c) pledge or otherwise encumber its shares of capital stock, (d) mortgage or pledge any of its material assets (other than currently existing liens and certain permitted liens) of $5 million or more in the aggregate, or (e) incur indebtedness, fund or prepay any obligations to any person, that are not due and payable until after closing of the merger, unless in the ordinary course of business consistent with past practices or as previously disclosed to Baker Hughes;

•	propose any material change in capitalization of $5 million or more with respect to any given subsidiary of BJ Services (other than BJ Services Company, USA) per fiscal quarter;

•	except to the extent required by law, by any BJ Services benefit plan or contracts as in effect on the date of the merger agreement or as required or contemplated by the merger agreement, (a) subject to certain specified exceptions, increase the compensation or benefits of any of its employees, officers, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice, provided that no additional equity or equity-based grants will be made, (b) make a payment of any pension, severance or retirement benefits to any such individual, (c) enter into, materially amend or otherwise commit itself to any new benefit plan for the benefit of any such individual, (d) terminate any BJ Services benefit plan, (e) accelerate the vesting of, or the lapsing of restrictions with respect to, any options or other stock-based compensation, (f) accelerate the vesting or payment of any compensation or benefit under any BJ Services benefit plan, (g) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any BJ Services benefit plan, (h) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any BJ Services benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law, (i) subject to certain specified exceptions, award any new bonuses or bonus opportunities, (j) increase the benefits or compensation of any past or present directors or executive officers, or (k) enter into, renew, or materially modify a collective bargaining or similar agreement;

•	hire or terminate the employment or contractual relationship of any officer, employee or consultant, other than hirings or terminations in the ordinary course, consistent with existing policies and past practices;

•	other than as required by existing employee benefit plans or employment agreements or by applicable law, execute or amend in any material respect any consulting or indemnification agreement with any director, officer, agent, consultant or employee, or any material collective bargaining agreement or other material obligation to any labor organization or employee;

•	enter into or amend any agreement with any agent, sales representative or similar person;

•	transfer or license to any person or entity or otherwise extend, amend or modify any rights to the intellectual property of BJ Services necessary to carry on BJ Services’ business in all material respects;

•	except in the ordinary course of business consistent with past practice, make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any tax election or file any material amended tax return; make any change to its method of reporting income, deductions, or other tax items for tax purposes; settle or compromise any tax liability; or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

•	unless otherwise permitted pursuant to the merger agreement, enter into, amend or terminate any “material contract,” as such term is used in the merger agreement;

•	other than with respect to any tax liabilities, waive, release, assign, settle, compromise or otherwise resolve any investigation, claim, action, litigation or other legal proceedings, except where such waivers, releases, assignments, settlements or compromises involve only the payment of monetary damages not in excess of $5 million individually with respect to personal injury matters and $1 million individually with respect to labor claims and $10 million in the aggregate as to all other matters (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice. Notwithstanding the foregoing, BJ Services and its subsidiaries agreed not to resolve any toxic tort or governmental entity matter without approval of Baker Hughes, and to provide Baker Hughes advance notice, the opportunity to participate in any discussions with any U.S. government agency or at Baker Hughes’ election, a comprehensive review of all discussions regarding compliance issues or potential compliance issues. Prior to the closing of the merger, Baker Hughes and BJ Services will jointly consider in good faith whether and, if so, how to disclose or attempt to resolve any issues with the U.S. government agency;

•	make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the BJ Services’ fiscal 2009 through June 2010 capital expenditure plan previously provided to Baker Hughes;

•	make or assume any hedge agreements;

•	enter into any agreement that materially limits or otherwise materially restricts BJ Services or any of its subsidiaries, or that would reasonably be expected to, after the effective time of the merger, materially limit or restrict Baker Hughes or any of its subsidiaries, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Baker Hughes or any of its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BJ Services, BJ Services Company, USA, BJ Services International S.a.r.l. or of any other subsidiary of BJ Services that is material to the business of BJ Services and any of its subsidiaries taken as a whole;

•	take any action that would reasonably be expected to result in (a) any inaccuracy of a representation or warranty in the merger agreement that would allow for a termination of the merger agreement, or (b) cause any of the conditions precedent to the transactions contemplated by the merger agreement to fail to be satisfied;

•	enter into any contract or agreement (or related series of contracts or agreements) valued at an amount greater than $25 million; or

•	take or agree in writing to take any of the actions precluded by the foregoing.

BJ Services has also agreed that it will, unless prohibited by applicable law, promptly provide to Baker Hughes each monthly management financial “TEMPO” report prepared by BJ Services in the ordinary course of business.

Conduct of Baker Hughes’ Business

Unless BJ Services otherwise consents (which consent will not be unreasonably withheld) in writing or except as expressly permitted or required pursuant to the merger agreement, Baker Hughes has agreed, in general, that it will, and will cause its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger:

•	conduct the business of Baker Hughes and its subsidiaries only in the ordinary course of business consistent with past practices, and use reasonable best efforts to maintain their assets and preserve intact their business organization and relationships with third parties and to keep the services of their present key officers and employees; and

•	except as previously disclosed to BJ Services, as contemplated by the merger agreement, as required by applicable law and intercompany transactions in the ordinary course of business consistent with past practices, Baker Hughes will not, and will not permit any of its subsidiaries to:

•	acquire any business, corporation, partnership or other business organization or division, if such transaction would prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•	except for quarterly cash dividends consistent with the amount paid in past quarters, declare, set aside or pay any dividend or other distribution, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such;

•	adopt or propose to adopt any amendments to its charter documents which would have a material adverse impact on the consummation of the transactions contemplated by the merger agreement;

•	take any action that would reasonably be expected to result in (a) any inaccuracy of a representation or warranty in the merger agreement that would allow for a termination of the merger agreement, or (b) cause any of the conditions precedent to the transactions contemplated by the merger agreement to fail to be satisfied;

•	take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of section 368(a) of the Code;

•	adopt a plan of complete or partial liquidation or dissolution of Baker Hughes or any of its material subsidiaries; or

•	take or agree in writing to take any of the actions precluded by the foregoing.

Additional Agreements

Preparation of Proxy Statement/Prospectus and Registration Statement

BJ Services and Baker Hughes agreed to promptly prepare and file with the SEC this joint proxy statement/prospectus. Each of the parties also agreed to use its reasonable best efforts to respond to any comments received from the SEC and promptly notify the other party upon the receipt of any comments or requests from the SEC related to this joint proxy statement/prospectus.

Baker Hughes and BJ Services will use all reasonable best efforts to have the Form S-4 registration statement of which this proxy statement/prospectus constitutes a part declared effective under the Securities Act as promptly as practicable and to keep the registration statement effective as long as necessary to consummate the merger. Baker Hughes will also take actions required to be taken under any applicable state securities laws in connection with the issuance of shares of Baker Hughes common stock pursuant to the merger agreement. Promptly after the effectiveness of the registration statement, Baker Hughes and BJ Services will cause the proxy statement/prospectus to be mailed to their respective stockholders, and if necessary, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. If at any time prior to the effective time of the merger, the officers and directors of Baker Hughes or BJ Services discover any statement which, in light of the circumstances in which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement not misleading, then such party will immediately notify the other party of such misstatements or omissions.

Stockholders’ Meetings

Baker Hughes and BJ Services have agreed to use their reasonable best efforts to cause their respective stockholder meetings to be held on the same date.

Subject to certain exceptions described below, each of Baker Hughes and BJ Services will (a) establish a record date for, duly call, give notice of, convene, and hold a special meeting of its stockholders as soon as practicable following the date upon which the registration statement becomes effective, and distribute to its stockholders the proxy statement/prospectus and (b) use its reasonable best efforts to solicit from its stockholders proxies in favor of the merger. Once its special meeting has been called and noticed, neither Baker Hughes nor BJ Services will postpone or adjourn such special meeting without the consent of the other (which consent will not be unreasonably withheld or delayed) (other than for the absence of a quorum, or to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure in accordance with the terms of the merger agreement).

Except to the extent permitted by the merger agreement as described below, (a) the proxy statement/prospectus will (i) state that the BJ Services board of directors has determined that the merger agreement and the merger are advisable and in the best interests of BJ Services and (ii) include the recommendation of the BJ Services board of directors that the merger agreement be adopted by the holders of BJ Services common stock, and (b) neither the BJ Services board of directors nor any committee thereof will withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to Baker Hughes, such recommendation.

Subject to certain exceptions described below, (a) the proxy statement/prospectus will (i) state that the Baker Hughes board of directors has determined that the issuance of Baker Hughes common stock to BJ Services stockholders in connection with the merger is advisable and in the best interests of Baker Hughes and (ii) include the recommendation of the Baker Hughes board of directors that such issuance be approved by the stockholders of Baker Hughes, and (b) neither the Baker Hughes board of directors nor any committee thereof will withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to BJ Services, such recommendation.

The Baker Hughes board of directors will not withdraw, modify or qualify in a manner adverse to BJ Services its recommendation, or resolve to or publicly propose to do any of the foregoing, except that prior to the approval of the Baker Hughes stockholders of the issuance of Baker Hughes common stock pursuant to the merger agreement, the Baker Hughes board of directors may effect a change in its recommendation if:

•	the Baker Hughes board of directors determines in good faith, after consultation with Baker Hughes’ outside legal counsel and financial advisors, that its failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable laws;

•	the Baker Hughes board of directors provides BJ Services with at least three business days’ advance written notice of its intention to make a change in its recommendation, specifying the material events giving rise thereto; and

•	during such period, Baker Hughes and its representatives will negotiate in good faith with BJ Services and its representatives to amend the merger agreement so as to enable the Baker Hughes board of directors to proceed with its recommendation and at the end of such period, the Baker Hughes board of directors maintains its determination to change its recommendation (after taking into account any agreed modification to the terms of the merger agreement).

Stock Exchange Listing

Baker Hughes has agreed to use all reasonable best efforts to cause the shares of Baker Hughes common stock issuable pursuant to the merger agreement to be approved for listing on the NYSE at or prior to the effective time of the merger, subject to official notice of issuance.

Employee Benefit Matters

From and after the effective time of the merger, Baker Hughes and the surviving entity have agreed to honor all BJ Services benefit plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the effective time of the merger, provided that this agreement will not limit the right of BJ Services or Baker Hughes and the surviving entity from amending or terminating such plans, arrangements and agreements in accordance with their terms.

Effective as of a date no later than the day immediately prior to the effective time of the merger, unless otherwise directed in writing by Baker Hughes, at least ten business days prior to the effective time, BJ Services will effect the termination of all 401(k) plans maintained or contributed to by BJ Services or any of its subsidiaries.

The agreements described above do not (a) require Baker Hughes or the surviving entity to continue (or resume) the employment of any specific person, (b) create any third party beneficiary rights in any employee, officer, director or consultant under a BJ Services benefit plan or otherwise, or (c) create, amend or give rise to any obligation with respect to any BJ Services benefit plan, each of which remain subject to amendment and termination in accordance with their respective terms as in effect immediately prior to the date of the merger agreement.

Section 16 Matters

BJ Services has agreed to prepare and deliver to Baker Hughes a schedule (a) identifying each individual that, for purposes of Section 16(b) under the Exchange Act, (i) is an officer or director of BJ Services or any of its subsidiaries or (ii) will, at the effective time of the merger be an officer or director of the surviving entity and who owns BJ Services common stock and (b) the number of shares of BJ Services common stock owned by each such individual. Prior to the effective time of the merger, each of Baker Hughes and BJ Services will use reasonable best efforts to cause any dispositions of BJ Services common stock (including derivative securities with respect to BJ Services common stock) or acquisitions of Baker Hughes common stock (including derivative securities with respect to Baker Hughes common stock) resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 of the Exchange Act.

Certain Tax Matters

The merger agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each of Baker Hughes and BJ Services have agreed that they will use their reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of section 368(a) of the Code and to obtain tax opinions as set forth in the merger agreement.

In connection with the merger, BJ Services will file all required information with its tax returns and maintain all records required for tax purposes. Baker Hughes and BJ Services will cooperate in the preparation, execution and filing of all tax returns and related documents.

Efforts Related to Consents and Approvals of Governmental Entities and Third Parties

Subject to the terms and conditions of the merger agreement, each of Baker Hughes and BJ Services will use its reasonable best efforts to promptly take all actions, and to cooperate with the other in doing all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated thereby and (d) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated thereby.

On September 14, 2009, Baker Hughes and BJ Services filed the requisite notification forms under the HSR Act with the Antitrust Division and the FTC. Subject to the terms and conditions of the merger agreement, BJ Services and Baker Hughes (a) will make any other required submissions under the HSR Act as promptly as reasonably practicable, (b) will use reasonable best efforts to cooperate with each other in identifying and timely making any filings required to be made with, or consents, permits, authorizations, waivers or approvals required to be obtained from, any third parties or other governmental entities in connection with the merger, (c) will use reasonable best efforts to take all other actions and to do all other things necessary, proper or advisable to consummate and make effective the merger, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the merger so as to enable the closing of the merger to occur as soon as reasonably possible (and in any event no later than the termination date), (d) subject to applicable legal limitations and the instructions of any governmental entity, will keep each other apprised of the status of matters relating to the completion of the merger and (e) will give the other reasonable notice of, and, to the extent permitted by such governmental entity, allow the other to attend and participate at any meeting with any governmental entity related to the merger.

Subject to certain provisions of the merger agreement, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the merger or any other transaction contemplated by the merger agreement, each of BJ Services and Baker Hughes will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger or any other transactions contemplated hereby.

BJ Services and Baker Hughes have agreed to cooperate and use their respective reasonable efforts to identify and comply with any so-called “transaction-triggered” or “responsible property transfer” requirements under environmental laws that result from the merger.

Stockholder Litigation

BJ Services has agreed (i) to give Baker Hughes the opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any stockholder litigation against BJ Services or its directors or officers relating to the merger or any other transactions contemplated by the merger agreement and (ii) to agree to such settlement only with Baker Hughes’ consent. For a description of pending stockholder litigation, see “The Merger — Litigation Relating to the Merger” and “Risk Factors — Risk Factors Relating to the Merger — Pending litigation against BJ Services and Baker Hughes could result in an injunction preventing the consummation of the merger or may adversely affect Baker Hughes’ business, financial condition or results of operations following the merger.”

Public Statements

In general, BJ Services, Baker Hughes and Merger Sub have agreed to consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement related to the merger, except as may be required by law or any listing agreement with a national securities exchange or trading market. In addition, BJ Services will, to the extent reasonably practicable, consult with Baker Hughes regarding the form and content of any public disclosure of any material developments or matters involving BJ Services, including earnings releases, reasonably in advance of publication or release.

Notice of Certain Events

Each of BJ Services and Baker Hughes agree to give prompt notice to the other party, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which would be reasonably likely to cause the failure of any of the conditions to closing of the merger.

Access; Confidentiality

Until the effective time of the merger and subject to the requirements of applicable laws, BJ Services has agreed to (i) provide to Baker Hughes, its counsel, advisors and authorized representatives reasonable access during normal business hours to the offices, properties, books and records of BJ Services and any of its subsidiaries, (ii) furnish to Baker Hughes, its counsel, advisors and authorized representatives such financial and operating data and other information as such persons may reasonably request (including, to the extent possible, furnishing to Baker Hughes the financial results of BJ Services and its subsidiaries in advance of any filing with the SEC containing such financial results), and (iii) instruct the employees, counsel, advisors and other authorized representatives of BJ Services and its subsidiaries to cooperate reasonably with Baker Hughes in its investigation of BJ Services and its subsidiaries. BJ Services and its subsidiaries will not be required to disclose any information that would cause a risk of a loss of privilege to BJ Services and its subsidiaries. In addition, BJ Services has agreed to cooperate and provide Baker Hughes and its counsel, advisors and authorized representatives with all relevant information reasonably required by Baker Hughes or any of the foregoing persons for the purpose of ensuring that the business conducted by BJ Services complies with, and does not raise material liability risks under, applicable laws, including, without limitation, the FCPA and other applicable anti-corruption laws, regulations and policies. In connection with due diligence that Baker Hughes and its counsel will conduct with respect to compliance under the FCPA, U.S. export controls and economic sanctions laws and regulations and other related legal authorities, BJ Services and its subsidiaries have agreed to cooperate fully with all aspects of the Baker Hughes due diligence process.

If Baker Hughes concludes that there is a possible violation of the FCPA by BJ Services, the existence or occurrence of which has not been previously disclosed to the applicable governmental entity, Baker Hughes will so inform BJ Services, and BJ Services will use its reasonable best efforts to resolve each such violation and any issues related thereto, including by disclosing to the applicable governmental entity the existence or occurrence of any such violation if, in the opinion of BJ Services’ outside counsel, such disclosure or resolution should be made.

Indemnification and Insurance

All rights to indemnification existing in favor of the current or former directors, officers and employees of BJ Services and its subsidiaries as provided in the organizational and governing documents or indemnification agreements of BJ Services and its subsidiaries, in each case as in effect as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger, will survive the merger and will continue in full force and effect as obligations of the surviving entity for a period of not less than six years after the effective time of the merger, unless otherwise required by law. Baker Hughes has agreed to guarantee the full performance of these indemnification obligations by the surviving entity.

BJ Services may prior to closing of the merger obtain and fully pay for “tail” insurance policies for the persons who, as of the date of the merger agreement or as of the closing date of the merger, are covered by BJ Services’ existing directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters existing or occurring at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated thereby), provided that BJ Services may not pay in excess of 300% of the current annual premium paid by BJ Services for its existing coverage in the aggregate. If BJ Services does not obtain and fully pay for such “tail” insurance policies prior to the closing of the merger, Baker Hughes or the surviving entity will maintain director and officer liability policies from a reputable and financially sound carrier through and including the date that is six years after the effective time of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger and such policies will contain coverage that is at least as favorable to the persons covered by such existing policies. Baker Hughes and the surviving entity will not be required to pay in excess of 300% of the current annual premium paid by BJ Services for its existing coverage in the aggregate. If such comparable coverage cannot be obtained by paying an aggregate premium in excess of 300% of the current annual premium, the surviving entity will only be required to maintain as much coverage as can be maintained by paying an aggregate premium equal to 300% of such amount.

State Takeover Laws

If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover statute or similar statute or regulation, applies to the merger, each of Baker Hughes, Merger Sub and BJ Services, as the case may be, will (a) take all reasonable action to ensure that the merger will be consummated as promptly as practicable upon the terms and subject to the conditions set forth in the merger agreement and (b) otherwise act to eliminate the effects of such takeover statute, law or regulation.

No Solicitation of Alternative Transactions

Subject to certain exceptions described below, BJ Services has agreed to immediately cease and terminate, and cause to be ceased and terminated, all discussions and negotiations with any other person (other than Baker Hughes or its affiliates) regarding any “alternative proposal,” as defined below. BJ Services will promptly request that each person that has received confidential information in connection with a possible alternative proposal within the twelve months prior to the date of the merger agreement return to BJ Services or destroy all confidential information furnished to such person by or on behalf of BJ Services and its subsidiaries. In addition, BJ Services will not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement entered into or amended during such period in respect of a proposed alternative proposal.

Subject to certain exceptions described below, BJ Services will not, directly or indirectly, nor will it authorize or permit any of its subsidiaries, any of its or their respective officers or directors, or any investment banker, financial advisor, attorney, accountant, agent, employee or authorized representative (referred to collectively as representatives) to:

•	solicit, initiate or knowingly and intentionally encourage or facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to an alternative proposal;

•	except for confidentiality agreements described below or a definitive agreement entered into or to be entered into concurrently with a termination of the merger agreement by BJ Services in accordance with the merger agreement, approve or enter into a letter of intent, memorandum of understanding or other contract with any person, other than Baker Hughes and Merger Sub, for, constituting or otherwise relating to an alternative proposal;

•	provide or cause to be provided any information or data relating to BJ Services or any of its subsidiaries in connection with, or in response to, any alternative proposal by any person; or

•	terminate, amend, waive or permit the waiver of any voting restriction contained in the organizational or governing documents of BJ Services, or take any action contemplated by paragraph (1) of Article Fourteenth of BJ Services’ certificate of incorporation or by paragraph (a)(1) of Section 203 of the Delaware General Corporation Law, referred to as the DGCL.

BJ Services has also agreed that, in the event any of its officers or directors takes any action, or any of its subsidiaries’ officers or directors or any of its or its subsidiaries’ representatives takes any action with the knowledge of BJ Services, in either case that, if taken by BJ Services would be a breach of the no solicitation provisions of the merger agreement, the taking of such action by such officer, director or other representative will be deemed to constitute a breach of the no solicitation clause of the merger agreement by BJ Services.

The merger agreement provides that BJ Services and its representatives are entitled, prior to the approval and adoption by BJ Services’ stockholders of the merger agreement, to furnish information regarding BJ Services and its subsidiaries to, or engage in discussions or negotiations with, any person in response to an unsolicited, bona fide, written third party proposal with respect to an alternative proposal that is submitted to BJ Services by such person (for so long as such alternative proposal has not been withdrawn) if (a) none of BJ Services, its subsidiaries and their respective representatives have breached the no solicitation provisions of the merger agreement in any material respect with respect to such person, and (b) the BJ Services board of directors has determined, in its good faith judgment, after consultation with BJ Services’ financial advisors and outside legal counsel, that the alternative proposal constitutes or is reasonably likely to lead to a “superior proposal,” as defined below (provided that BJ Services enters into a confidentiality agreement at least as restrictive in all matters as the confidentiality agreement between BJ Services and Baker Hughes, except that such confidentiality agreement may allow such third party to make alternative proposals to BJ Services in connection with the negotiations and discussions permitted by the merger agreement). Baker Hughes is entitled to receive an executed copy of any such confidentiality agreement and notification of the identity of such person immediately after BJ Services enters into such discussions or negotiations or furnishes information to such person. BJ Services will promptly provide or make available to Baker Hughes any non-public information concerning BJ Services and any of its subsidiaries that is provided to the person making such alternative proposal which was not previously provided or made available to Baker Hughes. BJ Services has agreed to notify Baker Hughes promptly if any inquiry, contact or proposal related to an alternative proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, BJ Services, its subsidiaries or any of its or its subsidiaries’ representatives, and thereafter keep Baker Hughes informed in writing, on a reasonably current basis, regarding the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions. Nothing contained in the merger agreement is intended to prevent the BJ Services board of directors from complying with Rule 14e-2 under the Exchange Act with respect to an alternative proposal or from making any similar disclosure, subject to compliance with the provisions of the merger agreement described below related to the BJ Services board of directors recommendation.

BJ Services’ Ability to Make a Change in its Recommendation

Pursuant to the merger agreement, the BJ Services board of directors may not withdraw, modify or qualify in a manner adverse to Baker Hughes or Merger Sub its recommendation to approve and adopt the merger agreement, or fail to make such recommendation, or resolve to or publicly propose to do any of the foregoing, except that, prior to such approval and adoption by the BJ Services stockholders, the BJ Services board of directors may effect a change in its recommendation if:

•	the BJ Services board of directors determines in good faith, after consultation with BJ Services’ outside legal counsel and financial advisors, that its failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable laws;

•	the BJ Services board of directors provides Baker Hughes with at least three business days’ advance written notice of its intention to make a change in its recommendation, specifying the material events giving rise thereto; and

•	during such three business day period, BJ Services and its representatives, if requested by Baker Hughes, negotiate in good faith with Baker Hughes and its representatives to amend the merger agreement so as to enable the BJ Services board of directors to proceed with its recommendation and at the end of such three business day period, the BJ Services board of directors maintains its determination to change its recommendation (after taking into account any agreed modifications to the terms of the merger agreement).

Meaning of “alternative proposal”

For purposes of the no solicitation provisions in the merger agreement, the term “alternative proposal” means, with respect to BJ Services, any bona fide proposal or offer from any person or group of persons other than Baker Hughes or any of Baker Hughes’ subsidiaries or any group of which Baker Hughes or any of Baker Hughes’ subsidiaries is a member:

•	for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving BJ Services (or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of BJ Services and its subsidiaries, taken as a whole);

•	for the issuance by BJ Services of 15% or more of its equity securities; or

•	to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of BJ Services and its subsidiaries.

Meaning of “superior proposal”

For purposes of the no solicitation provisions in the merger agreement, the term “superior proposal” means, with respect to BJ Services, an alternative proposal:

•	which provides that 100% of BJ Services’ outstanding equity securities will be converted into, exchanged for or otherwise cancelled in exchange for the right to receive consideration that does not constitute 50% or more of the outstanding equity securities of the acquiring or surviving entity or its ultimate parent; or

•	providing for the sale of all or substantially all of BJ Services’ assets, in either case on terms which the BJ Services board of directors determines in its good faith judgment, after consultation with BJ Services’ outside counsel and financial advisors, would, if consummated, result in a transaction more favorable from a financial point of view to the holders of BJ Services common stock than the merger (or any bona fide written offer or proposal made by Baker Hughes in response to such alternative proposal or otherwise), taking into account all the terms and conditions of such alternative proposal and the merger agreement (including any conditions to and expected timing of consummation thereof, and all legal, financial and regulatory aspects of such alternative proposal and the merger agreement).

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Baker Hughes and BJ Services;

•	by either Baker Hughes or BJ Services upon written notice to the other if:

•	the merger is not completed on or before March 1, 2010 (or such later date as may be permitted under the merger agreement in connection with obtaining a quorum at either party’s special meeting or for dissemination of supplemental or amended disclosure to this joint proxy statement/prospectus), unless a breach by the party seeking to terminate the merger agreement of its obligations under the merger agreement has proximately caused the failure of the merger to be completed on or before this date, referred to herein as the termination date, except that if the waiting period under the HSR Act (and any extension thereof) has not expired or been terminated by such date, either Baker Hughes or BJ Services may unilaterally extend the termination date until May 1, 2010;

•	any injunction, judgment, order or decree prohibiting or permanently enjoining the closing of the merger is in effect and has become final and nonappealable, provided that the party seeking to terminate the merger agreement on such grounds has used its reasonable best efforts to resist, lift or resolve such injunction, judgment, order or decree;

•	the BJ Services stockholders fail to approve and adopt the merger agreement at the BJ Services special meeting; or

•	the Baker Hughes stockholders fail to approve the issuance of shares of Baker Hughes common stock pursuant to the merger agreement at the Baker Hughes special meeting;

•	by BJ Services if:

•	Baker Hughes or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (a) would give rise to the failure of a related condition to closing of the merger and (b) is incapable of being cured prior to the termination date or is not cured by Baker Hughes or Merger Sub within 30 days following receipt of written notice from BJ Services of such breach or failure to perform;

•	prior to the approval and adoption by BJ Services stockholders of the merger agreement, (a) the BJ Services board of directors has received a superior proposal, (b) BJ Services has not violated the no solicitation provisions of the merger agreement with respect to such superior proposal and has previously paid (or concurrently pays) the termination fee described below, (c) the BJ Services board of directors has provided Baker Hughes with at least five business days’ advance written notice of its intention to terminate and substantially simultaneously provided Baker Hughes with a copy of the definitive agreement providing for the implementation of such superior proposal and (d) the BJ Services board of directors has approved, and BJ Services concurrently enters into, such definitive agreement providing for the implementation of such superior proposal; or

•	the Baker Hughes board of directors changes its recommendation as described in “ — Additional Agreements — Stockholders’ Meetings.”

•	by Baker Hughes if:

•	BJ Services has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (a) would give rise to the failure of a related condition to closing of the merger and (b) is incapable of being cured prior to the termination date or is not cured by BJ Services within 30 calendar days after written notice has been given by Baker Hughes to BJ Services of such breach or failure to perform;

•	prior to the approval by the Baker Hughes stockholders of the issuance of Baker Hughes common stock to the BJ Services stockholders in connection with the merger, (a) the Baker Hughes board of directors has received a “Baker Hughes superior proposal,” as defined below, (b) Baker Hughes has previously paid (or concurrently pays) the termination fee described below, (c) the Baker Hughes board of directors has provided BJ Services with at least five business days’ advance written notice of its intention to terminate and substantially simultaneously provided BJ Services with a copy of the definitive agreement providing for the implementation of such Baker Hughes superior proposal, (d) such definitive agreement contains a provision making consummation of such Baker Hughes superior proposal conditioned upon the prior termination of the merger agreement and (e) the Baker Hughes board of directors has approved, and Baker Hughes concurrently enters into, such definitive agreement providing for the implementation of such Baker Hughes superior proposal;

•	the BJ Services board of directors changes its recommendation as described in “ — Additional Agreements — BJ Services’ Ability to Make a Change in its Recommendation”; or

•	BJ Services has breached or failed to perform in any material respect any of its obligations under the no solicitation provisions of the merger agreement as described in “ — Additional Agreements — No Solicitation of Alternative Transactions.”

Termination Fees and Expenses

BJ Services must pay Baker Hughes a termination fee of $175 million (less any Baker Hughes’ expenses previously reimbursed by BJ Services as described below) if:

•	(a) an alternative proposal has been publicly proposed or disclosed prior to, and not withdrawn at the time of, the special meeting of the BJ Services stockholders and thereafter, (b) the merger agreement is terminated by BJ Services or Baker Hughes because the BJ Services stockholders do not approve and adopt the merger agreement, and (c) within twelve months after the date the merger agreement is terminated, BJ Services enters into a definitive agreement with respect to, or consummates, any alternative proposal with the person that had publicly proposed or disclosed an alternative proposal at the time of the BJ Services special meeting;

•	prior to the approval by BJ Services stockholders of the merger agreement, the merger agreement is terminated by BJ Services in connection with a superior proposal upon the conditions to such terminations described above; or

•	the merger agreement is terminated by Baker Hughes because the BJ Services board of directors makes a change in its recommendation as described in “ — Additional Agreements — BJ Services’ Ability to Make a Change in its Recommendation.”

Baker Hughes must pay BJ Services a termination fee of $175 million (less any BJ Services’ expenses previously reimbursed by Baker Hughes as described below) if:

•	the merger agreement is terminated by BJ Services because the Baker Hughes board of directors makes a change in its recommendation as described in “ — Additional Agreements — Stockholders’ Meetings”;

•	(a) a “Baker Hughes alternative proposal,” as defined below, has been publicly proposed or disclosed prior to, and not withdrawn at the time of, the special meeting of the Baker Hughes stockholders and thereafter, (b) the merger agreement is terminated by BJ Services or Baker Hughes because the Baker Hughes stockholders do not approve the issuance of Baker Hughes common stock in connection with the merger, and (c) within twelve months after the date the merger agreement is terminated, Baker Hughes enters into a definitive agreement providing for, or consummates, a Baker Hughes alternative proposal with the person that had publicly proposed or disclosed a Baker Hughes alternative proposal at the time of the Baker Hughes special meeting; or

•	prior to the approval by the Baker Hughes stockholder of the issuance of Baker Hughes common stock in connection with the merger, the merger agreement is terminated by Baker Hughes in connection with a Baker Hughes superior proposal upon the conditions to such termination described above.

BJ Services has agreed to pay to Baker Hughes the expenses of Baker Hughes and Merger Sub related to the merger, up to $10 million, if:

•	an alternative proposal has been publicly proposed or disclosed prior to, and not withdrawn at the time of, the special meeting of the BJ Services stockholders;

•	thereafter the merger agreement is terminated by BJ Services or Baker Hughes because the BJ Services stockholders do not approve and adopt the merger agreement; and

•	no termination fee is yet payable in respect of such termination.

Baker Hughes has agreed to pay to BJ Services the expenses of BJ Services related to the merger, up to $10 million, if:

•	a Baker Hughes alternative proposal has been publicly proposed or disclosed prior to, and not withdrawn at the time of, the special meeting of the Baker Hughes stockholders;

•	thereafter the merger agreement is terminated by BJ Services or Baker Hughes because the Baker Hughes stockholders do not approve the issuance of Baker Hughes common stock in connection with the merger; and

•	no termination fee is yet payable in respect of such termination.

Meaning of “alternative proposal, “Baker Hughes alternative proposal” and “Baker Hughes superior proposal”

For purposes of the provisions in the merger agreement with respect to the termination fee and expenses,

•	the term “alternative proposal” has the meaning set forth under “ — Additional Agreements — Meaning of “alternative proposal,” except that all references to “15%” therein will be deemed to be references to “100%;”

•	the term “Baker Hughes alternative proposal” means any proposal or offer from any person or group of persons other than BJ Services or one of its subsidiaries or any group of which BJ Services or any of its subsidiaries is a member (a) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving Baker Hughes (or any of whose business constitutes 100% of the net revenues, net income or assets of Baker Hughes and its subsidiaries, taken as a whole), (b) for the issuance by Baker Hughes of 100% of its equity securities or (c) to acquire in any manner, directly or indirectly, 100% or more of the equity securities or consolidated total assets of Baker Hughes and its subsidiaries; and

•	the term “Baker Hughes superior proposal” means any Baker Hughes alternative proposal (a) which provides that 100% of Baker Hughes’ outstanding equity securities will be converted into, exchanged for or otherwise cancelled in exchange for the right to receive consideration that does not constitute 50% or more of the outstanding equity securities of the acquiring or surviving entity or its ultimate parent or (b) providing for the sale of all or substantially all of Baker Hughes’ assets, in either case on terms which the Baker Hughes board of directors determines in its good faith judgment, after consultation with Baker Hughes’ outside counsel and financial advisors, would, if consummated, result in a transaction more favorable from a financial point of view to the holders of Baker Hughes common stock than the merger (or any bona fide written offer or proposal made by BJ Services in response to such Baker Hughes alternative proposal or otherwise), taking into account all the terms and conditions of such Baker Hughes alternative proposal and the merger agreement (including any conditions to and expected timing of consummation thereof, and all legal, financial and regulatory aspects of such Baker Hughes alternative proposal and the merger agreement).

Effect of Termination

If the merger agreement is terminated in accordance with its terms, it will become null and void and there will be no liability or obligation on the part of Baker Hughes, Merger Sub, BJ Services or their respective affiliates or representatives, provided that (i) certain customary provisions will survive such termination and (ii) except as described below, no party will be relieved from any liabilities or damages as a result of any willful and material breach by any other party of any of such party’s representations, warranties, covenants or other agreements set forth in the merger agreement.

Baker Hughes, Merger Sub and BJ Services have agreed that where payment of the termination fee is required under the merger agreement, upon such payment, the payment of the termination fee in accordance with the merger agreement will be the exclusive remedy of Baker Hughes, Merger Sub and BJ Services, as the case may be, for any loss suffered as a result of the failure of the merger to be completed and any other losses, damages, obligations or liabilities suffered as a result of or under the merger agreement and the transactions contemplated thereby.

APPRAISAL RIGHTS

Holders of shares of BJ Services common stock who do not vote in favor of the approval and adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this joint proxy statement/prospectus as Annex E. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of BJ Services common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock of BJ Services held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, holders of shares of common stock of BJ Services who do not vote in favor of the approval and adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement/prospectus shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex E. In connection with the merger, any holder of common stock of BJ Services who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, BJ Services believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand

Any holder of common stock of BJ Services wishing to exercise appraisal rights must deliver to BJ Services, before the vote on the approval and adoption of the merger agreement at the special meeting at which the proposal to approve and adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the approval and adoption of the merger agreement. A holder of shares of common stock of BJ Services wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. The stockholder must not vote in favor of the approval and adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the approval and adoption of the merger agreement or abstain from voting on the approval and adoption of the merger agreement. Neither voting against the approval and adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to approve and adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the approval and adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. The demand must reasonably inform BJ Services of the identity of the holder, as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement at the special meeting of BJ Services stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of BJ Services common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock of BJ Services should be executed by or on behalf of the holder of record, and must reasonably inform BJ Services of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to:

BJ Services at P.O. Box 4442, Houston, Texas 77210, Attention: Investor Relations.

Any holder of common stock of BJ Services may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to BJ Services, or if such withdrawal is made after the effective time of the merger, to Merger Sub as successor to BJ Services, as the surviving entity, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving entity. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Entity

If the merger is completed, within 10 days after the effective time of the merger, the surviving entity will notify each holder of common stock of BJ Services who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the approval and adoption of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving entity or any holder of common stock of BJ Services who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving entity is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving entity will file a petition or initiate any negotiations with respect to the fair value of shares of common stock of BJ Services. Accordingly, any holders of common stock of BJ Services who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock of BJ Services within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of common stock of BJ Services who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of shares not voted in favor of the approval and adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the surviving entity or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may file a petition seeking appraisal or request the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is timely filed by a holder of shares of common stock of BJ Services and a copy thereof is served upon the surviving entity, the surviving entity will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After determining the holders of common stock of BJ Services entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period from the effective date of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to fair value under Section 262. Although BJ Services believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither BJ Services nor Baker Hughes anticipate offering more than the applicable merger consideration to any stockholder of BJ Services exercising appraisal rights, and each of BJ Services and Baker Hughes reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock of BJ Services is less than the applicable merger consideration, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of common stock of BJ Services under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of common stock of BJ Services will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration applicable to the shares. A stockholder will fail to perfect, or lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving entity a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time of the merger, no dissenting stockholder shall have any rights of a stockholder of BJ Services with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of common stock of BJ Services, if any, payable to stockholders of BJ Services of record as of a time prior to the effective time of the merger; provided, however, that if a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the effective time of the merger, or subsequently with the written approval of the surviving company, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive the merger consideration in accordance with the terms of the merger agreement. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of BJ Services without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of BJ Services wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

SOURCE OF FUNDING FOR THE MERGER

Baker Hughes’ obligation to complete the merger is not conditioned upon its obtaining financing. As of June 30, 2009, Baker Hughes had $1,362 million in cash. In addition, Baker Hughes has $1.0 billion in committed revolving credit facilities with commercial banks. The committed facilities expire on July 7, 2012 ($500 million) and on March 29, 2010 ($500 million) unless each is extended.

Baker Hughes expects to fund approximately $794 million (based on the outstanding shares of BJ Services common stock on October 7, 2009) for the aggregate cash portion of the merger consideration payable to the BJ Services stockholders through a combination of approximately $294 million of its cash on hand and the use of $500 million of financing through available facilities or market issuances of debt securities. In addition, Baker Hughes intends to use such internal cash resources and financing as well as cash on hand of BJ Services following the merger, which at June 30, 2009 was $231 million, to pay for the estimated direct merger transaction costs and professional services as well as pre-existing change of control contractual payments to certain BJ Services employees of approximately $270 million.

COMPARISON OF RIGHTS OF BAKER HUGHES STOCKHOLDERS
AND BJ SERVICES STOCKHOLDERS

The rights of BJ Services stockholders are governed by BJ Services’ certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware, and the rights of Baker Hughes stockholders are governed by Baker Hughes’ certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware. As a result of the merger, the BJ Services stockholders will become stockholders of Baker Hughes and, accordingly, their rights will be governed by Baker Hughes’ certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware. While the rights and privileges of BJ Services stockholders are, in many instances, comparable to those of the stockholders of Baker Hughes, there are some differences. The following is a summary of the material differences as of the date of this joint proxy statement/prospectus between the rights of the BJ Services stockholders and the rights of Baker Hughes stockholders. These differences arise from differences between the respective certificates of incorporation and bylaws of BJ Services and Baker Hughes.

The following discussion of these differences is only a summary of the material differences and does not purport to be a complete description of all the differences. Please consult the DGCL and the respective certificates of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of Baker Hughes and BJ Services for a more complete understanding of these differences.

Baker Hughes	BJ Services

Capital Stock:

Pre-Merger and Post-Merger:	Pre-Merger:

Baker Hughes is authorized to issue:	BJ Services is authorized to issue:

• 750,000,000 shares of common stock, of which 309,880,795 were issued and outstanding as of October 7, 2009. Immediately following the completion of the merger, Baker Hughes expects to have approximately 428 million shares of common stock outstanding (based on the number of outstanding shares of BJ Services common stock and equity awards as of October 7, 2009, and based on the assumption that no options to purchase Baker Hughes or BJ Services common stock are exercised prior to completion of the merger).
• 910,000,000 shares of common stock, of which 293,107,491 were issued and outstanding as of October 7, 2009. • 5,000,000 shares of preferred stock, of which none are issued and outstanding.

• 15,000,000 shares of preferred stock, of which none are issued and outstanding.

Rights Plans:

Pre-Merger and Post-Merger:	Pre-Merger:

• Baker Hughes is not a party to a rights plan.	• BJ Services is a party to a rights plan.

Baker Hughes	BJ Services

Number and Term of Directors:

Pre-Merger and Post-Merger:	Pre-Merger:

• The board of directors must consist of eleven directors who are elected annually. • The number of directors shall be fixed from time to time by the bylaws or an amendment thereof.
• The number of directors shall consist of a minimum of four and a maximum of ten directors. The board of directors is divided into three classes, each director serving for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.

• The number of directors shall be fixed from time to time within the minimum and maximum number established by the then elected board of directors.
• Currently, there are eleven directors on the board of directors. All of these directors are elected by the stockholders. Post-merger, Baker Hughes will have thirteen directors on the board of directors, two of whom will be former directors of BJ Services.

• Currently, there are seven directors on the board of directors. All of these directors are elected by the common stockholders.

Removal of Directors:

Pre-Merger and Post-Merger:	Pre-Merger:

• Any director may be removed with or without cause by a majority stockholder vote.	• Any director may be removed for cause by a majority stockholder vote; stockholders may not remove any director without cause.

Filling Director Vacancies

Pre-Merger and Post-Merger	Pre-Merger

• Under the Baker Hughes bylaws, in the case of any vacancy in the board of directors, however created, the vacancy or vacancies shall be filled by a majority vote of the directors then in office. However, if by the affirmative vote of a majority of the directors then in office the board of directors determines that a newly created directorship or vacancy should be filled by the stockholders, the stockholders shall elect a nominee to fill such newly created directorship or vacancy.

• Under the BJ Services bylaws, in the case of any vacancy in the board of directors, however created, the vacancy or vacancies shall be filled by majority vote of the directors then in office. A newly created directorship shall be filled by a majority vote of the directors then in office unless the position is to be filled by stockholders.

Stockholder Consents:

Pre-Merger and Post-Merger:	Pre-Merger:

• Baker Hughes stockholders may not act by written consent.	• BJ Services stockholders may not act by written consent.

Votes Per Share:

Pre-Merger and Post-Merger:	Pre-Merger:

• Each common stockholder is entitled to one vote per share.	• Each common stockholder is entitled to one vote per share.

Baker Hughes	BJ Services

Stockholder Proposals and Director Nominations

Pre-Merger and Post-Merger	Pre-Merger
• Stockholders may propose business to be brought and may nominate candidates for election to the board of directors in connection with an annual meeting.	• Stockholders may propose business to be brought and may nominate candidates for election to the board of directors in connection with an annual meeting.

• For business to be properly brought and nominations properly made before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Baker Hughes. To be timely, notice must be received by the Secretary, in general, not less than 120 days nor more than 150 days before the one year anniversary of the date on which Baker Hughes’ proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders.

• For business to be properly brought and nominations properly made before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of BJ Services. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of BJ Services, in general, not less than 90 days prior to the date of the anniversary of the annual meeting of stockholders held in the prior year.

• A stockholder’s notice to the Secretary of business to be brought must set forth, in general, (i) a brief description of the business proposed and reasons for conducting such business at the annual meeting, (ii) name and address of each proposing party, (iii) class and number of shares of Baker Hughes which are owned beneficially and of record, directly and indirectly, by each proposing party, and all other related ownership interests (including derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities loans, timed purchases and other economic and voting interests) and (iv) a description of the stockholder’s interests in the proposed business.

• A stockholder’s notice to the Secretary of business to be brought must set forth, in general, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of BJ Services which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

• A stockholder’s nomination of person(s) for election to the board of directors must set forth, in general, (i) information about each proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected), (ii) each proposed nominee’s independence, any voting commitments and/or other obligations such person will be bound by as a director, and any material relationships between such person and (A) the nominating stockholder, or (B) the beneficial owner, if any, on whose behalf the nomination is made, including compensation and financial transactions, (iii) name and address of nominating parties and (iv) class and number of shares of Baker Hughes which are owned beneficially and of record, directly and indirectly, by each nominating party, and all other related ownership interests (including derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities loans, timed purchases and other economic and voting interests) and (iv) a description of interests of each nominating party in such nomination.

• A stockholder’s nomination of person(s) for election to the board of directors must set forth, in general, (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (A) the name and address, as they appear on BJ Services’ books, of such stockholder, and (B) the class and number of shares of BJ Services which are beneficially owned by such stockholder. At the request of the board of directors, any person nominated by the board of directors for election as a director shall furnish to the Secretary of BJ Services that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

Baker Hughes	BJ Services

Adjournment of Stockholder Meetings:

Pre-Merger and Post-Merger:	Pre-Merger:

• If a quorum is not represented at any stockholder meeting, a majority of the stockholders represented or the chairman of the meeting has the power pursuant to the Baker Hughes bylaws to adjourn the meeting until a quorum is represented.
• If a quorum is not represented at a stockholder meeting, a majority of stockholders represented has the power pursuant to the BJ Services bylaws to adjourn the meeting until a quorum is represented.

Special Meeting of Stockholders:

Pre-Merger and Post-Merger:	Pre-Merger:

• May be called by the board of directors or by a committee of the board of directors authorized to call special meetings.	• May be called by the board of directors or by a committee of the board of directors authorized to call special meetings.

Vote on Business Combinations:

Pre-Merger and Post-Merger:	Pre-Merger:

• Under Delaware law, a business combination generally requires the affirmative vote of the board of directors and (except in limited circumstances) the affirmative vote of a majority of the outstanding stock entitled to vote on the transaction.

• Under Delaware law, a business combination generally requires the affirmative vote of the board of directors and (except in limited circumstances) the affirmative vote of a majority of the outstanding stock entitled to vote on the transaction.

• Notwithstanding the foregoing provision, the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock entitled to vote generally in the election of directors (the Voting Stock), including the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of Voting Stock not owned, directly or indirectly, by any related person (which includes any person or entity which is the beneficial owner in the aggregate of 10% or more of outstanding Voting Stock) is required for the approval or authorization of any business combination with any related person, except that, inter alia, (a) the 66 2/3% voting requirement referred to above is not applicable if the business combination is approved by the affirmative vote of the holders of not less than 90% of the Voting Stock and (b) the 75% voting requirement is not applicable if, inter alia, the board of directors by a vote of not less than 75% of the directors then holding office (i) have expressly approved in advance the acquisition of outstanding shares of Voting Stock that caused the related person to become a related person, (ii) have approved the business combination prior to the related person involved in the business combination having become a related person or (iii) the business combination is solely between BJ Services and a wholly owned subsidiary of BJ Services.

Baker Hughes	BJ Services

Exculpation and Indemnification of Officers and Directors

Pre-Merger and Post-Merger	Pre-Merger

• The Baker Hughes certificate of incorporation contains a provision that eliminates the personal liability of a director to Baker Hughes and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent currently allowed under the DGCL. Under the Baker Hughes certificate of incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to Baker Hughes or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of Baker Hughes stock under Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. The Baker Hughes certificate of incorporation further provides that in the event the DGCL is amended to allow the further elimination or limitation of the liability of directors, then the liability of Baker Hughes’ directors shall be limited or eliminated to the fullest extent permitted by the amended DGCL.

• The BJ Services certificate of incorporation provides that no director of BJ Services shall be held personally liable to BJ Services or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to BJ Services or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The BJ Services certificate of incorporation also provides that if the DGCL is amended to authorize further limitation or elimination of the personal liability of directors, then the liability of BJ Services’ directors shall be limited or eliminated to the full extent permitted by the DGCL.

• Under the Baker Hughes bylaws and indemnification agreements with Baker Hughes’ officers and directors, each person who is or was a director, officer or employee of Baker Hughes or a subsidiary of Baker Hughes, or who, while serving as a director, officer or employee, serves or served any other enterprise or organization at the request of Baker Hughes or a subsidiary of Baker Hughes, shall be indemnified by Baker Hughes to the full extent permitted by the DGCL. Under such law, to the extent that such person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of Baker Hughes, or serves or served any other enterprise or organization at the request of Baker Hughes, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, such a person shall be indemnified against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Baker Hughes, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. If unsuccessful in defense of a suit brought by or in the

• The BJ Services bylaws provide that BJ Services shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of BJ Services or any of its direct or indirect wholly-owned subsidiaries or, while a director, officer, employee or agent of BJ Services or any of its direct or indirect wholly owned subsidiaries, is or was serving at the request of BJ Services or any of its direct or indirect wholly owned subsidiaries, as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable laws, provided that BJ Services shall not be obligated to indemnify any such person against any such action, suit or proceeding which is brought by such person against BJ Services or any of its direct or indirect wholly owned subsidiaries or the directors of BJ Services or any of its direct or indirect wholly owned subsidiaries, other than an action brought by such person to enforce his rights to indemnification hereunder, unless a majority of the board of directors shall have

Baker Hughes	BJ Services

right of Baker Hughes, or if such a suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Baker Hughes, except that if such person is adjudged to be liable in such a suit to Baker Hughes, he cannot be made whole for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

    previously approved the bringing of such action, suit or proceeding. BJ Services shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was licensed to practice law and an employee (including an employee who is or was an officer) of BJ Services or any of its direct or indirect wholly owned subsidiaries and, while acting in the course of such employment committed or is alleged to have committed any negligent acts, errors or omissions in rendering professional legal services at the request of BJ Services or pursuant to his employment (including, without limitation, rendering written or oral legal opinions to third parties) against expenses (including counsel fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law; provided that BJ Services shall not be obligated to indemnify any such person against any action, suit or proceeding arising out of any adjudicated criminal, dishonest or fraudulent acts, errors or omissions of such person or any adjudicated willful, intentional or malicious acts, errors or omissions of such person. Expenses incurred by an officer or director of BJ Services or any of its direct or indirect wholly owned subsidiaries in defending a civil or criminal action, suit or proceeding shall be paid by BJ Services in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by BJ Services as authorized in the BJ Services bylaws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

• As permitted by the DGCL, Baker Hughes currently has in effect a directors’ and officers’ liability insurance policy. In addition, Baker Hughes has entered into indemnification agreements with its directors and officers which provide specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of the Baker Hughes bylaws.

• As permitted by the DGCL, BJ Services maintains officers’ and directors’ liability insurance that insures against claims and liabilities (with stated exceptions) that BJ Services’ officers and directors may incur in such capacities. In addition, BJ Services has entered into indemnification agreements with each of the directors and executive officers pursuant to which each director and executive officer is entitled to be indemnified to the fullest extent allowable under Delaware law.

Baker Hughes	BJ Services

Certificate of Incorporation Amendments:

Pre-Merger and Post-Merger:	Pre-Merger:

• The Baker Hughes certificate of incorporation may be amended as provided by statute.
• Amendments to the provisions dealing with (i) the alteration of the bylaws by stockholders, (ii) the prohibition against stockholder action without meetings, (iii) liability of directors, (iv) classification and number of directors, (v) the 75% stockholder vote required for business combinations described above and (vi) adding provisions imposing cumulative voting in the election of directors, require the approval of at least 75% of the total voting power of shares entitled to vote in the election of directors.

• Amendments to the provisions dealing with (i) business combinations described above and (ii) the vote required for certain charter amendments also require the approval of 66 2/3% of such total voting power excluding related persons (as defined in the certificate of incorporation).

• All other provisions may be amended as provided by statute.

Bylaws Amendments:

Pre-Merger and Post-Merger:	Pre-Merger:

• Certain provisions of the bylaws may be amended by the affirmative vote of a majority of the whole board of directors and other provisions may be amended by the affirmative vote of 75% of the whole board of directors.

• The bylaws may also be amended by the vote of the holders of at least a majority of the total voting power of all shares of stock entitled to vote in the election of directors.

• Certain provisions of the bylaws may be amended by the affirmative vote of a majority of the whole board of directors and other provisions may be amended by the affirmative vote of 75% of the whole board of directors.

• The bylaws may also be amended by the holders of at least 75% of the total voting power of all of the shares outstanding and entitled to vote in the election of directors
.

Copies of the governing corporate instruments of Baker Hughes and BJ Services are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information; Incorporation By Reference.”

THE BAKER HUGHES SPECIAL MEETING

Date, Time, Place and Purpose of the Baker Hughes Special Meeting

The special meeting of the stockholders of Baker Hughes will be held at            , Houston, Texas on          , 2009, at :00 a.m., local time. The purpose of the Baker Hughes special meeting is:

1.	to consider and vote on the proposal to approve the issuance of shares of Baker Hughes common stock pursuant to the merger agreement;

2.	to consider and vote upon the proposal to approve the amendment to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan;

3.	to consider and vote upon the proposal to approve the amendment to the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan;

4.	to consider and vote on any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting; and

5.	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting by or at the direction of the board.

The Baker Hughes board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote FOR the proposal to approve the issuance of shares of Baker Hughes common stock pursuant to the merger agreement, and FOR any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies. For the reasons for this recommendation, see “The Merger — Recommendation of the Baker Hughes Board of Directors and Its Reasons for the Merger.”

The Baker Hughes board of directors has approved the amendments to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the 2002 Employee Long-Term Incentive Plan and recommends that you vote FOR the proposals to approve the amendments to the 2002 Director & Officer Long-Term Incentive Plan and the 2002 Employee Long-Term Incentive Plan. For the reasons for this recommendation, see “Proposal No. 2 Approval of Amendment to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan” and “Proposal No. 3 Approval of Amendment to the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan.”

Who Can Vote at the Baker Hughes Special Meeting

Only holders of record of Baker Hughes common stock at the close of business on  , 2009, the Baker Hughes record date, are entitled to notice of, and to vote at, the Baker Hughes special meeting and any adjournments or postponements of the Baker Hughes special meeting. As of that date, there were           shares of Baker Hughes common stock outstanding, and entitled to vote at the Baker Hughes special meeting, held by approximately          stockholders of record.

Each share of Baker Hughes common stock is entitled to one vote on the issuance of shares of Baker Hughes common stock pursuant to the merger agreement, the proposal to approve the amendment to the BHI D&O LTIP, the proposal to approve the amendment to the BHI Employee LTIP and any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

Vote Required for Approval; Quorum

The affirmative vote of the holders of at least a majority of the shares of Baker Hughes common stock present and voting at the special meeting, provided that the total number of votes cast represents a majority of the outstanding shares of Baker Hughes common stock entitled to vote, is required to approve the issuance of shares of

Baker Hughes common stock pursuant to the merger agreement and to approve the amendments of the BHI D&O LTIP and the BHI Employee LTIP. Abstentions and broker non-votes will be counted in determining whether a quorum is present. However, because broker non-votes are not considered votes cast, they will not have any effect on the outcome of the vote with respect to these proposals. Abstentions will have the same effect as votes cast AGAINST each of these proposals. If a Baker Hughes stockholder attends but fails to vote, that stockholder will be considered present in determining the presence of a quorum, but will not constitute a vote cast and, accordingly, assuming a quorum is present, will have no effect on the outcome of the votes on these proposals. Approval of any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the adjournment. Abstentions will have the same effect as votes cast AGAINST approval of any proposal to adjourn the special meeting if necessary to solicit additional proxies. Broker non-votes will have no effect on approval of any proposal to adjourn the special meeting if necessary to solicit additional proxies.

The holders of a majority of the total number of outstanding stares of Baker Hughes common stock issued and outstanding and entitled to vote as of the Baker Hughes record date, present in person or represented by proxy, will constitute a quorum at the Baker Hughes special meeting for the conduct of business.

Manner of Voting

Baker Hughes stockholders may submit their votes for or against the proposals submitted at the Baker Hughes special meeting in person or by proxy. Baker Hughes stockholders may be able to submit a proxy in the following ways:

•	Internet. Baker Hughes stockholders may submit a proxy over the Internet by going to the website listed on their proxy card. Once at the website, they should follow the instructions to submit a proxy.

•	Telephone. Baker Hughes stockholders may submit a proxy using the toll-free number listed on their proxy card. Easy-to-follow voice prompts will help Baker Hughes stockholders and confirm that their submission instructions have been followed.

•	Mail. Baker Hughes stockholders may submit a proxy by signing, dating and returning their proxy card in the preaddressed postage-paid envelope provided.

Baker Hughes stockholders should refer to their proxy cards or the information forwarded by their bank, broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.

The method by which Baker Hughes stockholders submit a proxy will in no way limit their right to vote at the Baker Hughes special meeting if they later decide to attend the meeting and vote in person. If shares of Baker Hughes common stock are held in the name of a bank, broker or other nominee, Baker Hughes stockholders must obtain a proxy, executed in their favor, from the holder of record, to be able to vote at the Baker Hughes special meeting.

All shares of Baker Hughes common stock entitled to vote and represented by properly completed proxies received prior to the Baker Hughes special meeting, and not revoked, will be voted at the Baker Hughes special meeting as instructed on the proxies. If Baker Hughes stockholders do not indicate how their shares of Baker Hughes common stock should be voted on a matter, the shares of Baker Hughes common stock represented by their properly completed proxy will be voted as the Baker Hughes board of directors recommends and therefore FOR the issuance of shares of Baker Hughes common stock pursuant to the merger agreement, FOR the proposal to approve the amendment to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan, FOR the proposal to approve the amendment to the Baker Hughes Incorporated

2002 Employee Long-Term Incentive Plan and FOR any proposal to authorize the Baker Hughes board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

Revoking a Proxy

Baker Hughes stockholders may revoke their proxy at any time before it is exercised by timely sending written notice to the Corporate Secretary that they would like to revoke their proxy, by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone) or by voting by ballot at the Baker Hughes special meeting. Simply attending the Baker Hughes special meeting without voting will not revoke their proxy.

Shares Held in “Street Name”

If Baker Hughes stockholders hold their shares of Baker Hughes common stock in an account at a bank, broker or other nominee and they wish to vote such shares, they must return their voting instructions to the bank, broker or other nominee.

If Baker Hughes stockholders own shares of Baker Hughes common stock through a bank, broker or other nominee and attend the Baker Hughes special meeting, they should bring a letter from their bank, broker or other nominee identifying them as the beneficial owner of such shares of Baker Hughes common stock and authorizing them to vote.

Brokers of Baker Hughes stockholders will NOT vote shares of Baker Hughes common stock held in “street name” unless such Baker Hughes stockholders instruct such brokers how to vote. In connection with the Baker Hughes special meeting, broker non-votes will be considered in determining the presence of a quorum, but will not constitute votes cast and, accordingly, assuming a quorum is present, will have no effect on the outcome of the Baker Hughes stockholder vote on the proposals discussed above. Baker Hughes stockholders should therefore provide their brokers or other nominees with instructions as to how to vote their shares of Baker Hughes common stock.

Tabulation of the Votes

Baker Hughes will appoint an Inspector of Election for the Baker Hughes special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation

Baker Hughes will pay the cost of soliciting proxies. Directors, officers and employees of Baker Hughes and BJ Services may solicit proxies on behalf of Baker Hughes in person or by telephone, facsimile or other means. Baker Hughes has engaged Laurel Hill Advisory Group, LLC to assist it in the distribution and solicitation of proxies. Baker Hughes has agreed to pay Laurel Hill Advisory Group, LLC a fee of $12,500 plus payment of certain fees and expenses for its services to solicit proxies.

In accordance with the regulations of the SEC and the NYSE, Baker Hughes also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Baker Hughes common stock.

THE BJ SERVICES SPECIAL MEETING

Date, Time, Place and Purpose of the BJ Services Special Meeting

The special meeting of the stockholders of BJ Services will be held at            , Houston, Texas on     , 2009, at  :00 a.m., local time. The purpose of the BJ Services special meeting is:

1.	to consider and vote on the proposal to approve and adopt the merger agreement;

2.	to consider and vote on any proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting; and

3.	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting by or at the direction of the board.

The BJ Services board of directors unanimously recommends that BJ Services stockholders vote FOR the proposal to approve and adopt the merger agreement and FOR any proposal to adjourn the special meeting if necessary to solicit additional proxies. For the reasons for this recommendation, see “The Merger — Recommendation of the BJ Services Board of Directors and Its Reasons for the Merger.”

Who Can Vote at the BJ Services Special Meeting

Only holders of record of BJ Services common stock at the close of business on          , 2009, the BJ Services record date, are entitled to notice of, and to vote at, the BJ Services special meeting and any adjournments or postponements of the special meeting. As of that date, there were           shares of BJ Services common stock outstanding and entitled to vote at the BJ Services special meeting, held by approximately           stockholders of record. Each share of BJ Services common stock is entitled to one vote at the BJ Services special meeting.

Vote Required for Approval; Quorum

The affirmative vote of the holders of at least a majority of the outstanding shares of BJ Services common stock entitled to vote at the special meeting as of the BJ Services record date, either in person or represented by proxy, is necessary for the approval and adoption of the merger agreement. Approval of any proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies requires the affirmative vote of the holders of at least a majority of the shares of BJ Services common stock present in person or represented by proxy at the special meeting and entitled to vote on the adjournment. If a BJ Services stockholder fails to vote, or if a BJ Services stockholder abstains, that will have the same effect as votes cast AGAINST the approval and adoption of the merger agreement. Abstentions will have the same effect as votes cast AGAINST approval of any proposal to adjourn the special meeting if necessary to solicit additional proxies. Broker non-votes will have no effect on approval of any proposal to adjourn the special meeting if necessary to solicit additional proxies.

The holders of a majority of the total number of outstanding shares of BJ Services common stock entitled to vote as of the BJ Services record date, represented either in person or by proxy, will constitute a quorum at the BJ Services special meeting for the conduct of business.

Manner of Voting

BJ Services stockholders may submit their votes for or against the proposals submitted at the BJ Services special meeting in person or by proxy. BJ Services stockholders may be able to submit a proxy in the following ways:

•	Internet. BJ Services stockholders may submit a proxy over the Internet by going to the website listed on their proxy card. Once at the website, follow the instructions to submit a proxy.

•	Telephone. BJ Services stockholders may submit a proxy using the toll-free number listed on their proxy card. Easy-to-follow voice prompts will help them and confirm that their submission instructions have been followed.

•	Mail. BJ Services stockholders may submit a proxy by signing, dating and returning their proxy card in the preaddressed postage-paid envelope provided.

BJ Services stockholders should refer to their proxy card or the information forwarded by their bank, broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow BJ Services stockholders to confirm that their vote has been properly recorded.

The method by which BJ Services stockholders submit a proxy will in no way limit their right to vote at the BJ Services special meeting if they later decide to attend the meeting in person. If your shares of BJ Services common stock are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in their favor, from the holder of record, to be able to vote at the BJ Services special meeting.

All shares of BJ Services common stock entitled to vote and represented by properly completed proxies received prior to the BJ Services special meeting, and not revoked, will be voted at the BJ Services special meeting as instructed on the proxies. If BJ Services stockholders do not indicate how their shares of BJ Services common stock should be voted on a matter, the shares of BJ Services common stock represented by their properly completed proxy will be voted as the BJ Services board of directors recommends and therefore, FOR the approval and adoption of the merger agreement and FOR any proposal to authorize the BJ Services board of directors, in its discretion, to adjourn the special meeting if necessary to solicit additional proxies.

Revoking a Proxy

BJ Services stockholders may revoke their proxy at any time before it is exercised by timely sending written notice to the Secretary that they would like to revoke their proxy, by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone) or by voting by ballot at the BJ Services special meeting. Simply attending the BJ Services special meeting without voting will not revoke their proxy.

Shares Held in “Street Name”

If BJ Services stockholders hold shares of BJ Services common stock in an account at a bank, broker or other nominee and they wish to vote, they must return their voting instructions to the bank, broker or other nominee.

If BJ Services stockholders own shares of BJ Services common stock through a bank, broker or other nominee and attend the BJ Services special meeting, they should bring a proxy from their bank, broker or other nominee identifying them as the beneficial owner of such shares of BJ Services common stock and authorizing them to vote.

Brokers will NOT vote shares of BJ Services common stock held in “street name” unless BJ Services stockholders instruct their broker how to vote. Such failure to vote will have the same effect as a vote AGAINST approval and adoption of the merger agreement. BJ Services stockholders should therefore provide their brokers or other nominees with instructions as to how to vote their shares of BJ Services common stock.

Tabulation of the Votes

BJ Services will appoint an Inspector of Election for the BJ Services special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation

BJ Services will pay the cost of soliciting proxies. Directors, officers and employees of BJ Services and Baker Hughes may solicit proxies on behalf of BJ Services in person or by telephone, facsimile or other means. BJ Services has engaged Innisfree M&A Incorporated to assist it in the distribution and solicitation of proxies. BJ Services has agreed to pay Innisfree M&A Incorporated a fee of $15,000 plus payment of certain fees and expenses for its services to solicit proxies.

In accordance with the regulations of the SEC and the NYSE, BJ Services also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of BJ Services common stock.

PROPOSAL NO. 2
APPROVAL OF AMENDMENT TO THE BAKER HUGHES INCORPORATED
2002 DIRECTOR & OFFICER LONG-TERM INCENTIVE PLAN

Summary of Amendment

The Baker Hughes stockholders are being asked to approve an amendment increasing the limitation on the number of shares of Baker Hughes common stock available for issuance under the BHI D&O LTIP by 3,000,000 shares and extending the period during which awards may be granted under the BHI D&O LTIP from March 5, 2012 to September 18, 2019. As of September 17, 2009, 1,466,806 shares of Baker Hughes common stock remained available for issuance under the BHI D&O LTIP.

Effective as of the date the Baker Hughes stockholders approve the amendment, the amendment to the BHI D&O LTIP would also remove the 3,000,000 limitation on the aggregate number of shares of Baker Hughes common stock that may be issued under the BHI D&O LTIP during the term of the BHI D&O LTIP in a form other than stock options. In order to provide the compensation committee of the Baker Hughes board of directors more flexibility in determining the types of awards that may be granted under the BHI D&O LTIP while taking into account stockholder anti-dilution interests, the amendment would instead provide that an award payable in shares of Baker Hughes common stock granted under the BHI D&O LTIP after the date of stockholder approval of the amendment (other than a stock option or a stock appreciation right) shall count against the overall share limit under the BHI D&O LTIP as 1.60 shares for every share subject to the award. Shares of Baker Hughes common stock subject to an award in the form of a stock option or a stock appreciation right would continue to count against the overall share limit under the BHI D&O LTIP as 1.00 share for every share subject to the award.

The Baker Hughes board of directors believes that these changes to the BHI D&O LTIP are necessary to provide a long-term vehicle for the grants of equity-based compensation incentives to directors and officers and key employees of Baker Hughes and its affiliates and to ensure that Baker Hughes has a sufficient number of shares available under the BHI D&O LTIP to make equity-based incentive awards to a larger population of employees following the merger.

This summary of the amendment to the BHI D&O LTIP that was approved by the Baker Hughes board of directors on September 18, 2009, subject to the approval by the Baker Hughes stockholders, is qualified by reference to the copy of the amendment to the BHI D&O LTIP which is attached hereto as Annex G.

Background of the BHI D&O LTIP

In 2002 the Baker Hughes board of directors adopted, and the Baker Hughes stockholders approved, the BHI D&O LTIP, which provides for awards of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, cash-based awards, performance share awards and performance unit awards for corporate officers, directors and key employees of Baker Hughes and its affiliates. Copies of the BHI D&O LTIP and amendments subsequent to 2002 (not including the current amendment that is attached hereto as Annex G) were filed with the SEC on March 5, 2008 with Baker Hughes’ 2008 proxy statement and on July 29, 2008 with Baker Hughes’ Form 10-Q and are available on the SEC website at http://www.sec.gov/Archives/edgar.

The BHI D&O LTIP provides corporate officers, directors and key employees who have substantial responsibility for the growth and profitability of Baker Hughes and/or its affiliates with performance incentives that are designed to align the interests of the corporate officers and key employees with those of Baker Hughes stockholders.

The BHI D&O LTIP is administered by the compensation committee of the Baker Hughes board of directors, which is composed of non-employee independent directors. The Baker Hughes compensation committee has exclusive authority to (i) select the participants each year, (ii) establish award opportunities for each participant, (iii) establish any performance goals for each participant, and (iv) determine the extent to which the performance goals have been attained.

Performance units, restricted stock units, stock appreciation rights and cash-based awards granted under the BHI D&O LTIP may be paid in the form of cash or shares of Baker Hughes common stock in the discretion of the Baker Hughes compensation committee. Performance shares, restricted stock awards and stock options granted under the BHI D&O LTIP are paid in the form of shares of Baker Hughes common stock. The exercise prices of stock options and stock appreciation rights granted under the BHI D&O LTIP may not be less than the fair market value of the shares subject to such awards, determined as of the dates of grant of the awards.

Under the terms of the BHI D&O LTIP, the aggregate grants with respect to any awards of performance shares made in any one fiscal year of Baker Hughes to any one employee may not exceed the value of 1,000,000 shares of Baker Hughes common stock. The maximum amount awarded or credited with respect to cash-based awards or performance units for any one employee in any one fiscal year of Baker Hughes may not exceed in value $10,000,000. The maximum number of shares of Baker Hughes common stock subject to stock options granted under the BHI D&O LTIP to any one employee during a fiscal year of Baker Hughes is 3,000,000 shares. The maximum number of shares of Baker Hughes common stock subject to stock appreciation rights granted under the BHI D&O LTIP to any one employee during a fiscal year of Baker Hughes is 3,000,000 shares. The maximum number of shares of Baker Hughes common stock that may be granted to a Baker Hughes non-employee director under any awards under the BHI D&O LTIP during any fiscal year of Baker Hughes is 10,000 shares. The foregoing dollar and share value limitations are determined as of the dates of grant of the awards. These limitations on grants to individual award recipients will remain in place.

Section 162(m) of the Code

Section 162(m) of the Code imposes an annual deduction limit of $1,000,000 on the amount of compensation paid to certain officers. The deduction limit does not apply to performance-based compensation that satisfies the requirements of section 162(m) of the Code. The BHI D&O LTIP provides for awards of performance units, performance shares and cash-based awards that are generally intended to qualify as performance-based compensation under section 162(m) of the Code. Nonqualified stock options granted under the BHI D&O LTIP are also intended to qualify as performance-based compensation under section 162(m) of the Code. The provisions of the BHI D&O LTIP grant the Baker Hughes compensation committee the flexibility to establish performance targets that may differ among awards. Periodically, Baker Hughes obtains re-approval by its stockholders of the material terms of the BHI D&O LTIP performance goals. In 2008, the Baker Hughes stockholders re-approved the material terms of the BHI D&O LTIP performance goals. No re-approval of the material terms of the BHI D&O LTIP is being sought under this proposal to approve the amendment to the BHI D&O LTIP.

Performance Criteria

The following summary of the material features of the performance criteria for awards under the BHI D&O LTIP is qualified by reference to the copy of the BHI D&O LTIP which was filed with the SEC on March 5, 2008 with Baker Hughes’ 2008 proxy statement and is available on the SEC website at http://www.sec.gov/Archives/edgar.

Under the BHI D&O LTIP, performance unit awards, cash-based awards and performance share awards granted to officers and key employees of Baker Hughes and its affiliates are subject to the satisfaction of one or more performance goals during the applicable performance period. The performance period for a performance unit award, performance share award or cash-based award granted under the BHI D&O LTIP is such period of time as the Baker Hughes compensation committee establishes. The performance periods for such awards granted under the BHI D&O LTIP in the past have typically been consecutive three-year periods. Performance goals for awards will be determined by the Baker Hughes compensation committee and will be designed to support Baker Hughes’ business strategy and align participants’ interests with stockholder interests. Performance goals will be based on one or more of the following business criteria: Baker Value Added; net earnings; earnings per share; net income (before or after taxes); stock price (including growth measures and total shareholder return); return measures (including return on net capital employed, return on assets, return on equity, or sales return); earnings before or after interest, taxes, depreciation and/or amortization; dividend payments to Baker Hughes stockholders; gross revenues; gross margins; expense targets; cash flow return on investments, which equals net cash flows divided by owner’s equity;

internal rate of return or increase in net present value; working capital targets relating to inventory or accounts receivable; planning accuracy (as measured by comparing planned results to actual results); comparisons to various stock market indices; comparisons to the performance of other companies; net sales growth; net operating profit; cash flow (including operating cash flow and free cash flow); and operating margin. The metric, Baker Value Added, is described in detail in Proposal No. 3 of the Baker Hughes 2008 proxy statement which was filed with the SEC on March 5, 2008 and is available on the SEC website at http://www.sec.gov/Archives/edgar. At least in the near term the Baker Hughes compensation committee does not intend to utilize the Baker Value Added performance metric for future awards under the BHI D&O LTIP.

Achievement of the performance goals under the BHI D&O LTIP may be measured:

•	individually, alternatively, or in any combination;

•	with respect to Baker Hughes, one or more business units, or any combination of the foregoing;

•	on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods, or to other external measures; and

•	including or excluding items determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the acquisition or disposal of a business, or related to a change in accounting principle, in each case based on Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30), or other applicable accounting rules, or consistent with Baker Hughes’ policies and practices for measuring the achievement of performance goals on the date the Baker Hughes compensation committee establishes the goals.

The Baker Hughes compensation committee may, in its discretion, decrease the amount payable under any award. The Baker Hughes compensation committee may not increase the amount payable under a section 162(m) performance-based compensation award to a participant who is a covered employee (as defined in section 162(m) of the Code).

Recommendation

The Baker Hughes board of directors recommends a vote FOR approval of the amendment to the BHI D&O LTIP. Approval of the proposal requires the affirmative vote of the holders of at least a majority of the shares of Baker Hughes common stock present and voting at the special meeting, provided that the total number of votes cast represents a majority of the outstanding shares of Baker Hughes common stock entitled to vote. If you properly complete, sign and return a proxy card, but do not indicate how your shares of Baker Hughes common stock should be voted on this proposal, the shares of Baker Hughes common stock represented by your proxy will be voted as the Baker Hughes board of directors recommends and therefore FOR the approval of the amendment to the BHI D&O LTIP. Broker non-votes will not constitute votes cast and, accordingly, assuming a quorum is present, will have no effect on the outcome of the vote with respect to this proposal. Abstentions will have the same effect as votes cast AGAINST this proposal (assuming a quorum is present).

PROPOSAL NO. 3
APPROVAL OF AMENDMENT TO THE BAKER HUGHES INCORPORATED
2002 EMPLOYEE LONG-TERM INCENTIVE PLAN

Summary of Amendment

The Baker Hughes stockholders are being asked to approve an amendment increasing the limitation on the number of shares of Baker Hughes common stock available for issuance under the BHI Employee LTIP by 12,500,000 shares and extending the period during which awards may be granted under the BHI Employee LTIP from March 5, 2012 to September 18, 2019. As of September 17, 2009, 30,161 shares of Baker Hughes common stock remained available for issuance under the BHI Employee LTIP.

Effective as of the date the Baker Hughes stockholders approve the amendment, the amendment to the BHI Employee LTIP would also remove the 3,000,000 limitation on the aggregate number of shares of Baker Hughes common stock that may be issued under the BHI Employee LTIP during the term of the BHI Employee LTIP in a form other than stock options. In order to provide the compensation committee of the Baker Hughes board of directors more flexibility in determining the types of awards that may be granted under the BHI Employee LTIP while taking into account stockholder anti-dilution interests, the amendment would instead provide that an award payable in shares of Baker Hughes common stock granted under the BHI Employee LTIP after the date of stockholder approval of the amendment (other than a stock option or a stock appreciation right) shall count against the overall share limit under the BHI Employee LTIP as 1.60 shares for every share subject to the award. Shares of Baker Hughes common stock subject to an award in the form of a stock option or a stock appreciation right would continue to count against the overall share limit under the BHI Employee LTIP as 1.00 share for every share subject to the award.

The Baker Hughes board of directors believes that these changes to the BHI Employee LTIP are necessary to provide a long-term vehicle for the grants of equity-based compensation incentives to employees of Baker Hughes and its affiliates and to ensure that Baker Hughes has a sufficient number of shares available under the BHI Employee LTIP to make equity-based incentive awards to a larger population of employees following the merger.

This summary of the amendment to the BHI Employee LTIP that was approved by the Baker Hughes board of directors on September 18, 2009, subject to the approval of the Baker Hughes stockholders, is qualified by reference to the copy of the amendment to the BHI Employee LTIP which is attached hereto as Annex H.

Background of the BHI Employee LTIP

In 2002 the Baker Hughes board of directors adopted the BHI Employee LTIP, which provides for awards of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, cash-based awards, performance share awards and performance unit awards for employees of Baker Hughes and its affiliates. Copies of the BHI Employee LTIP and amendments subsequent to 2002 (not including the current amendment that is attached hereto as Annex H) were filed with the SEC on May 1, 2002 with Baker Hughes’ Form S-8 for the BHI Employee LTIP and on July 29, 2008 with Baker Hughes’ Form 10-Q and are available on the SEC website at http://www.sec.gov/Archives/edgar.

The BHI Employee LTIP provides employees of Baker Hughes and its affiliates with performance incentives that are designed to align the interests of the employees with those of Baker Hughes stockholders.

The BHI Employee LTIP is administered by the compensation committee of the Baker Hughes board of directors, which is composed of non-employee independent directors. The Baker Hughes compensation committee has exclusive authority to (i) select the participants each year, (ii) establish award opportunities for each participant, (iii) establish any performance goals for each participant, and (iv) determine the extent to which the performance goals have been attained.

Performance units, restricted stock units, stock appreciation rights and cash-based awards granted under the BHI Employee LTIP may be paid in the form of cash or shares of Baker Hughes common stock in the discretion of the Baker Hughes compensation committee. Performance shares, restricted stock awards and stock options granted under the BHI Employee LTIP are paid in the form of shares of Baker Hughes common stock. The exercise prices of stock options and stock appreciation rights granted under the BHI Employee LTIP may not be less than the fair market value of the shares subject to such awards, determined as of the dates of grant of the awards.

Under the terms of the BHI Employee LTIP the aggregate grants with respect to any awards of performance shares made in any one fiscal year of Baker Hughes to any one employee may not exceed the value of 1,000,000 shares of Baker Hughes common stock. The maximum amount awarded or credited with respect to cash-based awards or performance units for any one employee in any one fiscal year of Baker Hughes may not exceed in value $10,000,000. The maximum number of shares of Baker Hughes common stock subject to stock options granted under the BHI Employee LTIP to any one employee during a fiscal year of Baker Hughes is 3,000,000 shares. The maximum number of shares of Baker Hughes common stock subject to stock appreciation rights granted under the BHI Employee LTIP to any one employee during a fiscal year of Baker Hughes is 3,000,000 shares. The foregoing dollar and share value limitations are determined as of the dates of grant of the awards.

Performance Criteria

The following summary of the material features of the performance criteria for awards under the BHI Employee LTIP is qualified by reference to the copy of the BHI Employee LTIP, as amended subsequent to 2002 (not including the amendment that is attached as Annex H), which is attached hereto as Annex I.

Under the BHI Employee LTIP, performance unit awards, cash-based awards and performance share awards granted to employees of Baker Hughes and its affiliates are subject to the satisfaction of one or more performance goals during the applicable performance period. The performance period for a performance unit award, performance share award or cash-based award granted under the BHI Employee LTIP is such period of time as the Baker Hughes compensation committee establishes. The performance periods for such awards granted under the BHI Employee LTIP in the past have typically been consecutive three-year periods. Performance goals for awards will be determined by the Baker Hughes compensation committee and will be designed to support Baker Hughes’ business strategy and align participants’ interests with stockholder interests. Performance goals will be based on one or more of the following business criteria: Baker Value Added; net earnings; earnings per share; net income (before or after taxes); stock price (including growth measures and total shareholder return); return measures (including return on net capital employed, return on assets, return on equity, or sales return); earnings before or after interest, taxes, depreciation and/or amortization; dividend payments to Baker Hughes stockholders; gross revenues; gross margins; expense targets; cash flow return on investments, which equals net cash flows divided by owner’s equity; internal rate of return or increase in net present value; working capital targets relating to inventory or accounts receivable; planning accuracy (as measured by comparing planned results to actual results); comparisons to various stock market indices; comparisons to the performance of other companies; net sales growth; net operating profit; cash flow (including operating cash flow and free cash flow); and operating margin. The metric, Baker Value Added, is described in detail in Proposal No. 3 of the Baker Hughes 2008 proxy statement which was filed with the SEC on March 5, 2008 and is available on the SEC website at http://www.sec.gov/Archives/edgar. At least in the near term the Baker Hughes compensation committee does not intend to utilize the Baker Value Added performance metric for future awards under the BHI Employee LTIP.

Achievement of the performance goals under the BHI Employee LTIP may be measured:

•	individually, alternatively, or in any combination;

•	with respect to Baker Hughes, one or more business units, or any combination of the foregoing;

•	on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods, or to other external measures; and

•	including or excluding items determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the acquisition or disposal of a business, or related to a change in accounting principle, in each case based on Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30), or other applicable accounting rules, or consistent with Baker Hughes’ policies and practices for measuring the achievement of performance goals on the date the Baker Hughes compensation committee establishes the goals.

Recommendation

The Baker Hughes board of directors recommends a vote FOR approval of the amendment to the BHI Employee LTIP. Approval of the proposal requires the affirmative vote of the holders of at least a majority of the shares of Baker Hughes common stock present and voting at the special meeting, provided that the total number of votes cast represents a majority of the outstanding shares of Baker Hughes common stock entitled to vote. If you properly complete, sign and return a proxy card, but do not indicate how your shares of Baker Hughes common stock should be voted on this proposal, the shares of Baker Hughes common stock represented by your proxy will be voted as the Baker Hughes board of directors recommends and therefore FOR the approval of the amendment to the BHI Employee LTIP. Broker non-votes will not constitute votes cast and, accordingly, assuming a quorum is present, will have no effect on the outcome of the vote with respect to this proposal. Abstentions will have the same effect as votes cast AGAINST this proposal (assuming a quorum is present).

STOCKHOLDER PROPOSALS

Baker Hughes 2010 Annual Stockholder Meeting and Stockholder Proposals

The 2010 annual meeting of Baker Hughes stockholders will be held on April 29, 2010. Baker Hughes stockholders may submit proposals for inclusion in the proxy statement on matters appropriate for stockholder action (including any election of a director) by November 13, 2009 in accordance with Rule 14a-8 under the Exchange Act (a different deadline may apply if Baker Hughes changes the date of its meeting for this year more than 30 days from the anniversary date of the 2009 annual meeting of Baker Hughes stockholders). If a Baker Hughes stockholder wants to make such a proposal that will not be included in the proxy statement for the 2010 annual meeting of stockholders, but instead to be presented at the 2010 annual meeting of stockholders, the proposal must be submitted in writing to the Corporate Secretary, c/o Baker Hughes Incorporated, 2929 Allen Parkway, Suite 2100, Houston, Texas 77019 between October 14, 2009 and November 13, 2009 in order for the proposal to comply with the bylaws of Baker Hughes (a different deadline will apply under the bylaws of Baker Hughes if the date of the upcoming annual meeting is changed by more than 30 days from the anniversary date of the 2009 annual meeting of Baker Hughes stockholders).

BJ Services 2010 Annual Stockholder Meeting and Stockholder Proposals

The 2010 annual meeting of BJ Services stockholders will not be held if the merger is completed prior to 2010; therefore, BJ Services reserves the right to postpone or cancel its 2010 annual meeting. If the 2010 annual meeting is held, in order for a BJ Services stockholder to have submitted a proposal for inclusion in the proxy statement on matters appropriate for stockholder action (including any election of a director), the proposal must have been submitted by August 21, 2009 in accordance with Rule 14a-8 under the Exchange Act (a different deadline may apply if BJ Services changes the date of its meeting for this year more than 30 days from the anniversary date of the 2009 annual meeting of BJ Services stockholders). If a BJ Services stockholder wants to make such a proposal that will not be included in the proxy statement for the 2010 annual meeting of stockholders, but instead to be presented at the 2010 annual meeting of stockholders, the proposal must be submitted in writing to the Secretary of BJ Services at 4601 Westway Park Blvd, Houston, Texas 77041, by October 31, 2009 in order for the proposal to comply with the bylaws of BJ Services (a different deadline will apply under the bylaws of BJ Services if the date of the upcoming annual meeting is changed by more than 30 days from the anniversary date of the 2009 annual meeting of BJ Services stockholders).

LEGAL MATTERS

The validity of the shares of Baker Hughes common stock to be issued in the merger will be passed upon for Baker Hughes by Akin Gump Strauss Hauer & Feld LLP. It is a condition to the merger that Baker Hughes and BJ Services receive opinions from Fulbright & Jaworski L.L.P. and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, concerning the United States federal income tax consequences of the merger.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this joint proxy statement/prospectus by reference from Baker Hughes Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Baker Hughes Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference from BJ Services Company’s Annual Report on Form 10-K for the year ended September 30, 2008, and the effectiveness of BJ Services Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.

Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Baker Hughes and BJ Services file reports and other information with the SEC. Baker Hughes stockholders and BJ Services stockholders may read and copy these reports, statements or other information filed by Baker Hughes and BJ Services at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC filings of Baker Hughes and BJ Services are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Baker Hughes has filed a registration statement on Form S-4 to register with the SEC the shares of Baker Hughes common stock to be issued to BJ Services stockholders pursuant to the merger agreement. This joint proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of Baker Hughes, in addition to being a proxy statement of Baker Hughes for its special meeting and of BJ Services for its special meeting. The registration statement, including the attached Annexes, exhibits and schedules, contains additional relevant information about Baker Hughes and BJ Services. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information Baker Hughes stockholders and BJ Services stockholders can find in the registration statement or the exhibits to the registration statement.

The SEC allows Baker Hughes and BJ Services to “incorporate by reference” information into this joint proxy statement/prospectus. This means that Baker Hughes and BJ Services can disclose important information to Baker Hughes stockholders and BJ Services stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Baker Hughes and BJ Services have previously filed with the SEC. They contain important information about Baker Hughes and BJ Services and the financial condition of each company.

Baker Hughes SEC Filings (File No. 001-09397)	Period and/or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2008
Quarterly Report on Form 10-Q	Quarters ended March 31, 2009 and June 30, 2009
Current Reports on Form 8-K	Filed on March 24, 2009, March 31, 2009, June 26, 2009, August 31, 2009, September 8, 2009 and September 11, 2009
Definitive Proxy Statement on Schedule 14A	Filed on March 3, 2009
Description of Baker Hughes capital stock contained in Baker Hughes’ Registration Statement on Form S-3	Filed on May 8, 2009
BJ Services SEC Filings (File No. 001-32164)	Period and/or Date Filed
Annual Report on Form 10-K	Fiscal year ended September 30, 2008
Quarterly Report on Form 10-Q, as amended by Form 10-Q/A	Quarters ended December 31, 2008, March 31, 2009 and June 30, 2009
Current Reports on Form 8-K	Filed on November 17, 2008, January 12, 2009, March 5, 2009 and September 2, 2009
Definitive Proxy Statement on Schedule 14A	Filed on December 19, 2008
Description of BJ Services capital stock contained in BJ Services’ Registration Statement on Form-8-A12B and any amendment or report filed for the purpose of updating such description	Filed on September 2, 2009

In addition, Baker Hughes and BJ Services incorporate by reference additional documents that they may file or furnish with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the dates of the Baker Hughes special meeting and the BJ Services special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Baker Hughes and BJ Services also incorporate by reference the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Baker Hughes has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Baker Hughes and Merger Sub, and BJ Services has supplied all information contained in this joint proxy statement/prospectus relating to BJ Services.

Documents incorporated by reference are available to Baker Hughes stockholders and BJ Services stockholders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. Baker Hughes stockholders and BJ Services stockholders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

If you are a Baker Hughes stockholder:

Baker Hughes Incorporated
Attention: Corporate Secretary
2929 Allen Parkway, Suite 2100
Houston, Texas 77019
(713) 439-8600
www.bakerhughes.com

If you are a BJ Services stockholder:

BJ Services Company
Attention: Investor Relations
P.O. Box 4442
Houston, Texas 77210-4442
(713) 426-4239
www.bjservices.com

In order for Baker Hughes stockholders and BJ Services stockholders to receive timely delivery of the requested documents in advance of the Baker Hughes special meeting and the BJ Services special meeting, Baker Hughes or BJ Services, as applicable, should receive such request by no later than     , 2009.

Baker Hughes stockholders and BJ Services stockholders also may obtain these documents at the SEC’s website, http://www.sec.gov, and may obtain certain of these documents at Baker Hughes’ website, “www.bakerhughes.com,” by selecting “Investor Relations” and then selecting “SEC Filings,” and at BJ Services’ website, “www.bjservices.com,” by selecting “Investors” and then selecting “SEC Filing.” Information not filed with the SEC, but contained on the Baker Hughes and BJ Services websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

Baker Hughes and BJ Services are not incorporating the contents of the websites of the SEC, Baker Hughes, BJ Services or any other person into this joint proxy statement/prospectus. Baker Hughes and BJ Services are providing only the information about how to obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites for the convenience of Baker Hughes stockholders and BJ Services stockholders.

Baker Hughes and BJ Services have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 30, 2009, Baker Hughes and BJ Services entered into a merger agreement pursuant to which, subject to the conditions set forth therein, BJ Services will merge with and into BSA Acquisition LLC, a wholly owned subsidiary of Baker Hughes. As a result of the merger, the surviving entity, BSA Acquisition LLC, will remain as a wholly owned subsidiary of Baker Hughes. Pursuant to the merger agreement, at closing Baker Hughes will issue to BJ Services stockholders 0.40035 shares of Baker Hughes common stock, par value $1.00 per share, and will pay $2.69 per share in cash for each share of BJ Services common stock. The merger will be accounted for using the acquisition method of accounting with Baker Hughes identified as the acquirer. Under the acquisition method of accounting, Baker Hughes will record all assets acquired and liabilities assumed at their respective acquisition-date fair values.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial statements and related notes combines the historical consolidated balance sheet and results of operations of Baker Hughes and of BJ Services. The pro forma balance sheet gives effect to the merger as if it had occurred on June 30, 2009. The pro forma statements of operations for the six months ended June 30, 2009 and for the fiscal year ended December 31, 2008, give effect to the merger as if the merger had occurred on January 1, 2008. The pro forma statement of operations for fiscal year 2008 was prepared by combining the Baker Hughes historical consolidated statement of operations for the fiscal year ended December 31, 2008 and BJ Services’ historical consolidated statement of operations for the fiscal year ended September 30, 2008. The pro forma statement of operations for the six months ended June 30, 2009 was prepared by combining the Baker Hughes and BJ Services historical consolidated statements of operations for the three months ended March 31, 2009 and the three months ended June 30, 2009.

The unaudited pro forma condensed combined financial statements reflect the estimated merger consideration expected to be transferred, which does not purport to represent what the actual merger consideration transferred will be at the effective time of the closing. In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 805, Business Combinations, as amended, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. Baker Hughes has estimated the total consideration expected to be issued and paid in the merger to be approximately $6.0 billion, consisting of approximately $0.8 billion to be paid in cash and approximately $5.2 billion to be paid through the issuance of approximately 118 million shares of Baker Hughes common stock valued at the October 7, 2009 closing share price of $43.67 per share, the latest practicable trading day before the date of this joint proxy statement/prospectus, and based on the assumption that no options to purchase BJ Services common stock are exercised prior to completion of the merger and that all such options are assumed by Baker Hughes. Under FASB ASC Topic 805, acquisition-related transaction costs (i.e. advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

As of the date of this joint proxy statement/prospectus, Baker Hughes has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the BJ Services assets to be acquired and liabilities to be assumed and the related allocations to such items, including goodwill, of the merger consideration. Accordingly, assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. In addition, Baker Hughes has not identified the adjustments, if any, necessary to conform the BJ Services financial records to Baker Hughes’ accounting policies. As a result, actual results will differ from this unaudited pro forma condensed combined financial information once Baker Hughes has determined the final merger consideration, completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations, and identified any necessary conforming accounting policy changes for BJ Services. Accordingly, the final allocations of merger consideration, which will be determined subsequent to the closing of the merger, and their effects on the results of operations, may differ materially from the estimated allocations and unaudited pro forma combined amounts included herein.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of Baker Hughes that would have been recorded had the merger been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that Baker Hughes may achieve with respect to the combined operations of Baker Hughes and BJ Services. Additionally, the pro forma statements of operations do not include any non-recurring charges or credits and the related tax effects which result directly from the transaction.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Baker Hughes and BJ Services Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

BAKER HUGHES INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2009
(In millions)

	Baker Hughes	BJ Services	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Current Assets:
Cash and cash equivalents	$1,362	$231	$(294	) a	$1,299
Accounts receivable, net	2,313	763	—		3,076
Inventories, net	2,024	491	—		2,515
Other current assets	431	147	—		578

Total current assets	6,130	1,632	(294)		7,468

Property, plant & equipment, net	3,017	2,366	—		5,383
Goodwill	1,407	978	2,468	b	4,853
Other noncurrent assets	545	70	—		615

Total assets	$11,099	$5,046	$2,174		$18,319

Current Liabilities:
Accounts payable	$737	$298	$—		$1,035
Short-term borrowings	52	21	500	c	573
Other current liabilities	677	335	270	d	1,282

Total current liabilities	1,466	654	770		2,890

Long-term debt	1,777	499	—		2,276
Other long-term liabilities	743	361	—		1,104
Commitments and contingencies
Stockholders’ Equity:
Common stock	309	35	83	e	427
Capital in excess of par	786	1,123	3,965	e	5,874
Retained earnings	6,465	3,769	(4,039	) e	6,195
Accumulated other comprehensive income (loss)	(447)	19	(19	) e	(447)
Treasury stock	—	(1,414)	1,414	e	—

Total stockholders’ equity	7,113	3,532	1,404		12,049

Total liabilities and stockholders’ equity	$11,099	$5,046	$2,174		$18,319

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

BAKER HUGHES INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2009
(In millions)

	Baker Hughes	BJ Services			Pro Forma		Pro Forma
	Historical	Historical	Reclassifications		Adjustments		Combined

Revenues	$5,004	$1,842	$—		$—		$6,846
Costs and Expenses:
Cost of revenues	3,757	1,651	12	f	—		5,420
Research and engineering	211	33	—		—		244
Marketing, general and administration	565	130	6	f	—		701
Loss on disposal of assets	—	12	(12	) f	—		—

Total costs and expenses	4,533	1,826	6		—		6,365

Operating income	471	16	(6)		—		481
Interest expense	(69)	(14)	—		(1	) g	(84)
Interest and dividend income	4	1	—		—		5
Other income (expense), net	—	(6)	6	f	—		—

Income (loss) before income taxes	406	(3)	—		(1)		402
Income taxes	(124)	14	—		—		(110)

Net income (loss)	$282	$11	$—		$(1)		$292

Earnings per share:
Basic	$0.91	$0.04					$0.68
Diluted	$0.91	$0.04					$0.68
Weighted average shares:
Basic	310				118	k	428
Diluted	310				119	k	429

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

BAKER HUGHES INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008
(In millions)

	Baker Hughes	BJ Services			Pro Forma		Pro Forma
	Historical	Historical	Reclassifications		Adjustments		Combined

Revenues	$11,864	$5,426	$—		$—		$17,290
Costs and Expenses:
Cost of revenues	7,954	4,161	4	f	—		12,119
Research and engineering	426	72	—		—		498
Marketing, general and administration	1,046	282	13	f	—		1,341
Loss on long lived assets, net	—	4	(4	) f	—		—
Litigation settlement	62	—	—		—		62

Total costs and expenses	9,488	4,519	13		—		14,020

Operating income	2,376	907	(13)		—		3,270
Interest expense	(89)	(28)	—		(1	) h	(118)
Interest and dividend income	27	2	—		(1	) i	28
Equity in income of affiliates	2	—	—		—		2
Gain on sale of product line	28	—	—		—		28
Impairment loss on investments	(25)	—	—		—		(25)
Other income (expense), net	—	(13)	13	f	—		—

Income (loss) before income taxes	2,319	868	—		(2)		3,185
Income taxes	(684)	(259)	—		1	j	(942)

Net income (loss)	$1,635	$609	$—		$(1)		$2,243

Earnings per share:
Basic	$5.32	$2.08					$5.28
Diluted	$5.30	$2.06					$5.24
Weighted average shares:
Basic	307				118	k	425
Diluted	309				119	k	428

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

Note 1.	Estimated Merger Consideration and Allocation

The estimated merger consideration is approximately $6.0 billion based on a Baker Hughes’ share price of $43.67, which is the closing price of our common stock on the NYSE on October 7, 2009, the latest practicable trading day before the date of this joint proxy statement/prospectus, assuming no exercise of any options to purchase BJ Services common stock prior to completion of the merger and that all such options are assumed by Baker Hughes. The value of the merger consideration will fluctuate based upon changes in the price of shares of Baker Hughes common stock and the number of BJ Services common shares and options outstanding at the closing date.

The following table summarizes the components of the estimated merger consideration (dollars in millions).

Estimated cash consideration payable upon closing:
295.0 million outstanding BJ Services common shares at $2.69 per share	$794

Estimated share consideration payable upon closing:
295.0 million outstanding BJ Services common shares converts to 118.1 million of Baker Hughes common shares using the ratio of 0.40035 and valued at $43.67 per share	5,158

Estimated fair value of 11.3 million BJ Services stock options assumed by Baker Hughes	48

Merger consideration	$6,000

In order to fund the cash portion of the merger consideration, Baker Hughes expects to use $294 million of cash on hand and $500 million of financing.

The table below illustrates the potential impact to the estimated merger consideration payable resulting from a 10% increase or decrease in the price of Baker Hughes’ share price as of October 7, 2009 of $43.67. For the purpose of this calculation, the total number of shares has been assumed to be the same as in the table above (in millions).

	10% increase	10% decrease
	in Baker	in Baker
	Hughes share	Hughes share
	price	price

Cash consideration	$794	$794
Share consideration	5,674	4,643
Stock option consideration	48	48

Merger consideration	$6,516	$5,485

The estimated goodwill included in the pro forma adjustments is calculated as the difference between the estimated merger consideration expected to be transferred and the carrying values assigned to the assets acquired and liabilities assumed. The following table summarizes the estimated goodwill calculation as of June 30, 2009 (in millions):

Current assets	$1,632
Noncurrent assets	2,436

Total assets acquired	4,068
Liabilities assumed	(1,514)

Net assets acquired	2,554
Less: Estimated merger consideration	(6,000)

Estimated goodwill	$3,446

Baker Hughes has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the BJ Services assets to be acquired and liabilities to be assumed and the related allocations to such items, including goodwill, of the merger consideration. Accordingly, assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. This preliminary allocation of the merger consideration is based upon management’s estimates. These estimates and assumptions are subject to change upon final valuation. The final allocation of consideration may include (1) changes in historical carrying values of property, plant, and equipment, (2) allocations to intangible assets such as trademarks and trade names, in-process research and development, developed technology, including patents and customer related assets, and (3) other changes to assets and liabilities. As a result, actual results may differ once Baker Hughes has determined the final merger consideration and completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations. Accordingly, the final allocations of merger consideration, which will be determined subsequent to the closing of the merger, may differ materially from the estimated allocations and unaudited pro forma combined amounts included herein.

Note 2.	Reclassifications and Pro Forma Adjustments

a.	Represents a portion of the estimated cash consideration expected to be funded by cash on hand, that is payable by Baker Hughes to the stockholders of BJ Services upon the consummation of the merger.

b.	To record the preliminary valuation of goodwill and to eliminate the historical goodwill of BJ Services (in millions):

Estimated goodwill from merger	$3,446
Elimination of BJ Services historical goodwill	(978)

Total	$2,468

c.	Represents a portion of the estimated cash consideration expected to be funded with $500 million in financing, that is payable by Baker Hughes to the stockholders of BJ Services upon the consummation of the merger.

d.	Reflects estimated payments to be made to certain BJ Services employees as a result of pre-existing change of control contractual provisions that will become payable at the time the transaction is consummated and estimated transaction costs such as investment banking, legal, accounting, and other professional services, all of which are directly attributable to the transaction. These are non-recurring charges and have been excluded from the pro forma statement of operations.

e.	To reflect the estimated stock consideration to be issued to BJ Services upon the consummation of the merger and the reversal of BJ Services historical equity balances.

Common stock issued as part of the merger consideration	$118
Elimination of BJ Services historical common stock	(35)

Total adjustment to common stock	$83

Common stock consideration recorded as capital in excess of par	$5,040
Option consideration recorded as capital in excess of par	48
Elimination of BJ Services historical capital in excess of par	(1,123)

Total adjustment to capital in excess of par	$3,965

Retained earnings impact from pro forma adjustments	$(270)
Elimination of BJ Services historical beginning retained earnings	(3,769)

Total adjustment to retained earnings	$(4,039)

Elimination of BJ Services historical accumulated other comprehensive income	$(19)

Elimination of BJ Services historical treasury stock	$1,414

f.	Represents certain reclassifications to conform to the Baker Hughes presentation.

g.	Reflects an increase in interest expense of $1 million resulting from the $500 million financing, assuming an interest rate based upon Baker Hughes’ 2009 average interest rate on commercial paper of 0.187%.

h.	Reflects an increase in interest expense of $1 million resulting from the $500 million financing, assuming an interest rate based upon Baker Hughes’ 2009 average interest rate on commercial paper of 0.187%.

i.	Reflects a reduction in interest income of $1 million resulting from the use of $294 million of cash as merger consideration, assuming an interest rate based upon Baker Hughes’ 2009 average interest rate on cash and short-term investments of 0.241%.

j.	Reflects the incremental income tax provision associated with pro forma adjustments, calculated using statutory rates.

k.	Reflects the issuance of 118.1 million shares of Baker Hughes common stock to BJ Services stockholders and the dilutive impact of BJ Services options outstanding.

The merger agreement contains generally customary representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties were made for the purposes, and subject to the qualifications, limitations and exceptions, described in the introduction to the section of the joint proxy statement/prospectus titled “The Merger Agreement.”

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of August 30, 2009

among

BAKER HUGHES INCORPORATED

BSA ACQUISITION LLC

and

BJ SERVICES COMPANY

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Term	Section

Adjusted Stock Right	3.4(a)
Affiliate	4.24
Agreement	Recital
Alternative Proposal	7.11(d)(i)
Appraisal Shares	3.2
Board	Recital
Book Entry Share	3.1(b)
Business Day	1.2(a)
Cash Portion	3.1(a)
Cash Portion Exchange Ratio	3.4(a)
Certificate of Merger	1.2(b)
Change in Recommendation	7.11(c)
Change in the Parent Board Recommendation	7.1(d)
Cleanup	4.14(h)
Closing	1.2(a)
Closing Date	1.2(a)
Code	Recital
Company	Recital
Company Balance Sheet	4.13(a)
Company Benefit Plans	4.11(a)
Company Board Recommendation	7.1(c)
Company Bonus Stock	3.4(e)
Company Common Stock	Recital
Company Credit Agreement	4.2(e)
Company Directors	2.3
Company Disclosure Letter	4
Company ERISA Affiliate	4.11(a)
Company Financial Advisors	4.10
Company Financial Statements	4.5(b)
Company Indenture	4.2(e)
Company Material Adverse Effect	4.1(b)
Company Option	3.4(a)
Company Performance Units	3.4(b)
Company Phantom Stock	3.4(c)
Company Preferred Stock	4.2(a)
Company Rights	4.2(d)
Company Rights Agreement	4.2(b)
Company SEC Reports	4.5(a)
Company Series A Preferred Stock	4.2(a)
Company Special Meeting	7.1(c)
Company Stock Plans	3.4(a)
Company Subsidiaries	4.1(a)
Confidentiality Agreement	7.11(b)

A-iv

Term	Section

DGCL	Recital
DOJ	6.1(b)(xix)
Effective Time	1.2(b)
Environmental Claim	4.14(c)
Environmental Laws	4.14(a)
Environmental Permits	4.14(b)
Equipment Partnership Financing	4.2(e)
ERISA	4.11(a)
ESPP	3.4(d)
Exchange Act	4.3(c)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Expenses	9.5(a)
FCPA	4.23(b)
Foreign Company Benefit Plan	4.11(g)
GAAP	4.1(b)
Governmental Entity	4.3(c)
Hazardous Material	4.14(h)
Hedge	6.1(b)(xxi)
HSR Act	4.3(c)
Indemnified Obligations	7.12(a)
Indemnified Persons	7.12(a)
Intellectual Property	4.19
Investment Company Act	4.17
Laws	4.3(b)
Liabilities	4.9
Lien	4.3(b)
Limited Liability Company Act	Recital
Market Price	3.1(f)
Material Contracts	4.21
Merger	Recital
Merger Consideration	3.1(a)
Merger Sub	Recital
Money Laundering Laws	4.23(c)
NYSE	3.1(f)
Parent	Recital
Parent Alternative Proposal	9.5(a)
Parent Balance Sheet	5.12(a)
Parent Board Recommendation	7.1(d)
Parent Common Stock	3.1(a)
Parent Disclosure Letter	5
Parent ERISA Affiliate	5.10(a)
Parent Financial Advisor	5.9
Parent Financial Statements	5.4(b)

A-v

Term	Section

Parent Material Adverse Effect	5.1(b)
Parent Preferred Stock	5.2(a)
Parent Proposal	5.11(b)
Parent SEC Reports	5.4(a)
Parent Special Meeting	7.1(d)
Parent Subsidiaries	5.1(a)
Parent Superior Proposal	9.5(a)
Permitted Lien	4.3(b)
Person	4.4(a)
Proxy/Prospectus	4.8
Registration Statement	4.8
Release	4.14(h)
Representative	7.11(a)
Required Company Vote	4.12(b)
Required Parent Vote	5.11(b)
Sarbanes-Oxley Act	4.5(d)
SEC	3.4(h)
Section 409A	3.4(a)
Securities Act Preferred Stock	4.2(c)
Specified Company SEC Disclosure	4
Specified Parent SEC Disclosure	5
Standstill Agreement	7.11(a)
Stock Award Exchange Ratio	3.4(a)
Stock Certificate	3.1(b)
Stock Exchange Ratio	3.1(a)
Subsidiary	4.4(a)
Superior Proposal	7.11(d)(ii)
Surviving Entity	1.1
Tax	4.13(f)
Tax Return	4.13(g)
Termination Date	9.2(a)
Termination Fee	9.5(a)
US Regulatory Regimes	7.10(a)
USG Authorities	6.1(b)(xix)

A-vi

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is made and entered into as of August 30, 2009, among Baker Hughes Incorporated, a Delaware corporation (“Parent”), BSA Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and BJ Services Company, a Delaware corporation (the “Company”).

WHEREAS, the parties intend that the Company be merged with and into Merger Sub, with Merger Sub surviving the merger on the terms and subject to the conditions set forth herein (the “Merger”).

WHEREAS, the board of directors (the “Board”) of the Company has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company.

WHEREAS, the Board of Parent has resolved to submit to the stockholders of Parent for their approval the issuance of shares of Parent Common Stock (as defined in Section 3.1(a)).

WHEREAS, as a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “Limited Liability Company Act”), each issued and outstanding share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock owned by the Company, Parent, Merger Sub, the Surviving Entity or any wholly owned Subsidiary (as defined in Section 4.4(a)) of the Company or Parent immediately prior to the Effective Time (as defined in Section 1.2(b) and other than Appraisal Shares (as defined in Section 3.2)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 3.1(a)).

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties and covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.

Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL and the Limited Liability Company Act, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving entity in the Merger as a wholly owned Subsidiary of Parent. Merger Sub as the surviving entity after the Merger is sometimes referred to as the “Surviving Entity.”

Section 1.2  Closing; Effective Time.

(a) Closing.  The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (Central time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law (as defined in Section 4.3(b)) waiver of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002, unless another date, time or place is agreed to in writing between Parent and the Company. The “Closing Date” is the date on which the

Closing occurs. “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

(b) Effective Time.  On the Closing Date or as promptly as practicable thereafter, the Company shall cause the Merger to be consummated by filing a certificate of merger, in accordance with the DGCL and the Limited Liability Company Act, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the Limited Liability Company Act (the time of such filing (or such later time as is specified in such Certificate of Merger as agreed between Parent and the Company) being the “Effective Time”).

Section 1.3  Effect of the Merger.

At the Effective Time, the Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL and the Limited Liability Company Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

ARTICLE II

THE SURVIVING ENTITY

Section 2.1  Certificate of Formation; Limited Liability Company Agreement.

The certificate of formation of Merger Sub shall be and remain the certificate of formation of the Surviving Entity from and after the Effective Time, until thereafter amended in accordance with the Limited Liability Company Act. The limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity from and after the Effective Time, until thereafter amended in accordance with the Limited Liability Company Act and such limited liability company agreement.

Section 2.2  Officers of the Surviving Entity.

From and after the Effective Time, the officers of Merger Sub shall be the officers of the Surviving Entity, in each case, until the earlier of their death, resignation, removal or until their respective successors are duly elected and qualified.

Section 2.3  Directors and Officers of Parent.

Prior to the Effective Time, Parent shall use its reasonable best efforts to take all necessary corporate action so that upon and after the Effective Time the size of the Board of Parent is increased by two (2) members and two (2) members of the Board of the Company selected by mutual agreement of Company and Parent (the “Company Directors”) are appointed to the Board of Parent to fill the vacancies on the Board of Parent created by such increase. Parent, through the Board of Parent and subject to the Board of Parent’s fiduciary duties to the stockholders of Parent, shall take all necessary action to nominate the Company Directors for election to the Board of Parent in the proxy statement relating to the first annual meeting of the stockholders of Parent following the Closing.

ARTICLE III

CONVERSION OF SHARES

Section 3.1  Effect on Capital Stock.

As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other holder of any shares of capital stock of the Company or limited liability company interests of Merger Sub:

(a) Conversion of Company Common Stock.  Subject to Section 3.1(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of

Company Common Stock to be cancelled pursuant to Section 3.1(b) and any Appraisal Shares) shall be converted automatically at the Effective Time into the right to receive 0.40035 shares of common stock of the Parent (the “Stock Exchange Ratio”), par value $1.00 per share (the “Parent Common Stock”) and $2.69 in cash (the “Cash Portion”, and together with the Stock Exchange Ratio, the “Merger Consideration”).

(b) Certificates.  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) a certificate that, immediately prior to the Effective Time represented such shares of Company Common Stock (a “Stock Certificate”), or (ii) a non-certificated share of Company Common Stock held by book entry (a “Book Entry Share”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate or Book Entry Share in accordance with Section 3.3: (i) the Merger Consideration, (ii) certain dividends and other distributions under Section 3.1(e), and (iii) cash in lieu of fractional shares of Parent Common Stock under Section 3.1(f), in each case without interest.

(c) Adjustments.  If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock or Company Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Merger Consideration. Nothing in this Section 3.1(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(d) Treatment of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent, Merger Sub, the Surviving Entity or any wholly owned Subsidiary of the Company or Parent immediately prior to the Effective Time shall be cancelled and no cash, Parent Common Stock, or other consideration shall be delivered in exchange therefor and no payment or distribution shall be made with respect thereto.

(e) Dividends and Distributions.  No dividends or other distributions declared or made having a record date after the Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Stock Certificate or Book Entry Share with respect to the applicable Merger Consideration represented thereby until the holder of record of such Stock Certificate or Book Entry Share has surrendered such Stock Certificate or Book Entry Share in accordance with Section 3.3. Subject to the effect of applicable Laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate or Book Entry Share, there shall be paid to the holder thereof, without interest, in addition to the applicable Merger Consideration, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to the Merger Consideration has not occurred prior to the surrender of such Stock Certificate or Book Entry Share, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Stock Certificate and a payment date subsequent to the surrender of such Stock Certificate or Book Entry Share. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(f) No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. All holders of fractional share interests shall be entitled to receive, in lieu thereof, an amount in cash equal to such fraction multiplied by the Market Price. “Market Price” means the average of the closing prices of a share of Parent Common Stock on the New York Stock Exchange (“NYSE”), as reported in The Wall Street Journal, for the five consecutive trading days immediately preceding the third trading day before the Closing.

(g) Membership Interests of Merger Sub.  The membership interests of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding membership interests of the Surviving Entity.

Section 3.2  Appraisal Rights.

Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 3.1, but instead at the Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (i) such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock (provided that the failure of the Company to deliver such prompt notice shall not constitute a breach of this Agreement) and the Company shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.3  Surrender and Payment.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall authorize one or more transfer agent(s) reasonably satisfactory to the Company to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”). Prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of the Company Common Stock, for exchange in accordance with this Article III through the Exchange Agent, the aggregate amount of Merger Consideration payable in connection with the Merger (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration in exchange for surrendered shares of Company Common Stock pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.3(d), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedure.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of (i) each Stock Certificate and (ii) any Book Entry Shares, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent or in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall be in a form reasonably acceptable to the Company), and (B) instructions for use in effecting the surrender of the Stock Certificates and Book Entry Shares in exchange for the Merger Consideration as provided in Section 3.1(a). Exchange of any Book Entry Shares shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Stock Certificate or Book Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Stock Certificate or Book Entry Share shall be entitled to receive in exchange therefor (x) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (y) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 3.1 and this Article III, including cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.1(f) and dividends and other distributions pursuant to Section 3.1(e), and the Stock Certificate or Book Entry Share so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Stock Certificates or Book Entry Shares. Parent shall cause the Exchange Agent to make all payments required pursuant to the preceding sentence as soon as practicable following the valid surrender of Stock Certificates or Book Entry Shares. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a Person other than the Person in whose name the Stock Certificate so surrendered is registered, if such Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Stock Certificate or establish to the satisfaction of the Surviving Entity that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3(b), each Stock Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable pursuant to Section 3.1(a) in respect of the shares of Company Common Stock represented by such Stock Certificates or Book Entry Shares, any cash in lieu of fractional shares to which the holders thereof are entitled pursuant to Section 3.1(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.1(e), without any interest thereon.

(c) No Further Ownership Rights in Company Common Stock; Transfer Books.  All Merger Consideration issued upon the surrender of Stock Certificates and Book Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock theretofore represented by such Stock Certificates or Book Entry Shares, subject, however, to the Surviving Entity’s obligation to pay any dividends and cash in lieu of fractional shares pursuant to Section 3.1(f) or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. Parent shall deposit with the Exchange Agent, for the benefit of the holders of Company Common Stock entitled thereto, sufficient cash or immediately available funds to make the payments contemplated in the preceding sentence. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates or Book Entry Shares are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration payable pursuant to Section 3.1(a) in respect of the shares of Company Common Stock represented by such Stock Certificates or Book Entry Shares, any cash in lieu of fractional shares to which the holders thereof are entitled pursuant to Section 3.1(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.1(e), without any interest thereon.

(d) Termination of Fund; No Liability.  At any time following six (6) months after the Effective Time, the Surviving Entity shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that remains unclaimed by holders of Stock Certificates and Book Entry Shares (other than Appraisal Shares), and thereafter such holders shall be entitled to look to the Surviving Entity (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof to exchange such Stock Certificates or Book Entry Shares or to pay amounts to which such holder is entitled pursuant to Section 3.1(a) upon due surrender of their Stock Certificates and Book Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Stock Certificates or Book Entry Shares shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.3(c)), the Merger Consideration and other amounts payable under this Article III in respect of such Stock Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interests of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Stock Certificates evidencing Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue to such holder the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Stock Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.1(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.1(e), in each case, without any interest thereon, in exchange for such lost, stolen or destroyed Stock Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, the posting by such holder of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificates, with such assurances as the Exchange Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed Stock Certificates.

(f) Withholding Taxes.  Parent and the Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock pursuant to this Agreement any stock transfer taxes and such amounts as are required to be withheld or deducted under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding were made.

(g) Investment of Exchange Fund.  The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent. Any interest or other income resulting from such investments shall be paid to the Surviving Entity pursuant to Section 3.3(d). The parties hereto agree that, for United States federal income tax reporting purposes, the Surviving Entity shall be the owner of the Exchange Fund. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Article III, Parent shall take all steps necessary to promptly, or to enable or cause the Surviving Entity to promptly, deposit with the Exchange Agent additional Merger Consideration or other cash sufficient to make all payments required under this Agreement, and Parent and the Surviving Entity shall in any event be liable for payment thereof. The Surviving Entity shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration.

(h) Further Assurances.  At and after the Effective Time, the officers of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

Section 3.4  Treatment of Options and other Equity Awards.

(a) As of the Effective Time, by virtue of the Merger, each option to acquire shares of Company Common Stock (a “Company Option”) granted under the BJ Services Company 1995 Incentive Plan, the BJ Services Company 1997 Incentive Plan, the BJ Services Company 2000 Incentive Plan and the BJ Services Company 2003 Incentive Plan (the “Company Stock Plans”) that is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by Parent and shall be converted into a stock right (an “Adjusted Stock Right”) to acquire Parent Common Stock in accordance with this Section 3.4(a). Each such Adjusted Stock Right as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time, except that as of the Effective Time, the Company Option as so assumed and converted shall be fully vested and shall be exercisable for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option multiplied by (y) the Stock Award Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per share of Company Common Stock of such Company Option by (b) the Stock Award Exchange Ratio; provided that the exercise price and/or the number of shares of Parent Common Stock that may be purchased under the Adjusted Stock Right shall be further adjusted to the extent required to remain compliant, or exempt from, with the requirements of Section 409A of the Code and the

Department of Treasury Regulations issued thereunder (collectively, “Section 409A”); and provided further, that in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, the exercise price and the number of shares of Parent Common Stock subject to the Adjusted Stock Right shall be determined in a manner consistent with the requirements of Section 424 of the Code and the Department of Treasury Regulations issued thereunder. For purposes of this Agreement, “Stock Award Exchange Ratio” means the sum of the Stock Exchange Ratio and the Cash Portion Exchange Ratio. The “Cash Portion Exchange Ratio” means the quotient obtained by dividing (i) the Cash Portion by (ii) the Market Price.

(b) As of the Effective Time, the performance goals under any then outstanding Performance Unit Awards (the “Company Performance Units”) granted under Company Stock Plans shall be deemed to have been achieved at the expected value level of performance, and each such Company Performance Unit shall, without any action on the part of the holder thereof, the Company, Parent or Merger Sub, be treated as an unrestricted share of Company Common Stock immediately prior to the Effective Time and each such share of Company Common Stock shall be treated at the Effective Time the same as, and shall afford the same rights and shall be subject to the same conditions, as each share of Company Common Stock not subject to any restrictions; provided, that the Company Performance Units shall otherwise continue to be subject to the terms of the applicable Company Stock Plans and award agreements, including the right to receive any cash bonus provided for in the holder’s award agreement (subject to applicable tax withholding requirements).

(c) As of the Effective Time, all remaining restrictions on each Company Phantom Stock Award (the “Company Phantom Stock”) granted and then outstanding under Company Stock Plans shall, without any action on the part of the holder thereof, the Company, Parent or Merger Sub, lapse and each such share of Company Phantom Stock shall be treated at the Effective Time the same as, and shall afford the same rights and shall be subject to the same conditions, as each share of Company Common Stock not subject to restrictions; provided, that the Company Phantom Stock shall otherwise continue to be subject to the terms of the applicable Company Stock Plans and award agreements, including the right to receive any cash bonus provided for in the holder’s award agreement (subject to applicable tax withholding requirements).

(d) On or prior to September 30, 2009, the Company shall take such actions as are necessary to amend the BJ Services Company 2008 Employee Stock Purchase Plan (the “ESPP”) to provide that if the Company shall not be the surviving corporation in any merger (or survives only as a subsidiary of another entity) (as defined in the ESPP) that occurs prior to the last day of an Offering Period (as defined in the ESPP), there shall be no purchases of stock of the Company or of any other entity for such Offering Period and the ESPP option holders’ accumulated payroll deductions for such Offering Period shall be returned to the ESPP option holders without interest.

(e) As of the Effective Time, provided that the Effective Time is prior to January 1, 2010, the performance goals under any then outstanding Bonus Stock (as defined in the Company Stock Plans) (the “Company Bonus Stock”) granted under Company Stock Plans shall be deemed to have been achieved in full, and each such share of Company Bonus Stock shall, without any action on the part of the holder thereof, the Company, Parent or Merger Sub, be treated as an unrestricted share of Company Common Stock immediately prior to the Effective Time and each such share of Company Common Stock shall be treated at the Effective Time the same as, and shall afford the same rights and shall be subject to the same conditions, as each share of Company Common Stock not subject to any restrictions; provided, that the Company Bonus Stock shall otherwise continue to be subject to the terms of the applicable Company Stock Plans and award agreements, including the right to receive any cash bonus provided for in the holder’s award agreement (subject to applicable tax withholding requirements).

(f) Schedule 3.4 of the Company Disclosure Letter identifies in reasonable detail the Company Options, the Company Performance Units, the Company Phantom Stock and the Company Bonus Stock outstanding on the date of this Agreement. Promptly following request by Parent, the Company will deliver to Parent a true and complete list of the Company Options, the Company Performance Units, the Company Phantom Stock and the Company Bonus Stock on the date of this Agreement, setting forth (i) the number of shares originally subject to such awards on a grant by grant basis, (ii) the number of shares remaining subject to such awards on a grant by grant basis, (iii) the dates on which such awards were granted, (iv) the exercise prices applicable to such awards and (v) the Company Stock Plan under which such awards were granted.

(g) From and after the Effective Time, all references to the Company (other than any references relating to a “Change in Control” of the Company) in each Company Stock Plan and in each agreement evidencing any outstanding award of Company Options, Company Performance Units, Company Phantom Stock and Company Bonus Stock shall be deemed to refer to Parent. Prior to the Effective Time, each of the Company Stock Plans shall be amended, to the extent necessary, to reflect the transactions contemplated by this Section 3.4, including the conversion of the Company Options and the substitution of Parent for the Company thereunder to the extent appropriate to effectuate the assumption of such Company Stock Plans by Parent.

(h) Parent shall take all action necessary or appropriate to have available for issuance under an effective registration statement filed with the United States Securities and Exchange Commission (the “SEC”) a sufficient number of shares of Parent Common Stock for delivery upon exercise or vesting of the Adjusted Stock Rights and the outstanding Company Performance Unit and Company Phantom Stock.

(i) As of the Effective Time, except as provided in this Section 3.4, all rights under any Company Option and any provision of the Company Stock Plans providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall use its reasonable best efforts to ensure that, as of and after the Effective Time, except as provided in this Section 3.4, no Person shall have any rights under the Company Stock Plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Entity or any Subsidiary thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure letter, delivered by Company to Parent at or prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each schedule of which corresponds to a numbered and/or lettered section of this Agreement and of which disclosure made in any section of the Company Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and all other sections of the Company Disclosure Letter to the extent that it is reasonably apparent that such disclosure is responsive), or (ii) the Company SEC Reports (as defined in Section 4.5(a)) filed with the SEC between September 30, 2008 and the date of this Agreement (excluding information set forth in any exhibit thereto and excluding any disclosure set forth in any risk factor section and in any section relating to forward looking statements, the “Specified Company SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Disclosure is responsive to the matters set forth in this Article IV, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1  Organization; Good Standing and Qualification.

(a) The Company and each entity that is a Subsidiary of the Company as of the date hereof (the “Company Subsidiaries”) is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed does not constitute a Company Material Adverse Effect. A “Company Material Adverse Effect” means, with respect to the Company, any fact, circumstance, occurrence, event, development, change or condition, either individually or together with one or more other contemporaneously existing facts, circumstances, occurrences, events, developments, changes or conditions that is, or would reasonably be expected to be, materially adverse to the business or financial condition of the Company and the Company Subsidiaries considered collectively as a single enterprise; provided, however, that any such fact, circumstance, occurrence, event, development, change or condition (or combination thereof) shall not be considered in determining whether a Company Material Adverse Effect has occurred to the extent it results from (A) a change in Law, or the United States generally accepted accounting principles (“GAAP”) or interpretations thereof, (B) general economic, market, industry or political conditions (including acts of terrorism or war or other force majeure events), (C) any change in the Company’s stock price, trading volume or credit rating (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (D) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger, (E) acts of God, earthquakes or similar catastrophes, any weather related event or any outbreak of illness or other public health event, or (F) the failure of the Company to meet internal or analysts’ expectations, projections or budgets (unless due to a circumstance which would separately constitute a Company Material Adverse Effect).

(c) The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended September 30, 2008 are complete and correct copies of such documents as amended and in effect on the date of this Agreement.

Section 4.2  Capitalization; Indebtedness.

(a) The authorized capital stock of the Company consists of 910,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”), of which 400,000 shares have been designated Series A Junior Participating Preferred Stock (the “Company Series A Preferred Stock”).

(b) As of August 30, 2009, there were (i) 292,123,066 shares of Company Common Stock were issued and outstanding and (ii) 55,387,582 shares of Company Common Stock held by the Company in its treasury. As of the date of this Agreement, (i) there are no shares of Company Preferred Stock issued and outstanding and held in treasury, (ii) 400,000 shares of the Company Series A Preferred Stock have been reserved for issuance in accordance with the Amended and Restated Rights Agreement dated as of September 26, 1996, as amended, between the Company and The Bank of New York, as Rights Agent (the “Company Rights Agreement”) and (iii) 9,701,785 shares of Company Common Stock are reserved for issuance in respect of future grants under the Company Stock Plans. As of August 30, 2009, there are outstanding Company Options to purchase an aggregate of 11,280,571 shares of Company Common Stock. Since June 30, 2009, (i) no shares of Company Common Stock have been issued, except pursuant to Company Options, Company Performance Unit awards, Company Bonus Stock awards or Company Phantom Stock awards granted under the Company Stock Plans, or options granted under the ESPP, in each case outstanding on June 30, 2009, and (ii) no Company Options, Company Performance Unit awards or Company Phantom Stock awards granted under the Company Stock Plans, or options granted under the ESPP have been granted. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.

(c) All issued and outstanding shares of the Company’s capital stock are, and all shares that may be issued or granted pursuant to the exercise of Company Options or options granted under the ESPP, or pursuant to the vesting of Company Performance Unit awards, Company Bonus Stock awards or Company Phantom Stock awards granted under the Company Stock Plans, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The issuance and sale of all of the shares of capital stock described in this Section 4.2 have been in material compliance with United States federal and state securities Laws. Except as may be provided in the Company Rights Agreement, neither the Company nor any of the Company Subsidiaries has agreed to register any securities under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), or under any state securities Law or granted registration rights to any individual or entity.

(d) Except for the Company Options, options granted under the ESPP, or Company Performance Unit awards, Company Bonus Stock awards and Company Phantom Stock awards granted under the Company Stock Plans, and the Company Series A Preferred Stock purchase rights (the “Company Rights”) issued pursuant to the Company Rights Agreement, as of the date of this Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities or agreements obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or other equity interest, (ii) contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of the Company Subsidiaries or any such securities or agreements listed in clause (i) of this sentence, or (iii) voting trusts or similar agreements to which the Company or any of the Company Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries. Immediately after the consummation of the Merger, except as contemplated by Section 3.4, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or agreements, obligating the Company or any of the Company Subsidiaries calling for the purchase or issuance of any shares of the capital stock or other equity interest in the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or other such securities.

(e) Except for the First Indenture and Security Agreement, dated as of December 15, 1999, among First Security Trust Company of Nevada, BJ Services Equipment II, L.P. and State Street Bank and Trust Company (the “Equipment Partnership Financing”), the Amended and Restated Credit Agreement, dated as of August 30, 2007, as amended, among the Company and the lenders party thereto (the “Company Credit Agreement”) and the Indenture dated as of June 8, 2006, as supplemented and amended, between the Company and Wells Fargo Bank, National Association, as trustee, with respect to the 5.75% Senior Notes due 2011 and the 6% Senior Notes due 2018 (the “Company Indenture”), no indebtedness for borrowed money of the Company or any of the Company Subsidiaries contains any restriction (other than customary notice provisions) upon (i) the prepayment of any indebtedness of the Company or any of the Company Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of the Company Subsidiaries, or (iii) the ability of the Company or any of the Company Subsidiaries to grant any Lien on the properties or assets of the Company or any of the Company Subsidiaries.

Section 4.3  Authorization; No Conflict.

(a) Assuming the accuracy of Section 5.22, the Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of the Company, the Board of the Company has resolved to recommend adoption of this Agreement by the stockholders of the Company and has directed that this Agreement be submitted to the stockholders of the Company for their consideration. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the adoption of this Agreement by the Required Company Vote (as defined in Section 4.12(b)). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate of incorporation or bylaws of the Company or the organizational documents of any Company Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or except to the extent contemplated in Section 3.4 or the plans or agreements referenced in Schedule 3.4 of the Company Disclosure Letter, accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(c), violate any judgment, ruling, order, writ, injunction, decree, law, statute, federal, state, provincial, local or foreign order, settlement, award, regulation, rule, ordinance, or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws”) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in (ii) or (iii) which does not constitute a Company Material Adverse Effect. “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. “Permitted Lien” means (i) Liens reserved against or identified in the Company Balance Sheet or the Parent Balance Sheet (as defined in Section 5.12(a)), as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable, (iii) Liens existing pursuant to, or that constitute “Permitted Liens” under, credit facilities of the Company and its Subsidiaries or the Parent and its Subsidiaries, as the case may be, and in each case in effect as of the date of this Agreement and (iv) those Liens that, individually or in the aggregate with all other Permitted Liens, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be.

(c) Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), foreign antitrust or competition laws and the filing of the Certificate of Merger as required by the DCGL and the Limited Liability Company Act, respectively, no filing with or notice to and no permit, authorization, consent or approval of any United States federal, state or local or foreign government, court or tribunal, or administrative, governmental or regulatory or self-regulatory body, agency or authority thereof (a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices does not constitute a Company Material Adverse Effect.

Section 4.4  Subsidiaries.

(a) Schedule 4.4(a) of the Company Disclosure Letter sets forth the name and jurisdiction of organization of each (i) Company Subsidiary and (ii) entity in which the Company (other than the Company Subsidiaries) or any Company Subsidiary owns any interest other than non-material interests and other than interests in non-United States joint ventures. “Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary that are owned directly or indirectly by the Company are duly authorized, validly issued, fully paid and, in the case of all corporate Subsidiaries, nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights, other than Liens granted pursuant to the Company Credit Agreement. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiaries. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.

Section 4.5  SEC Reports; Financial Statements and Internal Controls.

(a) Since October 1, 2008 the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, except for any reports on Form 8-K required to be filed with respect to this Agreement, the Merger and the transactions contemplated hereby, no event has occurred with respect to the Company or any of Company Subsidiaries which the Company is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by the Company by the filing of a current report on Form 8-K on or prior to the date hereof. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated statements of financial position and the related consolidated statements of operations, consolidated statements of stockholders’ equity and other comprehensive income, and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of the Company (collectively, the “Company Financial Statements”) contained in the Company SEC Reports have been prepared from the books and records of the Company and the Company Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c) Other than any matters that do not remain the subject of any open or outstanding inquiry, the Company has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since October 1, 2008 the Company’s independent public accounting firm has not informed Company that it has any material questions, challenges or disagreements regarding or pertaining to Company’s accounting policies or practices which are unresolved as of the date of this Agreement. Since June 30, 2009, no current officer or director of the Company has received, or is entitled to receive, any material compensation from any entity other than the Company or a Company Subsidiary that has engaged in or is engaging in any material transaction with Company or any Company Subsidiary.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications (without qualifications or exceptions to the matters certified) required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. Other than any matters that do not remain the subject of any open or outstanding inquiry, neither the Company nor its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or form of such certificates. Neither the Company nor any of its Subsidiaries has outstanding, nor has arranged or modified since the enactment of the Sarbanes-Oxley Act, any “extensions of credit” to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. “Principal executive officer,” “principal financial officer” and “extensions of credit” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed in the Company’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) The Company is in compliance in all material respects with (i) all current listing and corporate governance requirements of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 4.6   Absence of Material Adverse Changes, etc.

Since October 1, 2008, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) a Company Material Adverse Effect; or

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) material to the business of the Company.

Section 4.7  Litigation.

There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets which constitute a Company Material Adverse Effect. There are no judgments, decrees, injunctions, awards or orders of any Governmental Entity outstanding against the Company or any of the Company Subsidiaries which constitute a Company Material Adverse Effect.

Section 4.8  Information Supplied.

None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) Parent’s registration statement on Form S-4 (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act and (b) the joint proxy statement relating to the meeting of the Company’s stockholders and Parent’s stockholders to be held in connection with the Merger (the “Proxy/Prospectus”), if any, will, at the date the Proxy/Prospectus is mailed to stockholders of the Company or at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Proxy/Prospectus supplied by the Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information regarding Parent or Merger Sub incorporated by reference in the Proxy/Prospectus or supplied by Parent or Merger Sub specifically for inclusion in the Proxy/Prospectus.

Section 4.9  No Undisclosed Liabilities.

The Company and the Company Subsidiaries do not have any obligation or liability (“Liabilities”) required by GAAP to be recognized on a condensed consolidated statement of financial position of the Company, except (a) as reflected, reserved or disclosed in the financial statements (or the notes thereto) included in the Company SEC Reports as at and for the period ended June 30, 2009, (b) as incurred since June 30, 2009 in the ordinary course of business, (c) as have been discharged or paid in full in the ordinary course of business since June 30, 2009, (d) as incurred in connection with the transactions contemplated by this Agreement, (e) that are obligations to perform pursuant to the terms of any of the Material Contracts and (f) as would not constitute a Company Material Adverse Effect.

Section 4.10  Broker’s Fees.

Except for Greenhill & Co., LLC and Banc of America Securities LLC (the “Company Financial Advisors”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. Promptly following a request by Parent, the Company shall furnish to Parent a true and complete copy of the Company’s agreements with the Company Financial Advisors pursuant to which such Company Financial Advisors are entitled to a fee in connection with the transactions contemplated hereby.

Section 4.11  Employee Plans.

(a) Schedule 4.11(a) of the Company Disclosure Letter contains a true and complete list of the U.S. Company Benefit Plans. Within ten (10) Business Days following the date of this Agreement, the Company shall provide to Parent a true and complete list of Foreign Company Benefit Plans (as defined in clause (g)). “Company Benefit Plans” means all material employee benefit plans or compensation arrangements of any type, including without limitation, (i) the Company Stock Plans, (ii) plans described in Section 3(3) of the Employee Retirement Income Security Act of 1976, as amended (“ERISA”) and (iii) any other material pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director, and (iv) any material individual employment, compensation, severance, consulting or similar agreement, in each case, that is sponsored, maintained or contributed to by the Company, a Company Subsidiary or any trade or business, whether or not incorporated, which together with the Company would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Company ERISA Affiliate”), or with respect to which the Company, a Company Subsidiary or a Company ERISA Affiliate may have any liability (contingent or otherwise). Within ten (10) Business Days following the date of this Agreement, the Company shall provide or make available to Parent a true, correct and complete copy of each U.S. Company Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports (Form 5500 Series) and accompanying schedules, the most recent actuarial valuation report, the most recent financial statement, summary plan description (and any summaries of material modifications thereto) and the most recent determination letter from the Internal Revenue Service with respect to the U.S. Company Benefit Plans. With respect to the Foreign Company Benefit Plans, the Company shall provide or make available to Parent a true, correct and complete copy of each Foreign Company Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports and accompanying schedules, the most recent actuarial valuation report, the most recent financial statement and summary plan description (and any summaries of material modifications thereto) that has been requested in writing by Parent as soon as reasonably practicable following such written request by Parent.

(b) With respect to each Company Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Company, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) in each case, (A) each such plan has been administered in material compliance with its terms and applicable Laws; (B) neither the Company nor any Company ERISA Affiliate has engaged in, and the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject the Company or any Company ERISA Affiliate to any material liability for a breach of fiduciary duty under ERISA; (C) no material disputes, government audits, examinations or, to the knowledge of the Company, investigations are pending or, to the knowledge of the Company or any Company ERISA Affiliate, threatened other than ordinary claims for benefits; (D) neither the Company nor any Company ERISA Affiliate has engaged in, and the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code; (E) all contributions due have been made on a timely basis or have been properly recorded on the books of the Company or a Company ERISA Affiliate in all material respects; and (F) no events have occurred that could result in a material payment by or assessment against the Company or any Company Subsidiary of any excise taxes under Sections 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

The Company and the Company Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree medical or retiree life insurance coverage.

(c) No Company Benefit Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) subject to Title IV of ERISA, or (iii) a nonqualified deferred compensation plan of a nonqualified entity within the meaning of Section 457A of the Code.

(d) No event has occurred with respect to a Company Benefit Plan that could reasonably be expected to result in liability to the Company or any Company ERISA Affiliate which constitutes a Company Material Adverse Effect.

(e) (i) No present or former employees of the Company or any of the Company Subsidiaries are covered by any employee agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA) or any similar benefits or has or will obtain a right to receive a gross-up payment from the Company or any of the Company Subsidiaries with respect to any excise taxes which may be imposed upon such present or former employee pursuant to Section 4999 of the Code, (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) shall cause any payments or benefits to any employee, officer or director of the Company or any of the Company Subsidiaries to be either subject to an excise tax or non-deductible by the Company under Sections 4999 and 280G of the Code, respectively, and (iii) except as set forth in Section 3.4, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) shall result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of the Company Subsidiaries.

(f) To the knowledge of the Company, at all times since January 1, 2005, all Company Benefit Plans that are subject to Section 409A have been operated in a manner that complies with Section 409A. To the knowledge of the Company, all Company Benefit Plans that were in effect prior to January 1, 2009, were validly amended no later than December 31, 2008, to become in documentary compliance with Section 409A. To the knowledge of the Company, all new Company Benefit Plans that were established after December 31, 2008, have, since their inceptions, been in documentary compliance with Section 409A.

(g) Each Company Benefit Plan that is subject to the laws of any jurisdiction outside of the United States (a “Foreign Company Benefit Plan”) (i) has been in all material respects, established, maintained and administered in accordance with its terms and all applicable laws and orders of any controlling Governmental Entity, (ii) each Foreign Company Benefit Plan that is required to be registered has been registered and maintained in good standing with applicable regulating authorities, and (iii) each Foreign Company Benefit Plan that is required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable laws.

Section 4.12  Board Recommendation; Company Action; Requisite Vote of the Company’s Stockholders.

(a) The Board of the Company has, by resolutions duly adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable, fair to, and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby and (iii) directed that this Agreement be submitted for consideration by the stockholders of the Company and resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger (provided, that any change in or modification or rescission of such recommendation by the Board of the Company in accordance with Section 7.11 shall not be a breach of the representation in (iii)). The Board of the Company has received from each of the Company Financial Advisors an opinion, a written copy of which will be provided to Parent as soon as practicable after the date hereof, solely for informational purposes, to the effect that, as of the date of the opinion, the Merger Consideration to be received in the Merger by holders of Company Common Stock (other than Parent or Parent Subsidiaries) is fair to such holders from a financial point of view. The Company has been authorized by the Company Financial Advisors to include such opinions in its entirety in the Proxy/Prospectus so long as such inclusion (and the form and substance of all references to or descriptions of the Company Financial Advisors) is in form and substance reasonably satisfactory to such Company Financial Advisors and its counsel.

(b) The affirmative vote of the holders of the majority of the outstanding shares of Company Common Stock (the “Required Company Vote”) is the only vote required of the holders of any class or series of Company capital stock that shall be necessary to adopt this Agreement and to consummate the transactions contemplated thereby.

Section 4.13  Taxes.

(a) (i) All material Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries before the date hereof have been timely filed (taking into account all extensions), (ii) the Company and the Company Subsidiaries have paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the Company, and (iii) the charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected in the June 30, 2009 consolidated statements of financial position of the Company (the “Company Balance Sheet”) are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof.

(b) Neither the Company nor any of the Company Subsidiaries is party to any material agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among the Company and any Company Subsidiary, and neither the Company nor any of the Company Subsidiaries (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is the Company or Parent or which relates to a Tax period ending on or before December 31, 2002) or (ii) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(c) Neither the Company nor the Company Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(d) During the period beginning two (2) years before the date hereof, none of the Company nor any of the Company Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(e) Neither the Company nor any of the Company Subsidiaries have taken or agreed to take any action, or know of any fact, agreement or circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(f) “Tax” means (i) any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or escheat payments, or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax, (ii) all liability for the payment of any amounts of the type described in (i) as the result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in (i) or (ii).

(g) “Tax Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 4.14  Environmental Matters.

To the knowledge of the Company:

(a) The Company and each Company Subsidiary are in material compliance with all applicable orders of any court, Governmental Entity or arbitration board or tribunal and all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively “Environmental Laws”).

(b) The Company and each Company Subsidiary are in possession of all material permits, approvals, licenses and other material authorizations by Governmental Entities required under applicable Environmental Laws (“Environmental Permits”) and are in material compliance with the terms and conditions thereof. Such material Environmental Permits are in full force and effect, free from breach, and will not be adversely affected by the Merger in any material respect.

(c) None of the Company or any Company Subsidiary has entered into any consent decree or received written notice of or is the subject of any actual or threatened material action, cause of action, claim, demand or notice or any actual or threatened material investigation, by any Person or entity alleging liability or seeking Cleanup under, or non-compliance with, any Environmental Law (an “Environmental Claim”).

(d) There are no material Environmental Claims that are pending or threatened against the Company or any of the Company Subsidiaries or against any Person or entity whose liability for any material Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(e) There are no past or present specific conditions, events or incidents, including the Release or presence of any Hazardous Material, which would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of the Company Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any material Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(f) There is no material Cleanup of Hazardous Materials being conducted or planned at any property currently or formerly owned or operated by the Company or any of the Company Subsidiaries (and no such property is contaminated by Hazardous Materials so as to require such Cleanup).

(g) The Company and the Company Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, Released or threatened the Release of any Hazardous Material in a manner that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of the Company Subsidiaries.

(h) “Cleanup” means all actions to: (i) investigate, clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release or migration of Hazardous Materials so that they do not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to investigation, cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment. “Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, (iii) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise actionable or dangerous under any Environmental Laws, or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous. “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting or placing of Hazardous Materials, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

(i) The representations and warranties set forth herein are the Company’s sole representations and warranties with respect to environmental matters, Environmental Permits, Environmental Claims, Environmental Law, or Hazardous Materials.

Section 4.15  Compliance with Laws.

Except for non-compliance as would not constitute a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries are in compliance with all applicable Laws of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries; and (b) no written notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, filed, commenced or threatened in writing against the Company or any Company Subsidiary alleging any such non-compliance, in either case, that remains unresolved. All licenses, permits and approvals required under such Laws, with respect to the Company or the Company Subsidiaries or their businesses, properties or assets are in full force and effect, except where the failure to be obtained or to be in full force and effect does not constitute a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 4.15 is made with respect to (a) Environmental Laws, Environmental Claims or Environmental Permits, which are covered by Section 4.14, (b) Taxes, which are covered by Section 4.13, (c) ERISA matters, which are covered by Section 4.11, (d) the FCPA (as defined in Section 4.23(b)), which is covered by Section 4.23, or (e) the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, which are covered by Section 4.5.

Section 4.16  Employment Matters.

Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, to the knowledge of the Company, is any such contract or agreement presently being negotiated. To the knowledge of the Company, there are no pending representation campaigns respecting any of the employees of the Company or any of the Company Subsidiaries, nor are any campaigns being conducted to solicit cards from employees of the Company or any of the Company Subsidiaries to authorize representation by any labor organization. To the knowledge of the Company, neither the Company nor any Company Subsidiary (i) is a party to, or bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ii) is the subject of any proceeding asserting that it has committed an unfair labor practice which would constitute a Company Material Adverse Effect; or (iii) is the subject of any proceeding seeking to compel it to bargain with any labor union or labor organization. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, election, picket, leafleting, sit-in, demonstration, “work-to-rule” campaign, corporate campaign, boycott slow-down or lockout or similar action involving the Company or any of the Company Subsidiaries.

Section 4.17  Regulatory Matters.

The Company has been advised of the rules and requirements under the Investment Company Act. The Company is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”).

Section 4.18  Title to Properties.

(a) The Company and the Company Subsidiaries have good and defensible title to all material real property owned by the Company and the Company Subsidiaries and good title to all other material properties owned by them, in each case, free and clear of all Liens (other than Permitted Liens) or restrictions, and (b) to the knowledge of the Company, all of the leases and subleases material to the business of the Company and the Company Subsidiaries, considered as one enterprise, and under which the Company or the Company Subsidiaries holds properties are in full force and effect.

Section 4.19  Intellectual Property.

The Company and the Company Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information and other proprietary intellectual property rights (collectively, “Intellectual Property”) necessary to carry on the Company’s business as now operated by them in all material respects. To the knowledge of the Company, there is no (and the Company has not received notice of any) material infringement of or material conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to carry on the Company’s business as now operated by them in all material respects.

Section 4.20  Insurance.

The Company has provided Parent a Schedule 4.20 of the Company Disclosure Letter and, promptly following a request by Parent, the Company will make available to Parent copies of material insurance policies maintained by the Company and the Company Subsidiaries, including fire and casualty, general liability, workers’ compensation and employer liability, pollution liability, directors and officers and other liability policies. As of the date hereof, all such insurance policies are in full force and effect in all material respects, and the Company believes in good faith that its level of coverage is reasonably customary in comparison to coverage carried by companies in similar lines of business as the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary is in material breach or default under any such insurance policy, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute such a material breach or default, or permit a termination or material modification of any of the material insurance policies of the Company and the Company Subsidiaries.

Section 4.21  Material Contracts.

(a) Except for this Agreement and agreements filed with the SEC, neither the Company nor any Company Subsidiary is, as of the date hereof, a party to or bound by any written agreement:

(i) that is a “material contract” (as such term is defined in Item 601(b) (10) of Regulation S-K of the SEC);

(ii) that is a partnership or joint-venture agreement (other than a partnership agreement constituting an organizational agreement of a Subsidiary) that is material to the Company and the Company Subsidiaries considered as a single enterprise;

(iii) other than outstanding indebtedness for borrowed money of BJ Services Company, USA or BJ Services International S.a.r.l. not in excess of $15,000,000 and except for intercompany transactions among the Company and the Company Subsidiaries in the ordinary course of business consistent with past practices, relating to the borrowing of money (including any guarantee thereof) or that is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $10 million or that creates a Lien other than a Permitted Lien on any material asset of the Company or any Company Subsidiary;

(iv) other than any partnership, joint venture or similar arrangement that limits or purports to limit the ability of the Company or any of its Affiliates to compete or engage in any line of business, in any geographic area or with any Person;

(v) except for intercompany transactions among the Company and the Company Subsidiaries in the ordinary course of business consistent with past practices, for the license or sublicense of any Intellectual Property or other intangible asset (whether as a licensor or a licensee), that provides for payment of $5 million or more per year;

(vi) relating to the sale of any of the assets or properties of the Company or any Company Subsidiary in excess of $5 million other than those as to which the sale transaction has previously closed and (A) are so reflected on the Company’s financial statements and (B) the Company and the Company Subsidiaries have no continuing obligation thereunder or relate to an intercompany transaction among the Company and the Company Subsidiaries in the ordinary course of business consistent with past practices;

(vii) relating to the acquisition by the Company or any Company Subsidiary of any assets, operating business or the capital stock of any other Person other than those as to which the acquisition has previously closed and (A) are so reflected on the Company’s financial statements and (B) the Company and the Company Subsidiaries have no continuing obligation thereunder;

(viii) that (A) obligates the Company or any Company Subsidiary for more than one year, has total projected revenue of at least $20 million and is currently operating or currently projected to operate at a loss or (B) involves a take or pay amount of at least $20 million;

(ix) except to the extent contemplated by Section 3.4 with respect to a Company Stock Plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; and

(x) other than those agreements listed in clauses (i) to (ix) above, that involve payments by the Company and the Company Subsidiaries in excess of $10 million per year and that are not terminable without premium or penalty on less than 30 days’ notice.

All written agreements of the type described in this Section 4.21 shall be collectively referred to herein as the “Material Contracts.”

(b) Neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which would not constitute a Company Material Adverse Effect.

Section 4.22  Customers and Suppliers.

Since June 30, 2009: (a) no material customer or supplier of the Company or any Company Subsidiary has canceled or otherwise terminated its relationship with the Company or any Company Subsidiary; (b) no material customer or supplier of the Company or any Company Subsidiary has overtly threatened to cancel or otherwise terminate its relationship with the Company or any Company Subsidiary or its usage of the services of the Company or any Company Subsidiary; and (c) the Company and the Company Subsidiaries have no direct or indirect ownership interest that is material to the Company and the Company Subsidiaries taken as a whole in any customer or supplier of the Company or any Company Subsidiary.

Section 4.23  Certain Business Practices.

(a) To the knowledge of the Company, neither the Company nor any Company Subsidiary has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment of the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Effective Time applicable to the Company and the Company Subsidiaries and their respective operations. The Company has instituted and maintained policies and procedures designed to ensure continued compliance with such Law.

(b) To the knowledge of the Company, none of the Company, any Company Subsidiary or any Affiliate of the Company or any Company Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, the Company Subsidiaries and, to the knowledge of the Company, its Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Company Subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(d) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any Representatives or Affiliates of the Company or any Company Subsidiary is in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.24  Affiliate Transactions.

There are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than Company Stock Plans), whether or not entered into in the ordinary course of business, to or by which the Company or any Company Subsidiary, on the one hand, and any of their respective Affiliates (other than the Company or any Company Subsidiary) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since the date that is two (2) years before the date hereof and (b) involve continuing liabilities and obligations that have been, are or will be material to the Company and the Company Subsidiaries taken as a whole. “Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.

Section 4.25  Rights Agreement.

The Company has taken all action necessary to amend the Company Rights Agreement to provide that as a result of the execution, delivery or performance of this Agreement or the consummation of this Merger or the other transactions contemplated by this Agreement, neither Parent nor Merger Sub, nor any affiliate or associate of Parent or Merger Sub, will become an Acquiring Person (as defined in the Company Rights Agreement), that no Distribution Date or Stock Acquisition Date (each as defined in the Company Rights Agreement) will occur, and that the Rights (as defined in the Company Rights Agreement) will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto.

Section 4.26  Takeover Laws.

The Board of the Company has taken all action necessary to exempt under and not make subject to any state takeover Law or state Law that limits or restricts business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement, (b) the Merger, and (c) the transactions contemplated by this Agreement and the Merger. None of the Company or its respective “affiliates” or “associates” or, to the knowledge of the Company any of its stockholders is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Parent. Prior to the date of this Agreement, the Board of the Company has taken all action necessary, assuming the accuracy of the representation in Section 5.22, so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or the transaction contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (i) the disclosure letter, delivered by Parent and Merger Sub to the Company at or prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each schedule of which corresponds to a numbered and/or lettered section of this Agreement and of which disclosure made in any section of the Parent Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and all other sections of the Parent Disclosure Letter to the extent that it is reasonably apparent that such disclosure is responsive), or (ii) the Parent SEC Reports (as defined in Section 5.4(a)) filed with the SEC between December 31, 2008 and the date of this Agreement (excluding information set forth in any exhibit thereto and excluding any disclosure set forth in any risk factor section and in any section relating to forward looking statements, the “Specified Parent SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Disclosure is responsive to the matters set forth in this Article V, Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

Section 5.1  Organization; Good Standing and Qualification.

(a) Parent and each of the Subsidiaries of Parent (including Merger Sub) as of the date hereof (the “Parent Subsidiaries”) is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) Parent and each of the Parent Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed does not constitute a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means, with respect to the Parent, any fact, circumstance, occurrence, event, development, change or condition, either individually or together with one or more other contemporaneously existing facts, circumstances, occurrences, events, developments, changes or conditions that is, or would reasonably be expected to be, materially adverse to the business or financial condition of the Parent and the Parent Subsidiaries considered collectively as a single enterprise; provided, however, that any such fact, circumstance, occurrence, event, development, change or condition (or combination thereof) shall not be considered in determining whether a Parent Material Adverse Effect has occurred to the extent it results from (A) a change in Law or GAAP or interpretations thereof, (B) general economic, market, industry or political conditions (including acts of terrorism or war or other force majeure events), (C) any change in Parent’s stock price, trading volume or credit rating (unless due to a circumstance which would separately constitute a Parent Material Adverse Effect), (D) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger, (E) acts of God, earthquakes or similar catastrophes, any weather related event or any outbreak of illness or other public health event, or (F) the failure of Parent to meet internal or analysts’ expectations, projections or budgets (unless due to a circumstance which would separately constitute a Parent Material Adverse Effect).

(c) The copies of the certificate of incorporation and bylaws of the Parent which are incorporated by reference as exhibits to the Parent’s Annual Report on Form 10-K for the year ended December 31, 2008 are complete and correct copies of such documents as amended and in effect on the date of this Agreement.

Section 5.2  Capitalization.

(a) The authorized capital stock of Parent consists of (i) 750,000,000 shares of Parent Common Stock and (ii) 15,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”).

(b) As of August 27, 2009, (i) 309,680,585 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, and (iii) no shares of Parent Common Stock were held by Parent in its treasury. Since June 30, 2009, Parent has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Such issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and free of preemptive rights and in compliance with all applicable state and federal securities laws. Parent has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of Parent of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of Parent. There are no outstanding bonds, debentures, notes or other indebtedness or warrants or other securities of Parent having the right to vote (or, other than any outstanding options to purchase Parent Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(c) As of the date of this Agreement, the authorized limited liability company interests of Merger Sub consists of a single class of limited liability company interests. All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.3  Authorization; No Conflict.

(a) Assuming the accuracy of Section 4.26, each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Parent and by Parent acting in its capacity as the sole member of Merger Sub. No other corporate proceedings on the part of Parent, Merger Sub or any of the Parent Subsidiaries (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby other than the Required Parent Vote (as defined in Section 5.11(b)). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the organizational documents of Parent or any of the Parent Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by Parent or any of the Parent Subsidiaries under, or result in being declared void, voidable, or without further binding effect, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 5.3(c), violate any judgment, ruling, order, writ, injunction, decree, statute or Law applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in (ii) or (iii) which does not constitute a Parent Material Adverse Effect.

(c) Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, the HSR Act, foreign antitrust or competition laws and the filing of the Certificate of Merger as required by the DGCL and the Limited Liability Company Act, respectively, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices does not constitute a Parent Material Adverse Effect.

Section 5.4  SEC Reports; Financial Statements and Internal Controls.

(a) Since January 1, 2009, Parent has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Parent SEC Reports”) required to be filed by Parent with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Reports, and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, except for any reports on Form 8-K required to be filed with respect to this Agreement, the Merger and the transactions contemplated hereby, no event has occurred with respect to Parent or any of Parent Subsidiaries which the Parent is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by Parent by the filing of a current report on Form 8-K on or prior to the date hereof. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, consolidated statements of comprehensive income (loss) and stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of Parent (collectively, the “Parent Financial Statements”) contained in the Parent SEC Reports have been prepared from the books and records of Parent and the Parent Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Parent and the Parent Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c) Other than any matters that do not remain the subject of any open or outstanding inquiry, Parent has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since June 30, 2009, Parent’s independent public accounting firm has not informed Parent that it has any material questions, challenges or disagreements regarding or pertaining to Parent’s accounting policies or practices which are unresolved as of the date of this Agreement. Since June 30, 2009, no current officer or director of Parent has received, or is entitled to receive, any material compensation from any entity other than Parent or a Parent Subsidiary that has engaged in or is engaging in any material transaction with Parent or any Parent Subsidiary.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Parent SEC Reports, the principal executive officer and principal financial officer of Parent have made all certifications (without qualifications or exceptions to the matters certified) required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. Other than any matters that do not remain the subject of any open or outstanding inquiry, neither Parent nor its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or form of such certificates. Neither Parent nor any of the Parent Subsidiaries has outstanding, nor has arranged or modified since the enactment of the Sarbanes-Oxley Act, any “extensions of credit” to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of the Parent Subsidiaries. “Principal executive officer,” “principal financial officer” and “extensions of credit” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) Parent has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to Parent and the Parent Subsidiaries required to be disclosed in Parent’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Parent and on Schedule 5.4(e) of the Parent Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(f) Parent is in compliance in all material respects with (i) all current listing and corporate governance requirements of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 5.5   Absence of Material Adverse Changes, etc.

Since January 1, 2009, Parent and the Parent Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) a Parent Material Adverse Effect; or

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) material to the business of Parent.

Section 5.6  Litigation.

There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Parent, threatened, against Parent or any of the Parent Subsidiaries or any of their respective properties or assets which constitute a Parent Material Adverse Effect. There are no judgments, decrees, injunctions, awards or orders of any Governmental Entity outstanding against Parent or any of the Parent Subsidiaries which constitute a Parent Material Adverse Effect.

Section 5.7  Information Supplied.

None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Proxy/Prospectus to be filed by Company and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time that it or any amendment or supplement thereto is first mailed to the Company and Parent stockholders, at the time of the Company Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Proxy/Prospectus supplied by Parent will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy/Prospectus.

Section 5.8  No Undisclosed Liabilities.

Parent and the Parent Subsidiaries do not have any Liabilities required by GAAP to be recognized on a condensed consolidated statement of financial position of Parent, except (a) as reflected, reserved or disclosed in the financial statements (or the notes thereto) included in the Parent SEC Reports as at and for the period ended June 30,

2009, (b) as incurred since June 30, 2009 in the ordinary course of business, (c) as have been discharged or paid in full in the ordinary course of business since June 30, 2009, (d) as incurred in connection with the transactions contemplated by this Agreement and (e) as would not constitute a Parent Material Adverse Effect.

Section 5.9  Broker’s Fees.

Except for Goldman, Sachs & Co. (the “Parent Financial Advisor”), no agent, broker, Person or firm acting on behalf of Parent or any Parent Subsidiary or under Parent’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. Promptly following a request by Company, Parent shall furnish a true and complete copy of Parent’s agreements with the Parent Financial Advisor pursuant to which such Parent Financial Advisor is entitled to a fee in connection with the transactions contemplated hereby.

Section 5.10  Employee Plans.

(a) For purposes of this Section 5.10, “Parent Benefit Plans” means all material employee benefit plans or compensation arrangements of any type, including without limitation, (i) plans described in Section 3(3) of the ERISA, (ii) any other material pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director, and (iii) any material individual employment, compensation, severance, consulting or similar agreement, in each case, that is sponsored, maintained or contributed to by Parent, a Parent Subsidiary or any trade or business, whether or not incorporated, which together with Parent would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Parent ERISA Affiliate”), or with respect to which Parent, a Parent Subsidiary or a Parent ERISA Affiliate may have any liability (contingent or otherwise).

(b) No event has occurred with respect to a Parent Benefit Plan that constitutes a Parent Material Adverse Effect.

Section 5.11  Board Recommendation; Required Parent Vote.

(a) The Board of Parent has, by resolutions duly adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable, fair to, and in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (iii) approved the issuance of shares of Parent Common Stock to the holder of Company Common Stock in connection with the Merger and (iv) directed that the Parent Proposal (as defined in Section 5.11(b)) be submitted for consideration by the stockholders of Parent and resolved to recommend that the stockholders of Parent approve the Parent Proposal (provided that any change in or modification or rescission of such recommendation by the Board of Parent shall not be a breach of the representation). The Board of Parent has received from the Parent Financial Advisor an opinion, dated as of the date hereof, to the effect that, as of such date, subject to the limitations and qualifications contained therein, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair to Parent from a financial point of view. A written copy of such opinion will be provided to the Company as soon as practicable after the date hereof, solely for informational purposes. Parent has been authorized by the Parent Financial Advisor to include such opinion in its entirety in the Proxy/Prospectus so long as such inclusion (and the form and substance of all references to or descriptions of the Parent Financial Advisor) is in form and substance reasonably satisfactory to such Parent Financial Advisor and its counsel.

(b) The affirmative vote of a majority of the votes cast, provided that the total votes cast constitute a majority of all shares of Parent Common Stock entitled to vote (the “Required Parent Vote”), is the only vote required of the holders of any class or series of Parent’s capital stock that shall be necessary to approve the issuance of Parent Common Stock to the holders of Company Common Stock in connection with Merger (the “Parent Proposal”).

Section 5.12  Taxes.

(a) (i) All material Tax Returns required to be filed by or with respect to Parent and the Parent Subsidiaries before the date hereof have been timely filed (taking into account all extensions), (ii) Parent and the Parent Subsidiaries have paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Parent, and (iii) the charges, accruals and reserves for Taxes with respect to Parent and the Parent Subsidiaries reflected in the June 30, 2009 consolidated balance sheet of Parent (the “Parent Balance Sheet”) are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof.

(b) Neither the Parent nor any of its Subsidiaries is a party to any material agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among the Parent and any Parent Subsidiary, and neither the Parent nor any of the Parent Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is the Parent or which relates to a tax period ending on or before December 31, 2002) or (B) has any material liability (including as a result of any material agreement or obligation to reimburse or indemnify) for the Taxes of any other person (other than the Parent or any of the Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(c) Neither Parent nor the Parent Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(d) Except as set forth on Schedule 5.12(d) of the Parent Disclosure Letter, for the two (2) year period ending on the date hereof, none of the Parent nor any of the Parent Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(e) Neither Parent nor any of the Parent Subsidiaries have taken or agreed to take any action, or know of any fact, agreement or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(f) Merger Sub is a Delaware limited liability company, all of the membership interests of which are owned by Parent, and as to which Parent has not elected to treat as a corporation for United States federal income tax purposes.

Section 5.13  Environmental Matters.

To the knowledge of the Parent:

(a) Parent and each Parent Subsidiary are in material compliance with all Environmental Laws.

(b) Parent and each Parent Subsidiary are in possession of all material Environmental Permits and are in material compliance with the terms and conditions thereof. Such material Environmental Permits are in full force and effect, free from breach and will not be adversely affected by the Merger in any material respect.

(c) None of Parent or any Parent Subsidiary has entered into any consent decree or received written notice of or is the subject of any actual or threatened material action, cause of action, claim, demand or notice or any material Environmental Claim.

(d) There are no material Environmental Claims that are pending or threatened against Parent or any of the Parent Subsidiaries or against any Person or entity whose liability for any material Environmental Claim Parent or any of the Parent Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(e) There are no past or present specific conditions, events or incidents, including the Release or presence of any Hazardous Material, which would be reasonably likely to form the basis of any material Environmental Claim against Parent or any of the Parent Subsidiaries or, to the knowledge of Parent, against any Person whose liability for any material Environmental Claim Parent or any of the Parent Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(f) There is no material Cleanup of Hazardous Materials being conducted or planned at any property currently or formerly owned or operated by Parent or any of the Parent Subsidiaries (and no such property is contaminated by Hazardous Materials so as to require such Cleanup).

(g) Parent and the Parent Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, Released or threatened the Release of any Hazardous Material in a manner that would be reasonably likely to form the basis of any material Environmental Claim against Parent or any of the Parent Subsidiaries.

(h) The representations and warranties set forth herein are Parent’s sole representations and warranties with respect to environmental matters, Environmental Law, or Hazardous Materials.

Section 5.14  Compliance with Laws.

Except for non-compliance as would not constitute a Parent Material Adverse Effect: (a) the Parent and the Parent Subsidiaries are in compliance with all applicable Laws of any Governmental Entity that materially affect the business, properties or assets owned or leased by Parent and the Parent Subsidiaries; and (b) no written notice, charge, claim, action or assertion has been received by Parent or any Parent Subsidiary or, to Parent’s knowledge, filed, commenced or threatened in writing against the Parent or any Parent Subsidiary alleging any such non-compliance, in either case, that remains unresolved. All licenses, permits and approvals required under such Laws with respect to the Parent or the Parent Subsidiaries or their businesses, properties or assets are in full force and effect, except where the failure to be obtained or to be in full force and effect does not constitute a Parent Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 5.14 is made with respect to (a) Environmental Laws, Environmental Claims or Environmental Permits, which are covered by Section 5.13, (b) Taxes, which are covered by Section 5.12, (c) the FCPA, which is covered by Section 5.15, or (d) the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, which are covered by Section 5.4.

Section 5.15  Certain Business Practices.

(a) To the knowledge of Parent, neither Parent nor any Parent Subsidiary has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment of the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Effective Time applicable to Parent and the Parent Subsidiaries and their respective operations. The Parent has instituted and maintained policies and procedures designed to ensure continued compliance with such Law.

(b) To the knowledge of the Parent, none of the Parent, any Parent Subsidiary or any Affiliate of the Parent or any Parent Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and Parent, the Parent Subsidiaries and, to the knowledge of Parent, its Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) The operations of Parent and the Parent Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent or any Parent Subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of Parent, threatened.

(d) Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any Representatives or Affiliates of Parent or any Parent Subsidiary is in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 5.16  Sufficient Funds.

Parent shall have, as of the Closing Date, sufficient funds on hand with which to pay the Cash Portion of the Merger Consideration and consummate the transactions contemplated by this Agreement.

Section 5.17  Investment Company.

The Parent has been advised of the rules and requirements under the Investment Company Act. The Parent is not required to register as an “investment company” within the meaning of the Investment Company Act.

Section 5.18  Intellectual Property.

Parent and the Parent Subsidiaries own or possess adequate licenses or other valid rights to use all Intellectual Property necessary to carry on the Parent’s business as now operated by them in all material respects. To the knowledge of the Parent, there is no (and the Parent has not received notice of any) material infringement of or material conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to carry on the Parent’s business as now operated in all material respects.

Section 5.19  Insurance.

As of the date hereof, all material insurance policies of the Parent and the Parent Subsidiaries are in full force and effect, in all material respects and the Parent believes in good faith that its level of coverage is reasonably customary in comparison to coverage carried by companies in similar lines of business as the Parent and the Parent Subsidiaries. Neither the Parent nor the Parent Subsidiary is in material breach or default under any such insurance policy, and neither the Parent nor the Parent Subsidiary has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute such a material breach or default, or permit a termination or material modification or any of the material insurance policies of the Parent and the Parent Subsidiaries.

Section 5.20  Customers and Suppliers.

Since June 30, 2009: (a) no material customer or supplier of Parent or any Parent Subsidiary has canceled or otherwise terminated its relationship with Parent or any Parent Subsidiary; (b) no material customer or supplier of Parent or any Parent Subsidiary has overtly threatened to cancel or otherwise terminate its relationship with Parent or any Parent Subsidiary or its usage of the services of Parent or any Parent Subsidiary; and (c) Parent and the Parent Subsidiaries have no direct or indirect ownership interest that is material to Parent and the Parent Subsidiaries taken as a whole in any customer or supplier of Parent or any Parent Subsidiary.

Section 5.21  Affiliate Transaction.

There are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than incentive plans of the Parent), whether or not entered into in the ordinary course of business, to or by which Parent or any Parent Subsidiary, on the one hand, and any of their respective Affiliates (other than Parent or any Parent Subsidiary) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since the date that is two (2) years before the date hereof and (b) involve continuing liabilities and obligations that have been, are or will be material to Parent and the Parent Subsidiaries taken as a whole.

Section 5.22  Takeover Laws.

The Board of Parent has taken all action necessary to exempt under and not make subject to any state takeover Law or state Law that limits or restricts business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement, (b) the Merger, and (c) the transactions contemplated by this Agreement and the Merger. None of Parent, Merger Sub or their respective “affiliates” or “associates” or, to the knowledge of the Parent any of its stockholders is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company. Prior to the date of this Agreement, the Board of Parent has taken all action necessary, assuming the accuracy of the representation in Section 4.26, so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or the transaction contemplated hereby.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1  Conduct of Business by the Company Pending the Merger.

The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld) in writing (including electronic mail) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices, and the Company and the Company Subsidiaries shall use their reasonable best efforts to maintain their assets and preserve intact their respective business organizations, to maintain their assets and significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees;

(b) Without limiting the generality of Section 6.1(a), except (i) as set forth on Schedule 6.1 of the Company Disclosure Letter, (ii) as contemplated by this Agreement, (iii) as required by applicable Law for which the Company shall use its reasonable best efforts to give advance notice to Parent, and (iv) intercompany transactions between the Company Subsidiaries or the Company and Company Subsidiaries in the ordinary course of business consistent with past practices, the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i) except for (1) purchases and disposition of inventory and consumables in the ordinary course of business consistent with past practices, and (2) capital spending permitted by paragraph (xxi) below, acquire, sell, lease, transfer or dispose of any assets, rights or securities of the Company or the Company Subsidiaries outside of the ordinary course of business in excess of $20 million in any single transaction or series of related transactions or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement outside the ordinary course of business;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition;

(iii) enter into any material partnership, joint venture agreement or similar arrangement;

(iv) amend or propose to amend the certificate of incorporation or bylaws of the Company, BJ Services Company, USA or BJ Services International s.a.r.l., or the certificate of incorporation or bylaws (or respective constituent documents) of any other Company Subsidiary that is material to the business of the Company and the Company Subsidiaries taken as a whole;

(v) except for quarterly cash dividends consistent with the amount paid in past quarters, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such;

(vi) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of the Company in payment of withholding tax upon the vesting of stock options, or phantom stock, or forfeiture of shares due to termination of employment;

(vii) split, combine or reclassify any outstanding shares of its capital stock;

(viii) issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(ix) modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any Company Subsidiary having an aggregate principal amount in excess of $50 million in any respect;

(x) (A) incur, assume, guarantee, or become obligated following the date of this Agreement with respect to any indebtedness for borrowed money, if the aggregate amount of such incurrences, assumptions, guarantees or obligations following the date of this Agreement would exceed $100 million in the aggregate at any given time (excluding intercompany debt); provided, however, no amounts shall be outstanding under the Company’s Credit Agreement immediately prior to Closing, or any indebtedness for borrowed money which contains covenants that materially restrict the Merger or is not in the ordinary course of business and consistent with past practices, (B) make any individual loan, advance or capital contribution to or investment in excess of $5 million in any other Person, (C) pledge or otherwise encumber shares of capital stock of the Company or any Company Subsidiary, (D) mortgage or pledge any of its material tangible or intangible assets, or create or suffer to exist any Liens thereupon (other than currently existing Liens and Permitted Liens) of $5 million or more in the aggregate; or (E) incur indebtedness, fund or prepay any obligations to any Person, that are not due and payable until after Closing unless in the ordinary course of business consistent with past practices or as disclosed on Schedule 6.1 of the Company Disclosure Letter;

(xi) authorize, recommend or propose any material change in capitalization of $5 million or more with respect to any given Company Subsidiary (other than BJ Services Company, USA) per fiscal quarter;

(xii) except to the extent required by Law, by any Company Benefit Plan as in effect on the date hereof or by contracts in existence as of the date hereof, or as required by Section 7.3 or as contemplated by Section 3.4, (A) subject to clause (I) below, increase in any manner the compensation or benefits of any of its employees, officers, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice; provided that no additional equity or equity-based grants shall be made, (B) make a payment of any pension, severance or retirement benefits not required by any Company Benefit Plan to any such employees, directors, consultants, independent contractors or service providers, (C) enter into, amend, alter (other than amendments that are immaterial to the participants or employees, officers, directors, consultants, independent contractors or service providers who are party and do not materially increase the cost to the Company of maintaining the applicable Company Benefit Plan or as are required by applicable Law of any jurisdiction other than the United States), adopt, implement or otherwise commit itself to any new Company Benefit Plan, including any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, officer, director, consultant, independent contractor or service provider, (D) terminate any Company Benefit Plan, (E) accelerate the vesting of, or the lapsing of restrictions with respect to, any options or other stock-based compensation, (F) accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan, (G) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (H) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (I) award any new bonuses or bonus opportunities for performance periods following the date hereof, except (i) for incentive bonus opportunities with respect to the Company’s fiscal year ending

September 30, 2010 that are no more than 5% greater for any individual than incentive bonus opportunities granted with respect to the Company’s fiscal year ending September 30, 2009 (in the case of new hires, such 5% threshold shall be determined by reference to incentive bonus opportunities granted to similarly situated employees of the Company with respect to the Company’s fiscal year ending September 30, 2009), provided that such bonus opportunity provides that in the event that the Closing occurs during the fiscal year ended September 30, 2010, employees provided the bonus opportunity will receive the expected value of the bonus award prorated to the Effective Time and provided further that in the event that an employee is entitled to a bonus payment under a severance agreement in connection with a change of control that employee will not be entitled to any bonus payment except as provided by that agreement and (ii) the payment of incentive bonuses earned with respect to the Company’s fiscal year ending September 30, 2009 pursuant to opportunities announced before July 1, 2009, (J) increase the benefits or compensation of any past or present directors or executive officers (as defined in Rule 3-b7 of the Exchange Act), or (K) enter into, renew, or materially modify a collective bargaining or similar agreement;

(xiii) hire or terminate the employment or contractual relationship of any officer, employee or consultant of the Company or any Company Subsidiary, as the case may be, other than hirings or terminations in the ordinary course, consistent with existing policies and past practices;

(xiv) execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable Law) in any material respect any consulting or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any material collective bargaining agreement or other material obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable Law);

(xv) enter into or amend any agreement between the Company or any of the Company Subsidiaries and any agent, sales representative or similar person;

(xvi) transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Intellectual Property of the Company necessary to carry on the Company’s business in all material respects;

(xvii) except in the ordinary course of business consistent with past practice, make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable Law; make or rescind any Tax election or file any material amended Tax return; make any change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(xviii) unless otherwise permitted under Section 6.1(b)(xii) or (xiv), enter into, amend or terminate any Material Contract;

(xix) other than with respect to any Tax liabilities (which are addressed in clause (xvii) above), waive, release, assign, settle, compromise or otherwise resolve any investigation, claim, action, litigation or other legal proceedings, except where such waivers, releases, assignments, settlements or compromises involve only the payment of monetary damages not in excess of $5 million individually with respect to personal injury matters and $1 million individually with respect to labor claims and $10 million in the aggregate as to all other matters (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice. Notwithstanding the foregoing, neither the Company nor any Company Subsidiaries shall resolve any toxic tort or Governmental Entity matter, other than with respect to any Tax liabilities (which are addressed in clause (xvii) above), without approval of Parent. In addition, Company will provide Parent advance notice and the opportunity to participate in any discussions with any U.S. government agency such as the SEC or the Department of

Justice (“DOJ”), the Department of Commerce or other government bodies with enforcement authority (“USG Authorities”); and with respect to any discussions by the Company with USG Authorities where the Parent has agreed not to participate, Company will in all such cases provide Parent with a comprehensive review of all discussions held with the USG Authorities regarding compliance issues or potential compliance issues whether they be ones previously disclosed to the USG Authorities or new issues. Prior to the Closing Date, Parent and the Company shall jointly consider in good faith whether and, if so, how to disclose or attempt to resolve any issues with the USG Authorities;

(xx) make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the Company’s fiscal 2009 through June 2010 capital expenditure plan previously provided to Parent;

(xxi) make or assume any Hedges, which for purposes of this provision, “Hedge” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or indexes, or any other similar transaction (including any option with respect to any of these transaction) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangement related to such transactions;

(xxii) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict Parent or any Parent Subsidiary or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any Parent Subsidiary;

(xxiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, BJ Services Company, USA, BJ Services International s.a.r.l. or of any other Company Subsidiary that is material to the business of the Company and the Company Subsidiaries taken as a whole;

(xxiv) take any action that would reasonably be expected to result in (A) any inaccuracy of a representation or warranty herein that would allow for a termination of this Agreement, or (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

(xxv) enter into any contract or agreement (or related series of contracts or agreements) not otherwise addressed by this Section 6.1 valued at an amount greater than $25 million; or

(xxvi) take or agree in writing to take any of the actions precluded by Section 6.1(a) or 6.1(b).

(c) Unless prohibited by applicable Law, the Company shall promptly provide to Parent each monthly “TEMPO” report prepared by the Company in the ordinary course of business. Parent acknowledges that no representation or warranty under this Agreement shall be made by the Company as to the accuracy of such reports.

Section 6.2  Conduct of Business by Parent Pending the Merger.

Parent covenants and agrees that, prior to the Effective Time, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld) in writing (including electronic mail) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of Parent and the Parent Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices, and the Parent and the Parent Subsidiaries shall use their reasonable best efforts to maintain their assets and preserve intact their respective business organizations, to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees.

(b) Without limiting the generality of Section 6.2(a), except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as contemplated by this Agreement, (iii) as required by applicable Law, and (iv) intercompany transactions between the Parent Subsidiaries or Parent and the Parent Subsidiaries, Parent shall not directly or indirectly do any of the following:

(i) acquire or agree to acquire by merging or consolidating with any business or corporation, partnership or other business organization or division thereof, if such transaction would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(ii) except for quarterly cash dividends consistent with the amount paid in past quarters, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such;

(iii) adopt or propose to adopt any amendments to its charter documents which would have a material adverse impact on the consummation of the transactions contemplated by this Agreement;

(iv) take any action that would reasonably be expected to result in (A) any inaccuracy of a representation or warranty herein that would allow for a termination of this Agreement, or (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

(v) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(vi) adopt a plan of complete or partial liquidation or dissolution of Parent or any of its material Subsidiaries; or

(vii) take or agree in writing to take any of the actions precluded by Section 6.2(b).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1  Preparation of Proxy Statement; Stockholders’ Meetings.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company and Parent shall cause to be prepared and filed with the SEC the Proxy/Prospectus in preliminary form. Each of Parent, Merger Sub and the Company shall promptly obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy/Prospectus. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy/Prospectus or the Registration Statement. Each party shall promptly notify the other party upon the receipt of any oral or written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy/Prospectus or the Registration Statement and shall provide the other party with copies of all written correspondence and a summary of all oral communications between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy/Prospectus or the Registration Statement. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any substantive correspondence (including responses to SEC comments), amendments or supplements to the Proxy/Prospectus or the Registration Statement prior to filing with the SEC, and shall provide to the other a copy of all such filings made with the SEC.

(b) At any time from (and including) the initial filing with the SEC of the Proxy/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy/Prospectus so long as Parent has provided to the Company a copy of the Registration Statement containing the Proxy/Prospectus at least ten (10) days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Parent and the Company shall use all reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of shares of Company capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, Parent and the Company shall cause the Proxy/Prospectus to be mailed to their respective stockholders, and if necessary, after the definitive Proxy/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re- solicit proxies or written consents, as applicable. If at any time prior to the Effective Time, the officers and directors of Parent or the Company discover any statement which, in light of the circumstances to which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement made in the Proxy/Prospectus or Registration Statement not misleading, then such party shall immediately notify the other party of such misstatements or omissions. Parent shall advise the Company and the Company shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c) The Company shall, (i) in accordance with the Company’s certificate of incorporation and bylaws and applicable Law, take all actions to establish a record date for, duly call, give notice of, convene, and hold a special meeting of its stockholders (the “Company Special Meeting”) as soon as practicable following the date upon which the Registration Statement becomes effective, for the purpose of securing the Required Company Vote (ii) in accordance with the Company’s certificate of incorporation and bylaws and applicable Law, distribute to the Company’s stockholders the Proxy/Prospectus and (iii) except as provided in Section 7.11, use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and to take all other action necessary or advisable to secure the Required Company Vote. As soon as practicable following the date on which the Proxy/Prospectus is mailed to the Company’s stockholders, the Company shall convene and hold the Company Special Meeting. Once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting without the consent of Parent (which consent shall not be unreasonably withheld or delayed) (other than (i) for the absence of a quorum, or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Special Meeting; provided that in the event that the Company Special Meeting is delayed to a date after the Termination Date (as defined in Section 9.2(a)) as a result of either (i) or (ii) above, then Parent may extend the Termination Date to the fifth Business Day after such date). Except to the extent permitted by Section 7.11, (i) the Proxy/Prospectus shall (x) state that the Board of the Company has determined that this Agreement and the Merger are advisable and in the best interests of the Company and (y) include the recommendation of the Board of the Company that this Agreement be adopted by the holders of Company Common Stock (such recommendation described in this clause (y), the “Company Board Recommendation”) and (ii) neither the Board of the Company nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation.

(d) Parent shall, as soon as practicable after the date hereof (i) in accordance with Parent’s certificate of incorporation and bylaws and applicable Law, take all actions to establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of, convene, and hold a special meeting of its stockholders (the “Parent Special Meeting”) for the purpose of securing the Required Parent Vote, (ii) in accordance with Parent’s certificate of incorporation and bylaws and applicable Law, distribute to Parent stockholders the Proxy/Prospectus and (iii) except as provided in Section 7.1(e), use its reasonable best efforts to solicit from stockholders of Parent proxies in favor of the Parent Proposal and to take all other action necessary or advisable to secure the Required Parent Vote. As soon as practicable following the date on which the Proxy/Prospectus is mailed to Parent’s stockholders, Parent shall convene and hold the Parent Special Meeting once the Parent Special Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Special Meeting without the consent of the Company, which shall not be unreasonably withheld or delayed (other than (A) for the absence of a quorum, or (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Parent has determined in good faith, after consultation with Parent’s outside counsel and financial advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Special Meeting; provided that in the event that the Parent Special Meeting is delayed to a date after the Termination Date as a result of either (A) or (B) above, then the Termination Date shall be extended to the fifth Business Day after such date). Except to the extent permitted by Section 7.1(e), (i) the Proxy/Prospectus shall (x) state that the Board of Parent has determined that the Parent Proposal is advisable and in the best interests of Parent and (y) include the recommendation of the Board of Parent that the Parent Proposal be adopted by the stockholders of Parent (such recommendation described in this clause (y), the “Parent Board Recommendation”) and (ii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the Parent Board Recommendation.

(e) The Board of Parent shall not withdraw, modify or qualify in a manner adverse to the Company, or resolve to or publicly propose to withdraw, amend, modify or qualify in a manner adverse to the Company, the Parent Board Recommendation (any such action, a “Change in the Parent Board Recommendation”). Notwithstanding the immediately preceding sentence, prior to receipt of the Required Parent Vote, the Board of Parent may effect a change in the Parent Board Recommendation if (i) the Board of Parent determines in good faith, after consultation with Parent’s outside legal counsel and financial advisors, that its failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable Laws, (ii) the Board of Parent provides the Company with at least three (3) Business Days’ advance written notice of its intention to make a Change in the Parent Board Recommendation and specifying the material events giving rise thereto, and (iii) during such period, Parent and its Representatives shall negotiate in good faith with the Company and its Representatives to amend this Agreement so as to enable the Board of Parent to proceed with its recommendation of the Parent Proposal and at the end of such period, the Board of Parent maintains its determination (after taking into account any agreed modification to the terms of this Agreement).

(f) The Company and Parent shall each use their reasonable best efforts to cause the Company Special Meeting and the Parent Special Meeting to be held on the same date.

Section 7.2  Stock Exchange Listing.

Parent shall use all reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger or in connection with the Merger (including shares issuable under any Adjusted Stock Rights or Company Phantom Stock) to be approved for listing on the NYSE at or prior to the Effective Time, subject to official notice of issuance.

Section 7.3  Employee Benefit Matters.

(a) From and after the Effective Time, Parent and the Surviving Entity shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing herein shall limit the right of the Company or Parent and the Surviving Entity from amending or terminating such plans, arrangements and agreements in accordance with their terms.

(b) Nothing herein expressed or implied shall be construed as requiring Parent or the Surviving Entity to continue (or resume) the employment of any specific Person.

(c) Without limiting the generality of Section 7.3(b), no provision of this Section 7.3 shall be construed to create any third party beneficiary rights in any employee, officer, director or consultant under a Company Benefit Plan or otherwise, nor shall it be deemed to create, amend or give rise to any obligation with respect to any Company Benefit Plan, each of which remain subject to amendment and termination in accordance with their respective terms as in effect immediately prior to the date hereof.

(d) Effective as of a date no later than the day immediately prior to the Effective Time, unless otherwise directed in writing by Parent, at least ten (10) Business Days prior to the Effective Time, the Company shall take or cause to be taken all actions necessary to effect the termination of all Section 401(k) plans maintained or contributed to by the Company or a Company Subsidiary and shall provide Parent with a copy of the applicable board of directors resolutions and termination agreements evidencing such terminations.

(e) Except for any executive employee or any key employee, Parent shall not communicate or otherwise meet with any of the employees of the Company and Company Subsidiaries to discuss employee benefits without prior notice to the Company. Such communications and/or meetings shall be limited to topics directly related to the terms and conditions of employment with Parent and on benefits or compensation matters following the Effective Time.

Section 7.4  Section 16 Matters.

No fewer than 18 Business Days prior to the Effective Time, the Company shall prepare and cause to be delivered to Parent a schedule (a) identifying each individual that, for purposes of Section 16(b) under the Exchange Act, (i) is an officer or director of the Company or any Company Subsidiary or (ii) will, at the Effective Time be an officer or director of the Surviving Entity and who owns Company Common Stock and (b) the number of shares of Company Common Stock owned by each such individual. Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such efforts to include all steps required to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 7.5  Certain Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Parent and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Sections 8.2(c) and 8.3(c).

(c) Officers of Parent, Merger Sub and the Company shall execute and deliver to Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Company, and Fulbright & Jaworski L.L.P., tax counsel for Parent, certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firms, including contemporaneously with the execution of this Agreement, at the time the Registration Statement is declared effective by the SEC and the Effective Time, in connection with such tax counsel’s respective delivery of opinions pursuant to Sections 8.2(c) and 8.3(c) hereof. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 7.5.

(d) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. The Surviving Entity shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity, which becomes payable in connection with the Merger.

(e) Neither Parent nor Company will take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(f) Between the date hereof and the Closing Date, the Company shall prepare all Tax Returns for any Tax period which are required to be filed on or before the Closing Date (taking extensions into account) using accounting methods, principles and positions consistent with those used for prior Tax periods, unless a change is required by applicable Law or regulation. All such Tax Returns shall be timely filed and all related Taxes paid on or before the Closing Date.

Section 7.6  Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and the Company shall cause each of the Company Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act as promptly as reasonably practicable, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with true and complete copies of notices or other communications sent or received by the Company or Parent, as the case may be, or any of their Subsidiaries, to or from any third party and/or any Governmental Entity with respect thereto, and permit the other to review in advance any proposed communication by such party to any supervisory or Governmental Entity and (v) give the other reasonable notice of, and, to the extent permitted by such Governmental Entity, allow the other to attend and participate at any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry or proceeding relating thereto.

(c) Subject to the rights of Parent in Section 7.7, and in furtherance and not in limitation of the covenants of the parties contained in this Section 7.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.6 shall limit a party’s right to terminate this Agreement pursuant to Section 9.2(a) or (b) so long as such party has, prior to such termination, complied with its obligations under this Section 7.6.

(d) The parties will cooperate and use their respective reasonable efforts to identify and comply with any so-called “transaction-triggered” or “responsible property transfer” requirements under Environmental Laws that result from the Merger.

Section 7.7  Stockholder Litigation.

The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Parent’s consent.

Section 7.8  Public Statements.

The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market; provided that each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent. In addition, the Company shall, to the extent reasonably practicable, consult with Parent regarding the form and content of any public disclosure of any material developments or matters involving the Company, including earnings releases, reasonably in advance of publication or release. The Company and Parent agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 7.9  Notification of Certain Matters.

The Company agrees to give prompt notice to Parent and Merger Sub, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 8.2; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of Parent and Merger Sub agrees to give prompt notice to the Company, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 8.3; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.10  Access; Confidentiality.

(a) From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Company shall (i) provide to Parent, its counsel, financial advisors, auditors, potential financing sources, and other consultants and authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and any Company Subsidiary, (ii) furnish to Parent, its counsel, financial advisors, auditors, potential financing sources, and other consultants and authorized representatives such financial and operating data and other information as such Persons may reasonably request (including, to the extent possible, furnishing to Parent the financial results of the Company and Company Subsidiaries in advance of any filing with the SEC containing such financial results), and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and Company Subsidiaries to cooperate reasonably with Parent in its investigation of the Company and Company Subsidiaries, as the case may be, except that nothing herein shall require the Company and Company Subsidiaries to disclose any information that would cause a risk of a loss of privilege to the Company and Company Subsidiaries. Notwithstanding the above, no party nor its representatives shall have the right to conduct environmental sampling on any of the properties owned or operated by the other party or its Subsidiaries. Without limiting the foregoing, the Company shall cooperate and provide Parent and its counsel, financial advisors, auditors, potential financing sources, and other consultants and authorized representatives with all relevant information reasonably required by Parent or any of the foregoing Persons for the purpose of ensuring that the business conducted by the Company complies with, and does not raise material liability risks under, applicable Laws, including, without limitation, the FCPA and other applicable anti-corruption laws, regulations and policies. Each of Company and Parent shall designate one Person to serve as their respective coordinator in order to optimize the efficiency of such cooperation Any access to information pursuant to this Section 7.10(a) shall be conducted with the objective that it will not interfere unreasonably with the conduct of the business of any of the Company or Company Subsidiaries. In connection with due diligence that Parent and its counsel will conduct with respect to compliance under the US Foreign Corrupt Practices Act, US export controls and economic sanctions laws and regulations and other related legal authorities (“US Regulatory Regimes”), the Company and Company subsidiaries agree to cooperate fully with all aspects of the Parent’s due diligence process. In this context, cooperation includes making available to Parent and its counsel all policies, procedures, guidelines, training materials, due diligence files, internal and external audits, investigative reports, hotline records, and other information and materials that Parent reasonably requests, relevant to compliance with, or otherwise related to, US regulatory regimes. Company and Company Subsidiaries will make reasonably available their personnel, including senior management and personnel responsible for compliance, internal audit, finance, investigations, logistics, sales and marketing, and other areas Parent considers to be relevant to overall corporate compliance. Company understands and agrees that the “investigation of the Company” discussed in this paragraph extends to and includes on-site interviews and visits in Company’s overseas locations and that the determination of the situs of any such interviews and visits shall be at the sole decision of Parent acting reasonably. The cooperation provisions of this paragraph extend fully to all of Company’s overseas business, joint venture, and subsidiary locations. In addition, Company and Company Subsidiaries agree to use their reasonable best efforts to facilitate meetings with joint venture partners, agents, representatives, consultants, customs brokers, and other third parties that Parent or its counsel determine may be relevant to due diligence. The Company shall have the right, in its sole discretion to have a Company representative present for investigations, interviews and visits.

(b) Following the execution and delivery of this Agreement, Parent will continue to conduct due diligence with respect to the compliance by the Company with the FCPA, and the Company hereby agrees to fully cooperate with such efforts. If Parent concludes that there is a possible violation of the FCPA by the Company, the existence or occurrence of which has not been previously disclosed to the applicable Governmental Entity. Parent will so inform the Company, and the Company will use its reasonable best efforts to resolve each such violation and any issues related thereto, including by disclosing to the applicable Governmental Entity the existence or occurrence of any such violation if, in the opinion of the Company’s outside counsel, such disclosure or resolution should be made. Notwithstanding the above, no party nor its representatives shall have the right to conduct environmental sampling on any of the properties owned or operated by the other party or its Subsidiaries.

(c) Prior to the mailing of the Proxy/Prospectus to the Company’s stockholders and within one week of the Closing, Parent shall provide the Company a reasonable opportunity to meet with the executive officers of the Parent to conduct reasonable due diligence to confirm whether any statement in such Proxy/Prospectus, in light of circumstances in which it was made, is not false or misleading with respect to a material fact or does not omit to state a material fact necessary to make the statements made in the Proxy/Prospectus not misleading.

(d) Information obtained by Parent or Merger Sub or the counsel or financial advisors thereof pursuant to Sections 7.10(a) and (b) and information obtained by the Company or its counsel or financial advisors pursuant to Section 7.10(a) shall be subject to the provisions of the Confidentiality Agreement (as defined in Section 7.11(b)).

(e) Nothing in this Section 7.10 shall require either party to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would (i) violate any of its respective obligations with respect to confidentiality or (ii) result in a violation of applicable Law or loss of privilege.

(f) No investigation by and of the parties or their respective Representatives made pursuant to this Section 7.10 shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

Section 7.11  No Solicitation.

(a) Subject to Section 7.11(b), the Company agrees that from and after the date of this Agreement, it shall (i) immediately cease and terminate, and cause to be ceased and terminated, all discussions and negotiations with any other Person (other than Parent or its Affiliates) regarding any Alternative Proposal (as hereinafter defined),

(ii) promptly request, and cause to be requested that, each Person that has received confidential information in connection with a possible Alternative Proposal within the last twelve (12) months return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and Company Subsidiaries, (iii) not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement entered into or amended during the twelve (12) months prior to the date hereof in respect of a proposed Alternative Proposal (such agreement, a “Standstill Agreement”). From and after the date of this Agreement, subject to Section 7.11(b) and Section 9.3(b), the Company shall not, directly or indirectly, nor shall the Company authorize or permit any Company Subsidiary, any of its or their respective officers or directors, or any investment banker, financial advisor, attorney, accountant, agent, employee or authorized representative (a “Representative”) of the Company or any Company Subsidiary to, (i) solicit, initiate or knowingly and intentionally encourage or facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to an Alternative Proposal, (ii) except for confidentiality agreements entered into pursuant to the proviso to the first sentence of clause (b) of this Section 7.11 or a definitive agreement entered into or to be entered into concurrently with a termination of this Agreement by the Company pursuant to Section 9.3(b), approve or enter into a letter of intent, memorandum of understanding or other Contract with any Person, other than Parent and Merger Sub, for, constituting or otherwise relating to an Alternative Proposal, (iii) provide or cause to be provided any information or data relating to the Company or any Company Subsidiary in connection with, or in response to, any Alternative Proposal by any Person, or (iv) terminate, amend, waive or permit the waiver of any voting restriction contained in the organizational or governing documents of the Company, or take any action contemplated by paragraph (1) of Article Fourteenth of the Company’s certificate of incorporation or by paragraph (a)(1) of Section 203 of the DGCL. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any officer or director of the Company takes any action or any officer or director of any Company Subsidiary or any other Representative of the Company or any Company Subsidiary with the knowledge of the Company takes any action, in either case that, if taken by the Company would be a breach of this Section 7.11, the taking of such action by such officer, director or other Representative shall be deemed to constitute a breach of this Section 7.11 by the Company.

(b) Notwithstanding the provisions of Section 7.11(a), the Company and its Representatives shall be entitled, prior to obtaining the Required Company Vote, to furnish information regarding the Company and any Company Subsidiary to, or engage in discussions or negotiations with, any Person in response to an unsolicited, bona fide, written third party proposal with respect to an Alternative Proposal that is submitted to the Company by such Person (for so long as such Alternative Proposal has not been withdrawn) if (i) none of the Company, the Representatives of the Company, the Company Subsidiaries and the Representatives of the Company Subsidiaries shall have breached the provisions set forth in this Section 7.11 in any material respect with respect to such Person, and (ii) the Board of the Company shall have determined, in its good faith judgment, after consultation with the Company’s financial advisor and outside legal counsel, that the proposal constitutes or is reasonably likely to lead to a Superior Proposal (as hereinafter defined); provided that the Company may not enter into negotiations or discussions or supply any information in connection with an Alternative Proposal without entering into a confidentiality agreement at least as restrictive in all matters as the Confidentiality Agreement, dated as of July 2, 2009 between the Company and Parent (the “Confidentiality Agreement”) except that such confidentiality agreement may allow such third party to make Alternative Proposals to the Company in connection with the negotiations and discussions permitted by this Section 7.11(b). Parent shall be entitled to receive an executed copy of any such confidentiality agreement and notification of the identity of such Person immediately after the Company’s entering into such discussions or negotiations or furnishing information to the Person making such Alternative Proposal or its Representatives. The Company shall promptly provide or make available to Parent any non-public information concerning the Company and any Company Subsidiary that is provided to the Person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent. The Company agrees that it shall notify Parent promptly if any inquiry, contact or proposal related to an Alternative Proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company, the Company Subsidiaries, any of its Representatives, or any Representatives of the Company Subsidiaries, and thereafter shall keep Parent informed in writing, on a reasonably current basis, regarding the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions. Nothing contained in this Agreement shall prevent the Board of the Company from complying with Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any similar disclosure, provided, however, that subject to Section 7.11(c), neither the Company nor the Board of the Company shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or in connection with the Merger, or approve (other than in connection with a termination under Section 9.3(b)) or recommend, or propose publicly to approve or recommend, an Alternative Proposal.

(c) The Board of the Company shall not withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or fail to make the Company Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the immediately preceding sentence, prior to receipt of the Required Company Vote, the Board of the Company may effect a Change in Recommendation if (i) the Board of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that its failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable Laws, (ii) the Board of the Company provides Parent with at least three (3) Business Days’ advance written notice of its intention to make a Change in Recommendation and specifying the material events giving rise thereto, and (iii) during such three (3) Business Day period, the Company and its Representatives shall, if requested by Parent, negotiate in good faith with Parent and its Representatives to amend this Agreement so as to enable the Board of the Company to proceed with its recommendation of this Agreement and at the end of such three (3) Business Day period, the Board of the Company maintains its determination (after taking into account any agreed modifications to the terms of this Agreement).

(d) As used in this Agreement:

(i) “Alternative Proposal” shall mean any bona fide proposal or offer from any Person or group of Persons other than Parent or any of the Parent Subsidiaries or any group of which Parent or any of the Parent Subsidiaries is a member (A) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving the Company (or any Company Subsidiary or Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole), (B) for the issuance by the Company of 15% or more of its equity securities or (C) to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of the Company and the Company Subsidiaries, in each case other than the Merger.

(ii) “Superior Proposal” shall mean any Alternative Proposal (A) which provides that 100% of the Company’s outstanding equity securities shall be converted into, exchanged for or otherwise cancelled in exchange for the right to receive consideration that does not constitute 50% or more of the outstanding equity securities of the acquiring or surviving entity or its ultimate parent or (B) providing for the sale of all or substantially all of the Company’s assets, in either case on terms which the Board of the Company determines in its good faith judgment, after consultation with the Company’s outside counsel and financial advisors, would, if consummated, result in a transaction more favorable from a financial point of view to the holders of Company Common Stock than the Merger (or any bona fide written offer or proposal made by Parent in response to such Alternative Proposal or otherwise), taking into account all the terms and conditions of such Alternative Proposal and this Agreement (including any conditions to and expected timing of consummation thereof, and all legal, financial and regulatory aspects of such Alternative Proposal and this Agreement).

Section 7.12  Indemnification and Insurance.

(a) All rights to indemnification existing in favor of the current or former directors, officers and employees of the Company and the Company Subsidiaries (the “Indemnified Persons”) as provided in the organizational and governing documents of Company and Company Subsidiaries or under indemnification agreements between Indemnified Persons and the Company and Company Subsidiaries, in each case as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (the “Indemnification Obligations”) shall survive the Merger and shall continue in full force and effect as obligations of the Surviving Entity for a period of not less than six (6) years after the Effective Time unless otherwise required by Law provided that all rights to indemnification in respect of any claim asserted or made during such period shall continue until the final disposition of such claim. Parent guarantees the full performance of the Indemnification Obligations by the Surviving Entity.

(b) The Company may prior to Closing obtain and fully pay for “tail” insurance policies for the Persons who, as of the date of this Agreement or as of the Closing Date, are covered by the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that in no event shall the Company expend an amount pursuant to this Section 7.12(c) in excess of 300% of the current annual premium paid by the Company for its existing coverage in the aggregate. If for any reason the Company does not obtain and fully pay for such “tail” insurance policies prior to the Closing, Parent or the Surviving Entity shall maintain director and officer liability policies from a reputable and financially sound carrier through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby) and such policies shall contain coverage that is at least as favorable to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent); provided, that in no event shall Parent or the Surviving Entity be required to expend an amount pursuant to this Section 7.12(b) in excess of 300% of the current annual premium paid by the Company for its existing coverage in the aggregate and if such comparable coverage cannot be obtained by paying an aggregate premium in excess of 300% of the current annual premium, the Surviving Entity shall only be required to maintain as much coverage as can be maintained by paying an aggregate premium equal to 300% of such amount.

(c) This Section 7.12 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise. If Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the applicable obligations set forth in this Section 7.12.

(d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company and Company Subsidiaries or their respective officers, directors, employees or agents or fiduciaries under any Company Benefit Plan, it being understood and agreed that the indemnification provided for in this Section 7.12 is not prior to or in substitution for any such claims under any such policies.

Section 7.13  State Takeover Laws.

If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover statute or similar statute or regulation, applies to this Agreement and the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company, as the case may be, shall (a) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate the effects of such takeover statute, Law or regulation.

ARTICLE VIII

CONDITIONS

Section 8.1  Conditions to Each Party’s Obligation To Effect the Merger.

The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval.  Each of the Required Company Vote and the Required Parent Vote shall have been obtained.

(b) HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and non-U.S. antitrust or competition merger control statutes shall have been terminated or shall have expired.

(c) No Injunctions or Restraints.  There shall be no Law, injunction, judgment, order, or decree of any Governmental Entity of competent jurisdiction that is in effect which prohibits or permanently enjoins the consummation of the Merger.

(d) Effective Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.

(e) NYSE Listing.  The shares of Parent Common Stock to be issued in the Merger or in connection with the Merger (including shares issuable under any Adjusted Stock Rights, Company Bonus Stock or Company Phantom Stock) shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.2  Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 4.2(b) and (d) shall be true and correct other than any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and (ii) the representations and warranties of the Company set forth in this Agreement (other than Section 4.2(b) and Section 4.2(d)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Tax Opinion.  Parent shall have received the opinion of Fulbright & Jaworski L.L.P., counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 8.2(c), Fulbright & Jaworski L.L.P. shall have received and may rely upon the certificates and representations referred to in Section 7.5(c).

(d) Certificate.  The Company shall have delivered to Parent a certificate in the form of Annex A, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of the Company certifying to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied and confirming resolutions of the Executive Compensation Committee.

(e) Appraisal Shares.  The number of Appraisal Shares for which demands for appraisal have not been withdrawn shall not exceed 15% of the outstanding shares of Company Common Stock.

Section 8.3  Conditions to Obligation of the Company.

The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver of each of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.2(b) shall be true and correct other than any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than in Section 5.2(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.)

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Tax Opinion.  The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 8.3(c), Skadden, Arps, Slate, Meagher & Flom LLP shall have received and may rely upon the certificates and representations referred to in Section 7.5(c) hereof.

(d) Certificate.  Parent shall have delivered to the Company a certificate in the form of Annex B, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of the Company certifying to the effect that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1  Termination by Mutual Consent.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Required Company Vote has been obtained, by mutual written consent of Parent and the Company.

Section 9.2  Termination by the Company or Parent.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Required Company Vote has been obtained, by either the Company or Parent upon written notice to the other if:

(a) the Effective Time shall not have occurred on or before March 1, 2010 or such later date, if any, as is provided in Section 7.1(c) or (d) hereof (the “Termination Date”), and the party seeking to terminate this Agreement pursuant to this Section 9.2(a) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the Termination Date; provided, however, that in the event the conditions set forth in Section 8.1(b), solely with respect to the termination or waiver of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act, shall not have been satisfied on or before the Termination Date, either Parent or the Company may unilaterally extend, by notice delivered to the other party on or prior to the original Termination Date, the Termination Date until May 1, 2010, in which case the Termination Date shall deemed to be for all purposes to be such date;

(b) any injunction, judgment, order or decree having the effects set forth in Section 8.1(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.2(b) shall have complied in all respects with Section 7.6 in order to resist, lift or resolve such injunction, judgment, order or decree;

(c) the Required Company Vote shall not have been obtained at the Company Special Meeting; or

(d) the Required Parent Vote shall not have been obtained at the Parent Special Meeting.

Section 9.3  Termination by the Company.

This Agreement may be terminated at any time prior to the Effective Time by the Company if:

(a) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 8.3(a) or 8.3(b), and (ii) is incapable of being satisfied or cured by Parent or Merger Sub prior to the Termination Date or, if capable of being satisfied or cured, is not satisfied or cured by Parent or Merger Sub within 30 days following receipt of written notice from the Company of such breach or failure to perform;

(b) Prior to the receipt of the Required Company Vote, (i) the Board of the Company has received a Superior Proposal, (ii) the Company shall not have violated Section 7.11 with respect to such Superior Proposal and shall have previously paid (or concurrently pays) the fee due under Section 9.5, (iii) the Board of the Company shall have provided Parent with at least five (5) Business Days’ advance written notice of its intention to terminate pursuant to this Section 9.3(b) and substantially simultaneously provided Parent with a copy of the definitive agreement providing for the implementation of such Superior Proposal and (iv) the Board of the Company shall have approved, and the Company concurrently enters into, such definitive agreement providing for the implementation of such Superior Proposal; or

(c) A Change in the Parent Board Recommendation has occurred.

Section 9.4  Termination by Parent.

This Agreement may be terminated at any time prior to the Effective Time by Parent if:

(a) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b)), and (ii) is incapable of being cured or has not been cured by the Company within 30 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform;

(b) Prior to the receipt of the Required Parent Vote, (i) the Board of Parent has received a Parent Superior Proposal, (ii) the Parent has previously paid (or concurrently pays) the fee due under Section 9.5, (iii) the Board of Parent shall have provided the Company with at least five (5) Business Days’ advance written notice of its intention to terminate pursuant to this Section 9.4(b) and substantially simultaneously provided the Company with a copy of the definitive agreement providing for the implementation of such Parent Superior Proposal, (iv) such definitive agreement contains a provision making consummation of such Parent Superior Proposal conditioned upon the prior termination of this Agreement and (v) the Board of Parent shall have approved, and Parent concurrently enters into, such definitive agreement providing for the implementation of such Parent Superior Proposal;

(c) a Change in Recommendation has occurred; or

(d) the Company shall have breached or failed to perform in any material respect any of its obligations under Section 7.11 hereof.

Section 9.5  Effect of Termination.

(a) In the event that:

(i) (A) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Special Meeting and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.2(c), and (C) within twelve (12) months after the date this Agreement is terminated, the Company enters into a definitive agreement with respect to, or consummates, any Alternative Proposal with the Person (or any Affiliate thereof) that made the Alternative Proposal referred to in clause (A);

(ii) this Agreement is terminated by the Company pursuant to Section 9.3(b);

(iii) this Agreement is terminated by Parent pursuant to Section 9.4(c);

(iv) this Agreement is terminated by the Company pursuant to Section 9.3(c);

(v) (A) a Parent Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Parent Special Meeting and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.2(d), and (C) within twelve (12) months after the date this Agreement is terminated Parent enters into a definitive agreement providing for, or consummates, a Parent Alternative Proposal with the Person (or any Affiliate thereof) that made the Parent Alternative Proposal referred to in clause (A); or

(vi) This Agreement is terminated by Parent pursuant to Section 9.4(b).

then (x) in any such event under clause (i), (ii) or (iii) of this Section 9.5(a), the Company shall pay to Parent a termination fee of $175 million in cash (the “Termination Fee”), less the aggregate amount of any of Parent’s Expenses previously reimbursed pursuant to the next sentence, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion, and (y) in any such event under clause (iv), (v) or (vi) of this Section 9.5(a), Parent shall pay to the Company the Termination Fee, less the aggregate amount of any of the Company’s Expenses previously reimbursed pursuant to the next sentence it being understood that in no event shall Parent be required to pay the Termination Fee on more than on occasion.

In the event that (x) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Special Meeting and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 9.2(c) and no Termination Fee is yet payable in respect thereof pursuant to the preceding sentence, then the Company shall pay to Parent all of the Expenses of Parent and Merger Sub or (y) a Parent Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Parent Special Meeting and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 9.2(d) and no Termination Fee is yet payable in respect thereof pursuant to the preceding sentence, then Parent shall pay to the Company all of the Expenses of the Company.

As used herein, “Expenses” shall mean, with respect to a particular party, all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of such party and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Merger; provided, however, that in no event shall Expenses payable hereunder by a party exceed $10,000,000 in the aggregate.

For purposes of this Section 9.5, (x) the term “Alternative Proposal” shall have the meaning set forth in Section 7.11, except that all references to “15%” therein shall be deemed to be references to “100%,” (y) the term “Parent Alternative Proposal” shall mean any proposal or offer from any Person or group of Persons other than the Company or one of the Company’s Subsidiaries or any group of which Company or any of the Company Subsidiaries is a member (A) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving Parent (or any Parent Subsidiary or Subsidiaries whose business constitutes 100% or more of the net revenues, net income or assets of Parent and the Parent Subsidiaries, taken as a whole), (B) for the issuance by Parent of 100% or more of its equity securities or (C) to acquire in any manner, directly or indirectly, 100% or more of the equity securities or consolidated total assets of Parent and the Parent Subsidiaries, in each case other than the Merger and (z) the term “Parent Superior Proposal” shall mean any Parent Alternative Proposal (A) which provides that 100% of the Parent’s outstanding equity securities shall be converted into, exchanged for or otherwise cancelled in exchange for the right to receive consideration that does not constitute 50% or more of the outstanding equity securities of the acquiring or surviving entity or its ultimate parent or (B) providing for the sale of all or substantially all of the Parent’s assets, in either case on terms which the Board of Parent determines in its good faith judgment, after consultation with Parent’s outside counsel and financial advisors, would, if consummated, result in a transaction more favorable from a financial point of view to the holders of Parent Common Stock than the Merger (or any bona fide written offer or proposal made by the Company in response to such Alternative Proposal or otherwise), taking into account all the terms and conditions of such Alternative Proposal and this Agreement (including any conditions to and expected timing of consummation thereof, and all legal, financial and regulatory aspects of such Alternative Proposal and this Agreement).

(b) Any payment required to be made pursuant to clause (i) of Section 9.5(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by the Alternative Proposal (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 9.5(a) shall be made to Parent concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company pursuant to Section 9.3(b); any payment required to be made pursuant to clause (iii) of Section 9.5(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 9.4(c) (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent. Any payment required to be made pursuant to clause (v) of Section 9.5(a) shall be made to the Company promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by the Parent Alternative Proposal (and in any event not later than two (2) Business Days after delivery to Parent of notice of demand for payment); any payment required to be made pursuant to clause (vi) of Section 9.5(a) shall be made to the Company concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by Parent pursuant to Section 9.4(b); and any payment required to be made pursuant to clause (iv) of Section 9.5(a) shall be made to the Company promptly following termination of this Agreement by the Company pursuant to Section 9.3(c) (and in any event not later than two (2) Business Days after delivery to Parent of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company. In circumstances where this Section 9.5 requires a reimbursement of Expenses, the reimbursing party shall reimburse the other party for such Expenses on the later of (i) the day that is three (3) Business Days after the date of termination of this Agreement and (ii) the day that is three (3) Business Days after the delivery of documentation of such Expenses.

(c) In the event that the Company or Parent, as the case may be, shall fail to pay the Termination Fee and/or Expenses required pursuant to this Section 9.5 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank. N.A., in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if either party shall fail to pay such fee and/or Expenses, as the case may be, when due, such party shall also pay to the other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be.

(d) Parent and the Company acknowledge that the fees, Expense reimbursement and the other provisions of this Section 9.5 are an integral part of this Agreement and the transactions contemplated hereby and that, without these agreements, Parent and the Company would not enter into this Agreement. Each of the parties hereto acknowledges that the Termination Fee is not a penalty, but rather a reasonable amount that will compensate Parent and Merger Sub, or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the parties agree that in circumstances where payment of the Termination Fee is required hereunder, upon such payment, the payment of any Termination Fee in accordance with this Section 9.5, shall be the exclusive remedy of the Parent and Merger Sub or the Company, as the case may be, for (i) any loss suffered as a result of the failure of the Merger to be consummated and (ii) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby. Upon payment of the Termination Fee in accordance with this Section 9.5, none of the Company or Parent or any of their respective stockholders, partners, members, directors, Affiliates, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(e) If this Agreement is terminated in accordance with Sections 9.1 through 9.4, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective Affiliates or Representatives, provided that (i) Sections 4.10, 5.9, 7.10(b) and 9.5 will survive termination hereof and (ii) except as provided in Section 9.5(d), no party shall be relieved from any liabilities or damages as a result of any willful and material breach by any party of any of such party’s representations, warranties, covenants or other agreements set forth in this Agreement.

Section 9.6  Amendment.

This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated hereby by action by or on behalf of the respective Boards of Directors of the parties hereto or the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, no amendment shall be made without the further approval of such stockholders except as permitted by Law. This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.7  Waiver.

Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

Section 10.1  Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by telecopier (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)  if to Parent or Merger Sub:

Baker Hughes Incorporated
2929 Allen Parkway, Suite 2100
Houston, Texas 77019
Attention: Senior Vice President — General Counsel Alan Crain
Fax: (713) 439-8966

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention: Christine B. LaFollette
                 Mark Zvonkovic
Fax: (713) 236-0822

(b)  if to the Company:

BJ Services Company
4601 Westway Park Blvd.
Houston, TX 77210
Attention: Vice President — General Counsel Margaret Shannon
Fax: (713) 895-5625

with a copy to:

Skadden Arps Slate Meagher & Flom LLP
One Beacon Street
Boston, MA 02108
Attention: Louis A. Goodman
                 Frank E. Bayouth
Fax: (617) 305-4830

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Attention: G. Michael O’Leary
Fax: (713) 220-4285

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, telecopier, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

Section 10.2  Representations and Warranties.

The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger.

Section 10.3  Interpretations.

When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any references in this Agreement: (a) to “knowledge” of the Company shall mean the actual knowledge of the individuals identified in Schedule 10.3(a) of the Company Disclosure Letter; and (b) to “knowledge” of Parent shall mean the actual knowledge of the individuals identified in Schedule 10.3(b) of the Parent Disclosure Letter.

Section 10.4  Governing Law; Jurisdiction; Specific Performance.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery in the event any dispute arises out of this Agreement or any of the transactions contemplated by this

Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby. Nothing in this Section 10.4 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Delaware Court of Chancery.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 9.5) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where Parent and the Company are obligated to consummate the Mergers and the Mergers have not been consummated (other than as a result of the other party’s refusal to close in violation of this Agreement) each of Parent and the Company expressly acknowledges and agrees that the other party and its shareholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its shareholders, and that such other party on behalf of itself and its shareholders shall be entitled to enforce specifically Parent’s or the Company’s, as the case may be, obligation to consummate the Mergers.

Section 10.5  Counterparts; Facsimile Transmission of Signatures.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 10.6  Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that after the Effective Time, each Indemnified Party is intended to be a third party beneficiary of Section 7.12 and may specifically enforce its terms.

Section 10.7  Expenses.

Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 10.8  Severability.

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 10.9  Entire Agreement.

This Agreement (including the exhibits and letters hereto), and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the parties with respect to the subject matter hereof and thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

BAKER HUGHES INCORPORATED

By:	/s/ Chad Deaton
Name:     Chad C. Deaton

Title:	Chairman, President and Chief Executive
Officer

BJ SERVICES COMPANY

By:	/s/ J.W. Stewart
Name:     J.W. Stewart

Title:	Chairman, President and Chief Executive
Officer

BSA ACQUISITION LLC

By:	/s/ Peter A. Ragauss
Name:     Peter A. Ragauss

Title:	President

[Merger Agreement]

Annex B

[LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

August 30, 2009

Board of Directors
Baker Hughes Incorporated
2929 Allen Parkway
Suite 2100
Houston, TX 77019

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Baker Hughes Incorporated (the “Company”) of the Consideration (as defined below) to be paid by the Company in respect of each share of common stock, par value $0.10 per share (the “BJ Services Common Stock”), of BJ Services Company (“BJ Services”) pursuant to the Agreement and Plan of Merger, dated as of August 30, 2009 (the “Agreement”), by and among the Company, BSA Acquisition LLC, a wholly-owned subsidiary of the Company (“Merger Sub”), and BJ Services. Pursuant to the Agreement, BJ Services will be merged with and into Merger Sub and each outstanding share of BJ Services Common Stock will be converted into $2.69 in cash (the “Cash Consideration”) and .40035 shares of common stock, par value $1.00 per share (the “Company Common Stock”), of the Company (the “Stock Consideration”; together with the Cash Consideration, the “Consideration”).

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, BJ Services and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as a counterparty to certain derivative transactions entered into by the Company from time to time and as a co-manager of the public offering of the Company’s 6.50% Senior Notes due November 15, 2013 (aggregate principal amount $500,000,000) and the Company’s 7.50% Senior Notes due November 15, 2018 (aggregate principal amount $750,000,000) in October 2008. We also may provide investment banking and other financial services to the Company, BJ Services and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and BJ Services for the five fiscal years ended December 31, 2008, in the case of the Company, and the five fiscal years ended September 30, 2008, in the case of BJ Services; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and BJ Services; certain other communications from the Company and BJ Services to their respective stockholders; certain publicly available research analyst reports for BJ Services and the Company; certain internal financial analyses and forecasts for BJ Services prepared by its management; certain internal financial analyses and forecasts for the Company prepared by its management and certain financial analyses and forecasts for BJ Services prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”); and

certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as prepared by the management of the Company and approved for our use by the Company (the “Synergies”). We also have held discussions with members of the senior managements of the Company and BJ Services regarding their assessment of the past and current business operations, financial condition and future prospects of BJ Services and with the members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction. In addition, we have reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of BJ Services Common Stock, compared certain financial and stock market information for BJ Services and the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oilfield services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any liability for any such information. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or BJ Services or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or BJ Services or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. In addition, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or BJ Services or the ability of the Company or BJ Services to pay its obligations when they come due, and our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Consideration to be paid by the Company in respect of each share of BJ Services Common Stock pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company or BJ Services; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or BJ Services, or any class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid by the Company in respect of each share of BJ Services Common Stock pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in respect of each share of BJ Services Common Stock pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

Annex C

[LETTERHEAD OF GREENHILL & CO.]

CONFIDENTIAL

August 30, 2009

Board of Directors
BJ Services Company
4601 Westway Park Boulevard
Houston, TX 77041

Members of the Board of Directors:

We understand that BJ Services Company (the “Company”), Baker Hughes Incorporated (“Parent”) and BSA Acquisition LLC (“Merger Subsidiary”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into Merger Subsidiary, as a result of which Merger Subsidiary will continue as the surviving entity in the Merger as a wholly-owned subsidiary of Parent. In the Merger, each issued and outstanding share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held in treasury by the Company and shares of Company Common Stock owned by a subsidiary of the Company or Parent or its affiliates, shall be converted into the right to receive 0.40035 shares of common stock, par value $1.00 per share of Parent (“Parent Common Shares”) (“Stock Portion”) and $2.69 in cash (the “Cash Portion”, and together with the Stock Portion, as adjusted pursuant to the terms of the Merger Agreement, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

For purposes of the opinion set forth herein, we have:

1. reviewed the draft of the Merger Agreement presented to the Board of Directors at its meeting on August 30, 2009 and certain related documents;

2. reviewed certain publicly available financial statements of the Company and Parent;

3. reviewed certain other publicly available business and financial information relating to the Company and Parent that we deemed relevant;

4. reviewed certain information and other data, including financial forecasts, estimates and other financial and operating data concerning the Company, prepared by the management of the Company, and financial forecasts prepared by research analysts, in each case that you have directed us to utilize for purposes of our analysis;

5. reviewed certain publicly-available financial forecasts prepared by research analysts (“Parent Street Forecasts”) concerning Parent;

6. reviewed certain financial and operating data for calendar year 2009 concerning Parent, prepared by the management of Parent;

7. discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

8. discussed the past and present operations and financial condition and the prospects of Parent with senior executives of Parent;

9. reviewed the historical market prices and trading activity for the Company Common Stock and analyzed its implied valuation multiples;

10. compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

11. compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

12. compared the value of the Consideration with the relative contribution of the Company to the pro forma combined company based on a number of metrics that we deemed relevant;

13. compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the Company at discount rates we deemed appropriate;

14. participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Parent and its legal and financial advisors; and

15. performed such other analyses and considered such other factors as we deemed appropriate.

With your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company and Parent for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company and Parent, as applicable, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that have been furnished or otherwise provided to us, we have assumed, with your consent, that such projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company, as applicable, as to those matters, and we have relied upon such forecasts and data in arriving at our opinion. We express no opinion with respect to such projections and data or the assumptions upon which they are based. Parent has not provided internally prepared forecasts, analyses or estimates beyond the 2009 calendar year, and has not endorsed the Parent Street Forecasts or any other publicly available forecasts relating to the business and financial prospects of Parent. Parent did, however, participate in a discussion with us regarding its future business and financial prospects in which Parent’s management responded to questions we posed based on the Parent Street Forecasts and commented on the future business and financial prospects of Parent. Parent did not indicate that such Parent Street Forecasts differed materially from Parent’s internal forecasts. On the basis of the foregoing and with your consent, we have assumed that the Parent Street Forecasts are a reasonable basis upon which to evaluate the business and financial prospects of Parent and have used the Parent Street Forecasts for purposes of our analysis and this opinion. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluations or appraisals. We have assumed, with your consent, that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed with your consent will be identical in all material respects to the latest draft thereof we have reviewed, and without adverse waiver or amendment of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company, Parent, the Merger or the contemplated benefits of the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of the Company or any other alternative transaction. We have not been requested to opine as to, and our opinion does not in any manner address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to proceed with or effect the Merger. No opinion is expressed as to whether any alternative business strategies or transactions might produce consideration for the Company in an amount in excess of that contemplated in the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness to the holders of Company Common Stock of the Consideration to be received by them from a financial point of view. In particular, we express no opinion as to the prices at which the Parent Common Shares will trade at any future time. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the

Company, or any class of such persons relative to the Consideration to be received by the holders of the Company Common Stock in the Merger or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee.

We have acted as financial advisor to the Board of Directors (the “Board”) of the Company in connection with the Merger and will receive a fee for rendering this opinion and for other services rendered in connection with the Merger, a portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company or any other parties to the Merger (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Company in connection with the Merger).

It is understood that this letter is for the information of the Board and is rendered to the Board in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the stockholders of the Company in connection with the Merger. This opinion is not intended to be and does not constitute a recommendation to the members of the Board of Directors as to whether they should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve or take any other action in respect of the Merger at any meeting of the stockholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Christopher D. Mize
Christopher D. Mize
Managing Director

Annex D

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

August 30, 2009

The Board of Directors
BJ Services Company
4601 Westway Park Boulevard
Houston, Texas 77041

Members of the Board of Directors:

We understand that BJ Services Company (“BJS”) proposes to enter into an Agreement and Plan of Merger, dated as of August 30, 2009 (the “Agreement”), among Baker Hughes Incorporated (“BHI”), BSA Acquisition LLC, a wholly owned subsidiary of BHI (“Merger Sub”), and BJS, pursuant to which, among other things, BJS will merge with and into Merger Sub (the “Merger”) and each outstanding share of the common stock, par value $0.10 per share, of BJS (“BJS Common Stock”) will be converted into the right to receive (i) $2.69 in cash (the “Cash Consideration”) and (ii) 0.40035 of a share (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”) of the common stock, par value $1.00 per share, of BHI (“BHI Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of BJS Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to BJS and BHI;

(ii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of BJS furnished to or discussed with us by the management of BJS, including certain financial forecasts relating to BJS prepared by the management of BJS (such forecasts, “BJS Forecasts”);

(iii) reviewed certain publicly available financial forecasts relating to BHI (the “BHI Public Forecasts”);

(iv) reviewed certain estimates as to the amount and timing of cost savings (the “Cost Savings”) anticipated by the management of BJS to result from the Merger;

(v) discussed the past and current business, operations, financial condition and prospects of BJS with members of senior management of BJS, and discussed the past and current business, operations, financial condition and prospects of BHI with members of senior managements of BJS and BHI;

(vi) reviewed the potential pro forma financial impact of the Merger on the future financial performance of BHI, including the potential effect on BHI’s estimated earnings per share and cash flows per share;

(vii) reviewed the trading histories for BJS Common Stock and BHI Common Stock and a comparison of such trading histories with each other;

(viii) compared certain financial and stock market information of BJS and BHI with similar information of other companies we deemed relevant;

(ix) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(x) reviewed the relative financial contributions of BJS and BHI to the future financial performance of the combined company on a pro forma basis;

(xi) reviewed the Agreement; and

(xii) performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

The Board of Directors
BJ Services Company

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of BJS and BHI that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the BJS Forecasts and the Cost Savings, we have been advised by BJS, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of BJS as to the future financial performance of BJS and other matters covered thereby. As you are aware, although we have requested financial forecasts relating to BHI prepared by the management of BHI, we have not been provided with, and we did not have access to, any such internal financial forecasts relating to BHI. Accordingly, we have been advised by BHI and have assumed, with the consent of BJS, that the BHI Public Forecasts are a reasonable basis upon which to evaluate the future financial performance of BHI and we have used the BHI Public Forecasts in performing our analyses. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BJS or BHI, nor have we made any physical inspection of the properties or assets of BJS or BHI. We have not evaluated the solvency or fair value of BJS or BHI under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of BJS, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on BJS, BHI or the contemplated benefits of the Merger. We also have assumed, at the direction of BJS, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. We were not requested to, and we did not, participate in the negotiation of the terms of the Merger, nor were we requested to, and we did not, provide any advice or services in connection with the Merger other than the delivery of this opinion. We express no view or opinion as to any such matters and have assumed, with the consent of BJS, that the terms of the Agreement are, from the perspective of BJS, the most beneficial that could be obtained. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of BJS Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of BJS or any alternative transaction. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to BJS or in which BJS might engage or as to the underlying business decision of BJS to proceed with or effect the Merger. We are not expressing any opinion as to what the value of BHI Common Stock actually will be when issued or the prices at which BJS Common Stock or BHI Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Board of Directors of BJS solely to render this opinion and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, BJS has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

The Board of Directors
BJ Services Company

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of BJS, BHI and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to BJS and have received or in the future may receive compensation for the rendering of these services, including (i) acting as a lender under certain credit facilities of BJS, which will be terminated in connection with the Merger and (ii) having provided or providing certain treasury and trade products and services to BJS.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to BHI and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as joint bookrunner in connection with a debt offering of BHI, (ii) acting as a lender under certain credit facilities of BHI and (ii) having provided or providing certain treasury and trade products and services to BHI.

It is understood that this letter is for the benefit and use of the Board of Directors of BJS in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets are experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on BJS, BHI or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion (and Valuation Letter) Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of BJS Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

Annex E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex G

AMENDMENT TO
BAKER HUGHES INCORPORATED
2002 DIRECTOR & OFFICER LONG-TERM INCENTIVE PLAN

THIS AGREEMENT by Baker Hughes Incorporated (the “Company”),

WITNESSETH:

WHEREAS, effective as of March 6, 2002, the Board of Directors of Baker Hughes Incorporated (the “Board of Directors”) adopted the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “Plan”);

WHEREAS, Section 15.1 of the Plan provides in part that the Board of Directors may at any time, with the approval of the stockholders of the Company, amend the Plan to increase the number of shares of the common stock of the Company (“Shares”) which may be issued under the Plan and extend the period during which awards may be granted under the Plan;

WHEREAS, the Board of Directors has determined that the Plan should be amended to increase by 3,000,000 the number of Shares that may be issued under the Plan from 7,000,000 Shares to 10,000,000 Shares; and

WHEREAS, the Board of Directors has determined that the period during which awards may be granted under the Plan should be extended from March 5, 2012 to September 18, 2019;

NOW, THEREFORE, the Board of Directors agrees that, effective as of the date the following amendments to the Plan are approved by the stockholders of the Company, the Plan is amended as set forth below:

1. Section 1.3 of the Plan is completely amended to provide as follows:

1.3 DURATION.  The Plan shall commence as of the Effective Date and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 15, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after September 18, 2019.

2. Section 4.1 of the Plan is completely amended to provide as follows:

4.1 NUMBER OF SHARES AVAILABLE FOR AWARDS.  Subject to adjustment as provided in Section 4.2, the number of Shares hereby reserved for issuance to Participants under the Plan shall be 10,000,000 (the “Plan Share Limit”). Prior to the date the stockholders of the Company approve of the amendment to the Plan adopted by the Board of Directors on September 18, 2009 (such stockholder approval date being hereafter referred to as the “Amendment Date”), no more than 3,000,000 of such Shares may be issued in the form of Awards other than in the form of Options. On and after the Amendment Date, the Shares that are available for issuance under the Plan may be issued in any form of Award authorized under the Plan. In calculating the number of Shares issued pursuant to the Plan (a) Shares that are issued under a Full Value Award on and after the Amendment Date shall be counted against the Plan Share Limit as one and six tenths (1.6) Shares for every one (1) Share issued and (b) Shares that are issued under any form of Award other than a Full Value Award on and after the Amendment Date shall be counted against the Plan Share Limit as one (1) Share for every one (1) Share issued. The Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan. The Shares described in this Section 4.1 may consist of authorized but unissued Shares or previously issued Shares reacquired by the Company. The number of Shares that are the subject of Awards under the Plan which are forfeited or terminated, expire unexercised, are settled in cash in lieu of Shares or in a manner such that all or some of the Shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Shares shall again immediately become available to be issued pursuant to Awards granted under the Plan. In calculating the number of Shares that again become available to be issued as described in the preceding sentence (a) Shares issued on and after

G-1

the Amendment Date under a Full Value Award shall be counted as one and six tenths (1.6) Shares for every one (1) Share issued, (b) Shares issued on and after the Amendment Date under a form of Award other than a Full Value Award shall be counted as one (1) Share for every one (1) Share issued and (c) Shares issued prior to the Amendment Date in any form of Award shall be counted as one (1) Share for every one (1) Share issued. The Committee shall determine the appropriate methodology for calculating the number of Shares that again become available to be issued pursuant to Awards under the Plan. For purposes of this Section 4.1, the term “Full Value Award” means an Award other than an Option or SAR, and which is settled by the issuance of shares of Stock.

The following rules (“Award Limitations”) shall apply to grants of Awards under the Plan:

(a) OPTIONS.  The maximum aggregate number of Shares that may be granted in the form of Options pursuant to any Award granted in any one Fiscal Year to any one Employee shall be 3,000,000.

(b) SARS.  The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights pursuant to any Award granted in any one Fiscal Year to any one Employee shall be 3,000,000.

(c) PERFORMANCE SHARES/PERFORMANCE UNITS AND CASH-BASED AWARDS.  The maximum aggregate grant with respect to Awards of Performance Shares made in any one Fiscal Year to any one Employee shall be equal to the value of 1,000,000 Shares, determined as of the date of grant. The maximum aggregate amount awarded or credited with respect to Cash-Based Awards or Performance Units to any one Employee in any one Fiscal Year may not exceed in value $10,000,000, determined as of the date of grant.

(d) DIRECTOR AWARDS.  The maximum aggregate grant with respect to Awards of Options, Stock Awards or Restricted Stock/Units granted in any one Fiscal Year to any one Director shall be 10,000 Shares/Units.

Adopted by the Board of Directors
on September 18, 2009

G-2

Annex H

AMENDMENT TO
BAKER HUGHES INCORPORATED
2002 EMPLOYEE LONG-TERM INCENTIVE PLAN

THIS AGREEMENT by Baker Hughes Incorporated (the “Company”),

WITNESSETH:

WHEREAS, effective as of March 6, 2002, the Board of Directors of Baker Hughes Incorporated (the “Board of Directors”) adopted the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan (the “Plan”);

WHEREAS, Section 15.1 of the Plan provides in part that the Board of Directors may at any time, with the approval of the stockholders of the Company, amend the Plan to increase the number of shares of the common stock of the Company (“Shares”) which may be issued under the Plan and extend the period during which awards may be granted under the Plan;

WHEREAS, the Board of Directors has determined that the Plan should be amended to increase by 12,500,000 the number of Shares that may be issued under the Plan from 9,500,000 Shares to 22,000,000 Shares; and

WHEREAS, the Board of Directors has determined that the period during which awards may be granted under the Plan should be extended from March 5, 2012 to September 18, 2019;

NOW, THEREFORE, the Board of Directors agrees that, effective as of the date the following amendments to the Plan are approved by the stockholders of the Company, the Plan is amended as set forth below:

1. Section 1.3 of the Plan is completely amended to provide as follows:

1.3 DURATION.  The Plan shall commence as of the Effective Date and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 15, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after September 18, 2019.

2. Section 4.1 of the Plan is completely amended to provide as follows:

4.1 NUMBER OF SHARES AVAILABLE FOR AWARDS.  Subject to adjustment as provided in Section 4.2, the number of Shares hereby reserved for issuance to Participants under the Plan shall be 22,000,000 (the “Plan Share Limit”). Prior to the date the stockholders of the Company approve of the amendment to the Plan adopted by the Board of Directors on September 18, 2009 (such stockholder approval date being hereafter referred to as the “Amendment Date”), no more than 3,000,000 of such Shares may be issued in the form of Awards other than in the form of Options. On and after the Amendment Date, the Shares that are available for issuance under the Plan may be issued in any form of Award authorized under the Plan. In calculating the number of Shares issued pursuant to the Plan (a) Shares that are issued under a Full Value Award on and after the Amendment Date shall be counted against the Plan Share Limit as one and six tenths (1.6) Shares for every one (1) Share issued and (b) Shares that are issued under any form of Award other than a Full Value Award on and after the Amendment Date shall be counted against the Plan Share Limit as one (1) Share for every one (1) Share issued. The Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan. The Shares described in this Section 4.1 may consist of authorized but unissued Shares or previously issued Shares reacquired by the Company. The number of Shares that are the subject of Awards under the Plan which are forfeited or terminated, expire unexercised, are settled in cash in lieu of Shares or in a manner such that all or some of the Shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Shares shall again immediately become available to be issued pursuant to Awards granted under the Plan. In calculating the number of Shares that again become available to be issued as described in the preceding sentence (a) Shares issued on and after

H-1

the Amendment Date under a Full Value Award shall be counted as one and six tenths (1.6) Shares for every one (1) Share issued, (b) Shares issued on and after the Amendment Date under a form of Award other than a Full Value Award shall be counted as one (1) Share for every one (1) Share issued and (c) Shares issued prior to the Amendment Date in any form of Award shall be counted as one (1) Share for every one (1) Share issued. The Committee shall determine the appropriate methodology for calculating the number of Shares that again become available to be issued pursuant to Awards under the Plan. For purposes of this Section 4.1, the term “Full Value Award” means an Award other than an Option or SAR, and which is settled by the issuance of shares of Stock.

The following rules (“Award Limitations”) shall apply to grants of Awards under the Plan:

(a) OPTIONS.  The maximum aggregate number of Shares that may be granted in the form of Options pursuant to any Award granted in any one Fiscal Year to any one Employee shall be 3,000,000.

(b) SARS.  The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights pursuant to any Award granted in any one Fiscal Year to any one Employee shall be 3,000,000.

(c) PERFORMANCE SHARES/PERFORMANCE UNITS AND CASH-BASED AWARDS.  The maximum aggregate grant with respect to Awards of Performance Shares made in any one Fiscal Year to any one Employee shall be equal to the value of 1,000,000 Shares, determined as of the date of grant. The maximum aggregate amount awarded or credited with respect to Cash-Based Awards or Performance Units to any one Employee in any one Fiscal Year may not exceed in value $10,000,000, determined as of the date of grant.

Adopted by the Board of Directors
on September 18, 2009

H-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Baker Hughes’ Restated Certificate of Incorporation contains a provision that eliminates the personal liability of a director to Baker Hughes and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing his duties as a director, neither Baker Hughes nor its stockholders could, under certain circumstances, recover monetary damages from the director, and the only course of action available to Baker Hughes stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in Baker Hughes’ Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of the Baker Hughes board of directors’ action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and Baker Hughes would have no effective remedy against the directors. Under Baker Hughes’ Restated Certificate of Incorporation, liability for monetary damages remains for (a) any breach of the duty of loyalty to Baker Hughes or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of an improper dividend or improper repurchase of Baker Hughes’ stock under Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit. Baker Hughes’ Restated Certificate of Incorporation further provides that in the event the Delaware General Corporation Law is amended to allow the further elimination or limitation of the liability of directors, then the liability of Baker Hughes’ directors shall be limited or eliminated to the fullest extent permitted by the amended Delaware General Corporation Law.

Under Article III of Baker Hughes’ Restated Bylaws as currently in effect and indemnification agreements with Baker Hughes’ officers and directors (the “Indemnification Agreements”), each person who is or was a director or officer of Baker Hughes or a subsidiary of Baker Hughes, or who serves or served any other enterprise or organization at the request of Baker Hughes or a subsidiary of Baker Hughes, shall be indemnified by Baker Hughes to the full extent permitted by the Delaware General Corporation Law.

Under such law, to the extent that such person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of Baker Hughes, or serves or served any other enterprise or organization at the request of Baker Hughes, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, such a person shall be indemnified against both (a) expenses, including attorneys’ fees, and (b) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Baker Hughes, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of Baker Hughes, or if such a suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Baker Hughes, except that if such person is adjudged to be liable to Baker Hughes, he cannot be made whole for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

The Indemnification Agreements provide directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of Baker Hughes’ Restated Bylaws. The Indemnification Agreements

provide for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims.

Delaware corporations are also authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Baker Hughes currently has in effect a directors’ and officers’ liability insurance policy.

Item 21.	Exhibits

2.1	Agreement and Plan of Merger, dated as of August 30, 2009, by and among Baker Hughes Incorporated, BSA Acquisition LLC, and BJ Services Company (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement) (the schedules and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

3.1	Restated Certificate of Incorporation of Baker Hughes Incorporated (previously filed as Exhibit 3.1 to Quarterly Report of Baker Hughes Incorporated on Form 10-Q for the quarter ended June 30, 2007 (No. 001-09397) and incorporated herein by reference).

3.2	Restated Bylaws effective as of April 23, 2009 of Baker Hughes Incorporated (previously filed as Exhibit 3.2 to the registrant’s 2008 Form 10-K (No. 001-09397) and incorporated herein by reference).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities.

8.1*	Tax Opinion of Fulbright & Jaworski L.L.P.

8.2*	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as Exhibit 5.1).

23.2*	Consent of Fulbright & Jaworski L.L.P. (included in opinion filed as Exhibit 8.1).

23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in opinion filed as Exhibit 8.2).

23.4	Consent of Deloitte & Touche LLP, Houston, Texas.

23.5	Consent of Deloitte & Touche LLP, Houston, Texas.

24.1	Powers of Attorney (included on signature page).

99.1*	Forms of Proxy for Holders of Baker Hughes common stock.

99.2*	Form of Proxy for Holders of BJ Services common stock.

99.3*	Form of Letter of Transmittal.

99.4	Consent of Goldman, Sachs & Co.

99.5	Consent of Greenhill & Co.

99.6	Consent of Merrill, Lynch, Pierce, Fenner & Smith Incorporated

99.7	Consent of J.W. Stewart pursuant to Rule 438 under the Securities Act

99.8	Consent of James L. Payne pursuant to Rule 438 under the Securities Act

*	To be filed by amendment.

Item 22.	Undertakings

Reg S-K, Item 512(a) Undertaking:

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Reg S-K, Item 512(b) Undertaking:

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg S-K, Item 512(g) Undertaking:

(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus, which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg S-K, Item 512(h) Undertaking:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking:

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking:

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 13th day of October, 2009.

BAKER HUGHES INCORPORATED

By:	/s/ CHAD C. DEATON
Name:     Chad C. Deaton

Title:	Chairman, President and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chad C. Deaton, Peter A. Ragauss and Alan J. Keifer, and each of them, any of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any or all amendments to this registration statement, including post-effective amendments to this registration statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed on the 13th day of October, 2009, by the following persons in the capacities indicated below:

Signature	Title

/s/ CHAD C. DEATON (Chad C. Deaton)	Chairman of the Board, President and Chief Executive Officer (principal executive officer)

/s/ PETER A. RAGAUSS (Peter A. Ragauss)	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ ALAN J. KEIFER (Alan J. Keifer)	Vice President and Controller (principal accounting officer)

/s/ LARRY D. BRADY (Larry D. Brady)	Director

/s/ CLARENCE P. CAZALOT, JR. (Clarence P. Cazalot, Jr.)	Director

/s/ EDWARD P. DJEREJIAN (Edward P. Djerejian)	Director

/s/ ANTHONY G. FERNANDES (Anthony G. Fernandes)	Director

/s/ CLAIRE W. GARGALLI (Claire W. Gargalli)	Director

/s/ PIERRE H. JUNGELS (Pierre H. Jungels)	Director

/s/ JAMES A. LASH (James A. Lash)	Director

/s/ J. LARRY NICHOLS (J. Larry Nichols)	Director

/s/ H. JOHN RILEY, JR. (H. John Riley, Jr.)	Director

/s/ CHARLES L. WATSON (Charles L. Watson)	Director

Index to Exhibits

Exhibit
Number		Description

2.1		Agreement and Plan of Merger, dated as of August 30, 2009, by and among Baker Hughes Incorporated, BSA Acquisition LLC, and BJ Services Company (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement) (the schedules and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

3.1		Restated Certificate of Incorporation of Baker Hughes Incorporated (previously filed as Exhibit 3.1 to Quarterly Report of Baker Hughes Incorporated on Form 10-Q for the quarter ended June 30, 2007 (No. 001-09397) and incorporated herein by reference).

3.2		Restated Bylaws effective as of April 23, 2009 of Baker Hughes Incorporated (previously filed as Exhibit 3.2 to the registrant’s 2008 Form 10-K (No. 001-09397) and incorporated herein by reference).

5	.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities.

8	.1*	Tax Opinion of Fulbright & Jaworski L.L.P.

8	.2*	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23	.1*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as Exhibit 5.1).

23	.2*	Consent of Fulbright & Jaworski L.L.P. (included in opinion filed as Exhibit 8.1).

23	.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in opinion filed as Exhibit 8.2).

23.4		Consent of Deloitte & Touche LLP, Houston, Texas.

23.5		Consent of Deloitte & Touche LLP, Houston, Texas.

24.1		Powers of Attorney (included on signature page).

99	.1*	Forms of Proxy for Holders of Baker Hughes common stock.

99	.2*	Form of Proxy for Holders of BJ Services common stock.

99	.3*	Form of Letter of Transmittal.

99.4		Consent of Goldman, Sachs & Co.

99.5		Consent of Greenhill & Co.

99.6		Consent of Merrill, Lynch, Pierce, Fenner & Smith Incorporated

99.7		Consent of J.W. Stewart pursuant to Rule 438 under the Securities Act

99.8		Consent of James L. Payne pursuant to Rule 438 under the Securities Act

*	To be filed by amendment.